UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒                              Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement
☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ DefinitiveProxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

ROI ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Not applicable.

(2)	Aggregate number of securities to which transaction applies:
Not applicable.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not applicable.

(4)	Proposed maximum aggregate value of transaction:
$249,460,000(1)

(5)	Total fee paid:
$34,026.34(2)

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1	Our estimate of the transaction value is based on the following estimated values: (i) $107.5 million in cash, (ii) 13,940,000 shares of ROI common stock valued at $10 per share and (iii) options to purchase shares of ROI common stock with an estimated intrinsic value of $2,560,000.
2	The amount is the product of $249,460,000 multiplied by the SEC’s filing fee of $136.40 per million.

ROI ACQUISITION CORP.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

Dear ROI Acquisition Corp. Stockholders and Public Warrantholders:

You are cordially invited to attend the special meeting in lieu of the 2013 annual meeting of stockholders and/or the special meeting of public warrantholders of ROI Acquisition Corp., which we refer to as “we,” “us,” “our,” “ROI” or the “Company,” on [•], 2013, at 10:00 a.m., Eastern time, and 10:30 a.m., Eastern time, respectively, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a business combination agreement and plan of merger (the “Merger Agreement”) providing for the acquisition by us of EveryWare Global, Inc., which we refer to as “EveryWare,” and which acquisition we refer to as the “EveryWare Merger” or the “Business Combination.” Pursuant to the Merger Agreement, the aggregate consideration to be paid to EveryWare stockholders will consist of (i) $107.5 million in cash (the “Cash Merger Consideration”) and (ii) 10,440,000 shares of ROI Common Stock (“Stock Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available to pay the Cash Merger Consideration is less than $107.5 million. If the amount of the Cash Merger Consideration is less than $107.5 million but at least $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10.00. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from $107.5 million, with each share of ROI Common Stock valued at $10.00. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 additional shares of ROI Common Stock (the “Earnout Shares”) that will be subject to forfeiture in the event that the trading price of ROI’s Common Stock does not exceed certain price targets subsequent to the closing of the Business Combination. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

It is anticipated that, upon completion of the Business Combination, ROI’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 39.7% of the post-merger company, which we refer to as “EveryWare Global, Inc.,” and the former equity holders of EveryWare will own approximately 60.3% of the outstanding common stock of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the merger agreement. These relative percentages assume that: (a) the aggregate amount of cash available to pay the Cash Merger Consideration is $107.5 million and ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt; and (b) that no more than 26.3% of the ROI stockholders exercise their redemption rights. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that in each case are subject to forfeiture if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. You should read “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt our third amended and restated certificate of incorporation, a copy of which is attached as Annex B to the accompanying proxy statement, which we refer to as the “Certificate Proposal,” (b) to elect three directors to serve on our board of directors, subject to the closing of the Business Combination, which we refer to as the “Director Election Proposal,” and (c) to approve and adopt the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement as Annex C, which we refer to as the “Incentive Plan Proposal.”

At the special meeting of public warrantholders, our public warrantholders will be asked to consider and vote on a proposal, which we refer to as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants to remove a provision that provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities that are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event.

Each of these proposals is more fully described in the accompanying proxy statement.

Our common stock, units and warrants are currently listed on The NASDAQ Stock Market under the symbols “ROIQ,” “ROIQU” and “ROIQW,” respectively. We have applied to continue the listing of our common stock on The NASDAQ Stock Market under the symbol “EVRY” upon the closing of the Business Combination. Following the closing, we expect that our warrants will trade on the OTC market under the symbol “EVRYW.” At the closing, our units will separate into their component shares of common stock and warrants to purchase one share of our common stock.

Pursuant to our second amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $75.1 million on December 31, 2012, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. The holders of ROI shares issued prior to our initial public offering, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to their founder shares and any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Clinton Magnolia Master Fund, Ltd., which we refer to as our “Sponsor,” owns approximately 19.9% of our issued and outstanding shares of common stock, consisting of 99.4% of the founder shares.

We are providing this proxy statement and accompanying proxy card to our stockholders and public warrantholders in connection with the solicitation of proxies to be voted at the special meetings and at any adjournments or postponements of the special meetings. Whether or not you plan to attend the applicable special meeting(s), we urge you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

Our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that (i) our stockholders vote FOR all of the proposals presented to our stockholders and (ii) our public warrantholders vote FOR all of the proposals presented to our public warrantholders. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder or public warrantholder, as applicable. See the section entitled “Proposal No. 1—Approval of the Business Combination—Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal and Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders. Approval of the Certificate Proposal requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. The board of directors and shareholders of EveryWare have already approved the EveryWare Merger.

Under the terms of the warrant agreement governing our warrants, approval of the Warrant Amendment Proposal requires approval by registered public warrantholders holding at least 65% of the outstanding public warrants. Regardless of whether the Business Combination is consummated, the amendment to the warrant agreement will become effective if warrantholders have approved the Warrant Amendment Proposal. Approval of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority of the public warrants as of the record date represented in person or by proxy at the special meeting of warrantholders, and entitled to vote thereon.

We have no specified maximum redemption threshold under our charter. It is a condition to closing under the Merger Agreement, however, that we provide Cash Merger Consideration of at least $90.0 million to EveryWare’s stockholders. Each redemption of public shares by our public stockholders will decrease the amount in our trust account and increase the number of additional shares of ROI Common Stock we would need to issue as a result of the cash shortfall or the amount of cash we would need to obtain through acquisition financing. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $90.0 million of available cash to pay the Cash Merger Consideration when aggregated with the proceeds of our acquisition financing. If, however, redemptions by our public stockholders cause us to be unable to provide EveryWare’s stockholders with at least $90.0 million in Cash Merger Consideration at the closing of the Business Combination when aggregated with the proceeds of our acquisition financing, then EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from $107.5 million. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Clinton Magnolia Master Fund, Ltd., managed by Clinton Group, Inc., is our Sponsor and owner of 99.4% of our founder shares. Founded in 1991, Clinton Group, Inc. is a SEC registered investment advisor that serves as investment manager for private investment funds and hedge fund products that are invested globally across multiple alternative investment strategies. Clinton Magnolia Master Fund, Ltd. has agreed to vote the founder shares and any shares of common stock acquired during or after our initial public offering in favor of the Business Combination Proposal. In addition, I have agreed to vote my shares in favor of the Business Combination Proposal. Pursuant to the terms of the warrant agreement, our Sponsor is not permitted to vote the sponsor warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

Your vote is very important. If you are a registered stockholder or public warrantholder, please vote your shares or warrants, as applicable, as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the applicable special meeting(s) in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants, as applicable, are represented and voted at the applicable special meeting(s). A failure to vote your shares is the equivalent of a vote “AGAINST” the Certificate Proposal but will have no effect on the other proposals for the special meeting of stockholders. A failure to vote your warrants is the equivalent of a vote “AGAINST” the Warrant Amendment Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meetings. With respect to the proposals for the special meeting of stockholders, if you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote against the Certificate Proposal but will have no effect on the other proposals. With respect to the proposals for the special meeting of public warrantholders, if you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your warrants will have the same effect as a vote against the Warrant Amendment Proposal. If you are a stockholder or public warrantholder of record and you attend the applicable special meeting(s) and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

[•], 2013	Sincerely,

Thomas J. Baldwin Chairman and Chief Executive Officer

This proxy statement is dated [•], 2013, and is first being mailed to stockholders and public warrantholders of the Company on or about [•], 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ROI ACQUISITION CORP.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

NOTICE OF SPECIAL MEETING IN LIEU OF 2013 ANNUAL MEETING

OF STOCKHOLDERS OF ROI ACQUISITION CORP.

To Be Held On [•], 2013

To the Stockholders of ROI Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2013 annual meeting of stockholders (the “special meeting”) of ROI Acquisition Corp., a Delaware corporation (“ROI” or the “Company”), will be held at 10:00 a.m., Eastern time, on [•], 2013, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal—to consider and vote upon a proposal (i) to approve and adopt the Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, as it may be amended (the “Merger Agreement”), by and among the Company, ROI Merger Sub Corp., a Delaware corporation (“Merger Sub Corp.”), ROI Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC” and, together with Merger Sub Corp., the “Merger Subs” and each, a “Merger Sub”), and EveryWare Global, Inc., a Delaware corporation (“EveryWare”), and the transactions contemplated thereby (the “Business Combination Proposal”);

(2) The Certificate Proposal—to consider and vote upon a proposal to approve our third amended and restated certificate of incorporation to, among other things:

•	change our name to EveryWare Global, Inc.;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company (this proposal is referred to herein as the “Certificate Proposal”).

(3) The Director Election Proposal—to consider and vote upon a proposal to elect three directors to serve on ROI’s board of directors upon consummation of the Business Combination (the “Director Election Proposal”);

(4) The Incentive Plan Proposal—to consider and vote upon a proposal to approve and adopt the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (the “Incentive Plan Proposal”);

(5) The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”); and

(6) to consider and transact such other procedural matters as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on April 15, 2013 are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

ROI is also holding a special meeting of its public warrantholders where our public warrantholders will be asked to consider and vote on a proposal, which we refer to as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants to remove a provision which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event.

Pursuant to our second amended and restated certificate of incorporation, we will provide our public stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement, less franchise and income taxes payable, upon the closing of the transactions contemplated by the Merger Agreement. For illustrative purposes, based on funds in the trust account of approximately $75.1 million on December 31, 2012, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. The holders of our shares issued prior to our initial public offering (“founder shares”) have agreed to waive their redemption rights with respect to their founder shares and any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Clinton Magnolia Master Fund, Ltd., our Sponsor, owns approximately 19.9% of our issued and outstanding shares of common stock, consisting of 99.4% of the founder shares.

The transactions contemplated by the Merger Agreement will be consummated only if a majority of the outstanding shares of common stock of the Company that are voted at the special meeting of the stockholders are voted in favor of the Business Combination Proposal and the Certificate Proposal and the Director Election Proposal are approved. We have no specified maximum redemption threshold under our charter. It is a condition to closing under the Merger Agreement, however, that we provide cash consideration of at least $90.0 million to EveryWare’s stockholders. Each redemption of public shares by our public stockholders will decrease the amount in our trust account and increase the number of additional shares of ROI Common Stock we would need to issue as a result of the cash shortfall or the amount of cash we would need to obtain through acquisition financing. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $90.0 million of available cash to pay the Cash Merger Consideration when aggregated with the proceeds of our acquisition financing. If, however, redemptions by our public stockholders cause us to be unable to provide EveryWare’s stockholders with at least $90.0 million in cash consideration at the closing of the Business Combination when aggregated with the proceeds of our acquisition financing, then EveryWare, may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock equal to the cash shortfall from $107.5 million. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 274-8654 (toll free) or (212) 297-0720.

By Order of the Board of Directors,

[•], 2013
Daniel A. Strauss
Secretary

ROI ACQUISITION CORP.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS

OF ROI ACQUISITION CORP.

To Be Held On [•], 2013

To the Public Warrantholders of ROI Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of public warrantholders (the “special meeting”) of ROI Acquisition Corp., a Delaware corporation (“ROI” or the “Company”), owning warrants originally issued in the Company’s initial public offering, will be held at 10:30 a.m., Eastern time, on [•], 2013, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Warrant Amendment Proposal—to consider and vote upon an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of the ROI warrants to remove a provision that provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities that are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event.

(2) The Warrantholder Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of public warrantholders, there are not sufficient votes to approve the Warrant Amendment Proposal (the “Warrantholder Adjournment Proposal”); and

(3) to consider and transact such other procedural matters as may properly come before the special meeting of public warrantholders or any adjournment or postponement thereof.

Only holders of record of our public warrants at the close of business on April 15, 2013 are entitled to notice of the special meeting of public warrantholders and to vote at the special meeting of public warrantholders and any adjournments or postponements of the special meeting of public warrantholders. A complete list of our public warrantholders of record entitled to vote at the special meeting of public warrantholders will be available for ten days before the special meeting of public warrantholders at our principal executive offices for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting.

ROI is also holding a special meeting of stockholders to consider and vote upon proposals (a) to approve a business combination agreement and plan of merger providing for the acquisition by us of EveryWare Global, Inc., which we refer to as the Business Combination Proposal, (b) to approve and adopt our third amended and restated certificate of incorporation, a copy of which is attached as Annex B to the accompanying proxy statement, which we refer to as the “Certificate Proposal,” (c) to elect three directors to serve on our board of directors, subject to the closing of the Business Combination, which we refer to as the “Director Election Proposal,” and (d) to approve and adopt the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (an equity-based incentive plan), a copy of which is attached to the accompanying proxy statement as Annex C, which we refer to as the “Incentive Plan Proposal.”

The transactions contemplated by the Merger Agreement will be consummated only if a majority of the outstanding shares of common stock of the Company voted at the Special

Meeting are voted in favor of the Business Combination Proposal and if the Certificate Proposal and the Director Election Proposal are approved.

Your vote is very important. If you are a public warrantholder, please vote as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of public warrantholders in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your public warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your warrants are represented and voted at the special meeting of public warrantholders.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting of public warrantholders. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting of public warrantholders in person, the effect will be that your warrants will have the same effect as a vote against the Warrant Amendment Proposal. If you are a public warrantholder of record and you attend the special meeting of public warrantholders and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of our board of directors, I thank you for your participation and look forward to your continued support.

Sincerely,

[•], 2013
Thomas J. Baldwin
Chairman and Chief Executive Officer

*	The schedules and exhibits to the Business Combination Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. ROI hereby agrees to furnish supplementally a copy of any omitted schedules or exhibits to the staff of the SEC upon request.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders and Public Warrantholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting.

•

ROI is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. There currently are 9,385,000 shares of ROI’s common stock issued and outstanding, consisting of 7,500,000 shares originally sold as part of units in ROI’s initial public offering, 1,875,000 founder shares that were issued to an affiliate of our Sponsor prior to ROI’s initial public offering (which founder shares were subsequently transferred to Clinton Magnolia Master Fund, Ltd. (our “Sponsor”) and a total of 12,000 of which were subsequently transferred to three ROI directors or their respective affiliates) and 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. In addition, there currently are 11,676,667 warrants of ROI outstanding, consisting of 7,500,000 warrants originally sold as part of units in ROI’s initial public offering, 4,166,667 sponsor warrants that were sold by ROI to an affiliate of our Sponsor in a private sale simultaneously with ROI’s initial public offering (which sponsor warrants were subsequently transferred to our Sponsor) and 10,000 sponsor warrants originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Each warrant entitles its holder to purchase one share of ROI’s common stock at an exercise price of $12.00 per share. The warrants will become exercisable 30 days after the completion of ROI’s initial Business Combination, and expire at 5:00 p.m., New York time, five years after the completion of ROI’s initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, ROI may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of ROI’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period. The sponsor warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about ROI and its securities, see the sections entitled “Information About ROI,” “ROI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities” beginning on pages 147, 157 and 215, respectively.

•

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. EveryWare offers a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. EveryWare markets its products globally under the Anchor Hocking®, Anchor®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe and Australia under the Viners® brand; and in Latin America under the W.A. Rogers® brand. EveryWare’s customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. EveryWare operates two glass manufacturing plants in the U.S. and sources a variety of tableware products from third parties, primarily in Asia and Europe. EveryWare was formed through the combination of Anchor and Oneida in March of 2012. For more information about EveryWare, see the sections entitled

“Information About EveryWare,” “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination” beginning on pages 161, 187 and 208, respectively.

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Pursuant to a Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, by and among ROI, ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare (the “Merger Agreement”), the Company proposes to acquire EveryWare through two consecutive mergers between wholly owned subsidiaries of the Company and EveryWare. A wholly owned subsidiary of the Company, which is a corporation, will merge with and into EveryWare, with EveryWare surviving the initial merger, which we refer to as the “Initial EveryWare Merger,” immediately followed by the merger of the surviving corporation with and into another wholly owned subsidiary of the Company, which is a limited liability company, with the wholly owned subsidiary of the Company as the surviving company of the final merger, which we refer to as the “Final EveryWare Merger.” All references to the “EveryWare Merger” or the “Business Combination” in this proxy statement include the Initial EveryWare Merger and the Final EveryWare Merger. For more information about the transactions contemplated by the Merger Agreement, which is referred to herein as the “Business Combination,” see the section entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 85 and the copy of the Merger Agreement attached to this proxy statement as Annex A.

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Pursuant to the Merger Agreement, upon the effectiveness of the Initial EveryWare Merger, each share of common stock of EveryWare will be exchanged for cash and validly issued shares of the Company’s common stock (the “Shares”). The aggregate consideration to EveryWare stockholders will consist of (i) $107.5 million in cash (the “Cash Merger Consideration”) and (ii) 10,440,000 shares of ROI Common Stock (“Stock Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available to pay the Cash Merger Consideration is less than $107.5 million. If the amount of the Cash Merger Consideration is less than $107.5 million but at least $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10.00. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from the $107.5 million, with each share of ROI Common Stock valued at $10.00. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 additional shares of ROI Common Stock (the “Earnout Shares”) that will be subject to forfeiture in the event that the trading price of ROI’s Common Stock does not exceed certain price targets subsequent to the closing of the Business Combination. For more information on the Shares, see the section entitled “Proposal No. 1—Approval of the Business Combination—Total ROI Shares to be Issued in the Business Combination” beginning on page 110. For more information about the Merger Agreement and related transaction agreements, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement” beginning on page 85.

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In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers or advisers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

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It is anticipated that, upon effectiveness of the Initial EveryWare Merger, ROI’s existing stockholders will retain an ownership interest of between 10.6% and 45.8% of the post-merger company and the former equity holders of EveryWare will own between 89.4% and 54.2% of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination.

The following table illustrates several hypothetical scenarios based on the assumptions described above but assuming varying levels of redemptions by ROI stockholders:

	Assumed % of ROI Shares Redeemed
	0.0%	25.0%	50.0%	75.0%	93.3% (Maximum)
ROI public stockholders	39.0%	32.4%	21.9%	10.9%	2.9%
ROI founders	6.9%	7.6%	7.7%	7.7%	7.7%
MCP Funds	51.8%	57.4%	67.4%	77.8%	85.5%
Former EveryWare stockholders (other than the MCP Funds)	2.4%	2.6%	3.1%	3.5%	3.9%

See “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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We currently anticipate that we will seek to borrow $250.0 million in aggregate principal amount under a new term loan to refinance EveryWare’s existing indebtedness, pay fees and expenses and pay a portion of the Cash Merger Consideration. We have not sought, and have not received, a binding commitment from any source to provide the acquisition financing. We did not seek a binding commitment for the acquisition financing because we expect that we will be able to obtain financing upon the closing of the Business Combination without paying for a binding commitment. We are currently in negotiations with lenders for the proposed $250.0 million term loan.

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Our management and board of directors considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $2.25 million payable to the underwriters of our initial public offering and other designated persons). They did not seek or receive any third party valuation of EveryWare. For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—ROI’s Board of Directors’ Reasons for the Approval of the Business Combination” beginning on page 103.

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Pursuant to our second amended and restated certificate of incorporation, in connection with the Business Combination holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our second amended and restated certificate of incorporation. As of December 31, 2012 this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting of stockholders. See the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Redemption Rights” beginning on page 111 for the procedures to be followed if you wish to redeem your shares for cash.

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In addition to voting on the proposal to approve and adopt the Merger Agreement at the special meeting of stockholders, the stockholders of ROI will be asked to vote on proposals to approve a third amended and restated certificate of incorporation for ROI, to elect three directors to the board of ROI, subject to the closing of the Business Combination, to adopt an equity incentive plan, and to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination. See the sections entitled “Proposal No. 2—Approval of the Third Amended and Restated Certificate of Incorporation,” beginning on page 117, “Proposal No. 3—Election of Directors to the Board,” beginning on page 130, “Proposal No. 4—Approval and Adoption of the EveryWare Global, Inc. 2013 Omnibus Incentive Plan,” beginning on page 134, “Proposal No. 5—The Adjournment Proposal” beginning on page 144, and “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders” beginning on page 78.

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In addition to the proposals to be voted upon by ROI stockholders at the special meeting of stockholders, ROI Warrantholders will be asked at the special meeting of warrantholders to vote on proposals to approve an amendment to the warrant agreement to remove a provision which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event, and to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal. See the sections entitled “The Warrant Amendment Proposal,” beginning on page 145, “The Warrantholder Adjournment Proposal” beginning on page 146 and “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders” beginning on page 78.

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Upon the closing of the Business Combination, our board of directors will consist of nine directors, three of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board will consist of five (5) directors designated by the MCP Funds, three (3) of our existing board members and one director who is the Chief Executive Officer and President of EveryWare. See the sections entitled “Proposal No. 3—Election of Directors to the Board” and “Management After the Business Combination” on pages 130 and 208, respectively.

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The closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement” beginning on page 85.

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The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement” beginning on page 85.

•	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors” beginning on page 40.

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In considering the recommendation of ROI’s board of directors to vote for the proposals presented at the special meeting of stockholders, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•	the continued right of our Sponsor and our Chief Executive Officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our Chief Executive Officer to hold sponsor warrants to purchase shares of our common stock;

•	the continuation of certain of our officers and directors as directors (but not officers) of the Company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “ROI” refer to ROI, and the terms “combined company” and “post-merger company” refer to ROI and EveryWare together following the consummation of the Business Combination.

In this document:

“Anchor” means Anchor Hocking, LLC and Anchor Hocking Canada, Inc.

“Anchor Holdings” means Anchor Holdings, Inc.

“Anchor Merger” means the merger of Anchor Holdings into EveryWare on March 23, 2012.

“Business Combination” and “EveryWare Merger” each mean the Initial EveryWare Merger and the Final EveryWare Merger pursuant to the Merger Agreement.

“Cash Merger Consideration” means $107.5 million in cash, subject to adjustment in accordance with the terms of the Merger Agreement.

“Earnout Shares” means the 3,500,000 additional shares of ROI Common Stock to be issued to EveryWare stockholders in connection with the closing of the Business Combination, which will be subject to forfeiture in the event that the trading price of the ROI Common Stock does not exceed certain price targets subsequent to the closing of the Business Combination. The Earnout Shares will have the same rights as other outstanding shares of ROI Common Stock but will not be transferrable prior to the time the shares cease to be subject to forfeiture.

“EveryWare” means EveryWare Global, Inc.

“Final EveryWare Merger” means the merger of EveryWare with and into Merger Sub LLC immediately following the Initial EveryWare Merger, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of ROI, at which time Merger Sub LLC will be renamed “EveryWare, LLC.”

“founder shares” means the shares of ROI Common Stock issued prior to ROI’s initial public offering.

“founders” means holders of the founder shares.

“Initial EveryWare Merger” means the merger of Merger Sub Corp. with and into EveryWare, with EveryWare surviving the merger as a wholly-owned subsidiary of ROI.

“Lampert” means Lampert Debt Advisors.

“MCP Funds” means Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P.

“Merger Agreement” means the Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, as it may be amended, by and among the Company, ROI Merger Sub Corp., ROI Merger Sub LLC and EveryWare.

“Merger Sub Corp.” means ROI Merger Sub Corp., a Delaware corporation.

“Merger Sub LLC” means ROI Merger Sub LLC, a Delaware limited liability company.

“Monomoy” means Monomoy Capital Management, LLC.

“Oneida” means Oneida Ltd.

“Oneida Merger” means the acquisition of Oneida, Ltd. by EveryWare on November 1, 2011.

“public shares” means shares of ROI Common Stock issued in ROI’s initial public offering.

“public warrants” means the warrants issued in ROI’s initial public offering, each of which is exercisable for one share of ROI Common Stock, in accordance with its terms.

“ROI” means ROI Acquisition Corp.

“ROI Common Stock” means common stock, par value $0.0001 per share, of ROI.

“Sponsor” means Clinton Magnolia Master Fund, Ltd.

“Stock Merger Consideration” means 10,440,000 shares of ROI Common Stock, subject to adjustment in accordance with the terms of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR STOCKHOLDERS AND PUBLIC WARRANTHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders and public warrantholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to our stockholders and public warrantholders. We urge stockholders and public warrantholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	We have entered into the Merger Agreement pursuant to which ROI Merger Sub Corp., a wholly owned subsidiary of the Company, will merge with and into EveryWare, immediately followed by the merger of EveryWare with and into ROI Merger Sub, LLC, another wholly owned subsidiary of the Company, with ROI Merger Sub, LLC surviving the merger. The aggregate consideration to EveryWare equityholders will consist of (i) $107.5 million in cash (the “Cash Merger Consideration”) and (ii) 10,440,000 shares of ROI Common Stock (“Stock Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available to pay the Cash Merger Consideration is less than $107.5 million. If the amount of the Cash Merger Consideration is less than $107.5 million but at least $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10.00. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from $107.5 million, with each share of ROI Common Stock valued at $10.00. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 Earnout Shares. This agreement, as it may be amended, is referred to as the Merger Agreement, and the transactions contemplated by this agreement are referred to as the EveryWare Merger and the Business Combination. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals, and our warrantholders are being asked to consider and vote upon a proposal to approve and adopt the Warrant Amendment.

Our common stock, units and warrants are currently listed on The NASDAQ Stock Market, or NASDAQ, under the symbols “ROIQ,” “ROIQU” and “ROIQW,” respectively. We have applied to continue the listing of our common stock on NASDAQ under the symbol “EVRY” upon the closing of the Business Combination. Prior to the closing, our units will separate into their component share of common stock and warrant to purchase one share of our common stock. Following the closing, we expect that our warrants will trade on the OTC market under the symbol “EVRYW.”

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meetings. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meetings?

A:	Below are proposals on which our stockholders and public warrantholders are being asked to vote.

Proposals for the Special Meeting of Stockholders

1.	To approve and adopt the Merger Agreement (this proposal is referred to herein as the “Business Combination Proposal”);
2.	To consider and vote upon a proposal to approve a third amended and restated certificate of incorporation of the Company, or the proposed certificate, to, among other things:

•	change our name to EveryWare Global, Inc.;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company (this proposal is referred to herein as the “Certificate Proposal”);

3.	To elect three directors to our board of directors, subject to the consummation of the Business Combination (this proposal is referred to herein as the “Director Election Proposal”);

4.	To approve and adopt the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”); and

5.	To approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Proposals for the Special Meeting of Warrantholders

1.	To consider and vote upon a proposal to approve an amendment to the warrant agreement to remove a provision that provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities that are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event (this proposal is referred to herein as the “Warrant Amendment Proposal”);

2.	To consider and vote upon a proposal to approve a proposal to approve the adjournment of the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies (this proposal is referred to herein as the “Warrantholder Adjournment Proposal”) in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal.

Q:	Are the proposals conditioned on one another?

A:

The Business Combination Proposal is conditioned on the Certificate Proposal and the Director Election Proposal, and the Certificate Proposal and the Director Election Proposal are each conditioned on the Business Combination Proposal. The Equity Incentive Plan Proposal is conditioned on the Business Combination Proposal. The Warrant Amendment Proposal does not require the approval of any other proposal to be effective. The Adjournment Proposal and Warrantholder Adjournment Proposal (which we collectively refer to as the “Adjournment Proposals”) do not require the approval of any other proposal to be effective. It is important for you to note that in the event that any of the Business

Combination Proposal, the Certificate Proposal or the Director Election Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by November 29, 2013, we will be required to dissolve and liquidate our trust account.

Q:	Why is ROI proposing the Business Combination Proposal?

A:	We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In particular, we have sought to focus on the consumer, restaurant or food sectors, though we are not limited to any particular industry or sector.

We consummated our initial public offering on February 29, 2012. Approximately $75.1 million of the proceeds of our initial public offering and the private placement of the sponsor warrants and units was placed in a trust account immediately following the initial public offering and, in accordance with our second amended and restated certificate of incorporation, will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the trust account upon consummation of the Business Combination?”

There currently are 9,385,000 shares of our common stock issued and outstanding, consisting of 7,500,000 shares originally sold as part of units in our initial public offering, 1,875,000 founder shares that were issued prior to our initial public offering to an affiliate of our Sponsor (which were subsequently transferred to Clinton Magnolia Master Fund, Ltd. (our “Sponsor”) and a total of 12,000 of which were subsequently transferred to three ROI directors or their respective affiliates) and 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. In addition, there currently are 11,676,667 warrants outstanding, consisting of 7,500,000 warrants originally sold as part of units in our initial public offering, 4,166,667 sponsor warrants that were sold by us to an affiliate of our Sponsor in a private sale simultaneously with our initial public offering (which were subsequently transferred to our Sponsor) and 10,000 sponsor warrants originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin.

Under our second amended and restated certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

NASDAQ Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction, and NASDAQ Listing Rule 5635(b) requires shareholder approval where the issuance of securities will result in a change of control. We intend to issue approximately 13,940,000 shares of our common stock (including 3,500,000 Earnout Shares), or approximately 149% of our 9,385,000 currently outstanding shares of common stock, in the Business Combination (assuming no redemptions of our public shares and no additional issuances of our common stock). Therefore, we are required to obtain the approval of our stockholders under both NASDAQ Listing Rules 5635(a) and 5635(b).

Q:	Why is ROI holding a special meeting of public warrantholders?

A:

At a special meeting of public warrantholders, ROI will ask its public warrantholders to approve and consent to an amendment to the terms of the warrant agreement, governing ROI’s outstanding warrants, to remove a provision that provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following a business combination in which the consideration to be received by our stockholders includes equity securities that are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event (the “Warrant Amendment Proposal”). Even if the Business Combination is not consummated, the Warrant Amendment will become effective if warrantholders have approved the Warrant Amendment. The holders of the sponsor warrants are not permitted to vote the sponsor warrants on the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

In addition, at the special meeting of public warrantholders, holders of public warrants will also be asked to approve a proposal to approve the adjournment of the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal. This is referred to herein as the Warrantholder Adjournment Proposal. This proposal will only be presented at the special meeting of public warrantholders if there are not sufficient votes to approve the Warrant Amendment Proposal.

Q:	Why is ROI proposing the Warrant Amendment Proposal?

A:	ROI and our Sponsor have agreed to effect the Warrant Amendment in connection with the consummation of the Business Combination in order for the warrants to classify as permanent equity. Even if the Business Combination is not consummated, the Warrant Amendment will become effective if warrantholders have approved the Warrant Amendment. Under the terms of the warrant agreement governing our warrants, approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 65% of the outstanding public warrants as of the record date.

Q:	What will happen in the Business Combination?

A:	At the closing of the EveryWare Merger, ROI Merger Sub Corp., a wholly owned subsidiary of the Company, will merge with and into EveryWare, with EveryWare surviving the merger as a wholly owned subsidiary of the Company, immediately followed by the merger of EveryWare with and into ROI Merger Sub LLC, another wholly owned subsidiary of the Company, with ROI Merger Sub LLC surviving the merger. As a result of the EveryWare Merger, former stockholders of EveryWare will become stockholders of the Company.

Q:	What equity stake will current ROI stockholders and former EveryWare stockholders hold in the Company after the closing?

A:

It is anticipated that, upon effectiveness of the Initial EveryWare Merger, ROI’s existing stockholders will retain an ownership interest of between 10.6% and 45.8% of the post-merger company and the former equity holders of EveryWare will own between 89.4% and 54.2% of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination.

The following table illustrates several hypothetical scenarios based on the assumptions described above but assuming varying levels of redemptions by ROI stockholders:

	Assumed % of ROI Shares Redeemed
	0.0%	25.0%	50.0%	75.0%	93.3% (Maximum)
ROI public stockholders	39.0%	32.4%	21.9%	10.9%	2.9%
ROI founders	6.9%	7.6%	7.7%	7.7%	7.7%
MCP Funds	51.8%	57.4%	67.4%	77.8%	85.5%
Former EveryWare stockholders (other than the MCP Funds)	2.4%	2.6%	3.1%	3.5%	3.9%

See “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Will ROI obtain new financing in connection with the Business Combination?

A:	We currently anticipate that we will seek to borrow $250.0 million in aggregate principal amount under a new term loan to refinance EveryWare’s existing indebtedness, pay fees and expenses and pay a portion of the Cash Merger Consideration. We have not sought, and have not received, a binding commitment from any source to provide the acquisition financing. We did not seek a binding commitment for the acquisition financing because we expect that we will be able to obtain financing upon the closing of the Business Combination without paying for a binding commitment. We are currently in negotiations with lenders for the proposed $250.0 million term loan.

Q:	Is the EveryWare Merger the first step in a “going-private” transaction?

A:	The Company does not intend for the EveryWare Merger to be the first step in a “going-private” transaction. Indeed, one of the primary purposes of the Business Combination is to provide a platform for EveryWare to access the U.S. public markets.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement.”

Q:	Why is ROI proposing the Certificate Proposal?

A:	The proposed certificate that we are asking our stockholders to approve in connection with the Business Combination provides for the change of our name to EveryWare Global, Inc., the removal of provisions related to our status as a blank check company and other changes that our board of directors deem appropriate for a public operating company.

Q:	Why is ROI proposing the Director Election Proposal?

A:	The Merger Agreement provides that effective immediately after the closing of the EveryWare Merger, the board of directors of the Company will consist of nine members,

divided into three classes, with each class having a term of three years. If all director nominees are elected, our board will consist of five (5) directors designated by the MCP Funds, three (3) of our existing board members and one director who is the Chief Executive Officer and President of EveryWare. See the sections entitled “Proposal No. 3—Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

Q:	Why is ROI proposing the Incentive Plan Proposal?

A:	The purpose of the 2013 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:	What happens if I sell my shares of ROI common stock before the special meeting of stockholders?

A:	The record date for the special meeting of stockholders is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of ROI common stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q:	What vote is required to approve the proposals presented at the special meeting of stockholders?

A:	The approval of the Business Combination Proposal and the Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or the failure of an ROI stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have no effect on the outcome of any vote on the Business Combination Proposal or the Incentive Plan Proposal.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

No vote of the holders of any warrants issued by the Company is necessary to approve the Business Combination Proposal, and we are not asking the warrantholders to vote on the Business Combination Proposal or any other proposal being considered at the special meeting.

Q:	What vote is required to approve the proposals presented at the special meeting of public warrantholders?

A:	Under the terms of the warrant agreement governing our warrants, the approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 65% of the outstanding public warrants as of the record date. Accordingly, an ROI warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Q:	May ROI or the Sponsor, ROI’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the stockholder vote to approve the proposed Business Combination, we may not privately negotiate transactions to purchase shares after the closing of the Business Combination from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account without the prior written consent of EveryWare. However, the Sponsor, our directors, officers, or advisors or their respective affiliates may purchase shares in privately negotiated transactions. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such purchases would be to satisfy the Cash Merger Consideration closing condition in the Merger Agreement. Although permitted under our second amended and restated certificate of incorporation, the Merger Agreement prohibits us, prior to consummation of the Business Combination, from releasing amounts from the trust account to purchase in the open market shares of common stock sold in our initial public offering, without the prior consent of EveryWare. Further, although our Sponsor is permitted to purchase up to 1,500,000 units from us in a private placement at $10.00 per unit pursuant to a securities purchase option agreement entered into prior to our initial public offering, the Merger Agreement prohibits us from issuing these units to our Sponsor without the prior written consent of EveryWare.

Q:	How many votes do I have at the special meeting of stockholders?

A:	Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of the record date. As of the close of business on the record date, there were 9,385,000 outstanding shares of our common stock.

Q:	What constitutes a quorum at the special meeting of stockholders?

A:	Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the special meeting, 4,692,501 shares of our common stock would be required to achieve a quorum.

Q:	How many votes do I have at the special meeting of public warrantholders?

A:	Our warrantholders are entitled to one vote at the special meeting of public warrantholders for each public warrant held of record as of the record date. As of the close of business on the record date, there were 7,500,000 of our public warrants outstanding.

Q:	How will ROI’s Sponsor, directors and officers vote?

A:	In connection with our initial public offering, we entered into agreements with each of our founders, consisting of the Sponsor, our independent directors and our executive officers, pursuant to which each agreed to vote his, her or its founder shares and any other shares acquired during and after the initial public offering in favor of the Business Combination Proposal. Except for the 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin, neither our founders nor our directors or officers have purchased any shares during or after our initial public offering and neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor owns approximately 19.9% of our issued and outstanding shares of common stock, consisting of 99.4% of the founder shares, and Mr. Baldwin owns 10,000 shares which were originally sold as part of units issued simultaneously with our initial public offering.

Pursuant to the terms of the warrant agreement, our Sponsor is not permitted to vote the sponsor warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. It may, however, vote any public warrants it owns in any manner it wishes. Our Sponsor owns 507,184 public warrants, 500,000 of which were purchased from an affiliate of our Sponsor after our initial public offering and 7,184 of which were purchased in open market transactions in April 2013. Our Sponsor will vote these public warrants in favor of the Warrant Amendment Proposal. As a result, in order for the Warrant Amendment Proposal to be approved, 4,367,816 of the remaining 6,992,816 outstanding public warrants not owned by our Sponsor, or 62.5% of the issued and outstanding public warrants, must vote in favor of the Warrant Amendment Proposal. See the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Vote of ROI Founders” for additional information.

Q:	What interests do ROI’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. These interests include:

•	the continued right of our Sponsor and our Chief Executive Officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our Chief Executive Officer to hold sponsor warrants to purchase shares of our common stock;

•	the continuation of certain of our officers and directors as directors (but not officers) of the Company;

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not consummate a business combination by November 29, 2013, we will be required to dissolve and liquidate our trust account.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Our Sponsor and our founders have agreed to waive their redemption rights with respect to the founder shares and with respect to any other shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $75.1 million on December 31, 2012, the estimated per share redemption price would have been approximately $10.00. This is equal to the $10.00 initial public offering price of ROI’s units. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of franchise and income taxes payable (less up to $50,000 of such net interest to pay dissolution expenses)) in connection with the liquidation of the trust account.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of ROI common stock for or against the Business Combination Proposal. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on [•], 2013 (two business days before the special meeting), (i) submit a written request to our transfer agent that we redeem your public shares for cash, and (ii) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:	ROI stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of ROI common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of ROI common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:	If I am an ROI warrantholder, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of ROI common stock in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) a portion of the cash consideration pursuant to the Merger Agreement, (ii) ROI stockholders who properly exercise their redemption rights, (iii) up to $2.25 million in deferred underwriting compensation to the underwriters of our initial public offering and other designated persons and certain additional fees for advisory services, (iv) all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company, ROI Merger Sub Corp., ROI Merger Sub LLC or EveryWare in connection with the transactions contemplated by the Business Combination and (v) unpaid franchise and income taxes of the Company.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction by November 29, 2013, our second amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable (less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to ROI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to ROI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. See the section entitled “Risk Factors—If we are unable to effect a business combination by November 29, 2013, we will be forced to liquidate and the warrants will expire worthless and—If we are forced to liquidate, our stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.” Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to ROI’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meetings of stockholders and public warrantholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder or public warrantholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares or warrants, as applicable through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of our common stock or public warrants on April 15, 2013, the record date for the special meetings of stockholders and public warrantholders, respectively, you may vote with respect to the applicable proposals in person at the special meeting of stockholders and public warrantholders, respectively, or by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the special meeting of stockholders or warrantholders, as applicable, and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the applicable special meeting?

A:	At the special meeting of stockholders, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the Director Election Proposal or the Incentive Plan Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Certificate Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Adjournment Proposal.

At the special meeting of public warrantholders, a failure to vote or an abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder or public warrantholder, as applicable, intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders and public warrantholders, as applicable.

Q:	If I am not going to attend the special meeting of stockholders or warrantholders, as applicable, in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the applicable special meeting(s) or not, please read the enclosed proxy statement carefully, and vote your shares or warrants, as applicable, by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares or warrants, as applicable, for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders and public warrantholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants, as applicable; this indication that a bank, broker, or nominee is not voting your shares or warrants is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meetings. Your bank, broker, or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants, as applicable in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting of stockholders or warrantholders, as applicable, or attend the applicable special meeting(s) in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the applicable special meeting(s).

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares and warrants, as applicable.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	ROI will pay the cost of soliciting proxies for the special meeting. ROI has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the special meeting. ROI has agreed to pay Okapi a fee of $9,000 plus a per call fee for any incoming or outgoing stockholder calls. ROI will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. ROI also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ROI’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the ROI’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Daniel A. Strauss, Secretary

ROI Acquisition Corp.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

Tel: (212) 825-0400

Email: daniel.strauss@clinton.com

You may also contact our proxy solicitor at:

Okapi Partners LLC

437 Madison Avenue—28th Floor

New York, New York 10022

Toll free: (877) 274-8654 or

Tel: (212) 297-0720

Email: info@okapipartners.com

To obtain timely delivery, our stockholders and public warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Tel: (212) 845-3287

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meetings, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information” beginning on page 236.

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by ROI’s public stockholders, (ii) assume 10,440,000 shares of ROI common stock, par value $0.0001 per share (the “ROI Common Stock”), are issued in the Business Combination, plus an additional 3,500,000 Earnout Shares (as described below) and (iii) do not include any shares of ROI Common Stock issuable upon exercise of ROI’s warrants or shares of ROI Common Stock that will be issuable upon exercise of options held by current EveryWare optionholders.

Parties to the Business Combination (Page 85)

ROI

ROI Acquisition Corp. (“ROI”) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving ROI Acquisition Corp. and one or more businesses.

ROI Acquisition Corp. is a Delaware corporation formed in 2011. Its securities are traded on NASDAQ under the ticker symbols “ROIQ,” “ROIQW” and “ROIQU.” We have applied to continue the listing of our common stock on The NASDAQ Stock Market under the symbol “EVRY” and our warrants on the OTC market under the symbol “EVRYW” upon the closing of the Business Combination.

The mailing address of ROI’s principal executive office is 601 Lexington Avenue, 51st Fl., New York, NY 10022.

ROI Merger Sub Corp. and ROI Merger Sub LLC

ROI Merger Sub Corp., a Delaware corporation (“Merger Sub Corp.”), is a wholly owned subsidiary formed by us in 2012 to consummate the Business Combination (as defined below). ROI Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC”), is a wholly owned subsidiary formed by us in 2012 to consummate the Business Combination. In the Business Combination, Merger Sub Corp. will merge with and into EveryWare, with EveryWare surviving the merger as a wholly-owned subsidiary of ROI (the “Initial EveryWare Merger”), immediately followed by the merger of EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of ROI (the “Final EveryWare Merger”).

The mailing address of Merger Sub Corp.’s and Merger Sub LLC’s principal executive office is 601 Lexington Avenue, 51st Fl., New York, NY 10022.

EveryWare

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. EveryWare offers a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. EveryWare markets its products globally under the Anchor Hocking®, Anchor®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe and Australia under the Viners® brand; and in Latin America under the W.A. Rogers® brand. EveryWare’s customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. EveryWare operates two glass manufacturing plants in the U.S. and source a variety of tableware products from third parties, primarily in Asia and Europe. EveryWare was formed through the combination of Anchor Holdings and Oneida in March of 2012.

The mailing address of EveryWare’s principal executive office is 519 N. Pierce Avenue, Lancaster, Ohio 43130.

Consideration to EveryWare Stockholders in the Business Combination (Page 86)

Pursuant to the Merger Agreement, each share of common stock of EveryWare will be exchanged for cash and shares of ROI Common Stock. The aggregate consideration will consist of (i) $107.5 million in cash (the “Cash Merger Consideration”) and (ii) 10,440,000 shares of ROI Common Stock (“Stock Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available to pay the Cash Merger Consideration is less than $107.5 million. If the amount of the Cash Merger Consideration is less than $107.5 million but at least $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10.00. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from $107.5 million, with each share of ROI Common Stock valued at $10.00. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 Earnout Shares.

All EveryWare stock options that are outstanding and unexercised immediately prior to the effective time of the Business Combination, whether or not then vested or exercisable, shall, at the effective time of the Business Combination, be assumed by ROI and shall be converted into a stock option to acquire ROI Common Stock without any further action on the part of the holder thereof.

Organizational Structure

The following diagrams illustrate the structure of the Business Combination and the resulting structure and ownership following the Business Combination. The percentages below are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. See “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The Business Combination

After the Business Combination(1)

(1)	The percentage of issued shares held by the holders after the Business Combination will vary depending on the amount of the Cash Merger Consideration and the actual number of shares redeemed.

Redemption Rights (Page 82)

Pursuant to our second amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our second amended and restated certificate of incorporation. As of December 31, 2012, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of ROI Common Stock for cash and will no longer own shares of ROI Common Stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and a Special Meeting of ROI Public Warrantholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

ROI Shares to be Issued in the Business Combination (Page 110)

The percentages below are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock option in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. You should read “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates several hypothetical scenarios based on the assumptions described above but assuming varying levels of redemptions by ROI stockholders:

	Assumed % of ROI Shares Redeemed
	0.0%	25.0%	50.0%	75.0%	93.3% (Maximum)
ROI public stockholders	39.0%	32.4%	21.9%	10.9%	2.9%
ROI founders	6.9%	7.6%	7.7%	7.7%	7.7%
MCP Funds	51.8%	57.4%	67.4%	77.8%	85.5%
Former EveryWare stockholders (other than the MCP Funds)	2.4%	2.6%	3.1%	3.5%	3.9%

The following table shows the collective amounts held by the former ROI stockholders and former EveryWare stockholders, respectively, based on the same hypothetical scenarios, assumptions and redemption levels as above:

	Assumed % of ROI Shares Redeemed
	0.0%	25.0%	50.0%	75.0%	93.3% (Maximum)
Former ROI stockholders	45.8%	40.0%	29.6%	18.6%	10.6%
Former EveryWare stockholders	54.2%	60.0%	70.4%	81.4%	89.4%

If the amount of the Cash Merger Consideration is less than $107.5 million but at least $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10.00. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, if the Cash Merger Consideration is at least $55.0 million, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from the $107.5 million, with each share of ROI Common Stock valued at $10.00. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 Earnout Shares. The following table illustrates the hypothetical impacts to the ownership percentages of the current ROI stockholders and the current EveryWare stockholders assuming a $5.0 million decrease in available cash proceeds from the proposed refinancing of EveryWare’s debt based on the assumptions described above but assuming varying levels of redemptions by ROI stockholders:

Redemption	0.0%	25.0%	50.0%	75.0%	93.3% (Maximum)
Change in former ROI stockholders’ ownership	0.0%	(0.6)%	(0.8)%	(0.5)%	(0.3)%
Change in former EveryWare stockholders’ ownership	0.0%	0.6%	0.8%	0.5%	0.3%

Acquisition Financing (Page 111)

We currently anticipate that we will seek to borrow $250.0 million in aggregate principal amount under a new term loan to refinance EveryWare’s existing indebtedness, pay fees and expenses and pay a portion of the Cash Merger Consideration. We have not sought, and have not received, a binding commitment from any source to provide the acquisition financing. We did not seek a binding commitment for the acquisition financing because we expect that we will be able to obtain financing upon the closing of the Business Combination without paying for a binding commitment. We are currently in negotiations with lenders for the proposed $250.0 million term loan.

Board of Directors of ROI Following the Business Combination (Page 130)

The Merger Agreement provides that in connection with the Business Combination, the board of directors of the Company will be expanded to nine members, divided into three classes, with each class having a term of three years. The board will consist of five (5) directors designated by the MCP Funds, three (3) of our existing board members and one director who is the Chief Executive Officer and President of EveryWare. See the sections entitled “Proposal No. 3—Election of Directors to the Board” and “Management After The Business Combination” for additional information.

Adoption of Third Amended and Restated Certificate of Incorporation (Page 117)

Upon the closing of the Business Combination, our second amended and restated certificate of incorporation will be amended promptly to:

•	change our name to EveryWare Global, Inc.;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

See the section entitled “Proposal No. 2—Approval of the Third Amended and Restated Certificate of Incorporation” for additional information.

Accounting Treatment (Page 112)

The Business Combination will be accounted for as a reverse merger of EveryWare and ROI. Because EveryWare is the accounting acquirer in the reverse merger with ROI, the accounting for the Business Combination will be similar to that of a capital infusion as the only pre-combination asset of ROI is cash held in trust. The assets and liabilities of ROI will be carried at historical cost and EveryWare will not record any step-up in basis or any intangible assets or goodwill as a result of the Business Combination.

Appraisal Rights (Page 112)

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination (Page 103)

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify, acquire and operate a business in the consumer goods sector, although we are not limited to a particular industry or sector.

In particular, our board considered the following positive factors, although not weighted or in any order of significance:

•

Established Company with Proven Track Record.    EveryWare, which represents the combination of Anchor Holdings and Oneida, is the broadest tabletop platform in the industry with a portfolio of products spanning multiple price points and categories, serving a variety of channels with strong recognizable brands.

•	Company with Strong Free Cash Flow Generation. Strong and consistent operating performance and earnings growth prospects should yield significant free cash flow.

•	Strong Competitive Position. EveryWare has a #1 or #2 market share position in key consumer retail and institutional foodservice markets led by the ONEIDA® and Anchor Hocking® brands.

•	Experienced and Motivated Management Team. EveryWare’s management team possesses a history of growth and performance in the public markets with significant industry expertise.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders (Page 79)

A quorum of ROI stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal or the Incentive Plan Proposal.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on the Certificate Proposal and the Director Election Proposal, and the Certificate Proposal and the Director Election Proposal are each conditioned on the Business Combination Proposal. If the Certificate Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Certificate Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote. If you wish to approve the Business Combination Proposal, the Certificate Proposal or the Director Election Proposal, you must approve all three proposals.

The Equity Incentive Plan Proposal is conditioned on the Business Combination Proposal. The Warrant Amendment Proposal does not require the approval of any other proposal to be effective.

The Warrant Amendment (Page 145)

At the special meeting of public warrantholders, ROI will ask our public warrantholders to consider and vote on a proposal, which we refer to as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing ROI’s outstanding warrants to remove a provision which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event.

Even if the Business Combination is not completed, the Warrant Amendment will become effective if warrantholders have approved the Warrant Amendment. Under the terms of the warrant agreement governing our warrants, approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 65% of the outstanding public warrants as of the record date. Pursuant to the terms of the warrant agreement, our Sponsor is not permitted to vote the sponsor warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

No vote of the holders of any stock issued by ROI is necessary to approve the Warrant Amendment Proposal, and we are not asking the stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Recommendation to ROI Stockholders and Warrantholders (Pages 80 and 81)

Our board of directors believes that (a) each of the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders and (b) each of the Warrant Amendment Proposal and Warrantholder Adjournment Proposal is in the best interests of the Company and our stockholders and public warrantholders, and unanimously recommends that our stockholders and public warrantholders, as applicable, vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor and our Chief Executive Officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our Chief Executive Officer to hold sponsor warrants to purchase shares of our common stock;

•	the continuation of certain of our officers and directors as directors (but not officers) of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

RISK FACTORS (Page 40)

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROI

The following table sets forth selected historical financial information derived from ROI’s (i) audited financial statements included elsewhere in this proxy statement as of December 31, 2012 and for the year ended December 31, 2012 and (ii) audited financial statements included elsewhere in this proxy statement as of December 31, 2011 and for the periods September 19, 2011 (inception) to December 31, 2011 and September 19, 2011 (inception) to December 31, 2012. You should read the following selected financial information in conjunction with the section entitled “ROI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and ROI’s financial statements and the related notes appearing elsewhere in this proxy statement.

(dollars in thousands)	For the Year Ended December 31, 2012	For the Period September 19, 2011 (inception) to December 31, 2011	For the Period September 19, 2011 (inception) to December 31, 2012
Statements of Operations Information(1):
Operating expenses:
State franchise taxes, other than income taxes	$152	$—	$152
Other general and administrative expenses	285	35	320

Loss from operations	(437)	(35)	(472)
Other income:
Interest income	57	—	57
Change in fair value of warrants	4,087	—	4,087

Net income (loss) per common share	$3,707	$(35)	$3,672

Weighted average common shares outstanding, excluding shares subject to possible redemption	3,128,480	2,156,250	2,913,349
Income (loss) per common share, excluding shares subject to possible redemption	$1.18	$(0.02)	$1.26

Balance Sheet Data(1):
Cash and cash equivalents	$464	$39	$464
Investments and cash held in trust	75,156	—	75,156
Total assets	75,711	300	75,711
Warrant liability	4,671	—	4,671
Total liabilities	7,233	310	7,233
Common stock subject to possible redemption	63,478	—	63,478
Total stockholders’ equity (deficit)	5,000	(10)	5,000

Cash Flow Data(1):
Net cash used in operating activities	$(193)	$—	$(193)
Net cash used in investing activities	(75,156)	—	(75,156)
Net cash provided by financing activities	75,774	39	75,814

(1)	ROI was incorporated on September 19, 2011 and therefore, is not presenting the information for any prior periods.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF EVERYWARE

The following table sets forth selected historical and pro forma financial information of EveryWare and its predecessor Anchor Holdings as of the dates and for the periods indicated. The financial information for EveryWare as of and for the periods ended December 31, 2011 and 2012 has been derived from EveryWare’s audited financial statements for such periods, audited by BDO USA, LLP, independent registered public accountants, included elsewhere in this proxy statement. The financial information for Anchor Holdings as of and for the periods ended December 31, 2008, 2009 and 2010 has been derived from Anchor Holdings’ unaudited financial statements for such periods, not included in this proxy statement.

The unaudited pro forma financial information for the year ended December 31, 2011, gives effect to the November 2011 acquisition of Oneida by investment funds affiliated with Monomoy and the related debt refinancing as if these transactions had occurred on January 1, 2011. However, this unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Oneida acquisition had actually occurred on that date. See “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the complete adjustments to the EveryWare financial statements for 2011 for purposes of preparing the unaudited pro forma financial information for 2011.

You should read the following selected financial information in conjunction with the section entitled “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” and EveryWare’s financial statements and the related notes appearing elsewhere in this proxy statement.

EveryWare acquired Oneida in November 2011, and Oneida and Anchor Holdings were integrated in a transaction between entities under common control under ASC 805, “Business Combinations,” in March 2012. EveryWare’s 2011 consolidated financial statements consist of Anchor Holdings’ results from January 1, 2011 to December 31, 2011 and Oneida’s results from November 1, 2011 to December 31, 2011, and EveryWare’s 2012 consolidated financial statements consist of the combined results of Anchor Holdings and Oneida from January 1, 2012 to December 31, 2012. As a result, EveryWare’s consolidated financial statements for the year ended December 31, 2012 are not comparable to EveryWare’s consolidated financial statements presented for the year ended December 31, 2011 without consideration of Oneida’s financial statements for the period from January 1, 2011 to October 31, 2011.

	Anchor Holdings			EveryWare
	Year Ended December 31,
(dollars in thousands)	2008	2009	2010	Actual 2011	Pro Forma 2011	Actual 2012
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Statements of Operations Information:
Total revenue(1)	$256,300	$254,069	$263,549	$291,171	$417,115	$421,689
Cost of sales	231,508	215,951	218,457	239,404	314,936	315,609

Gross margin	24,792	38,118	45,092	51,767	102,179	106,080
Operating expenses:
Selling, distribution and administrative expense(2)	25,950	19,648	19,598	34,903	79,384	86,246
Restructuring expense(3)	8,355	893	—	—	—	612
(Gain) loss on disposal of assets(4)	(10,861)	—	—	(214)	(183)	114

Income from operations	1,348	17,577	25,494	17,078	22,978	19,108
Other (income)(5)	(2,311)	(1,120)	(1,120)	(1,337)	(2,326)	(2,523)
Other expense(6)	2,281	1,703	2,166	1,171	4,214	3,637
Interest expense including amortization of deferred finance costs(7)	4,615	4,766	4,294	6,794	13,335	22,536

(Loss) income before income taxes	(3,237)	12,228	20,154	10,450	7,755	(4,542)
Income tax (benefit) expense	(2,502)	3,136	6,732	2,929	5,353	(585)

Net (loss) income	$(735)	$9,092	$13,422	$7,521	$2,402	$(3,957)

Statements of Cash Flows Information:
Net cash provided by (used in)
Operating activities	$(13,354)	$(254)	$25,376	$19,089	—	$15,121
Investing activities	2,972	(8,935)	(10,287)	(16,129)	—	(16,553)
Financing activities	9,405	9,728	(14,061)	(3,448)	—	3,589
Balance Sheet Information (at period end):
Cash and cash equivalents	$300	$797	$1,667	$973	$—	$2,672
Total assets	149,504	158,909	160,404	308,280	—	312,574
Total debt	67,104	75,625	63,284	169,206	—	183,089
Total stockholders’ equity	23,271	32,258	45,505	22,797	—	8,693

	Anchor Holdings			EveryWare
	Year Ended December 31,
(dollars in thousands, except per share amounts)	2008	2009	2010	Actual 2011	Pro Forma 2011	Actual 2012
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Other financial data:
Cash dividends(8)	$—	$—	$—	$30,495	$—	$10,000
Cash dividend per share(8)	—	—	—	1,182.25	—	385.57
Capital expenditures	10,985	8,935	10,287	11,290	11,755	16,831
Depreciation	2,021	3,642	5,304	7,065	8,657	10,298
Amortization	—	—	—	715	4,299	4,299
Adjusted EBITDA(9)	5,994	27,100	35,314	35,913	47,975	54,887
Ratio of Adjusted EBITDA to interest expense	1.3x	5.7x	8.2x	5.3x	3.6x	2.4x
Ratio of total debt to Adjusted EBITDA	11.2x	2.8x	1.8x	4.7x	—	3.3x

(1)	In 2011 Actual and 2011 Pro Forma, includes a one-time $2.3 million charge related to a writedown of accounts receivable.
(2)	Includes $0.7 million of non-cash compensation expense in 2012. Includes $1.8 million, $3.1 million and $2.6 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2011 Actual, 2011 Pro Forma and 2012, respectively. Includes $3.2 million, $(0.4) million and $1.7 million of transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012, respectively, related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. Includes $0.0 million, $0.2 million, $0.2 million in foreign exchange gains in each of 2008, 2009 and 2010 and $0.4 million, $0.0 million, $0.5 million in foreign exchange losses in each of 2008, 2009 and 2010. See note (9)(a) for a description of the aggregate of $2.0 million, $3.3 million and $6.3 million of costs in 2011 Actual, 2011 Pro Forma and 2012 primarily related to restructuring in connection with the Oneida Merger and the Anchor Merger.
(3)	Includes $0.8 million of costs in 2012 relating to the closure of EveryWare’s Niagara Falls, Canada distribution center, offset by a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that resulted in a reduction of $0.2 million to the previous accrual. In 2008 and 2009, includes expenses related to the purchase in 2007 of Anchor by investment funds affiliated with Monomoy.
(4)	EveryWare engages in the sale of certain assets from time to time, resulting in a (gain) or loss on such sale. Includes $11.0 million in 2008 related to the gain on sale of intangible assets; $0.2 million gain on sale of miscellaneous equipment in 2011 Actual and 2011 Pro Forma; and $0.1 million loss related to miscellaneous parcels of land in 2012.
(5)	Includes $0.4 million, $1.2 million and $1.6 million in foreign exchange gains in each of 2011 Actual, 2011 Pro Forma and 2012, respectively. The balance of approximately $0.9 million in each of 2011 Actual, 2011 Pro Forma and 2012 relates to the amortization of a deferred gain on the sale-leaseback of the Lancaster, Ohio distribution center, which took place in 2009.
(6)	Includes $0.2 million, $1.1 million and $1.5 million in foreign exchange losses in each of 2011 Actual, 2011 Pro Forma and 2012, respectively. Also includes $0.9 million of fees related to the Anchor dividend recapitalization in 2011 Actual and 2011 Pro Forma; a $1.7 million sales tax accrual to adjust for potential exposure, a $0.4 million one-time write off unrealizable UK asset and a $0.1 million write-off of disputed freight claims in 2011 Pro Forma; and a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger in 2012. Includes $1.2 million, $1.3 million and $1.6 million in management fees paid and expenses reimbursed to our equity sponsor for management services provided in each of 2008, 2009 and 2010, respectively.
(7)	Includes the write-off of $0.4 million of deferred financing fees in 2011 Actual and $4.9 million in 2012. In addition, includes a reduction of $0.7 million of deferred financing fees amortization and an additional $1.3 million of interest expense in 2011 Pro Forma.
(8)	In March 2012, in connection with the Anchor Merger, EveryWare refinanced its existing senior credit facilities and used a portion of the proceeds of the refinancing to pay a $10.0 million dividend to its stockholders. In 2011, a $30.5 million dividend recapitalization was executed. Cash dividends per share were calculated based on outstanding common shares of 25,794 and 25,802 at December 31, 2011 and 2012, respectively.
(9)

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor, certain other adjustments described below that management believes are not representative of its core operating performance, adjustments for the full-year impact of certain cost improvements implemented within the fiscal year, the cost in 2012 related to out-of-the-money natural gas hedges and the estimated increased expenses of operating as a public company. EveryWare believes that EBITDA and Adjusted EBITDA provide useful information to management and investors regarding certain financial and business trends relating to EveryWare’s financial condition and results of operations. EveryWare’s management uses EBITDA and Adjusted EBITDA to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and EveryWare’s board of directors. EveryWare believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other consumer products companies, many of which present similar non-GAAP financial measures to investors. Management of EveryWare does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (less) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate EveryWare’s business.

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Anchor Holdings			EveryWare
	Year Ended December 31,
(dollars in thousands)	2008	2009	2010	Actual 2011	Pro Forma 2011	Actual 2012
Net income (loss)	$(735)	$9,092	$13,422	$7,521	$2,402	$(3,957)
Interest expense	4,615	4,766	4,294	6,794	13,335	22,536
Income tax provision	(2,502)	3,136	6,732	2,929	5,353	(585)
Depreciation and amortization	2,021	3,642	5,304	7,780	12,956	14,597

EBITDA	3,399	20,636	29,752	25,024	34,046	32,591
Restructuring expense(a)	8,355	893	—	2,001	3,298	6,877
Acquisition/merger-related transaction fees(b)	—	—	—	3,200	1,377	3,685
Inventory writedown(c)	(2,708)	4,481	4,094	1,906	3,343	2,498
Management fees(d)	1,248	1,257	1,640	1,834	3,084	2,594
Other(e)	(4,300)	(167)	(172)	1,948	2,827	1,247
Annualization of pro forma cost savings(f)	—	—	—	—	—	4,552
Impact of unwind of natural gas hedges(g)	—	—	—	—	—	2,843
Public company expenses(h)	—	—	—	—	—	(2,000)

Adjusted EBITDA	$5,994	$27,100	$35,314	$35,913	$47,975	$54,887

(a)	Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, executive recruiting expense related to management changes, including hiring bonuses, and severance costs. See notes (2) and (3) above. In 2011 Actual, 2011 Pro Forma and 2012, restructuring expenses were driven primarily by the Oneida Merger and the Anchor Merger. For 2011 Actual, restructuring expenses primarily include (i) $1.1 million of third-party professional fees related to the Oneida Merger and various consulting engagements, (ii) $0.3 million of expenses reimbursed to our equity sponsor for management services provided, (iii) $0.3 million of executive recruiting costs, (iv) $0.2 million of fees related to the closure of a New Jersey office and (v) $0.1 million of fees related to distribution center consolidation projects. For 2011 Pro Forma, restructuring expenses incremental to 2011 Actual include (i) $0.7 million of severance, (ii) a $0.3 million write-off from a prior foreign exchange valuation for the UK business and (iii) $0.2 million of fees related to a UK store closure. For 2012 Actual, restructuring expenses consisted primarily of (i) severances of $2.4 million, (ii) expenses reimbursed to our equity sponsor for management services provided of $1.7 million, (iii) third-party professional fees related primarily to the Oneida Merger and accompanying value creation plan of $1.3 million, (iv) executive recruiting costs of $0.8 million, (v) restructuring expenses described in note (3) above and (vi) fees related to distribution center consolidation projects of $0.1 million.
(b)

Includes transaction fees and expenses in 2011 Actual, 2011 Pro Forma and 2012 related to the Oneida Merger in 2011 and the Anchor Merger in March 2012. For Actual 2011, acquisition/merger-related transaction fees include (i) $3.6 million of Oneida acquisition expenses, (ii) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, and (iii) $1.2 million of fees related to the Anchor dividend recapitalization, of which $0.9 million is included in Other expense (see note (6) above) and $0.3 million is included in Selling, distribution and administrative expense (see note (2) above). For 2011 Pro Forma, acquisition/merger-related fees included (i) a ($1.6) million reversal for the cancellation of the Oneida retiree life insurance liability, (ii) a $1.7 million sales tax accrual to adjust for potential exposure (see note 6 above), (iii) $1.0 million of fees related to the Anchor dividend recapitalization and (iv) $0.2 million of Oneida acquisition expenses. For Actual 2012, acquisition/merger-related transaction fees included (i) $1.7 million of merger-related expenses, employee sales bonuses and severance expense and (ii) a $2.0 million prepayment fee to retire certain Anchor debt in connection with the Anchor Merger. See notes (2) and (6) above.

(c)	Inventory writedown represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales. In 2008, a one-time write-up in inventory was required, related to a one-time revaluation of inventory.
(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services provided, to the extent not added back as a restructuring expense or acquisition/ merger-related transaction fees. See notes (2) and (6) above.
(e)	Primarily represents foreign exchange gains and losses, a one-time writedown of accounts receivable, gains and losses on the disposal of fixed assets and non-cash compensation expense, when applicable. See notes (1), (2), (4), (5) and (6) above. In addition, Other includes: (i) in 2008, costs of integrating Indiana Glass of $6.1 million; (ii) in 2011 Pro Forma, a $0.6 million increase in the environmental reserve, $0.1 million of one-time IT implementation costs and $0.2 million of environmental consulting fees; and (iii) in 2012, a $0.3 million increase in the environmental reserve.
(f)	Represents the pro forma impact of certain cost improvements implemented in 2012 (with the non-pro forma impact already benefiting the income statement), including the reduction of excessive headcount and other administrative expenses ($1.5 million), sourcing initiatives ($1.4 million), freight savings ($0.5 million), distribution center initiatives ($0.5 million) and other various cost reduction initiatives ($0.6 million).
(g)	EveryWare has historically hedged its natural gas purchases by locking in the majority of its expected costs, which has in many cases resulted in out-of-the-money hedges negatively impacting its earnings. During 2012, EveryWare had certain such out-of-the-money hedges in place. If such hedges had not been in place in 2012 and the cost of natural gas for the year was instead equal to the market price at year-end, cost of sales would have been $2.8 million lower, yielding a benefit to earnings. We anticipate unwinding these hedges in connection with closing the Business Combination.
(h)	Represents the estimated increased expenses of operating as a public company.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ONEIDA

The following table sets forth selected historical financial information of Oneida as of the dates and for the periods indicated. The financial information for Oneida as of and for the years ended December 31, 2008, 2009 and 2010 has been derived from Oneida’s audited financial statements for such period, audited by BDO USA, LLP, independent registered public accountants, not included in this proxy statement. The financial information for Oneida as of and for the nine months ended September 30, 2010 and 2011 has been derived from Oneida’s unaudited financial statements for such periods and are included in this proxy statement. The nine months period ended September 30, 2011 is the interim period ended prior to Oneida coming under common control with EveryWare. Oneida’s results of operations are included in EveryWare’s statement of operations from November 1, 2011. The acquisition of Oneida by investment funds affiliated with Monomoy was accounted for as a business combination using the purchase method of accounting and resulted in a new basis of accounting for Oneida. See note 1 to EveryWare’s audited financial statements for a discussion of the acquisition of Oneida by investment funds affiliated with Monomoy.

	Year Ended December 31,			Nine months ended September 30,
(dollars in thousands)	2008	2009	2010	2010	2011
				(unaudited)	(unaudited)
Statements of Operations Information:
Total revenue	$192,510	$151,501	$153,356	$110,114	$112,681
Cost of sales	114,437	90,477	90,538	65,043	67,639

Gross margin	78,073	61,024	62,818	45,071	45,042
Operating expenses:
Selling, distribution and administrative expense	62,687	56,102	55,973	41,283	41,620
Impairment loss on assets	8,550	15,205	1,045	1,045	77
Restructuring expense	—	3,931	—	—	47
Loss on sale of subsidiary	875	—	—	—	—
(Gain) loss on disposal of fixed assets	2,570	(44)	228	201	29

Income from operations	3,391	(14,170)	5,572	2,542	3,269
Other (income)	(1,262)	(3,267)	(1,042)	(723)	(783)
Other expense	8,189	1,283	778	648	1,016
Interest expense including amortization of deferred finance costs	11,101	9,115	7,624	5,792	5,538

(Loss) income before income taxes	(14,637)	(21,301)	(1,788)	(3,175)	(2,502)
Income tax (benefit) expense	(3,618)	(1,429)	692	310	382

Net (loss) income from continuing operations	$(11,019)	$(19,872)	$(2,480)	$(3,485)	$(2,884)

Statements of Cash Flows Information:
Net cash provided by (used in)
Operating activities	$22,545	$22,436	$(9,016)	$(8,814)	$2,350
Investing activities	9,830	11,723	2,650	3,285	(397)
Financing activities	(34,670)	(35,333)	4,474	3,488	(1,563)
Balance Sheet Information (at period end):
Cash and cash equivalents	$3,734	$2,104	$3	$24	$156
Working capital	41,475	22,529	36,059	33,728	34,366
Total assets	226,720	157,161	154,719	154,719	149,113
Total debt	91,749	55,360	59,789	59,789	58,207
Total stockholders’ equity	55,275	32,760	30,816	30,816	27,386

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of December 31, 2012 assumes that the Business Combination and the related proposed financing transactions were completed on December 31, 2012.

The unaudited pro forma condensed combined balance sheet as of December 31, 2012 was derived from EveryWare’s audited consolidated balance sheet and ROI’s audited consolidated balance sheet, in each case, as of December 31, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was derived from EveryWare’s audited consolidated statement of operations and ROI’s audited consolidated statement of income, in each case, for the year ended December 31, 2012.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto of ROI and EveryWare.

The Business Combination will be accounted for as a reverse merger of EveryWare and ROI. Because EveryWare is the accounting acquirer in the reverse merger with ROI, the accounting for the Business Combination will be similar to that of a capital infusion as the only pre-combination asset of ROI is cash held in trust. The assets and liabilities of ROI will be carried at historical cost and EveryWare will not record any step-up in basis or any intangible assets or goodwill as a result of the Business Combination.

The “no redemption” and “maximum redemption” scenarios are presented in the following pro forma information as follows:

•	Assuming No Redemption: This presentation assumes that no ROI stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Maximum Redemption:    This presentation assumes that all ROI stockholders exercise their redemption rights with respect to a maximum of 7,009,999 public shares. ROI has no specified maximum redemption threshold except that it must retain $5,000,001 of net tangible book value. This presentation also assumes that EveryWare does not elect to terminate the Merger Agreement if the Cash Merger Consideration is less than $90.0 million and that it elects to accept $55.0 million of Cash Merger Consideration with the remainder paid in ROI common stock.

EveryWare Global, Inc.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

for the Year ended December 31, 2012

(Dollars in thousands, except per share amounts)

	Combined Pro Forma (assuming no redemption)	Combined Pro Forma (assuming maximum redemption)
Total revenue	$421,689	$421,689
Cost of sales	315,609	315,609

Gross margin	106,080	106,080
Selling, distribution and administrative expense	87,193	87,193
(Gain) loss on disposal of fixed assets	114	114

Income from operations	18,773	18,773
Other income	6,610	6,610
Other (expense)	(3,637)	(3,637)
Interest income	57	57
Interest expense including amortization of deferred finance costs	(17,464)	(17,464)

Income before income taxes	4,339	4,339
Income tax	1,381	1,381

Net income	$2,958	$2,958

Net income per common share:
Basic	$0.13	$0.14
Diluted	$0.13	$0.14
Weighted average shares outstanding
Basic	23,325,000	21,226,000
Diluted	23,325,000	21,226,000

EveryWare Global, Inc.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2012

(Dollars in thousands)

	Combined Pro Forma (assuming no redemption)	Combined Pro Forma (assuming maximum redemption)
Cash and cash equivalents	$23,662	$2,672
Working capital	124,530	103,540
Total assets	331,391	310,401
Total debt, excluding capital leases	250,000	250,000
Total stockholders’ deficit	(44,850)	(65,840)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for EveryWare products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against EveryWare or ROI following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of ROI, or other conditions to closing in the Merger Agreement;

•	the ability to obtain or maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the EveryWare and ROI businesses, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that EveryWare or ROI may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

RISK FACTORS

Risks Related to EveryWare’s Business and Industry

The following risk factors apply to the business and operations of EveryWare Global, Inc. and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of EveryWare. References in this “Risks Related to EveryWare’s Business and Industry” section to “EveryWare,” the “Company,” “we, “us” and “our” generally refer to EveryWare Global, Inc. and its consolidated subsidiaries.

Slowdowns in the retail and foodservice industries could adversely impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends, fuel and energy costs, material input costs, foreign currency translation, labor cost inflation, interest rates, the impact of natural disasters, political and social unrest and terrorism and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment. In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their industry. Currently, uncertainty about global economic conditions and austerity measures adopted by some governments in order to address sovereign debt concerns may cause consumers of EveryWare’s products to postpone spending in response to tighter credit, negative financial news or declines in income or asset values. These factors could have adverse effects on the demand for EveryWare’s products and on EveryWare’s operating results and financial condition. A substantial deterioration in general economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, which could negatively impact EveryWare’s results of operations, financial condition and liquidity.

EveryWare’s operations and financial performance are directly impacted by changes in the global economy.

An economic decline in future reporting periods could negatively affect our business and results of operations. The volatility of the current economic climate makes it difficult for us to predict our results of operations. In periods of economic uncertainty, our customers may face financial difficulties, the unavailability of or reduction in commercial credit, or both, that may result in decreased sales by our company. Certain of our customers may cease operations or seek bankruptcy protection, which would reduce our cash flows and adversely impact our results of operations. Our customers that are financially viable and that do not experience economic distress may nevertheless elect to reduce the volume of orders for our products or close facilities in an effort to remain financially stable or as a result of the unavailability of commercial credit, which would negatively affect our results of operations. We may also have difficulty accessing the global credit markets due to the tightening of commercial credit availability and the financial difficulties of our customers, which would result in decreased ability to fund capital-intensive strategic projects. In addition, EveryWare may experience challenges in forecasting revenues and operating results due to these global economic conditions. The difficulty in forecasting revenues and operating results may result in volatility in the market price of EveryWare’s common stock.

Oneida and Anchor have been considered a part of EveryWare for a limited time and their combined operating history is limited and may not be indicative of EveryWare’s future performance.

Although Oneida and Anchor have been in existence for many years, EveryWare has a limited reporting history. Investment funds affiliated with Monomoy acquired Anchor in April 2007 and Oneida in November 2011 and integrated both companies under EveryWare in March 2012. As discussed under “Selected Historical and Pro Forma Financial Information of EveryWare,” EveryWare’s financial results for 2011 include two months of Oneida’s results of operations from the date the two companies came under the common control of Monomoy. Consequently, EveryWare’s financial results for 2012 are not comparable with EveryWare’s financial results for 2011 without consideration of Oneida’s results of operations for the first ten months of 2011, and the financial information of EveryWare in this proxy statement may not be indicative of its future performance.

If EveryWare is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed.

EveryWare’s success depends on its ability to expand its business while maintaining profitability. EveryWare may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. EveryWare’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	the level of competition in the consumer products industry;

•	EveryWare’s ability to offer new products and to extend existing brands and products into new markets, including international markets;

•	EveryWare’s ability to identify, acquire and integrate strategic acquisitions;

•	EveryWare’s ability to remain competitive in its pricing;

•	EveryWare’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	the efficiency and effectiveness of EveryWare’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	EveryWare’s ability to identify and respond successfully to emerging trends in the consumer products industry;

•	the level of consumer acceptance of EveryWare’s products; and

•	general economic conditions and consumer confidence.

EveryWare may not be successful in executing its growth strategy, and even if EveryWare achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of EveryWare’s growth strategy would significantly impair EveryWare’s future growth and its ability to make profitable investments in its business.

EveryWare’s foodservice segment is sensitive to safety concerns, including acts of terrorism, unstable political conditions or public health catastrophes, which could adversely affect EveryWare’s customers’ businesses and could reduce demand for EveryWare’s products.

Within the foodservice industry, the travel and hospitality businesses are sensitive to safety concerns, and these businesses may decline after acts of terrorism, during periods of political instability in which travelers become concerned about safety issues or when travel might involve health-related risks. For example, EveryWare’s sales to the airline industry greatly decreased in response to the terrorist attacks on September 11, 2001 and the security measures implemented in response to such attacks, including removing metal flatware and knives aboard commercial flights. Acts of terrorism, unstable political conditions or a public health catastrophe could negatively affect EveryWare’s customers in the foodservice segment and reduce their purchases from EveryWare, which could have an adverse impact on EveryWare’s results of operations, financial condition and liquidity.

If EveryWare’s products do not appeal to a broad range of consumers, its sales and its results of operations would be harmed.

EveryWare’s success depends on its products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If EveryWare’s current products do not meet consumer demands, its sales will decline. In addition, EveryWare’s growth depends upon its ability to develop new products and product improvements, which involve numerous risks. As EveryWare grows, its reliance on new products may increase. EveryWare may not be able to accurately identify consumer preferences, translate its knowledge into consumer-accepted products or successfully integrate new products with its existing product platform or operations. EveryWare may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect its results of operations. Unsuccessful product launches could also result in increased inventory writedowns. EveryWare may not be able to successfully develop new products in the future, and its newly developed products may not contribute favorably to its results of operations. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of EveryWare’s existing products to suffer.

EveryWare is subject to certain risks associated with EveryWare’s foreign operations. These risks could adversely affect EveryWare’s results of operations and financial condition.

EveryWare conducts business outside of the United States in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia. As a result, EveryWare is subject to risks associated with operating in foreign countries, including:

•

political, social and economic instability in countries where EveryWare operates, which may have an adverse effect on both EveryWare’s operations in those countries and in other parts of the world in which EveryWare operates;

•	war, civil and political unrest and acts of terrorism;

•	the taking of property by nationalization or expropriation without fair compensation;

•	tax rates in certain foreign countries, which may exceed those in the U.S.;

•	changes in government policies, laws and regulations;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions;

•	ineffective intellectual property protection;

•	hyperinflation in certain countries;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; and

•	complications in complying with a variety of foreign laws and regulations, which may differ from or conflict with U.S. law.

As EveryWare continues to expand its business globally, it is increasingly exposed to these risks. EveryWare’s success will be dependent, in part, on EveryWare’s ability to anticipate and effectively manage these and other risks associated with foreign operations. These and other factors may have a material adverse effect on EveryWare’s international operations or on EveryWare’s business, financial condition or results of operations as a whole.

Requirements associated with being a public company will increase EveryWare’s costs significantly, as well as divert significant resources and management attention.

EveryWare is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the other rules and regulations of the Securities and Exchange Commission (the “SEC”) or any securities exchange relating to public companies. It will become subject to the Exchange Act and the NASDAQ listing rules as a result of the Business Combination. EveryWare is working with its independent accountants and financial advisors to identify those areas in which changes should be made to its financial and management control systems to manage its growth and its obligations as a public company. These areas include corporate governance, corporate internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. EveryWare has made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to adequately prepare for being a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. EveryWare cannot predict or estimate the amount of the additional costs it may incur, the timing of such costs or the degree of impact that EveryWare’s management’s attention to these matters will have on its business. In addition, the changes EveryWare makes may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis. In addition, being a public company could make it more difficult or more costly for EveryWare to obtain certain types of insurance, including directors’ and officers’ liability insurance, and EveryWare may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for EveryWare to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers.

Many of EveryWare’s competitors are not subject to these requirements, because they do not have securities that are publicly traded on a U.S. securities exchange or other securities exchanges. As a result, these competitors are not subject to the risks identified above. In addition, the public disclosures that EveryWare will be required to provide pursuant to the SEC’s rules and regulations may furnish its competitors with greater competitive information regarding EveryWare’s operations and financial results than it is able to obtain regarding their operations and financial results, thereby placing EveryWare at a competitive disadvantage.

EveryWare may incur fines or penalties, damage to its reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws.

EveryWare’s internal controls may not always protect it from reckless or criminal acts committed by its employees, agents or business partners that would violate U.S. or other laws, including world-wide anti-bribery, competition, trade sanctions and regulations and other related laws. Any such improper actions could subject EveryWare to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal monetary and non-monetary penalties against EveryWare or its subsidiaries, and could damage its reputation. Even the allegation or appearance of EveryWare’s employees, agents or business partners acting improperly or illegally could damage its reputation and result in significant expenditures in investigating and responding to such actions.

EveryWare’s ability to attract, develop and retain talented employees, managers and key executives is critical to its success.

EveryWare’s success depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on EveryWare’s business. EveryWare’s industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with successful track records. EveryWare’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to, EveryWare’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder EveryWare’s strategic planning and execution.

EveryWare may encounter difficulties arising from acquisitions.

EveryWare is continually evaluating acquisitions and strategic investments that are significant to its business both in the United States and internationally. EveryWare may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into EveryWare’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect EveryWare’s results of operations, financial condition or prospects. In addition, any future acquisitions that EveryWare might make are subject to various risks and uncertainties, including:

•

the inability to integrate effectively the operations, products, technologies, personnel and information systems of the acquired companies (some of which may be in different geographic regions, languages, customers and subject to various governmental regulations);

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•

the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of liabilities or other costs that were not anticipated at the time of the acquisitions;

•	the incurrence of additional debt or the issuance of additional equity to finance the acquisitions; and

•	the potential impairment of relationships with customers.

In addition, the integration and consolidation of newly acquired companies may not achieve any of the anticipated economies of scale, cost savings or operating synergies. The resources required to successfully integrate newly acquired companies and implement EveryWare’s business plan, may also reduce its operating cash flow.

Product liability claims or product recalls could adversely affect EveryWare’s results of operations or harm its reputation or the value of its brands.

The marketing of EveryWare’s products involves an inherent risk of product liability claims or recalls or other regulatory or enforcement actions initiated by the U.S. Consumer Product Safety Commission, by other regulatory authorities or through private causes of action. Any defects in products EveryWare markets could harm EveryWare’s credibility, adversely affect its relationship with its customers and decrease market acceptance of EveryWare’s products and the strength of EveryWare’s brand names. EveryWare could also be required to recall potentially defective products, which could result in further adverse publicity and significant expenses. We are subject to product liability litigation in the ordinary course of business, and failures of our products in the future may subject us to additional product liability claims and associated litigation. Potential product liability claims may exceed the amount of EveryWare’s insurance coverage or could be excluded under the terms of EveryWare’s insurance policy and could materially damage EveryWare’s business and its financial condition.

If EveryWare is unable to protect its intellectual property, its ability to compete would be negatively impacted.

EveryWare’s business depends in part on its ability to protect its intellectual property rights. EveryWare relies on a combination of patent, trademark, copyright, trade dress and trade secret laws, licenses and confidentiality and other agreements to protect EveryWare’s intellectual property rights. However, this protection may not be sufficient. EveryWare’s intellectual property rights may be challenged or invalidated, an infringement suit by EveryWare against a third party may not be successful and third parties could adopt trademarks similar to EveryWare’s. In the past, other companies have infringed upon our trademarks, copied our patented and copyrighted products and otherwise violated our intellectual property. The cost associated with actively protecting our intellectual property is oftentimes very high in relation to the net sales of a particular product is impacted. Furthermore, we operate in jurisdictions that make it difficult to protect our intellectual property. In addition, EveryWare may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation. EveryWare’s failure to protect its intellectual property or prevail in any intellectual property litigation could materially and adversely affect EveryWare’s competitive position or otherwise harm its business.

Fluctuations in currency exchange rates could have an adverse effect on EveryWare’s revenues and results of operations.

EveryWare has customers in Europe, Latin America, the Caribbean, Africa, the Middle East and Asia, which accounted for approximately 7.6% of EveryWare’s net sales in 2012.

EveryWare’s net sales outside the United States accounted for approximately 15.6% of EveryWare’s net sales in 2012. EveryWare has operations in Canada, the United Kingdom, China and Mexico, which accounted for approximately 16.7% of EveryWare’s operating expenses in 2012. As a result, EveryWare generates a significant portion of its sales and incurs a significant portion of its expenses in currencies other than the U.S. dollar. To the extent that EveryWare is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on EveryWare’s financial results. Currency fluctuations between the U.S. dollar and the currencies of EveryWare’s non-U.S. subsidiaries affect EveryWare’s results as reported in U.S. dollars. Major fluctuations in the value of the pound, euro, Canadian dollar and peso relative to the U.S. dollar could also reduce the cost competitiveness of EveryWare’s products as compared to foreign competition. For example, if the U.S. dollar appreciates against the pound, euro, Canadian dollar and peso, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making EveryWare’s U.S.-manufactured products more expensive in the United Kingdom, Europe, Canada and Mexico, respectively, compared to the products of local competitors, and making products manufactured by EveryWare’s foreign competitors in those locations more cost-competitive with EveryWare’s U.S. manufactured products. An appreciation of the U.S. dollar against the pound, euro, Canadian dollar and peso also would increase the cost of U.S. dollar-denominated purchases for EveryWare’s operations in the United Kingdom, Europe, Canada and Mexico, respectively, including raw materials. EveryWare would be forced to deduct these cost increases from its results of operations or attempt to pass them along to consumers. These fluctuations could adversely affect EveryWare’s revenues and results of operations.

Fluctuations in buying decisions of EveryWare’s customers and changing policies and requests of our customers could harm EveryWare’s business.

EveryWare’s consumer segment customers include mass merchants, discount retailers, specialty stores, department stores, supermarkets and other retailers; EveryWare’s foodservice segment customers include equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants, airlines and cruise lines; and EveryWare’s specialty segment customers include candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Unanticipated changes in purchasing and other practices by EveryWare’s customers, including a customer’s pricing and payment terms, could adversely affect EveryWare’s profitability. EveryWare’s customers have requested, and may continue to request, increased service and other accommodations, including design services, rebates, volume discounts, payment term discounts, and packaging customization. EveryWare may face substantially increased expenses to meet these requests, which would reduce EveryWare’s margins. For example, in the consumer segment, retailers may engage in inventory destocking (which may also affect our specialty segment), impose limitations on shelf space or use private label brands, and these actions may negatively affect the sales or profitability of EveryWare’s products. As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires EveryWare to shorten its lead time for production in certain cases and more closely anticipate demand, which could in the future require EveryWare to carry additional inventories. EveryWare’s success and growth is also dependent on EveryWare’s evaluation of consumer preferences and changing trends.

Many of EveryWare’s customers are significantly larger than EveryWare, have greater financial and other resources and also purchase goods directly from vendors in Asia and elsewhere. Decisions by large customers to increase their purchases directly from overseas vendors could have a material adverse effect on EveryWare. Significant changes in or financial difficulties of EveryWare’s customers, including consolidations of ownership, restructurings, bankruptcies, liquidations or other events, could result in fewer stores selling EveryWare’s products, fewer distributors and foodservice customers ordering EveryWare’s products, an increase in the risk of extending credit to these customers or limitations on EveryWare’s ability to collect amounts due from these customers. Purchases by EveryWare’s customers are generally made using individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond EveryWare’s control or change other terms of their business relationship with EveryWare. Significant or numerous cancellations, reductions, delays in purchases or changes in business practices by customers could have a material adverse effect on EveryWare’s results of operations and financial condition.

In 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for approximately 14.0% of EveryWare’s net sales. A material reduction in purchases by Wal-Mart Stores, Inc. could have a significant adverse effect on EveryWare’s business and results of operations. In addition, pressures by Wal-Mart Stores, Inc. that would cause EveryWare to materially reduce the price of its products could result in reductions of EveryWare’s operating margin.

EveryWare faces intense competition and competitive pressures, which could adversely affect its results of operations and financial condition.

EveryWare’s business is highly competitive. EveryWare competes with many other suppliers, some of which are larger than EveryWare, have greater financial and other resources, employ brands that are more established, have greater consumer recognition or are more favorably perceived by consumers or retailers than EveryWare’s brands. Some of EveryWare’s competitors have invested and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. EveryWare’s labor and energy costs also may be higher than those of some foreign producers of glass tableware. EveryWare may not be successful in managing its labor and energy costs, increasing output at its manufacturing facilities or gaining operating efficiencies that may be necessary to remain competitive. In addition, EveryWare’s products may be subject to competition from low-cost imports that intensify the price competition faced in various markets. Some of EveryWare’s competitors are privately owned and have more latitude to operate than EveryWare will as a public company. If EveryWare does not successfully compete with these competitors on factors such as new product development, innovation, brand, delivery, customer service, price and quality, EveryWare’s customers may consider changing manufacturers. Competitive pressures from EveryWare’s competitors could adversely affect EveryWare’s results of operations and financial condition.

EveryWare sources some of its products from third-party suppliers located in Asia, Europe and Mexico, which reduces its control over the manufacturing process and may cause variations in quality or delays in its ability to fill orders.

EveryWare sources all of its metal flatware and crystal stemware and much of its dinnerware from third-party suppliers located in Asia, Europe and Mexico. EveryWare depends on these suppliers to deliver products that are free from defects that comply with its specifications, that meet health, safety and delivery requirements and that are competitive in cost. If EveryWare’s suppliers deliver products that are defective or that otherwise do not meet its specifications, EveryWare’s return rates may increase, and the reputation of its products and brands may suffer. In addition, if EveryWare’s suppliers do not meet its delivery requirements or cease doing business with EveryWare for any reason, EveryWare might miss its customers’ delivery deadlines, which could in turn cause its customers to cancel or reduce orders, refuse to accept deliveries or demand reduced prices. The overseas sourcing of product subjects EveryWare to the numerous risks of doing business abroad, including but not limited to, rapid changes in economic or political conditions, civil unrest, political instability, war, terrorist attacks, international health epidemics, work stoppages or labor disputes, currency fluctuations, increasing export duties, trade sanctions and tariffs and variations in product quality. EveryWare may also experience temporary shortages due to disruptions in supply caused by weather or transportation delays. Even if acceptable alternative suppliers are found, the process of locating and securing such alternatives is likely to disrupt EveryWare’s business, and EveryWare may not be able to secure alternative suppliers on acceptable terms that provide the same quality product or comply with all applicable laws. Any of these events would cause EveryWare’s business, results of operations and financial condition to suffer.

If EveryWare or EveryWare’s suppliers are unable to obtain raw materials at favorable prices, it could adversely impact its results of operations and financial condition.

Sand, limestone and soda ash are the principal materials EveryWare uses in the manufacture of its glassware and crystal products. Resins, clay, flint, aluminum oxide, glass frit and colorants are the principal materials EveryWare uses in the manufacture of its dinnerware products. Stainless steel, nickel, brass, silver and gold are the principal materials EveryWare’s suppliers use in the manufacture of its flatware and hollowware products. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. EveryWare may experience shortages of raw materials in the future. If EveryWare experiences temporary shortages in raw materials, it or its suppliers may be forced to procure materials from alternative suppliers, and they may not be able to do so on terms as favorable as their current terms or at all. If EveryWare or its suppliers are unable to purchase certain raw materials required for operations for a significant period of time, their operations would be disrupted, and EveryWare’s results of operations would be adversely affected. In addition, material increases in the cost of any of these raw materials on an industry-wide basis would have an adverse effect on EveryWare’s results of operations if EveryWare were unable to pass on these increased costs to its customers in a timely manner or at all.

Natural gas, the principal fuel EveryWare uses to manufacture its products, is subject to fluctuating prices that could adversely affect its results of operations and financial condition.

Natural gas is the primary source of energy in most of EveryWare’s production processes, and variability in the price for natural gas has had and will continue to have an impact on EveryWare’s profitability. EveryWare does not have long-term contracts for natural gas and, as a result, EveryWare’s operating results are strongly linked to the cost of natural gas. We have, from time to time, entered into short-term contracts to hedge certain of our energy costs, including natural gas. For the years ended December 31, 2011 and 2012, EveryWare spent $15.5 million and $14.1 million, respectively, on natural gas. Natural gas prices may rise in the future. To the extent that EveryWare is not able to offset increases in natural gas prices, such as by passing along the cost to its customers, these increases could adversely impact its margins and results of operations. In addition, potential legislation, regulatory action and international treaties related to climate change, especially those related to the regulation of greenhouse gases, may result in significant increases in raw material and energy costs. There can be no assurance that we will be able to recoup any past or future increases in the cost of energy and raw materials.

Transportation disruptions and increased transportation costs could adversely affect EveryWare’s business.

EveryWare imports certain of its products for delivery to its distribution centers, as well as arranges for its customers to import goods to which title has passed overseas or at port of entry. Accordingly, EveryWare is subject to risks incidental to such transportation. These risks include, but are not limited to, increases in fuel costs, the availability of ships, increased security restrictions, work stoppages and carriers’ ability to provide delivery services to meet EveryWare’s shipping needs. EveryWare delivers its products to its customers from its distribution centers or makes such products available for customer pickup from its distribution centers. Prolonged domestic transportation disruptions, as well as workforce or systems issues related to EveryWare’s distribution centers, could have a negative effect on EveryWare’s ability to deliver goods to its customers.

EveryWare’s business requires it to maintain a large fixed-cost base that can affect EveryWare’s profitability.

The high levels of fixed costs of operating glassware manufacturing plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. In addition, significant portions of EveryWare’s selling, administrative and general expenses are fixed costs that neither increase nor decrease proportionally with sales. EveryWare’s profitability depends, in part, on its ability to spread fixed costs over an increasing number of products sold and shipped, and if EveryWare reduces its rate of production, its costs per unit increase, negatively impacting EveryWare’s gross margins. Decreased demand or the need to reduce inventories can lower EveryWare’s ability to absorb fixed costs and materially impact its results of operations.

Unexpected equipment failures may lead to production curtailments or shutdowns, which could adversely affect EveryWare’s results of operations.

EveryWare’s manufacturing processes are dependent upon critical glass-producing equipment, such as furnaces, forming machines and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. EveryWare may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in EveryWare’s production capabilities would adversely affect EveryWare’s productivity and results of operations for the affected period. EveryWare also may face shutdowns if it is unable to obtain enough energy in the peak demand periods.

EveryWare’s business may be adversely impacted by work stoppages and other labor relations matters.

EveryWare is potentially subject to work stoppages and other labor disputes because a significant number of production and maintenance employees at its manufacturing facilities are represented by labor unions. These facilities have experienced work stoppages and strikes in the past, and there potentially could be work stoppages and strikes in the future. Any prolonged work stoppage or strike at any one of EveryWare’s principal manufacturing facilities could have a negative impact on its business, results of operations or financial condition. EveryWare is party to collective bargaining agreements that cover most of its manufacturing employees. EveryWare’s unionized employees at the Monaca, Pennsylvania manufacturing plant ratified a proposed collective bargaining agreement covering the period through September 30, 2017 that EveryWare expects will be executed in the second quarter of 2013. EveryWare’s Lancaster, Ohio manufacturing plant is subject to collective bargaining agreements that expire on September 30,

2013. EveryWare’s intent is to negotiate and enter into new collective bargaining agreements with labor unions representing employees at each facility upon expiration of the existing agreements; however, EveryWare may be unable to do so without lock-outs, strikes or work stoppages. EveryWare also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Any such disruptions or difficulties could have an adverse impact on EveryWare’s results of operations and financial condition. In addition, EveryWare could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with its labor unions. EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

EveryWare’s growth has placed, and will continue to place, a strain on its management team, information systems, labor, manufacturing and distribution capacity and other resources. EveryWare’s growth also makes it difficult for it to adequately predict the expenditures it will need to make in the future. If EveryWare does not make, or is unable to make, the necessary overhead expenditures to accommodate its future growth, it may not be successful in executing its growth strategy, and its results of operations would suffer. In addition, if customer demand exceeds forecasts, EveryWare could, from time to time, have an inadequate supply of products to meet customer demands. Alternatively, if customer demand is less than forecasts, EveryWare could have excess supply.

EveryWare relies on increasingly complex information systems for management of its manufacturing, distribution, sales, accounting and other functions. If its information systems fail to perform these functions adequately, or if EveryWare experiences an interruption in its operations, its business and results of operations could suffer.

All of EveryWare’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon its complex information systems. EveryWare’s information systems are vulnerable to damage or interruption from: earthquake, fire, flood, hurricane and other natural disasters; power loss, computer systems failure, Internet and telecommunications or data network failure; and hackers, computer viruses, software bugs or glitches. Any damage or significant disruption in the operation of such systems or the failure of EveryWare’s information systems to perform as expected could disrupt its business or result in decreased sales, increased overhead costs, excess inventory and product shortages. EveryWare has taken significant steps to mitigate the potential impact of each of these risks, but these procedures may not be completely successful.

EveryWare’s products are subject to various health and safety requirements and may be subject to new health and safety requirements in the future, which could have a material adverse effect on EveryWare’s operations.

EveryWare’s products are subject to certain legal requirements relating to health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s operations. If any of EveryWare’s products becomes subject to new regulations, or if any of EveryWare’s products becomes specifically regulated by additional governmental or other regulatory entities, the cost of compliance could be material. For example, the U.S. Consumer Product Safety Commission (the “CPSC”) regulates many consumer products, including EveryWare’s products sold to our consumer customers. New regulations or policies by the CPSC could require EveryWare to change its manufacturing processes, which could materially raise EveryWare’s manufacturing costs. In addition, new regulations could reduce sales of EveryWare’s consumer products. Furthermore, a significant order or judgment against EveryWare by governmental or regulatory authority relating to health or safety matters, or the imposition of a significant fine relating to such matters, or a voluntary or mandatory recall of regulated products may have a material adverse effect on EveryWare’s results of operations and financial condition.

Regulation related to climate change and environmental and health and safety matters could negatively impact EveryWare’s results of operations and financial condition.

EveryWare must comply with extensive laws, rules and regulations in the United States and in each of the countries it engages in business regarding environmental matters, such as air, soil and water quality, waste disposal and climate change. EveryWare must also comply with extensive laws, rules and regulations regarding safety, health and corporate responsibility matters. These legal requirements frequently change and vary among jurisdictions. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare has incurred, and expects to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. For example the U.S. EPA issued a finding in 2009 that greenhouse gases contribute to air pollution that endangers public health and welfare. The endangerment finding and EPA’s determination that greenhouse gases are subject to regulation under the Clean Air Act, may lead to regulation of stationary sources of greenhouse gas emissions. The failure to comply materially with existing and new laws, rules and regulations could adversely affect EveryWare’s results of operations and financial condition. Many environmental legal requirements provide for substantial fines, orders and criminal sanctions for violations. Also, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that EveryWare presently or formerly owned or operated, as well as at other properties for which EveryWare may be responsible, including those at which wastes attributable to EveryWare were disposed. Historically, EveryWare has incurred costs and capital expenditures in complying with these laws and regulations, including at a former ceramics facility in Buffalo, New York, and a silverware manufacturing plant in Sherrill, New York. See “Information about EveryWare—Environmental Matters.” A significant order or judgment against EveryWare, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on EveryWare’s results of operations and financial condition.

EveryWare is subject to laws and regulations governing the Internet and e-commerce and may be subject to future laws and regulations governing the Internet and e-commerce, which could have a material adverse effect on EveryWare’s operations

EveryWare is subject to laws and regulations governing the Internet and e-commerce. These existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and personal privacy apply to the Internet and e-commerce. Unfavorable resolutions of these issues would harm EveryWare’s business. This could, in turn, diminish the demand for EveryWare’s products on the Internet and increase EveryWare’s cost of doing business.

A substantial portion of our operating income is derived from license fees. Any significant or material reduction of these fees could have a material adverse effect on our results of operations.

We have entered into license agreements under which we license the ONEIDA® trademark for use by third parties on their products, and a substantial portion of our operating income is derived from license fees under these agreements. License fees from these third parties represented $6.9 million or 1.6% of our consolidated revenues and 36.1% of our consolidated operating income for 2012. Robinson Home Products, Inc., our largest licensee by revenues, exclusively markets ONEIDA® branded flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2012, we recognized $5.9 million in license fees from Robinson Home Products, which represented 1.4% of our consolidated revenues and 30.6% of our consolidated operating income for 2012. If we lose our license fees from Robinson Home Products due to a change in our relationship with them or in their business, we would seek to terminate our agreement with them and either market the ONEIDA® branded products directly in our Consumer segment or enter into an alternative arrangement with a new licensee, and, as a result, there could be a disruption in royalty payments the significance and duration of which could have a material adverse effect on our operating income and results of operations for the period in which this disruption occurs.

EveryWare’s pension plans are underfunded and, in the future, the underfunding levels of its pension plans and its pension expense could materially increase.

Many of EveryWare’s employees participate in, and many of EveryWare’s former employees are entitled to benefits under, funded and unfunded defined benefit pension plans and post-retirement welfare plans. All of EveryWare’s U.S. defined benefit pension plans are frozen. Over time, EveryWare has experienced periods of declines in interest rates and pension asset values. As a result, EveryWare’s pension plans and our post-retirement welfare plans are underfunded. Further declines in interest rates or the market value of the securities held by the plans, or certain other changes, could materially increase the underfunded status of EveryWare’s plans in 2013 and beyond and affect the level and timing of required contributions in 2014 and beyond. The unfunded amount of the projected benefit obligation for our global defined benefit pension and post-retirement welfare plans was $19.5 million and $20.5 million at December 31, 2011 and December 31, 2012, respectively. EveryWare currently estimates that it will be required to make contributions to the global funded defined benefit pension plans of approximately $1.1 million in 2013. The current underfunded status of EveryWare’s pension plans will, and a further material increase in the underfunded status of the plans would, significantly increase EveryWare’s required contributions and pension expense, could impair its ability to achieve or sustain future profitability and could adversely affect its financial condition.

Charges related to EveryWare’s employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect its results of operations and financial condition.

In connection with EveryWare’s employee pension and postretirement welfare plans, EveryWare is exposed to market risks associated with changes in the various capital markets.

Changes in long-term interest rates affect the discount rate that is used to measure its obligations and related expense. EveryWare’s total pension and postretirement welfare expense, including pension settlement charges, for all plans was $0.1 million and $0.3 million for the fiscal years ended December 31, 2011 and 2012, respectively. We expect our total pension and postretirement welfare expense for all plans to decrease to $0.1 million in 2013. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2012 year-end data, sensitivity to these key market risk factors is as follows:

•	A decrease of 1 percent in the discount rate would decrease EveryWare’s total pension and postretirement welfare expense by approximately $0.1 million.

•	A decrease of 1 percent in the expected long-term rate of return on plan assets would increase total pension expense by approximately $0.2 million.

To the extent that EveryWare experiences headcount changes, it may incur further expenses related to its employee pension and postretirement welfare plans, which could have a material adverse effect on its results of operations and financial condition.

Our ability to recognize the benefit of deferred tax assets is dependent upon future taxable income and the timing of difference reversals.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income and the timing of reversals of temporary differences. To the extent that these factors differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. As of December 31, 2012, we have recorded a partial valuation allowance. Additionally, future changes in tax laws could impact our ability to obtain the future tax benefits represented by our deferred tax assets. As of December 31, 2012, our current deferred tax asset was $6.7 million and our long-term deferred tax asset was $15.9 million, net of a long term deferred tax liability of $8.6 million. We expect the consummation of the Business Combination to result in a “change in control” for purposes of Section 382 of the Internal Revenue Code. This will apply an annual limitation on our ability to use net operating losses that existed at the date of the change in control.

Risks Related to EveryWare’s Indebtedness

The combined company will have a substantial amount of indebtedness following the Business Combination, which may limit its operating flexibility and could adversely affect its results of operations and financial condition.

On a pro forma basis after giving effect to the Business Combination, EveryWare would have had approximately $250.0 million of indebtedness as of December 31, 2012, consisting of the proposed $250.0 million term loan, and no borrowings under EveryWare’s amended and restated ABL facility, which is expected to provide up to $50.0 million of borrowing capacity, subject to certain “borrowing base” limitations. At the time of the closing of the Business Combination, because we expect EveryWare’s net debt to be higher than at December 31, 2012, we expect we will have borrowings under the amended and restated ABL facility to fund ongoing working capital and other general corporate expenses.

The combined company’s indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing the combined company’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•

requiring the dedication of a substantial portion of the combined company’s cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business, the competitive environment and the industry in which it operates;

•	placing the combined company at a competitive disadvantage as compared to its competitors that are not as highly leveraged; and

•	limiting the combined company’s ability to borrow additional funds and increasing the cost of any such borrowing.

An increase in interest rates would adversely affect the combined company’s profitability. To the extent that the combined company’s access to credit was to be restricted because of its own performance or conditions in the capital markets generally, the combined company’s financial condition would be materially adversely affected. The combined company’s level of indebtedness may make it difficult to service its debt, and may adversely affect its ability to obtain additional financing, use operating cash flow in other areas of its business or otherwise adversely affect its operations.

Risks Related to ROI and the Business Combination

References in this “Risks Related to ROI and the Business Combination” section to “ROI,” the “Company,” “we,” “us” and “our” shall refer to ROI Acquisition Corp.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

EveryWare is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, we will be subject to Section 404. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of EveryWare as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Our working capital will be reduced if our stockholders exercise their redemption rights in connection with the Business Combination, which may adversely affect our business and future operations.

Pursuant to our second amended and restated certificate of incorporation, holders of public shares may demand that we redeem their shares for a pro rata share of the cash held in the trust account, less franchise taxes and income tax payable, calculated as of two business days prior to the closing.

If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) a portion of the cash consideration pursuant to the Merger Agreement, (ii) ROI stockholders who properly exercise their redemption rights, (iii) up to $2.25 million in deferred underwriting compensation to the underwriters of our initial public offering and other designated persons and certain additional fees for advisory services, (iv) all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company, ROI Merger Sub Corp., ROI Merger Sub LLC or EveryWare in connection with the transactions contemplated by the Business Combination and (v) unpaid franchise and income taxes of the Company.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on EveryWare, we cannot assure you that this diligence revealed all material issues that may be present in EveryWare’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and EveryWare’s control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, upon completion of the Business Combination, the MCP Funds will own between approximately 51.8% and 85.5% of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different from these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to ROI’s trading price are not met following the

Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. See “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. As a result, the MCP Funds will have the ability to determine the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Upon the closing of the Business Combination, we will enter into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants, the shares of our common stock that we will issue under the Merger Agreement, any shares of issued or issuable upon the exercise of any equity security of the Company that is issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.” This registration rights agreement amends and restates entirely the registration rights agreement we entered into in connection with our initial public offering. Under this agreement, we have agreed that the holders of a majority of the registrable securities are entitled to three long form registrations and unlimited short form registrations, known as demand registrations, whereby we are required to file a shelf registration statement with the SEC as soon as practicable after receipt of such demand registration. The holders of a majority of the registrable securities will be entitled to unlimited takedowns of the shelf, provided the shelf remains effective. However, the Company shall not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. Holders of registrable securities will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of the registration statement we file pursuant to the registration rights agreement, or upon the expiration of the lockup periods applicable to the common stock that we will issue to EveryWare equity holders, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our stock.

Although we expect our common stock will be listed on NASDAQ after the closing, there can be no assurance that our common stock will be so listed or, if listed, that we will be able to comply with the continued listing standards of NASDAQ.

Our common stock, units and warrants are currently listed on NASDAQ. In connection with the closing of the Business Combination, we have applied to continue to list our common stock on NASDAQ after the closing under the symbol “EVRY.” As part of the application process, we are required to provide evidence that we are able to meet the continuing listing requirements of NASDAQ, including the requirement that our common stock is held by a minimum of 300 holders. If we are unable to list our common stock on NASDAQ or if, after the Business

Combination, NASDAQ delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

ROI may apply the net proceeds released from the trust account together with the proceeds of the proposed acquisition financing in a manner that does not improve our results of operations or increase the value of your investment.

If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) a portion of the cash consideration pursuant to the Merger Agreement, (ii) ROI stockholders who properly exercise their redemption rights, (iii) up to $2.25 million in deferred underwriting compensation to the underwriters of our initial public offering and other designated persons and certain additional fees for advisory services, (iv) all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company, ROI Merger Sub Corp., ROI Merger Sub LLC or EveryWare in connection with the transactions contemplated by the Business Combination and (v) unpaid franchise and income taxes of the Company.

Other than these uses, we do not have specific plans for any funds remaining from the proposed acquisition financing and the trust account and will have broad discretion regarding how we use such funds. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the Company’s results of operations or increase the value of your investment.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination. Because the share exchange ratio in the Merger Agreement will not be adjusted to reflect any changes in the market price of our common stock, the market value of the Company common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for EveryWare’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to EveryWare and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 11,676,667 shares of our common stock will become exercisable for a like number of shares of our common stock in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 7,500,000 warrants originally sold as part of units in our initial public offering, 4,166,667 sponsor warrants originally sold by the Company to an affiliate of our Sponsor in a private sale simultaneously with our initial public offering (which were subsequently transferred to our Sponsor) and 10,000 sponsor warrants originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. These warrants will become exercisable 30 days after the completion of the Business Combination, and will expire at 5:00 p.m., New York time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. The exercise price of these warrants is $12.00 per share, or $140.1 million in the aggregate for all shares underlying these warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the ability of our board of directors to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or annual meeting of our stockholders;

•

the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	controlling the procedures for the conduct and scheduling of stockholder meetings;

•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company’s.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of ROI’s outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect a business combination by November 29, 2013, we will be forced to liquidate and the warrants will expire worthless.

If we do not complete a business combination by November 29, 2013, our second amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable (less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In the event of liquidation, there will be no distribution with respect to the company’s outstanding warrants. Accordingly, the warrants will expire worthless.

For illustrative purposes, based on funds in the trust account of $75.1 million on December 31, 2012, the estimated per share redemption price would have been approximately $10.00. We do not anticipate the trust account balance at the time the Business Combination is completed will be materially greater than the funds held in trust as of December 31, 2012.

If we are forced to liquidate, our stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by November 29, 2013 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following November 29, 2013 in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after November 29, 2013 in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Unlike some other blank check companies, the Company does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders do not agree.

Since the Company has no specified maximum redemption threshold, our structure is different in this respect from the structure that has been used by some blank check companies. Previously, blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold is typically between 19.99% and 39.99%. As a result, we may be able to consummate the Business Combination even though a substantial number of our public stockholders do not agree with the transaction and have redeemed their shares. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (500,001 shares or 5.3% of the Company’s issued and outstanding public shares of common stock, as of December 31, 2012). In addition, it is a condition to closing under the Merger Agreement that we provide cash consideration of at least $90.0 million to EveryWare equityholders from the amount held in the trust account and from the proceeds of acquisition financing which we will seek to obtain in connection with the Business Combination. Each redemption of public shares by our public stockholders will decrease the amounts in our trust account and increase the number of additional shares of ROI Common Stock we would need to issue as a result of the cash shortfall. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $90.0 million of available cash to pay the Cash Merger Consideration. If, however, redemptions by our public stockholders cause us to be unable to provide EveryWare’s equityholders with $90.0 million in cash consideration at the closing of the Business Combination, EveryWare, may, at its option, elect to receive additional shares of ROI Common Stock equal to the cash shortfall and thereby reduce the amount of cash it receives to as low as $55.0 million, which would increase the maximum redemption threshold.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. In addition, if the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Our stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

We will issue 10,440,000 shares of common stock of the Company at the closing to EveryWare’s equity holders, subject to adjustment as described herein, and an additional 3,500,000 Earnout Shares. As a result, our current stockholders will hold 9,385,000 shares or approximately 40.4% of the post-merger company. This percentage assumes that ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt and are based upon net debt of EveryWare at December 31, 2012. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. This percentage also does not take into account (i) the additional 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that could in each case be subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock option in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. See “Summary — ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Consequently, the ability of our current stockholders following the Business Combination to influence management of the Company through the election of directors will be substantially reduced.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least on business day prior to the closing. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Directors of the Company have potential conflicts of interest in recommending that securityholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

When considering our board of directors’ recommendation that the our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that directors and executive officers of the Company have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the continued right of our Sponsor and our Chief Executive Officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our Chief Executive Officer to hold sponsor warrants to purchase shares of our common stock;

•	the continuation of certain of our officers and directors as directors (but not officers) of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our securityholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require the Company to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of EveryWare’s business, a request by EveryWare to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on EveryWare’s business and would entitle the Company to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of the Company, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our securityholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

If we are unable to complete the Business Combination by November 29, 2013, our second amended and restated certificate of incorporation provides that its corporate existence will automatically terminate and we will dissolve and liquidate. In such event, third parties may bring claims against the Company and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

We must complete a business combination by November 29, 2013, when, pursuant to our second amended and restated certificate of incorporation, our corporate existence will terminate and we will be required to liquidate. In such event, third parties may bring claims against the Company. Although we have obtained waiver agreements from many of the vendors and service providers we have engaged and prospective target businesses with which we have negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that such parties will not bring claims seeking recourse against the trust account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as other claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the Company’s assets, including the funds held in the trust account. Further, we could be subject to claims from parties not in contract with it who have not executed a waiver, such as a third party claiming tortious interference as a result of the Business Combination. GEH Capital Inc., Joseph A. De Perio and George E. Hall have agreed that they will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which we have discussed entering into a business combination agreement, reduce the amounts in the trust account to below $10.00 per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, GEH Capital Inc., Joseph A. De Perio and George E. Hall will not be responsible to the extent of any liability for such third party claims. However, we have not asked GEH Capital Inc., Joseph A. De Perio or George E. Hall to reserve for such indemnification obligations and there can be no assurance that GEH Capital Inc., Joseph A. De Perio or George E. Hall would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. In addition, if GEH Capital Inc., Joseph A. De Perio or George E. Hall assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against GEH Capital Inc., Joseph A. De Perio and George E. Hall to enforce their indemnification obligations. While we currently expect that the Company’s independent directors would take legal action on their behalf against GEH Capital Inc., Joseph A. De Perio and George E. Hall to enforce their indemnification obligations, it is possible that the Company’s independent directors in exercising their business judgment may choose not to do so in any particular instance.

Stockholders of ROI who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things, tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 4:30 P.M., New York time, on the second business day prior to the special meeting of stockholders. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The financial statements included in this proxy statement do not take into account the consequences to ROI of a failure to complete a business combination by November 29, 2013.

The financial statements included in this proxy statement have been prepared assuming that we would continue as a going concern. As discussed in Note 1 to the Notes to the ROI financial statements for the year ended December 31, 2012, we are required to complete the Business Combination by November 29, 2013. The possibility of the Business Combination not being consummated raises some doubt as to our ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ROI board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

Our board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our board and management conducted due diligence on EveryWare, researched the industries in which EveryWare operates, and developed a long-range financial model and concluded that the Business Combination was in the best interest of our stockholders. The lack of a third-party valuation or fairness opinion may lead an increased number of our stockholders to vote against the Business Combination Proposal or demand redemption of their shares of our common stock, which could potentially impact our ability to consummate the Business Combination.

The Company and EveryWare will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on the Company and EveryWare. These uncertainties may impair our or EveryWare’s ability to retain and motivate key personnel and could cause customers and others that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or EveryWare’s business could be harmed.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and EveryWare operating as a public company. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Registration of the shares underlying the warrants and a current prospectus may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

Under the warrant agreement, we will be obligated to use our best efforts to maintain the effectiveness of a registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we will be obligated to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrantholder to the extent an exemption is not available.

If any such registration statement is not effective on the 60th day following the closing of the Business Combination or afterward, we will be required to permit holders to exercise their warrants on a cashless basis, under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the shares issuable upon such exercise are registered or qualified under the Securities Act and securities laws of the state of the exercising holder to the extent an exemption is unavailable. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that the shares underlying such warrants are not registered or qualified under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the outstanding public warrants at any time after they become exercisable (which would not be before 30 days after the consummation of the Business

Combination) and prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available. Redemption of the outstanding public warrants could force holders of public warrants:

•	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

We may not be able to complete the proposed financing transactions in connection with the Business Combination.

We may not be able to complete the proposed financing transactions, including the amendment of EveryWare’s existing ABL revolving credit facility (the “ABL facility”) and the proposed term loan, in connection with the Business Combination on terms that are acceptable to us, or at all. If we do not complete the proposed financing transactions described in this proxy statement, we will be required to obtain alternative financing in order to fund a portion of the cash consideration for the Business Combination. If we are unable do so on terms that are acceptable to us, or at all, we may not be able to complete the Business Combination. Neither completing the amendment of EveryWare’s existing ABL facility or the proposed term loan, nor obtaining any other financing, is a condition to the Business Combination under the Merger Agreement; however, it is a condition to closing under the Merger Agreement that we provide cash consideration of at least $90.0 million to EveryWare, from the amount held in the trust account and from the proceeds of acquisition financing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2012 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 are based on the historical financial statements of EveryWare and ROI after giving effect to the Business Combination and the proposed related financing transactions.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of December 31, 2012 assumes that the Business Combination and the related proposed financing transactions were completed on December 31, 2012.

The unaudited pro forma condensed combined balance sheet as of December 31, 2012 was derived from EveryWare’s audited consolidated balance sheet and ROI’s audited consolidated balance sheet, in each case, as of December 31, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was derived from EveryWare’s audited consolidated statement of operations and ROI’s audited consolidated statement of income, in each case, for the year ended December 31, 2012.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “EveryWare Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto of ROI and EveryWare.

EveryWare is considered to be the acquirer for accounting purposes because it will obtain control of ROI. EveryWare does not have a change in control since the EveryWare operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and laities of EveryWare and ROI will be carried at historical cost and there will be no step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination will be a charge to additional paid-in capital.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential redemption of ROI common stock:

•	Assuming No Redemption: This presentation assumes that no ROI stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Maximum Redemption:    This presentation assumes that all ROI stockholders exercise their redemption rights with respect to a maximum of 7,009,999 public shares. ROI has no specified maximum redemption threshold except that it must retain $5,000,001 of net tangible book value. This presentation also assumes that EveryWare does not elect to terminate the Merger Agreement if the Cash Merger Consideration is less than $90.0 million and that it elects to accept $55.0 million of Cash Merger Consideration with the remainder paid in ROI Common Stock.

The following table summarizes the consideration, sources and uses for the Business Combination, and ownership interests for both the “Assuming No Redemption” and “Assuming Maximum Redemption” alternatives:

	Assuming no redemption	Assuming maximum redemption
	(Dollars and shares in thousands)
Business Combination consideration payable to Sellers
Cash consideration	$107,500	$58,390
Stock consideration	104,400	153,510
Stock consideration—Earnout Shares	35,000	35,000

Total	$246,900	$246,900

Shares
Shares issuable to EveryWare stockholders	10,440	15,351
Shares held by ROI stockholders	9,385	9,385
Shares redeemable by ROI stockholders	—	(7,010)
Earnout Shares issuable to EveryWare stockholders	3,500	3,500

Total	23,325	21,226

Ownership interest of former stockholders of EveryWare(1)	54.2%	89.4%
Ownership interest of former stockholders of ROI(1)	45.8%	10.6%

Sources & (Uses) of Cash
Cash proceeds available from trust account	$75,156	$75,156
Proceeds from debt financing	250,000	250,000

Total sources	325,156	325,156
Redemption of 7,009,999 shares from the trust account	—	(70,100)
Cash consideration to Sellers	(107,500)	(58,390)
Repayment of EveryWare Debt	(182,623)	(182,623)
Deferred underwriting fees	(2,250)	(2,250)
Debt financing costs	(4,563)	(4,563)
Transaction costs	(7,694)	(7,694)

Total uses	(304,630)	(325,620)
EveryWare cash balance at December 31, 2012	3,136	3,136

Total	$23,662	$2,672

(1)	The ownership interest % excludes 3.5 million shares issuable to EveryWare stockholders and 551,471 incentive shares issued to ROI founders that are subject to forfeiture. If included, ownership interest of former stockholders of EveryWare would be 59.8% and 88.8% assuming no redemption and assuming maximum redemption, respectively. Ownership interest of former stockholders of ROI would be 40.2% and 11.2% assuming no redemption and assuming maximum redemption, respectively.

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2012

(Dollars in thousands)

	2012 EveryWare Historical	ROI Historical	Pro Forma Adjustments		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming maximum redemption)		Combined Pro Forma (assuming maximum redemption)
ASSETS
Current assets:
Cash	$2,672	$464	$75,156	A	$23,662	$49,110	K	$2,672
			(107,500)	B		(70,100)	L
			250,000	D
			(4,563)	E
			(182,623)	F
			(2,250)	G
			(7,694)	H
Cash held in trust	—	75,156	(75,156)	A	—			—
Trade accounts receivable	50,382	—			50,382			50,382
Inventories	107,979	—			107,979			107,979
Other current assets	11,337	91	652	E	10,563			10,563
			(1,517)	E
Deferred income taxes	6,689	—			6,689			6,689

Total current assets	179,059	75,711	(55,495)		199,275	(20,990)		178,285
Property, plant and equipment, net	49,336	—			49,336			49,336
Goodwill and intangibles	61,059	—			61,059			61,059
Deferred tax asset	15,890	—			15,890			15,890
Other assets	7,230	—	3,911	E	5,831			5,831
			(5,310)	E

Total assets	$312,574	$75,711	$(56,894)		$331,391	$(20,990)		$310,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,248	$—	$(1,248)	F	$—			$—

Accounts payable, accrued expenses and other current	71,467	312			71,779			71,779

Long term debt classified as current	10,774	—	2,500 (10,308)	D F	2,966			2,966

Total current liabilities	83,489	312	(9,056)		74,745	—		74,745
Long-term debt	135,892	—	247,500	D	247,500			247,500
			(135,892)	F
Revolver	35,175	—	(35,175)	F	—			—
Other long-term liabilities	40,690		—		40,690			40,690
Deferred income taxes	8,635	—	—		8,635			8,635
Warrant liability	—	4,671			4,671			4,671
Due to underwriters’	—	2,250	(2,250)	G	—			—

Total liabilities	303,881	7,233	65,127		376,241	—		376,241

	2012 EveryWare Historical	ROI Historical	Pro Forma Adjustments		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming maximum redemption)		Combined Pro Forma (assuming maximum redemption)
Common stock subject to possible redemption		63,478	(63,478)	C	—
Stockholders’ equity:
Preferred stock	—	—	—		—			—
Common stock	748	—	1	B	2	—	L	2
			1	C		—	M
			(748)
Additional paid-in capital	22,444	5,000	(107,500)	B	—	49,110	K	—
			(139,401)	B		(70,100)	L
			139,400	B		(49,110)	M
			63,477	C		49,110	M
			(7,694)	H		20,990	N
			748	I
			23,526	J
Retained earnings (accumulated deficit)	(9,001)		(23,526)	J	(39,354)	(20,990)	N	(60,344)
			(6,827)	E
Accumulated other comprehensive loss	(5,498)	—			(5,498)			(5,498)

Total stockholders’ equity	8,693	5,000	(58,543)		(44,850)	(20,990)		(65,840)

Total liabilities and stockholders’ equity	$312,574	$75,711	$(56,894)		$331,391	$(20,990)		$310,401

See accompanying notes to the unaudited pro forma condensed combined financial statements.

EveryWare Global, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2012

(Dollars in thousands, except per share amounts)

	2012 EveryWare Historical	ROI Historical	Pro Forma Adjustments		Combined Pro Forma (assuming no redemption)	Additional Pro Forma Adjustments (assuming maximum redemption)		Combined Pro Forma (assuming maximum redemption)
Net sales	$414,782	$—			$414,782			$414,782
License fees	6,907	—			6,907			6,907

Total revenue	421,689	—			421,689			421,689

Cost of sales	315,609	—			315,609			315,609

Gross margin	106,080	—			106,080			106,080

Selling, distribution and administrative expense	86,858	437	(102)	R	87,193			87,193
(Gain) loss on disposal of fixed assets	114	—			114			114

Income (loss) from operations	19,108	(437)			18,773			18,773

Other income	2,523	4,087			6,610			6,610
Other expense	(3,637)	—			(3,637)			(3,637)
Interest income	—	57			57			57
Interest expense including amortization of deferred finance costs	(22,536)	—	(17,464)	O	(17,464)			(17,464)
			22,536	P

Income (loss) before income tax expense	(4,542)	3,707	5,174		4,339			4,339
Income tax (benefit) expense	(585)	—	1,966	S	1,381			1,381

Net income (loss)	$(3,957)	$3,707	$3,208		$2,958			$2,958

Net income (loss) per common share:
Basic	$(153.36)	$0.39			$0.13			$0.14
Diluted	$(146.34)	$0.39			$0.13			$0.14
Weighted average shares outstanding:
Basic	25,802	9,385,000	13,940,000	T	23,325,000	(2,099,000)	T	21,226,000
Diluted	27,039	9,385,000			23,325,000			21,226,000

(1)	The presentation of weighted average shares outstanding includes all issued and outstanding shares of common stock (including shares subject to possible redemption)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2012 are as follows:

(A)	To record the reclassification of $75.2 million of cash and investments held in the ROI trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of EveryWare following the Business Combination.

(B)	To reflect the payment of the merger consideration, consisting of $107.5 million of cash and 13,940,000 shares of common stock (which include 3,500,000 Earnout Shares).

(C)	To reflect the reclassification of 6,347,809 shares of common stock aggregating approximately $63.5 million of ROI common stock subject to conversion to permanent equity.

(D)	To reflect the new $250.0 million term loan, assuming the term loan is issued with no original issue discount. Such amount includes $2.5 million in the current portion of long-term debt.

(E)	To reflect $4.6 million in financing fees incurred in connection with new term loan, $0.7 million of which was reflected as a current asset and $3.9 million of which was reflected as a long-term asset, and the write-off of previous deferred financing fees of EveryWare in the amount of approximately $6.8 million.

(F)	To reflect the repayment of borrowings under EveryWare’s ABL facility and outstanding debt, except for capitalized leases, repaid in connection with the Business Combination. At the time of the closing of the Business Combination, because we expect EveryWare’s net debt to be higher than at December 31, 2012, we expect we will have borrowings under the amended and restated ABL facility to fund ongoing working capital and other general corporate expenses.

(G)	To reflect the payment of deferred underwriting fees relating to the ROI initial public offering.

(H)	To reflect transaction costs of $7.7 million related to the Business Combination.

(I)	To reflect the elimination of EveryWare common stock and elimination of ROI historical accumulated deficit.

(J)	To reclass the debit balance in additional paid-in capital to retained earnings.

Assuming Maximum Exercise of Redemption Rights

(K)	To reflect the reduction in the Cash Merger Consideration.

(L)	To reflect the cash payment to ROI public stockholders exercising redemption rights and reduction of related ROI common stock outstanding.

(M)	To reflect the issuance of additional ROI common stock to EveryWare stockholders.

(N)	To reclass the debit balance in additional paid-in capital to retained earnings.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 are as follows:

(O)	To record interest expense and amortization of deferred financing fees, assuming a 6.75% interest rate on the new term loan and that the term loan is issued without original issue discount. Deferred financing fees are amortized over a 7-year period.

Term loan	$16.8 million
Amortization of financing fees	0.7 million
Total interest expense	$17.5 million

The rates shown are solely for illustrative purposes and reflect assumptions with respect to the debt financing for the Business Combination. A 0.125% variance in the assumed interest rate on the term loan would cause an increase or decrease in our interest expense of $0.311 million for the year ended December 31, 2012. ROI has not received commitment letters from lenders with respect to the proposed debt financing. The terms of the proposed financing may differ materially from these assumptions. In addition, any cash shortfall due to transaction expenses being higher or EveryWare net debt at closing being higher is expected to be funded with borrowings under the Company’s $50.0 million ABL facility. Any incremental borrowings under the ABL facility would increase pro forma interest expense.

(P)	To reflect the elimination of EveryWare interest expense on debt repaid in connection with the Business Combination.

(Q)	ROI currently has a provision in its warrant agreement on whether that causes the warrants to be treated as a derivative liability. ROI warrantholders will be voting to remove this provision. The approximately $4.0 million income statement impact resulting from the change in fair value of the warrant liability has not been removed in the pro forma income statement.

(R)	To remove $0.1 million of expenses pursuant to the ROI administrative service agreement that terminates upon a business combination.

(S)	To adjust for income tax expense at EveryWare’s statutory rate of 38%.

(T)	Pro forma earnings per share (EPS), basic and diluted, are computed by the dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period. The effect of the 11,676,666 warrants has not been included in the diluted earnings per common share amount because their effect has been determined to be anti-dilutive for the year ended December 31, 2012.

Pro Forma Shares:	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption
	(shares in thousands)
Shares issuable to EveryWare stockholders	13,940	18,851
Shares issuable to ROI stockholders	9,385	2,375
Weighted average number of shares outstanding—basic and diluted	23,325	21,226

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for EveryWare and ROI and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 7,009,999 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical and Pro Forma Financial Information of EveryWare” and “Selected Historical Financial Information of ROI” included elsewhere in this proxy statement and the historical financial statements of EveryWare and ROI included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of EveryWare and ROI would have been had the Business Combination been completed or to project EveryWare and ROI’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of EveryWare and ROI would have been had the Business Combination been completed nor the book value per share for any future date or period.

	EveryWare (Historical)	ROI (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 7,009,999 Shares
			(Unaudited)	(Unaudited)
As of and for the Year Ended December 31, 2012
Book value (deficit) per share(a)	$3.31	$0.53	$(1.92)	$(3.10)
Shares outstanding (including redeemable stock)(b)	27,039	9,385,000	23,325,000	21,226,000
Basic and diluted earnings per share(b)	$(146.34)	$1.18	$0.13	$0.14
Cash dividends declared per share	$385.57	$—	$—	$—

(a)	Book value per share is calculated using the following formula:

Book value per share = (Total Stockholders’ Equity excluding Preferred Equity)/Total Outstanding Shares)

(b)	The shares outstanding and basic and diluted earnings (loss) per share calculation for ROI includes shares subject to possible redemption.

SPECIAL MEETING IN LIEU OF 2013 ANNUAL MEETING OF ROI STOCKHOLDERS AND SPECIAL MEETING OF ROI PUBLIC WARRANTHOLDERS

General

We are furnishing this proxy statement to our stockholders and public warrantholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of 2013 annual meeting of stockholders and special meeting of public warrantholders to be held on [•], 2013, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders and public warrantholders on or about [•], 2013. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders or public warrantholders, as applicable.

Date, Time and Place of Special Meetings

The special meeting of stockholders of ROI will be held at 10:00 a.m. Eastern time, on [•], 2013, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

The special meeting of public warrantholders of ROI will be held at 10:30 a.m. Eastern time, on [•], 2013, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders or warrantholders if you owned shares of our common stock or warrants, respectively, at the close of business on April 15, 2013, which is the record date for the special meetings of stockholders and public warrantholders. With respect to the special meeting of stockholders, you are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date, and with respect to the special meeting of warrantholders, you are entitled to one vote for each warrant that you owned as of the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 9,385,000 shares of ROI common stock outstanding, of which 7,500,000 are public shares, 1,863,000 are founder shares held by our Sponsor, 4,000 are founder shares held by Mashburn Enterprises, LLC, an entity wholly owned by Jamal Mashburn, one of our directors, 4,000 are founder shares held by Joseph A. Stein, one of our directors, 4,000 are founder shares held by David L. Burke, one of our directors and 10,000 are shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin and (ii) 11,676,667 warrants of ROI outstanding, consisting of 7,500,000 public warrants originally sold as part of units in ROI’s initial public offering, 4,166,667 sponsor warrants that were sold by ROI to an affiliate of our Sponsor in a private sale simultaneously with ROI’s initial public offering (which sponsor warrants were subsequently transferred to our Sponsor) and 10,000 sponsor warrants originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin.

Vote of ROI Founders and Chairman and CEO

In connection with our initial public offering, we and Deutsche Bank Securities, the representative of the underwriters of the initial public offering, entered into agreements with each of our founders pursuant to which the founders agreed to vote the founder shares and any other shares acquired during and after our initial public offering in favor of the Business Combination Proposal. Our Chairman of the Board and Chief Executive Officer has also agreed to vote his shares in favor of the Business Combination Proposal. This agreement applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Clinton Group, Inc., as its investment manager. George E. Hall, our Chief Investment Officer and Director, is the Chief Investment Officer and President of Clinton Group, Inc.

Pursuant to the terms of the warrant agreement, our Sponsor is not permitted to vote the sponsor warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. Our Sponsor owns 507,184 public warrants, 500,000 of which were purchased from an affiliate of our Sponsor after our initial public offering and 7,184 of which were purchased in open market transactions in April 2013. Our Sponsor will vote these public warrants in favor of the Warrant Amendment Proposal. As a result, in order for the Warrant Amendment Proposal to be approved, 4,367,816 of the remaining 6,992,816 outstanding public warrants not owned by our Sponsor, or 62.5% of the issued and outstanding public warrants, must vote in favor of the Warrant Amendment Proposal in order for this proposal to be approved.

Our founders have waived any redemption rights, including with respect to shares of common stock purchased in our initial public offering or in the aftermarket, in connection with Business Combination. The founder shares held by our founders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us prior to November 29, 2013. However, our founders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal and the Incentive Plan Proposal.

The approval of the Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, an ROI stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on the Certificate Proposal and the Director Election Proposal, and the Certificate Proposal and the Director Election Proposal are conditioned on the Business Combination Proposal. If the Certificate Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Certificate Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote. If you wish to approve the Business Combination Proposal, the Certificate Proposal or the Director Election Proposal, you must approve all three proposals.

The Incentive Plan Proposal is conditioned on the Business Combination Proposal. The Warrant Amendment Proposal does not require the approval of any other proposal to be effective.

Recommendation to ROI Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of, the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor and our chief executive officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our chief executive officer to hold sponsor warrants to purchase shares of our common stock;

•	the continuation of certain of our officers and directors as directors (but not officers) of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Required Vote for Proposals for the Special Meeting of Public Warrantholders

Under the terms of the warrant agreement governing our warrants, the approval of the Warrant Amendment Proposal requires approval by public warrantholders holding at least 65% of the outstanding public warrants. Accordingly, an ROI warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of our public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

No vote of the holders of any shares of our common stock is necessary to approve the Warrant Amendment Proposal, and we are not asking our stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Recommendation to ROI Warrantholders

Our board of directors believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal to be presented at the special meeting of public warrantholders is in the best interests of, the Company and our warrantholders and unanimously recommends that its warrantholders vote “FOR” each of the proposals.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders and public warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.”

With respect to the special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal, Certificate Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Business Combination Proposal and the Certificate Proposal and will have no effect on the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

With respect to the special meeting of public warrantholders, abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Adjournment Proposal. Broker non-votes will have the affect of a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Warrantholder Adjournment Proposal.

Voting Your Shares or Warrants

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Each public warrant that you own in your name entitles you to one vote on each of the proposals for the special meeting of public warrantholders. Your one or more proxy cards show the number of shares of our common stock and/or public warrants, as applicable that you own. There are several ways to vote your shares of common stock or public warrants:

•	You can vote your shares or warrants by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares of our common stock or public warrants, as applicable, will be voted, as recommended by our board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Certificate Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. With respect to proposals for the special meeting of public warrantholders, that means: “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal.

•

You can attend the applicable special meeting(s) and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock or public warrants, as applicable, are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock or public warrants.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meetings, or at either such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Daniel A. Strauss, the Company’s Secretary, in writing before the applicable special meeting that you have revoked your proxy; or

•	you may attend the applicable special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Certificate Proposal and the Adjournment Proposal. The special meeting of public warrantholders has been called only to consider the approval of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the applicable special meeting(s), no other matters may be considered at the special meetings if they are not included in the notice of the special meeting(s).

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock or warrants, you may call Okapi Partners LLC, our proxy solicitor, at (877) 274-8654 (toll free) or (212) 297-0720.

Redemption Rights

Pursuant to our second amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the EveryWare Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $75.1 million on December 31, 2012, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on [•], 2013 (two business days before the special meeting), both:

•	Submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Tel: (212) 845-3287

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•

Deliver your public shares either physically or electronically through DTC to our transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

It is a condition to closing under the Merger Agreement, however, that we provide cash consideration of at least $90.0 million to EveryWare’s stockholders, from the amount held in the trust account and from the proceeds of acquisition financing which we will seek to obtain in connection with the Business Combination. Each redemption of public shares by our public stockholders will decrease the amount in our trust account and increase the number of additional shares of ROI Common Stock we would need to issue as a result of the cash shortfall or the amount of cash we would need to obtain through acquisition financing. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $90.0 million of available cash to pay the Cash Merger Consideration when aggregated with the proceeds of our acquisition financing. If, however, redemptions by our public stockholders cause us to be unable to provide EveryWare’s stockholders with $90.0 million in cash consideration at the closing of the Business Combination when aggregated with the proceeds of our acquisition financing then EveryWare, may terminate the Merger Agreement or, at its option, elect to receive additional shares of ROI Common Stock equal to the cash shortfall from $107.5 million to as little as $55.0 million in cash. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the EveryWare Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by November 29, 2013, we will be required to dissolve and liquidate and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock or warrants in connection with the Business Combination.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Merger Agreement. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

NASDAQ Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction, and NASDAQ Listing Rule 5635(b) requires shareholder approval where the issuance of securities will result in a change of control. We currently have 9,385,000 shares of common stock outstanding, and we intend to issue approximately 13,940,000 shares of our common stock (including 3,500,000 Earnout Shares), or approximately 149% of our currently outstanding shares of common stock, in the Business Combination (assuming no redemptions of our public shares and no additional issuances of our common stock). Therefore, we are required to obtain the approval of our shareholders under both NASDAQ Listing Rules 5635(a) and 5635(b).

Because we are holding a stockholder vote on the Business Combination, our second amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting of stockholders.

Structure of the Business Combination

The Merger Agreement provides for the combination of the Company and EveryWare through the merger of ROI Merger Sub Corp., a wholly owned subsidiary of the Company, with and into EveryWare, with EveryWare surviving the merger as a wholly owned subsidiary of the Company, immediately followed by the merger of EveryWare with and into ROI Merger Sub LLC, another wholly owned subsidiary of the Company, with ROI Merger Sub LLC surviving the merger. As a result, each outstanding share of common stock of EveryWare and outstanding options therefore will convert into the right to receive shares of our common stock and outstanding options to acquire shares of EveryWare common stock will become options to acquire shares of our common stock.

The Merger Agreement

This subsection of the proxy statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of each agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Consideration to be Paid at Closing of the EveryWare Merger

Pursuant to the Merger Agreement, upon the effectiveness of the EveryWare Merger, all shares of common stock (including Class A Voting Common Stock, Class B Nonvoting Common Stock and Class C Nonvoting Common Stock) of EveryWare then outstanding will be converted into the right to receive (i) between $90.0 million and $107.5 million in cash, subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available after redemption of shares of our common stock, in accordance with our second amended and restated certificate of incorporation, from the trust account maintained for the benefit of our public stockholders and receipt of proceeds from our acquisition financing is less than $107.5 million, (ii) 10,440,000 shares of our common stock, subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available after redemption of shares of our common stock, in accordance with our second amended and restated certificate of incorporation from the trust account maintained for the benefit of our public stockholders and receipt of proceeds from our acquisition financing is less than $107.5 million and (iii) an additional 3,500,000 Earnout Shares, which shares are subject to forfeiture in the event that the trading price of our common stock does not exceed certain price targets subsequent to the closing of the Business Combination. The Earnout Shares will have same rights as other ROI common stock, including with respect to dividends, but will not be transferable prior to the date they cease to be forfeitable.

If the aggregate amount of cash immediately available for payment to the EveryWare stockholders (after giving effect to the payments payable to our stockholders of the Company holding shares of our common stock sold in our initial public offering who have previously validly elected to redeem their shares of our common stock pursuant to our second amended and restated certificate of incorporation) is less than $107.5 million, but not less than $90.0 million, then we shall have the option to reduce the aggregate cash consideration payable to the EveryWare stockholders to an amount not less than $90.0 million, provided that, in connection with such reduction, we simultaneously increase the aggregate number of shares of our common stock to be issued to the EveryWare stockholders by a number of shares of our common stock equal to (x) the amount of such shortfall from $107.5 million divided by (y) $10.00 (with cash being paid in lieu of fractional shares).

If the aggregate amount of cash immediately available for payment to the EveryWare stockholders (after giving effect to the payments payable to stockholders holding shares of our common stock sold in our initial public offering who have previously validly elected to redeem their shares of our common stock pursuant to our second amended and restated certificate of incorporation) is less than $107.5 million, then EveryWare shall have the option to terminate the Merger Agreement or reduce the aggregate cash consideration payable to the EveryWare stockholders to an amount not less than $55.0 million, provided that, in connection with such reduction, we simultaneously increase the aggregate number of shares of our common stock to be issued to the EveryWare stockholders by a number of shares of our common stock equal to (x) the amount of such shortfall from $107.5 million divided by (y) $10.00 (with cash being paid in lieu of fractional shares).

Treatment of EveryWare Stock Options

Additionally, upon the effectiveness of the EveryWare Merger, we will assume all outstanding stock options to acquire shares of EveryWare Class B Nonvoting Common Stock and each such stock option will be converted into a stock option to acquire our common stock. Each stock option assumed by us will be exercisable for a number of shares of our common stock equal to the product of (i) the number of shares of Class B Nonvoting Common Stock of EveryWare for which the stock option was exercisable immediately prior to the EveryWare Merger and (ii) the number of shares of our common stock included in the per share stock consideration payable to a holder of Class B Nonvoting Common Stock of EveryWare in the EveryWare Merger. Pursuant to the terms of the Merger Agreement, once assumed, the exercise price per share of each converted stock option to acquire our common stock will be adjusted to be equal to (i) the applicable exercise price per share of Class B Nonvoting Common Stock of EveryWare in effect immediately prior to the EveryWare Merger, divided by (ii) the number of shares of our common stock included in the per share stock consideration payable to a holder of Class B Nonvoting Common Stock of EveryWare in the EveryWare Merger. In addition, each of EveryWare and ROI has approved (A) a further adjustment to the exercise price of each converted stock option such that the aggregate intrinsic value of the converted stock options held by each optioholder immediately after EveryWare Merger is the same as the aggregate intrinsic value of the stock options to acquire shares of EveryWare Class B Nonvoting Common Stock held by such optionholder immediately prior to the EveryWare Merger and (B) a revision to the definition of “Change of Control” under the 2012 Option Plan that would allow for the time vesting and performance vesting options to vest and become exercisable (subject to the performance vesting thresholds in the case of the performance vesting options) once the MCP Funds, in the aggregate, hold less than 50% of the combined company’s voting equity securities.

Closing and Effective Time of the EveryWare Merger

The EveryWare Merger is expected to be consummated no later than three business days following the satisfaction or waiver of the conditions described below under the subsection below entitled “—Conditions to the Closing of the EveryWare Merger.”

Conditions to Closing of the EveryWare Merger

Conditions to the Company’s, ROI Merger Sub Corp.’s and ROI Merger Sub LLC’s Obligations

The obligations of the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC to effect the EveryWare Merger and otherwise consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the closing, of each of the following conditions:

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All of EveryWare’s representations and warranties in the Merger Agreement (with limited exceptions) shall be true and correct (without regard to any materiality or material adverse effect qualifier contained therein), on and as of the date of the Merger Agreement and on and as of the closing date as if made at and as of the closing date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the Company. Certain limited representations and warranties of EveryWare in the Merger Agreement shall be true and correct in all material respects, on and as of the date of the Merger Agreement and on and as of the closing date as if made at and as of the closing date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date).

•	All of the obligations that EveryWare or any of its subsidiaries is required to perform at or prior to the closing have been performed in all material respects.

•	The Business Combination Proposal, the Certificate Proposal and the Director Election Proposal shall have been approved as contemplated by this proxy statement.

•

The Company has received the following agreements and documents: (a) a certificate from the Company stating that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)), (b) a certificate of the Secretary of EveryWare, certifying to (i) the incumbency and specimen signature of each officer of EveryWare executing the Merger Agreement and any other document executed on behalf of EveryWare, (ii) EveryWare’s organizational documents, (iii) the resolutions of the board of directors of EveryWare approving and adopting the Merger Agreement, the ancillary agreements and the transactions contemplated thereby, which shall not have been modified, revoked or rescinded as of the closing date, (iv) the written consent of EveryWare’s shareholders, which shall not have been modified, revoked or rescinded as of the closing date, (c) Schedule 2.18 identifying, for purposes of Section §356 of the Code and Treasury Regulation §1.356-1(b), the shares of EveryWare’s common stock exchanged by each holder for such holder’s share of the aggregate cash consideration, (d) a certificate of merger in accordance with the relevant provisions of the DGCL and (e) a certificate signed by an officer of EveryWare containing the representation of such officer that certain closing conditions have been duly satisfied.

•	No material adverse effect with respect to EveryWare has occurred since the date of the Merger Agreement.

•

No law, final and non-appealable judgment, or other final and non-appealable legal restraint or prohibition, entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction, shall be in effect which permanently prohibits, renders illegal or enjoins, the consummation of the transactions contemplated by the Merger Agreement.

•	The exchange agent agreement and the exhibits to the Merger Agreement have been executed and delivered.

Conditions to EveryWare’s Obligations

The obligations of EveryWare to effect the EveryWare Merger and otherwise consummate the transactions thereby are subject to the satisfaction (or waiver by EveryWare), at or prior to the closing, of the following conditions:

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All of the Company’s, ROI Merger Sub Corp.’s and ROI Merger Sub LLC’s representations and warranties in the Merger Agreement shall be true and correct (without regard to any materiality or material adverse effect qualifier contained therein) in all material respects, on and as of the date of the Merger Agreement and on and as of the closing date as if made at and as of the closing date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date).

•	All of the obligations that the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC Sub are required to perform at or prior to the closing have been performed in all material respects.

•	The Business Combination Proposal, the Certificate Proposal and the Director Election Proposal shall have been approved as contemplated by this proxy statement.

•

EveryWare has received a certificate of the Secretary of the Company, certifying to (i) the incumbency and specimen signature of each officer of the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC executing the Merger Agreement and any other document executed on behalf of the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC, (ii) the Company’s organizational documents, (iii) the resolutions of the Company’s and ROI Merger Sub Corp.’s boards of directors approving and adopting the Merger Agreement, the ancillary agreements and the transactions contemplated thereby and the resolutions of the managing member of ROI Merger Sub LLC approving and adopting this Agreement, in each case, which shall not have been modified, revoked or rescinded as of the closing date, and (iv) approval of the Business Combination Proposal, the Certificate Proposal and the Director Election Proposal, in each case, which shall not have been modified, revoked or rescinded as of the closing date.

•

No law, final and non-appealable judgment, or other final and non-appealable legal restraint or prohibition, entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction, shall be in effect which permanently prohibits, renders illegal or enjoins, the consummation of the transactions contemplated by the Merger Agreement.

•	The Company has delivered the written resignations of all our directors and officers not specified in the Governance Agreement.

•	The Company has delivered the cash consideration by wire transfer of immediately available funds and certificates representing the aggregate stock consideration to the exchange agent.

•	The shares of our common stock to be issued in the EveryWare Merger shall have been approved for listing on NASDAQ.

•	No material adverse effect with respect to the Company shall have occurred.

•	The exchange agent agreement and the exhibits to the Merger Agreement have been executed and delivered.

•

The directors specified by the MCP Funds in the Governance Agreement (other than those directors nominated for election pursuant to the Director Election Proposal) shall have been appointed to serve on the Company’s board of directors.

•	The aggregate cash consideration shall not be less than $107.5 million (subject to adjustment as described under “—Consideration to be Paid at Closing of the EveryWare Merger”).

•	The Company’s certificate of incorporation and by-laws shall have been amended and restated in the form attached as exhibits to the Merger Agreement.

Representations and Warranties

Under the Merger Agreement, the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC made customary representations and warranties, including those relating to: incorporation, organization, standing and corporate power; capital structure; authority; non-contravention, compliance with law; SEC reports and financial statements; the Company trust account; the Investment Company Act; absence of changes; no litigation; taxes; employee matters; title; indebtedness; listing; board approval and Company stockholder vote required; affiliate transactions; brokers or advisors; and contracts.

Under the Merger Agreement, EveryWare made customary representations and warranties, including those relating to: incorporation, organization, standing and corporate power; capital structure; authority; non-contravention, compliance with law; financial statements and undisclosed liabilities; absence of changes; no litigation; taxes; environmental matters; employee matters; labor; intellectual property; material contracts; real property; title to properties; affiliate transactions; board approval and action by written consent; and brokers or advisors.

Materiality and Material Adverse Effect

Under the Merger Agreement, subject to certain specific exceptions, a change, effect, event, or occurrence, individually or in the aggregate with all other changes, events or occurrences, will be deemed to have a “Material Adverse Effect” if such change, effect, event, or occurrence has had or is reasonably expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries, taken as a whole, which has continued or is reasonably expected to continue over a period of not less than eighteen (18) months.

Covenants of the Parties

The Company made the following covenants under the Merger Agreement:

•

The Company shall file this proxy statement as promptly as practicable after signing of the Merger Agreement, which proxy statement shall comply as to form in all material respects with the requirements of the Exchange Act.

•

The Company will use its reasonable best efforts to cause the shares of the Company’s common stock that will be issued in the EveryWare Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

•	This proxy statement will disclose that, following the consummation of the Business Combination, the Company will be a “controlled company” for purposes of the NASDAQ listing rules.

•

Without the prior written consent of EveryWare, except as expressly contemplated by or permitted by the Merger Agreement, from the signing of the Merger Agreement until the closing, the Company will conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of the Merger Agreement and the Company will not: (a) adopt or propose any amendment to its organizational documents; (b) create any subsidiary or acquire any equity or other interest in any person, or merge or consolidate with, or purchase any assets of, any person or any division or business thereof; (c) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any of its equity; (d) adopt or implement any stockholder or member rights plan; (e) declare, set aside or pay any dividend or make any other distribution; (f) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its common stock or other equity, or any of its other securities; (g) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees, consultants or independent contractors, or pay any material amounts or benefits (including severance) to, or materially increase any amounts payable to, any such person or adopt or implement any employee benefit plan; (h) lease, license, transfer, exchange or swap, mortgage, encumber (including securitizations), or otherwise dispose of any of its assets or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; (i) except with respect to the acquisition financing, incur or assume or pre-pay any indebtedness, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or make or acquire any loans, advances or capital contributions to, or investments in, any person or enter into any “keep well” or other agreement to maintain the financial condition of another entity; (j) enter into or amend, terminate or extend any material contract, or waive, release, assign or fail to enforce any material rights or claims under any material contract; (k) make or commit to make any capital expenditures; (l) initiate, compromise, or settle any claims; (m) engage in any transaction with its affiliates; (n) make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP; (o) revalue any of material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors; (p) enter into any agreement, understanding or arrangement with respect to the voting of the Company’s common stock or the equity of any of the Company’s subsidiaries; (q) elect or otherwise cause ROI Merger Sub LLC, to be treated for United States federal income tax purposes as a corporation or partnership or otherwise to be regarded for such purposes as an entity separate from the Company; (r) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental entity to be obtained in connection with the Merger Agreement; (s) use any portion of the Trust Account to acquire shares of the Company’s common stock or other equity of the Company, other than acquisitions of shares of the Company’s common stock from holders of the Company’s common stock who properly exercise their redemption rights in accordance with the Company’s second amended and restated certificate of incorporation; or (t) enter into any agreement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

•

From and after the date of the Merger Agreement, except to the extent required by law, the Company will not (i) issue any press release regarding the Merger Agreement or the EveryWare Merger, or regarding any of the other transactions contemplated by the Merger Agreement or (ii) make any public statement regarding the Merger Agreement or the EveryWare Merger, or regarding any of the other transactions contemplated by the Merger Agreement, in each case without EveryWare’s prior written consent.

•	The Company will enter into an indemnification agreement in such form as agreed to by the Company and EveryWare with each individual who will be a director of the Company post-closing.

•

The Company agrees, from and after the closing, (i) that all indemnification rights for acts or omissions in favor of directors or officers in EveryWare’s organizational documents or indemnification agreements shall survive the EveryWare Merger and continue in full force, (ii) to maintain directors’ and officers’ liability insurance for at least the same coverage for a period of six (6) years after the closing and (iii) if either the Company or EveryWare consolidates with or merges into another entity or transfers all or substantially of its assets to another entity, to make proper provision so that the successor or assignee assumes the foregoing obligations.

•	All transfer taxes shall be paid by the Company at or following the closing.

•

At the closing, the Company shall cause the public trading of its Units to cease and each such Unit to be mandatorily separated into its component parts of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock.

•

Upon satisfaction or waiver of the conditions to the Company’s obligations, in accordance with and pursuant to the trust agreement governing the trust account which holds the proceeds of our initial public offering (the “Trust Agreement”), the Company will provide notice to the trustee of the closing and, at the closing, will (i) cause the documents, opinions and notices required to be delivered to the trustee pursuant to the trust agreement to be so delivered and (ii) cause the trustee to pay (A) as and when due all amounts payable to stockholders of the Company holding shares of the Company’s Common Stock sold in the Company’s initial public offering who have previously validly elected to redeem their shares of the Company’s Common Stock pursuant to the Company’s second amended and restated certificate of incorporation (and, in accordance with the mechanics for such redemption set forth in this proxy statement), and (B) immediately thereafter all remaining amounts then available in the trust account to the exchange agent in accordance with the Merger Agreement.

•

At the closing, the Company will deposit with or cause to be deposited with the exchange agent an amount of cash and make available to the exchange agent a number of shares of the Company’s Common Stock sufficient to pay the aggregate merger consideration as required to be paid pursuant to the Merger Agreement.

EveryWare has made the following covenants under the Merger Agreement:

•

From and after the date of the Merger Agreement, EveryWare will not (i) issue any press release regarding the Merger Agreement or any of the transactions contemplated thereby or (ii) make any public statement regarding the Merger Agreement or any of the transactions contemplated by the Merger Agreement, in each case without the Company’s prior written consent.

•

Without the prior written consent of the Company, except as expressly contemplated by or permitted by the Merger Agreement, from the signing of the Merger Agreement until the closing, EveryWare agrees to conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of the Merger Agreement and EveryWare will not: (a) adopt or propose any amendment to its organizational documents; (b) create any subsidiary or acquire any equity or other interest in any person, or merge or consolidate with, or purchase any assets constituting or comprising a business of, any person or any division or business thereof; (c) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any equity of EveryWare or any subsidiary or make any other agreements with respect to, any of its equity or any of its other securities; (d) amend, waive or otherwise modify any of the terms of any option, restricted unit, profits interest, warrant or stock option plan of EveryWare or any of its subsidiaries (other than to impose additional limitations on the holder thereof) or authorize cash payments in exchange for any rights granted under any of such plans; (e) adopt or implement any stockholder or member rights plan; (f) declare, set aside or pay any dividend or make any other distribution, in each case, other than with respect to such items declared, set aside, paid or made by subsidiaries of EveryWare to other wholly-owned subsidiaries of EveryWare or EveryWare; (g) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its common stock or other equity, or any of its other securities, other than repurchases of shares of EveryWare’s common stock or options to purchase shares EveryWare’s common stock from employees or former employees of EveryWare or its subsidiaries in accordance with the stockholders agreement of EveryWare or the EveryWare option plan, as applicable; (h) materially increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees, consultants or independent contractors, or pay any material amounts or benefits (including severance) to, or materially increase any amounts payable to, any such person, in each case other than to the extent required by any of EveryWare’s benefit plans existing on the date of the Merger Agreement or in the ordinary course of business consistent with past practice; (i) lease, license, transfer, exchange or swap, mortgage, encumber (including securitizations), or otherwise dispose of any material portion of its assets other than in the ordinary course of business and other than with respect to the acquisition financing or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; (j) except with respect to indebtedness under arrangements existing as of the date of the Merger Agreement and the acquisition financing, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or make or acquire any loans, advances or capital contributions to, or investments in, any other person (excluding advances to employees in the ordinary course of business) or enter into any “keep well” or other agreement to maintain the financial condition of another entity; (k) engage in any transaction with its affiliates; (l) make any material change in its accounting policies or procedures, in each case except as required by applicable law or in compliance with GAAP; (m) revalue any of its material assets except in compliance with GAAP and approved by EveryWare’s outside auditors; (n) enter into any agreement, understanding or arrangement with respect to the voting of EveryWare’s common stock or the equity of any of EveryWare’s subsidiaries; (o) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental entity to be obtained in connection with the Merger Agreement; or (p) enter into any agreement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

•

EveryWare waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Company’s trust account, and agrees not to seek recourse against the trust account or any funds distributed therefrom as a result of, or arising out of, any such claims against the Company arising under this Agreement.

•

EveryWare agrees to provide to the Company all information required to be included in this proxy statement and any other filings required to be made by the Company in connection with the transactions contemplated by the Merger Agreement, to make their managers, directors, officers and employees available in connection with (i) drafting of this proxy statement and (ii) responding to SEC comments on the proxy statement.

The Company and EveryWare made the following mutual covenants under the Merger Agreement:

•

If at any time prior to the Closing, any information relating to the Company, EveryWare or its subsidiaries, or any of their respective subsidiaries, affiliates, officers or directors, that should be set forth in an amendment or supplement to the proxy statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, should be discovered by such party, it shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

•

Each of EveryWare and the Company shall provide the other party reasonable access to its personnel, premises, properties and assets, books, records, and other such information as the other party may reasonably request.

•

Each of EveryWare and the Company will use its reasonable best efforts in good faith to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Merger Agreement (including satisfaction, but not waiver, of the closing conditions).

•

Each of EveryWare and the Company shall promptly notify the other of (i) any breach of its representations or warranties, (ii) any event, condition or effect that would constitute a breach of the Company’s representations or warranties if made as of such date, or if such event, condition or effect had occurred prior to the date of signing, (iii) any breach of any of its covenants or obligations, (iv) any event, condition, fact or circumstance which would make it impossible to satisfy the closing conditions set forth in the Merger Agreement.

•	Each of EveryWare and the Company shall cause certain of its respective contracts with affiliates to be terminated at or prior to the closing.

•	Each of EveryWare and the Company shall use its reasonable best efforts to arrange and obtain the proceeds of the acquisition financing.

•

Each of EveryWare and the Company have agreed to maintain exclusivity until the earlier of the termination of the Merger Agreement or the closing thereunder (except that EveryWare may pursue an unsolicited alternative transaction proposal until 11:59 P.M. Central Time on March 21, 2013).

Board of Directors of the Company following the EveryWare Merger

The board of directors following the EveryWare Merger shall include the individuals identified in the section entitled “Management After the Business Combination.”

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the EveryWare Merger (whether before or after the required Company stockholder vote has been obtained):

•	by mutual written consent of the Company and EveryWare;

•

by either the Company or EveryWare if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the EveryWare Merger (unless the failure on the part of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements required to be performed by such party resulted in any such order, decree or ruling being in effect, permanent, final or nonappealable);

•

by either the Company or EveryWare if the EveryWare Merger has not been consummated by June 30, 2013 (unless the failure to consummate the EveryWare Merger is attributable to a failure on the part of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements required to be performed by such party;

•

by the Company (provided none of the Company, ROI Merger Sub Corp. or ROI Merger Sub LLC is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if EveryWare has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would cause the conditions in the Merger Agreement related to EveryWare’s representations, warranties and covenants not to be satisfied and (ii) either cannot be cured or, if curable, is not cured by EveryWare on or before the earlier of June 30, 2013 and the date which is 30 business days following receipt by EveryWare of written notice of such breach or failure;

•

by EveryWare (provided EveryWare is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if any of the Company , ROI Merger Sub Corp. or ROI Merger Sub LLC has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would cause the conditions in the Merger Agreement related to the Company’s representations, warranties and covenants not to be satisfied and (ii) either cannot be cured or, if curable, is not cured by the Company on or before the earlier of June 30, 2013 and the date which is 30 business days following receipt by the Company of written notice of such breach or failure;

•	by EveryWare in order to pursue an unsolicited alternative transaction proposal prior to 11:59 P.M. Central Time on March 21, 2013;

•

by the Company, if EveryWare shall not have delivered to the Company the audited consolidated financial statements of EveryWare (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) as of and for the years ended December 31, 2011 and December 31, 2012 by March 15, 2013; or

•

by the Company if EveryWare’s stockholder approval of the transactions is not delivered by 11:59 P.M. Central Time on the calendar day immediately following the signing (the EveryWare Stockholder approval was provided prior to this time).

Effect of Termination

If the Merger Agreement is terminated pursuant to the termination provisions specified therein, all further obligations of the parties under the Merger Agreement, other than with respect to payment of the EveryWare termination payment in the circumstances below, will terminate without any liability of any party thereto or any of their respective affiliates or their respective directors, officers, stockholders, members, managers, partners, employees, agents or representatives; provided, however, that none of the parties will be relieved of any obligation or liability arising from any prior breach by such party of any provision of the Merger Agreement.

In the event that EveryWare terminates the Merger Agreement prior to 11:59 P.M. Central Time on March 21, 2013 to pursue an unsolicited alternative transaction proposal, the Company will be entitled to reimbursement from EveryWare of the Company’s actual, reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation of the Merger Agreement up to a maximum amount of $450,000.

Fees and Expenses

All out-of-pocket costs and expenses (including attorneys’, accountants’, investment banking and other similar fees) incurred by or on behalf of the parties hereto in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that if the Business Combination shall be effected, then the Company (or one of its subsidiaries) shall pay (or, to the extent incurred and paid at or prior to the closing, reimburse) the documented expenses of the Company, EveryWare and their respective affiliates collectively.

Amendments

The Merger Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties thereto.

Exchange of Certificates

On or prior to the closing date, the Company and EveryWare will agree upon, select and engage an exchange agent in connection with the EveryWare Merger. Upon consummation of the EveryWare Merger, the Company will make available to the exchange agent an amount of cash to be paid, and stock certificates representing the shares to be issued, to the EveryWare stockholders. At the closing, each EveryWare stockholder entitled to receive cash and shares of common stock of the Company pursuant to the Merger Agreement will surrender to the exchange agent EveryWare stock certificates representing all of such stockholder’s shares of stock of EveryWare, properly endorsed for transfer, along with a letter of transmittal in such form agreed to by the Company and EveryWare. As soon as practicable after the closing, the exchange agent will deliver to each EveryWare stockholder who has surrendered such stock certificates such applicable portion of cash and a certificate representing the number of shares of common stock of the Company that such stockholder otherwise has the right to receive pursuant to the Merger Agreement.

Appraisal Rights

Appraisal rights are not available to Company stockholders in connection with the EveryWare Merger.

For purposes of the Merger Agreement, “appraisal shares” refers to any shares of EveryWare common stock outstanding immediately prior to the closing that are held by EveryWare stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

EveryWare stockholders selecting to exercise appraisal rights will be entitled only to such rights with respect to the shares of EveryWare common stock they hold as may be granted to such holders in Section 262 of the DGCL. A holder of appraisal shares will not have and will not be entitled to exercise any of the voting rights or other rights of a stockholder of the Company after the closing. If any holder of appraisal shares fails to perfect or waives, rescinds, withdraw or otherwise loses such holder’s right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require EveryWare to purchase his or her appraisal shares for cash will be extinguished and (ii) such shares will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) such applicable portion of cash and a certificate representing the number of shares of common stock of the Company that such stockholder otherwise has the right to receive pursuant to the Merger Agreement.

EveryWare has agreed to give the Company prompt written notice of any demand by any EveryWare stockholder for appraisal of such stockholder’s shares of common stock of EveryWare.

Tax Consequences

For federal income tax purposes, the EveryWare Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The parties to the Merger Agreement have adopted the Merger Agreement as a “plan of reorganization” thereunder. No party to the Merger Agreement has made any representation or warranty to any other party as to the tax consequences of the EveryWare Merger or the other transactions contemplated thereby.

Survival

The representations, warranties and covenants of EveryWare, the Company, ROI Merger Sub Corp. and ROI Merger Sub LLC contained in the Merger Agreement will not survive the closing (other than those covenants or agreements which by their terms are to be performed in whole or in part after the closing which shall survive the closing until performed in accordance with their terms).

Exhibits to the Merger Agreement

Lockup Agreement

Pursuant to the Lockup Agreement, the EveryWare stockholders will covenant not to sell any of the shares issued pursuant to the Merger Agreement during the period beginning on the closing date and ending on the earlier of the date: (a) that is 180 days following the closing date, (b) the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing date, and (c) the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of the Company’s common stock having the right to exchange their shares of the Company’s common stock for cash, securities or other property.

In the event the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing, the EveryWare stockholders shall forfeit any and all rights to a portion of the shares which are issued at the closing as part of the Earnout Shares, which forfeiture shall be effected by the Company redeeming such shares from EveryWare stockholders for nominal consideration. In the event the last sale price of our common stock does not equal or exceed $11.00, $12.50 and $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30 trading day period on or prior to the fifth (5th) anniversary of the closing date, each EveryWare stockholder shall forfeit any and all rights to its pro rata portion (as amongst the EveryWare stockholders and their permitted transferees) of 1,000,000, 1,250,000 and 1,250,000 of the shares issued at the closing as part of the Earnout Shares, respectively.

Governance Agreement

The governance agreement sets forth that the combined company shall initially have nine directors, five of whom are to be designated by the MCP Funds, three of whom are existing directors of the Company and the remaining one of whom is the chief executive officer of EveryWare. The governance agreement further sets forth situations where the board of directors can expand, as well as detailing the requirements for director and officer insurance. The MCP Funds shall have the right to designate a proportionate number (rounding up in each instance, but in any event, no more than 5/9) of the nominees for election to the board of directors of the combined company for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate a majority of the board of directors pursuant to the governance agreement, the MCP Funds shall designate the chairman of the board. The three members of each of the audit committee, compensation committee and nominating committee are also set forth and the compensation of certain directors is detailed.

Third Amended & Restated Certificate of Incorporation

Pursuant to the terms of the Merger Agreement, upon the closing of the EveryWare Merger, our second amended and restated certificate of incorporation will be amended promptly to:

•	change our name to EveryWare Global, Inc.;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

For a detailed summary of the Third Amended & Restated Certificate of Incorporation, see the section entitled “Proposal No. 2—Approval of the Third Amended and Restated Certificate of Incorporation.”

Amended & Restated Bylaws

Pursuant to the terms of the Merger Agreement, upon the closing of the EveryWare Merger, our bylaws will be amended & restated promptly to

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

Registration Rights Agreement

Upon the closing of the Business Combination, we will enter into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we will issue under the Merger Agreement, any shares issued or issuable upon the exercise of any equity security of the Company that is issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

The amended and restated registration rights agreement amended and restates the registration rights agreement we entered into in connection with our initial public offering. Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities will be entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to request one long-form or short-form registration under certain limited circumstances.

The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable following the expiration of the Lockup Period covering all registrable securities. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company will pay the expenses in connection with the exercise of these rights.

Letter Agreement

Pursuant to the letter agreement, the MCP Funds will agree that they will not vote in favor of any proposal to destagger or declassify the board of directors of the combined company, which would take effect prior to the third (3rd) anniversary of the closing date.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of ROI and EveryWare. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

ROI is a blank check company formed in Delaware on September 19, 2011, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with consumer, restaurant or food businesses with high growth potential in the United States or internationally.

On February 24, 2012, we consummated our initial public offering, or IPO, of 7,500,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $12.00 per share. The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $75,000,000. Prior to the consummation of our IPO, in October 2011, an affiliate of our Sponsor purchased 2,156,250 founder shares, for an aggregate purchase price of $25,000, or approximately $0.01 per share. As a result of the underwriters’ not exercising their over-allotment option for our IPO, the affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which we cancelled.

Simultaneously with the consummation of our IPO, we consummated the private sale of 4,166,667 sponsor warrants to an affiliate of our Sponsor at a price of $0.75 per warrant, generating gross proceeds of $3,125,000. After the payment of approximately $500,000 in expenses relating to our IPO (other than underwriting commissions), approximately $640,000 of the net proceeds of our IPO and the private placement of the sponsor warrants and units (or approximately $10.00 per unit sold in our IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

On April 20, 2012, an affiliate of our Sponsor purchased 500,000 public warrants for $300,155.

Subsequently, on July 26, 2012, the affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12 and the affiliate of our Sponsor sold the 500,000 public warrants and the 4,166,667 sponsor warrants for the aggregate cost paid by the affiliate of the Sponsor for the warrants of $3,425,155.

Subsequently, on April 1, 2013, our Sponsor sold 4,000 founder shares to each of Joseph A. Stein and David L. Burke, two of our directors, and 4,000 founder shares to Mashburn Enterprises, LLC, an entity wholly owned by Jamal Mashburn, one of our directors, for the aggregate cost paid by our directors of $138.

On April 4, 2013, our Sponsor purchased 7,184 public warrants for $5,747.20. Except for a portion of the interest income that may be released to us to pay any income or franchise taxes and to fund our working capital requirements, none of the funds held in the trust account will be released until the earlier of the completion of our initial Business Combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by November 29, 2013, subject to the requirements of law. After the payment of approximately $500,000 in expenses relating to our IPO, approximately $640,000 of the net proceeds of our IPO and private placement of the sponsor warrants and units was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2012, there was $75.1 million held in the trust account and $464,000 held outside the trust account available for working capital purposes. As of December 31, 2012, no funds had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes.

Prior to the consummation of our IPO, neither ROI, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with ROI.

After our IPO, our officers and directors commenced an active search for prospective businesses and assets to acquire in our initial Business Combination. Representatives of ROI were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other members of the consumer, restaurant and food industries. Our officers and directors and their affiliates also brought to our attention target business candidates. During this search process, we reviewed numerous acquisition opportunities of potential target businesses and entered into detailed discussions with a small subset of these target businesses (or their representatives). The companies other than EveryWare with which we entered into detailed discussions included an apparel retailer, a quick service restaurant company and a home improvement/building products company. We ultimately did not proceed with each of the other potential acquisition opportunities either because we concluded that the target business or the terms of a potential business combination would not be suitable for ROI, particularly in comparison to the acquisition of EveryWare, or because the target business decided to abandon the opportunity.

On November 13, 2012, representatives from Lampert discussed by teleconference with Joseph A. De Perio the general terms of a potential business combination with EveryWare. On the call, the parties discussed the business, operations, financial condition and prospects of EveryWare. Based on this discussion, we determined to proceed with further discussions regarding a potential business combination. There was no discussion of the valuation or structure of a potential business combination on this call.

On November 14, 2012, we entered into a confidentiality agreement with EveryWare to facilitate the sharing of information between us and EveryWare. No business discussion or discussion of valuation or transaction structure occurred at this point.

On November 15, 2012, Thomas Baldwin, Daniel Strauss and Joseph De Perio met with Daniel Collin, the Chairman of EveryWare and a partner of Monomoy, and representatives of Lampert. At this meeting, the participants discussed the business of EveryWare and a potential transaction with ROI. Lampert made a presentation providing additional information and a preliminary transaction structure.

Between November 15 and November 22, 2012, we continued to evaluate the potential transaction with EveryWare from a variety of perspectives. We examined initial due diligence materials of EveryWare supplied by Lampert, internally conducted analyses on the pro forma combined entity and independently performed valuation analyses on EveryWare. Additionally during this time, we began preliminary discussions with the consumer investment banking, fundamental investor syndication and leveraged finance teams of Deutsche Bank Securities regarding EveryWare and the potential business combination. In these discussions, we provided summary information on EveryWare’s business, its customers, historical and projected operating metrics and general terms for a proposed transaction. During this time we continued our preliminary discussions with EveryWare, primarily through their representatives at Lampert and, on November 19, 2012, we requested that EveryWare submit to us a letter of intent, incorporating the terms of the transaction as preliminarily discussed, and certain of the terms previously offered to EveryWare by another SPAC.

On November 23, 2012, a representative of Lampert, on behalf of EveryWare, delivered a draft non-binding letter of intent to Messrs. De Perio and Baldwin for ROI’s consideration, which included and outlined basic terms. The proposed consideration payable under the initial non-biding letter of intent consisted of $100 million of cash, a $7.5 million promissory note, 12.44 million shares of ROI Common Stock and an additional two million shares of non-voting convertible preferred stock of ROI, convertible only if, post-Business Combination, ROI Common Stock traded above (A) $12.50 per share (applicable to one million of such shares) and (B) $15.00 per share (applicable to one million of such shares), in each case of (A) and (B) for any 20 trading days within a 30-day trading period during the five years following the consummation of the Business Combination. The draft non-binding letter of intent also included, among other things, provisions relating to a 180-day lock-up of shares, a registration rights agreement and the composition of the post-transaction company’s nine-member board of directors, six of whom were to be initially appointed by the MCP Funds, two of whom were to be appointed by our Sponsor and one of whom would be EveryWare’s Chief Executive Officer.

Subsequently, over the course of approximately the next ten days, the parties exchanged multiple drafts of the non-binding letter of intent and continued to negotiate the terms of the proposed Business Combination. During this time, ROI aggregated its due diligence findings to date and prepared materials for ROI’s executive committee to review. The materials included summaries of EveryWare’s relevant markets and major competitors and additional valuation analyses of EveryWare. The revisions to the non-binding letter of intent related principally to modifications to the purchase price to eliminate the issuance of non-voting convertible preferred securities in lieu of common stock and to eliminate the $7.5 million promissory note and replace it with a $7.5 million cash payment which could alternatively be paid by delivering 750,000 shares of ROI Common Stock, to the extent the aggregate cash available to the post-Business Combination company at the closing was insufficient to make the cash payment. Additionally, the revised non-binding letter of intent modified the composition of the post-Business Combination company’s board of directors to allow our Sponsor to designate one additional director and to reduce the directors to be designated by the MCP Funds, increased the number of Earnout Shares from 2,000,000 to 2,500,000 (with the shares subject to forfeiture in the same proportion and at the same price targets as in the initial non-binding letter of intent) and provided for the payment to us of a termination fee in the amount of $450,000 under certain circumstances if the definitive merger agreement was terminated by EveryWare after its execution.

On December 3, 2012, EveryWare and ROI executed the non-binding letter of intent.

Between December 3 and December 9, 2012, we continued to conduct business, financial, legal and accounting due diligence and we engaged McDermott Will & Emery LLP to advise us on legal due diligence matters and Frank Crystal & Co. to advise us on insurance due diligence matters.

On December 9, 2012, Messrs. Baldwin, De Perio and Strauss met with John Sheppard, the Chief Executive Officer and President of EveryWare, Jacqueline Gagnon-Volles, Chief Marketing Officer of EveryWare, and representatives of Lampert and Monomoy to discuss EveryWare’s business and the proposed Business Combination.

On December 10, 2012, Messrs. Sheppard, Baldwin and De Perio and representatives of Monomoy and Lampert met jointly with representatives from Deutsche Bank Securities and another financial institution to discuss EveryWare, the potential Business Combination and their recommendations regarding debt financing alternatives for payment of the cash consideration and the refinancing of Everyware’s existing debt obligations. The group provided Deutsche Bank with updated summary information on EveryWare’s business, its customers, historical and projected operating metrics and general terms for a proposed transaction, and thereafter discussed debt financing alternatives, the potential for fundamental (growth and value) investor syndication options, transaction valuation generally and the valuations of comparable publicly traded companies.

On December 12, 2012, Mr. Strauss met with Mr. Taylor and toured EveryWare’s distribution facility in Savannah, Georgia.

On December 13, 2012, Messrs. Baldwin, Strauss and De Perio met with Messrs. Sheppard and Taylor and toured EveryWare’s two glass manufacturing plants in Monaca, Pennsylvania and Lancaster, Ohio.

On December 17, 2012, members of the EveryWare management team, representatives of Monomoy and representatives of Lampert met with Messrs. Baldwin, Strauss and De Perio in a full day operational due diligence session. At this meeting, the parties discussed the business and operations of EveryWare in additional detail.

On December 21, 2012, Messrs. Baldwin and De Perio and representatives of Monomoy met to discuss the current state of the due diligence process, open items and our proposed amendments to the non-binding letter of intent entered into on December 3, 2012. The proposed amendments to the non-binding letter of intent reflected a reduction in the aggregate consideration payable to the EveryWare stockholders and a shift of a portion of the aggregate consideration to additional Earnout Shares. The proposed reductions arose as the result of three factors: EveryWare’s slightly higher than anticipated debt levels as a result of its seasonal borrowing needs, slightly higher than expected transaction costs and ROI’s assessment that certain EveryWare initiatives related to cost savings were likely to be realized later in 2013 or in

2014. After extensive negotiation, the parties agreed that as a result of the higher than anticipated debt levels and higher than anticipated transaction costs, the aggregate stock consideration would be reduced by $10 million, and accordingly ROI would issue 1 million fewer shares, and that as a result of the cost savings being potentially realized later than anticipated, $10 million of stock consideration would be converted to Earnout Shares so that the EveryWare stockholders would be entitled to such shares only when the stock price reflected improved performance.

As a result of these discussions, on December 22, 2012, the non-binding letter of intent was amended to, among other things, reduce the number of shares of ROI Common Stock issuable to holders of EveryWare common stock to 10.44 million shares and to add an additional 1.0 million shares of ROI Common Stock to the Earnout Shares, subject to forfeiture if a price target of $11 per share is not achieved for any 20 trading days within a 30-day trading period during the five years following the consummation of the Business Combination.

During the week of December 24, 2012, we continued discussing EveryWare with our legal and insurance advisors, principally regarding EveryWare’s organizational structure, contracts with suppliers and customers, leases and insurance coverage worldwide.

On December 26, 2012, ROI received the initial draft of the merger agreement from EveryWare’s counsel, Kirkland & Ellis LLP, incorporating the terms of the non-binding letter of intent, as amended on December 22, 2012.

Between January 2 and January 9, 2013, Messrs. Baldwin, De Perio and Strauss, representatives of Lampert Debt Advisors, Monomoy and their respective legal counsel met several times to negotiate and discuss the terms of the merger agreement and related documentation.

On January 10, 2013, ROI summarized and presented its due diligence findings to our board of directors. This summary presentation consisted of a detailed transaction memorandum with a description of the business, evaluation of growth opportunities and financial and valuation analysis of EveryWare and the proposed Business Combination, an evaluation of key merits and risks of the proposed Business Combination, and other relevant matters.

Between January 11 and January 31, 2013, Messrs. Sheppard, Baldwin, De Perio, Strauss and representatives of Lampert, Monomoy and their respective legal counsel continued meeting to discuss and negotiate the merger agreement and ancillary documents and exhibits thereto, including a full-day, in-person meeting on January 15th. Over this three-week period, the parties continued to negotiate the merger agreement and ROI continued to conduct legal and business due diligence. ROI’s due diligence involved many calls between ROI and EveryWare and their respective advisors regarding the representations and warranties in the merger agreement and the financial and business data contained within the investor presentation to be filed on Form 8-K in connection with the signing of the merger agreement. In addition to the detailed financial and business diligence that took place over this period, substantial steps were taken to prepare all parties for the announcement of the signing of the merger agreement, including preparation of internal and external communications plans and related documents.

On January 15, 2013 Messrs. Baldwin and De Perio and representatives of Lampert, Monomoy and their respective legal counsel met to discuss and negotiate the merger agreement and ancillary documents and exhibits thereto.

On January 25, 2013, Messrs. Sheppard, Baldwin, De Perio, Strauss, members of the EveryWare management team and representatives of Lampert, Monomoy and their respective legal counsel discussed, via teleconference, EveryWare’s unaudited 2012 financial results.

On January 31, 2013, ROI and EveryWare entered into the Business Combination Agreement and Plan of Merger.

Also on January 31, 2013, a press release was issued announcing the Business Combination and shortly thereafter ROI furnished to the SEC a Current Report on Form 8-K attaching the press release and an investor presentation to be used in an investor call the following day, as well as a copy of the Merger Agreement.

On February 1, 2013, ROI, EveryWare and Monomoy hosted an investor conference call at 8:30 a.m. Eastern Time to discuss the Business Combination.

Between February 2 and February 13, 2013, ROI and EveryWare received and considered debt financing proposals from Deutsche Bank Securities, Jefferies LLC and two other financial institutions.

On February 14, 2013, Deutsche Bank Securities and Jefferies LLC were selected to co-lead the debt financing.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the business combination.

ROI’s Board of Directors’ Reasons for the Approval of the Business Combination

ROI’s board of directors met telephonically on January 10 and January 25, 2013 to discuss EveryWare and the proposed Business Combination. On January 31, 2013, ROI’s board of directors, by written consent, unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the EveryWare Merger is in the best interests of ROI and its stockholders, (iii) directed that the Merger Agreement be submitted to our stockholders for approval and adoption, and (iv) recommended that our stockholders approve and adopt the Merger Agreement.

Before reaching its decision, ROI’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, cycles, operating cost projections, and other industry factors;

•	extensive meetings and calls with EveryWare’s management team regarding operations and projections;

•	extensive meetings and calls with Monomoy and Lampert regarding EveryWare’s operations and projections;

•

personal visits to EveryWare’s headquarters in Lancaster, Ohio, as well as its manufacturing center, locations in Monaca, Pennsylvania and Lancaster, Ohio and distribution center location in Savannah, Georgia;

•	review of EveryWare’s material contracts, environmental matters, intellectual property matters, labor matters, and other legal diligence;

•	financial, tax, and accounting diligence; and

•	creation of an independent financial model.

ROI’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of ROI’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•

Middle-Market Business.    We would seek to acquire one or more businesses with an enterprise value of approximately $150.0 million to $400.0 million, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believed that the middle market segment would provide the greatest number of opportunities for investment and would be the market consistent with our previous investment history. This segment is where we believed we would have the strongest network to identify opportunities and in which we would have a proven track record of investment.

•

Established Companies with Proven Track Records.    We would seek to acquire established companies with sound historical financial performance. We would typically focus on companies with a history of strong operating and financial results and strong fundamentals. We did not intend to acquire start-up companies or companies with recurring negative free cash flow.

•

Companies with, or with the Potential for, Strong Free Cash Flow Generation.    We would seek to acquire one or more businesses that already have, or have the potential to generate, strong, stable and increasing free cash flow. We would focus on one or more businesses that have predictable revenue streams.

•

Strong Competitive Position.    We intended to focus on targets that have a leading, growing or niche market position in their respective sectors. We would analyze the strengths and weaknesses of target businesses relative to their competitors. We would seek to acquire a business that demonstrates advantages when compared to their competitors, which may help to protect their market position and profitability.

•

Experienced Management Team.    We would seek to acquire one or more businesses with a strong, experienced management team that provides a platform for us to further develop the acquired business’ management capabilities. We would seek to partner with a potential target’s management team and expected that the operating and financial abilities of our executive team will complement their own capabilities.

•

Business with Revenue and Earnings Growth or Potential for Revenue and Earnings Growth.    We would seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, new unit expansion, brand and new product development, increased production capacity, expense reduction, synergistic follow-on acquisitions and increased operating leverage.

•

Benefit from Being a Public Company.    We intended to acquire a company that would benefit from being publicly traded and could effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In considering the Business Combination, ROI’s board of directors concluded that EveryWare met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•	Established Company with Proven Track Record. EveryWare, which represents the combination of Anchor and Oneida, is the broadest tabletop platform in the industry with a portfolio of products spanning multiple price points and categories, serving a variety of channels with strong recognizable brands. EveryWare’s top 10 customers have been with EveryWare for, on average, over 25 years. With multiple go-to-market strategies including owned brands, a direct to-consumer website and catalog business, licensing arrangements and distribution agreements, EveryWare has significant diversity and flexibility allowing it to tailor its approach to the marketplace and to optimize resource allocation.

•	Company with Strong Free Cash Flow Generation. Strong and consistent operating performance and earnings growth prospects should yield significant free cash flow.

•

Strong Competitive Position.    EveryWare is a diversified manufacturer, marketer and wholesaler of tabletop products such as drinkware, bakeware, serveware, flatware, dinnerware and crystal, serving the retail, foodservice, specialty, OEM and direct sell channels. EveryWare has a #1 or #2 market share position in key consumer retail and institutional foodservice markets led by the ONEIDA® and Anchor Hocking® brands.

•

Experienced and Motivated Management Team.    Led by Chief Executive Officer John Sheppard, EveryWare’s management team possesses a history of growth and performance in the public markets with significant industry expertise. Bernard Peters, Chief Financial Officer of EveryWare, brings public market experience combined with a proven record of performance in controls, systems and reporting.

•

Business with Revenue and Earnings Growth.    There are significant barriers to entry in the U.S. tabletop category, including high initial capital expenditure requirements. Customers are unlikely to change flatware, dinnerware or glassware patterns as there are high switching costs to purchasing new collections in their entirety. EveryWare has a large installed base of customers that provide a diverse stream of recurring revenue in verticals where replacement rates are high. Additionally, there are opportunities for cross-selling existing brands between institutional and consumer markets, extension of existing brands and products into new markets and acquisition of additional brands across existing distribution platforms. Finally, EveryWare expects to increase its sales in international markets where its brands’ identities are strong.

In evaluating the consideration to be paid to EveryWare’s stockholders, ROI’s board of directors considered various industry and financial data, including equity research reports regarding EveryWare’s competitors, general industry trends, industry reports describing the outlook and expected growth rates of EveryWare’s industries and competitive dynamics and general industry data such as consumer confidence and restaurant same-store-sales, as well as historical and projected operating metrics for EveryWare’s competitors. ROI’s board of directors further considered certain financial analyses developed by ROI management in its financial model, including analyses regarding EveryWare’s historical revenues by customer, detailed gross margin data, historical working capital and capital expenditure needs, historical and projected cost synergies, free cash flow generation and historical and projected revenues by segment. in evaluating the consideration to be paid to EveryWare’s equityholders. ROI’s management collectively has decades of experience in the private equity business in constructing financial models, conducting valuations of businesses, and drafting and evaluating financial projections. All of the members of ROI’s management are affiliated with Clinton Group, Inc., a multi-strategy investment management firm founded in 1991. Although ROI’s board of directors did not seek a third party valuation in connection with the Business Combination, the board of directors considered valuation information regarding EveryWare, including industry comparisons of the enterprise values of EveryWare and other consumer products companies, projections and comparisons of revenue, gross profit, EBITDA and net income, the growth outlook for the markets that EveryWare serves, the abilities of EveryWare’s management team, free cash flow characteristics, organic revenue growth, and ratios of total enterprise value to EBITDA, share price to earnings ratios and P/E/G (price to earnings ratio divided by estimated long-term earnings growth rate) ratios. The board considered these ratios as widely-accepted evaluation methods.

In developing its own pro forma financial model for ROI post-merger with EveryWare, ROI’s management considered the projections provided by EveryWare, which included projected revenues of $424 million, $457 million and $487 million for 2012, 2013 and 2014, respectively, and estimated Adjusted EBITDA of $54.9 million, $61 million and $68 million for 2012, 2013 and 2014, respectively. EveryWare informed ROI that the projections for 2013 were derived from EveryWare’s internal 2013 budget and assumed that EveryWare operated in accordance with its budget, and that the projections for 2014 were estimated by EveryWare’s management at a high level assuming 5-7% revenue growth and a long-term Adjusted EBITDA margin target of 15-18%. ROI’s management focused on 2013 in preparing its own financial model for the pro forma combined company, in collaboration with EveryWare’s management and representatives, which estimated projected 2013 and 2014 pro forma Adjusted EBITDA of $61.1 million and $67.9 million, respectively. The table below sets forth a reconciliation of projected net income to projected 2013 pro forma Adjusted EBITDA for the year ending December 31, 2013.

(dollars in thousands)	Pro Forma Projection for the Year Ending December 31, 2013(a)	Pro Forma Projection for the Year Ending December 31, 2014(a)
Projected Pro Forma Net income	$17,085	$21,569
Interest expense(b)	17,549	16,129
Income tax provision(c)	10,034	12,668
Depreciation and amortization	16,451	17,534

Projected 2013 Pro Forma Adjusted EBITDA	$61,118	$67,900

(a)	Assumed the Business Combination occurred on January 1, 2013, and that the natural gas hedge was not in place on January 1, 2013. Other pro forma adjustments made were consistent with those described under “Unaudited Pro Forma Condensed Combined Financial Information.”
(b)	Assumed issuance of $250.0 million of acquisition financing at a 6.75% interest rate. Deferred financing fees were amortized over an 7-year period. Assumed an average revolver draw throughout 2013 of $3.4 million and throughout 2014 of $7.0 million at a rate of LIBOR plus 150 basis points.
(c)	Assumes a tax rate of 37%.

EveryWare does not intend as a matter of course to make public projections as to future sales, earnings, or other results. The prospective financial information set forth above was prepared solely for the purpose of estimating the enterprise value of EveryWare for purposes of the Business Combination. It was not prepared with a view towards public disclosure or with a view towards complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ROI’s and EveryWare’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments, and presents, to the best of ROI and EveryWare’s management’s knowledge and belief, the expected future financial performance of EveryWare for the periods referenced above. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Neither EveryWare’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

As described in more detail below, the management and board of directors of ROI determined that the approximately $420.0 million proposed pro forma enterprise value for EveryWare was appropriate based on their evaluation of EveryWare’s profitability (specifically focused on projected Adjusted EBITDA for 2012 and projected pro forma Adjusted EBITDA for 2013), free cash flow, growth prospects and the implied trading multiples of other consumer products companies.

Based on ROI’s review of equity research reports written on other consumer products companies, the primary valuation metrics used by such equity analysts are ratios of total enterprise value to EBITDA, share price to earnings ratios (P/E) and price to earnings ratio divided by the expected EPS growth from 2013E to 2014E. Typically, these metrics are evaluated on the basis of current year’s and one year forward’s estimated results. When this analysis was prepared in late November and December 2012, ROI estimated that the relevant publicly traded comparable companies (which are listed in the next succeeding paragraph) traded at an average of 9.0x enterprise value divided by 2012 estimated EBITDA and 8.1x enterprise value divided by 2013 estimated EBITDA. Thus, since ROI estimated that the pro forma enterprise value for EveryWare implied trading multiples of 7.7x estimated 2012 Adjusted EBITDA and 6.9x estimated 2013 Adjusted EBITDA, the management and board of directors of ROI believed that the proposed transaction was priced at an attractive discount when compared to other publicly traded companies in the consumer products sector. In addition, these publicly traded companies had an average price to earnings ratio (P/E) of 12.7x based on 2013 estimated earnings. Thus, since ROI estimated that a $10.00 per share price for EveryWare implied trading multiples of 10.1x estimated 2013 earnings and 7.8x estimated 2013 adjusted earnings, the management and board of directors of ROI believed that the proposed transaction was priced at an attractive discount when compared to other similar publicly traded companies. Finally, ROI determined that similar publicly traded companies had an average P/E/G ratio of 1.3x estimated 2013 earnings. Thus, since ROI estimated that a $10.00 per share price for EveryWare implied P/E/G trading multiples of 0.6x estimated 2013 earnings, the management and board of directors of ROI believed that the proposed transaction was priced at an attractive discount when compared to other similar publicly traded companies.

ROI’s management determined that the most relevant publicly traded retail companies are Church & Dwight Co., De’Longhi S.p.A., Energizer Holdings Inc., Helen of Troy Corp., Jarden Corp., Libbey Inc., Lifetime Brands Inc., Newell Rubbermaid Inc., SEB S.A., SodaStream International Ltd., Spectrum Brands Holdings Inc., and Tupperware Brands Corp. The sole criteria for this determination was that each of these companies is a consumer products company.

The pro forma enterprise value of $420.0 million represents a fair market value of at least 80% of the assets held in ROI’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under NASDAQ listing rules.

ROI’s management is solely responsible for all models, valuations and opinions concerning EveryWare and the consideration payable to the EveryWare equityholders contained in this proxy statement.

ROI’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

The Risk that our Public Stockholders would Vote Against the Business Combination Proposal or Exercise their Redemption Rights.

Our board of directors considered the risk that some of the current public stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board of directors concluded, however, that this risk was substantially mitigated because the board of directors believes the combined company will be able to obtain proceeds from the proposed the acquisition financing in an amount necessary to provide the Cash Merger Consideration even if the trust account were reduced through redemptions. The board of directors also considered the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

We may not be Able to Complete the Proposed Financing Transactions in Connection with the Business Combination.

We may not be able to complete the proposed financing transactions, including the amendment of EveryWare’s existing ABL facility and the proposed term loan, in connection with the Business Combination on terms that are acceptable to us, or at all. If we do not complete the proposed financing transactions described in this proxy statement, we will be required to obtain alternative financing in order to fund a portion of the cash consideration for the Business Combination. If we are unable do so on terms that are acceptable to us, or at all, we may not be able to complete the Business Combination. Neither completing the amendment of EveryWare’s existing ABL facility or the proposed term loan, nor obtaining any other financing, are conditions to the Business Combination under the Merger Agreement; however, it is a condition to closing under the Merger Agreement that we provide cash consideration of at least $90.0 million to EveryWare, from the amount held in the trust account and from the proceeds of acquisition financing.

Our Management and Directors may have Different Interests in the Business Combination than the Public Stockholders.

Our board of directors considered the fact that members of our management and board of directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “—Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our initial public offering prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of common stock and (iv) up to (a) 284,091 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and (b) 267,380 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination. In addition, up to 3,500,000 Earnout Shares are subject to similar forfeiture provisions.

Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor and our Chief Executive Officer to hold our common stock following the Business Combination, subject to the lock-up agreements;

•	the continued right of our Sponsor and our Chief Executive Officer to hold sponsor warrants to purchase shares of our common stock following the Business Combination;

•	the continuation of certain of our officers and directors as directors (but not officers) of the combined company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. Although permitted under our second amended and restated certificate of incorporation, the Merger Agreement prohibits us, prior to consummation of the Business Combination, from releasing amounts from the trust account to purchase in the open market shares of common stock sold in our initial public offering without the prior written consent of EveryWare. Further, although our Sponsor is permitted to purchase up to 1,500,000 units from us in a private placement at $10.00 per unit pursuant to a securities purchase option agreement entered into prior to our initial public offering, the Merger Agreement prohibits us from issuing these units to our Sponsor without the prior written consent of EveryWare.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, our directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Total ROI Shares to be Issued in the Business Combination

Based on the number of shares of our common stock outstanding as of December 31, 2012, and assuming that no ROI stockholders exercise their redemption rights and we do not issue any additional shares of common stock, the total number of outstanding shares of our common stock issued to EveryWare equityholders at the closing will be approximately 13,940,000 shares of our common stock (including 3,500,000 Earnout Shares). Assuming the Cash Merger Consideration is $107.5 million, 13,940,000 shares of our common stock will be issued in the

Business Combination (including 3,500,000 Earnout Shares), or approximately 149% of our 9,385,000 currently outstanding shares of common stock. It is anticipated that, upon completion of the Business Combination, ROI’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 39.7% of the post-merger company, which we refer to as “EveryWare Global, Inc.,” and the former equity holders of EveryWare will own approximately 60.3% of the outstanding common stock of the post-merger company. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that: (a) the aggregate amount of cash available to pay the Cash Merger Consideration is $107.5 million and ROI receives $250.0 million in cash proceeds from the proposed term loan in order to fund the Cash Merger Consideration and refinance EveryWare’s existing debt; and (b) that no more than 26.3% of the ROI stockholders exercise their redemption rights. If the actual facts are different than these assumptions, the percentage ownership retained by ROI’s existing stockholders will be different. These percentages also do not take into account (i) the 3,500,000 Earnout Shares and 551,471 shares of outstanding ROI common stock currently held by our Sponsor (representing a portion of the founder shares), that are in each case subject to forfeiture in the future if certain performance conditions relating to the trading price of ROI’s Common Stock are not met following the Business Combination, (ii) options to purchase shares of ROI common stock that will be issued to former holders of EveryWare stock options in connection with the Business Combination and (iii) warrants to purchase ROI’s common stock that will remain outstanding following the Business Combination. You should read “Summary—ROI Shares to be Issued in the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of ROI Following the EveryWare Merger

The Merger Agreement provides that effective immediately after the closing of the Business Combination, the board of directors of the Company will consist of nine members, divided into three classes, with each class having a term of three years. The board will consist of five (5) directors designated by the MCP Funds, three (3) of our existing board members and one director who the Chief Executive Officer and President of EveryWare. See the sections entitled “Proposal No. 3—Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Merger Agreement, upon the closing of the EveryWare Merger, our second amended and restated certificate of incorporation will be amended promptly to:

•	change our name to EveryWare Global, Inc.;

•	remove certain provisions related to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be EveryWare Global, Inc. and our headquarters will be located in Lancaster, Ohio.

Redemption Rights

Pursuant to our second amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our second amended and restated certificate of incorporation. As of December 31, 2012, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of ROI. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. It is a condition to closing under the Merger Agreement, however, that we provide cash consideration of at least $90.0 million to EveryWare, from the amount held in the trust account and from the proceeds of acquisition financing which we will seek to obtain in connection with the Business Combination. Each redemption of public shares by our public stockholders will decrease the amount in our trust account and increase the number of additional shares of ROI Common Stock we would need to issue as a result of the cash shortfall or the amount of cash we would need to obtain through acquisition financing. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow us to maintain, in the aggregate, at least $90.0 million of available cash to pay the Cash Merger Consideration when aggregated with the proceeds of our acquisition financing. If, however, redemptions by our public stockholders cause us to be unable to provide EveryWare’s stockholders with $90.0 million in cash consideration at the closing of the Business Combination when aggregated with the proceeds of our acquisition financing, then EveryWare, may, at its option, elect to receive additional shares of ROI Common Stock equal to the cash shortfall to as little as $55.0 million in cash. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Acquisition Financing

In order to ensure that we can complete the Business Combination, we will need to obtain debt financing sufficient, together with amounts available from the trust account following any redemptions, to refinance EveryWare’s existing indebtedness, pay fees and expenses and pay a minimum of $90.0 million of Cash Merger Consideration. While EveryWare may elect to require ROI to consummate the Business Combination while paying as little as $55.0 million of Cash Merger Consideration, it is not required to do so and may elect not to consummate the Business Combination if the Cash Merger Consideration is less than $90.0 million.

We have not sought, and have not received, a binding commitment from any source to provide the acquisition financing. We did not seek a binding commitment for the acquisition financing because we expect that we will be able to obtain financing upon the closing of the Business Combination without paying for a binding commitment. We currently anticipate that we will seek to borrow $250.0 million in aggregate principal amount under a new term loan. We also currently anticipate that we will amend EveryWare’s existing ABL facility and other outstanding indebtedness. As of December 31, 2012, the indebtedness to be refinanced at closing was approximately $182.6 million in aggregate principal amount.

We expect to borrow $250.0 million initially under the term loan in connection with the closing of the business combination. The loan agreement governing the term loan is expected to permit the co-borrowers to raise one or more incremental term loan facilities in an aggregate amount of up to $40.0 million, plus an additional $35.0 million if the consolidated first lien net leverage ratio, after giving effect to such incremental term loan facility, does not exceed 3.50:1.00, subject to certain limitations and conditions. The terms of the term loan will be determined through negotiations between us and the lenders. We anticipate that the term loan will have a seven year maturity. We expect the co-borrowers under the term loan to be Oneida and Anchor Hocking, LLC and that the term loan will be guaranteed subject to certain customary exceptions and limitations by Anchor Hocking LLC’s and Oneida’s wholly-owned domestic subsidiaries and secured by substantially all of Anchor Hocking LLC’s and Oneida’s and such guarantor’s assets on a first-priority basis, other than those assets that secure the ABL facility, as to which the term loan lenders will have a second-priority security interest. The interest rate, fees and other pricing on the term loan will be determined by market conditions at the time we enter into definitive loan documentation.

We are amending EveryWare’s existing ABL facility, which is expected to continue to have substantially similar terms and conditions (other than pricing, changes to conform to the new term loan facility and certain other terms to be negotiated) as our existing ABL facility. We expect the co-borrowers under the ABL facility to be Oneida and Anchor Hocking, LLC and that the ABL facility will be guaranteed by all of Anchor Hocking LLC’s and Oneida’s wholly-owned domestic subsidiaries and secured on a first-priority basis by certain current assets, such as accounts, inventory, cash, securities, deposit accounts and securities accounts, and on a second-priority basis by other assets which secure the term loan facility. Our borrowing capacity under the new ABL facility is expected to be up to $50.0 million, subject to certain “borrowing base” limitations, with a letter of credit sublimit of $25.0 million. The interest rates, fees and other pricing with respect to the ABL facility will be determined by market conditions at the time we enter into the definitive loan documentation.

We anticipate that the loan agreements governing the term loan and the ABL facility will contain, among other terms, covenants and events of default customary for similar transactions. We anticipate these covenants will include limitations on the following: (i) incurrence of indebtedness; (ii) liens; (iii) restricted junior payments (including dividends, redemptions and voluntary payments on certain debt); (iv) restrictions on subsidiary distributions; (v) investments, mergers and acquisitions; (vi) sales of assets (including subsidiary interests); (vii) transactions with affiliates and (viii) changes in control. In addition, we anticipate that the loan agreement governing the term loan will contain a minimum interest coverage ratio financial covenant and a maximum net leverage ratio financial covenant, and the loan agreement governing the ABL facility will contain a springing fixed charge coverage ratio financial covenant, compliance with which will be required as of specified dates when availability (plus certain qualified cash) under the ABL facility is below a certain percentage of the maximum amount that could be borrowed under the ABL facility at such time.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse merger of EveryWare and the Company. EveryWare has been determined to be the accounting acquirer based on the following evaluation of the facts and circumstances:

•	EveryWare will have a greater enterprise value based on the consideration paid by the Company to acquire EveryWare;

•	The officers of the combined company will consist primarily of existing EveryWare executives, including the Chief Executive Officer, Chief Financial Officer and General Counsel; and

•

The proposed board of directors of the combined company will consist of five (5) directors designated by the MCP Funds, three (3) of our existing board members and one director who is the Chief Executive Officer and President of EveryWare. The proposed composition of the board of directors has a majority of EveryWare shareholder influence which is evidence that EveryWare is the accounting acquirer.

A preponderance of the evidence discussed above supports the conclusion that EveryWare is the accounting acquirer in the Business Combination.

Since EveryWare is the accounting acquirer in the reverse merger with ROI, the accounting for the Business Combination will be similar to that of a capital infusion as the only pre-combination asset of ROI is cash held in trust. The assets and liabilities of ROI will be carried at historical cost and EveryWare will not record any step-up in basis or any intangible assets or goodwill as a result of the Business Combination.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for holders of ROI common stock that elect to have their ROI common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	traders in securities that elect mark-to-market treatment;

•	S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	REITs;

•	trusts and estates;

•	persons holding ROI common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest in ROI through a partnership or similar pass-through entity;

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

This summary assumes that stockholders hold ROI common stock as capital assets, which generally means as property held for investment.

WE URGE HOLDERS OF ROI COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. ROI Stockholders

This section is addressed to U.S. holders of ROI common stock that elect to have their ROI common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its ROI common stock and is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Except as discussed in the following paragraph, a Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the ROI stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of ROI stock (generally, shares of ROI stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption will be treated as a distribution, however, if the redemption does not effect a meaningful reduction of the Redeeming U.S. Holder’s percentage ownership in ROI (including stock such Redeeming U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any stock that it holds a warrant to acquire). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the holder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the ROI stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the ROI stock. If, taking into account the effect of both redemptions by other stockholders and the issuance of shares of our common stock to EveryWare stockholders in connection with the Business Combination, the Redeeming U.S. Holder’s percentage ownership in ROI is reduced as a result of the redemption by more than 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Redeeming U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Redeeming U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

Holders of ROI stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

U.S. Federal Income Tax Considerations to Non-U.S. ROI Stockholders

This section is addressed to non-U.S. holders of ROI stock that elect to have their ROI common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of ROI Public Warrantholders—Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its ROI stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its ROI stock redeemed will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. ROI Stockholders.”

Any redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year) or (ii) such holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to the exchange). In addition, with respect to any redemption treated as a distrubtion rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of ROI stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their ROI stock will be treated as a sale or as a distribution under the Code.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against the holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur.This proposal is also conditioned on the Certificate Proposal and the Director Election Proposal. If the Certificate Proposal and the Director Election Proposal are not approved, this proposal will have no effect and the Business Combination will not occur, even if it is approved by the requisite vote.

The Merger Agreement will be approved and adopted if the holders of at least a majority of the outstanding shares of our common stock voted at the special meeting of stockholders vote “FOR” the Business Combination Proposal.

As of the record date, our founders have agreed to vote the founder shares and any other shares held by them in favor of the Business Combination. The founders have not purchased any public shares.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—APPROVAL OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the third amended and restated certificate of incorporation (the “proposed certificate”). The proposed certificate is required pursuant to the terms of the Merger Agreement, and in the judgment of our board of directors, the proposed certificate is necessary to adequately address the post-Business Combination needs of the Company.

The proposed certificate provides for, among other things, (i) the change of the Company’s name to EveryWare Global, Inc.; (ii) the removal of certain provisions related to our status as a blank check company; and (iii) such other changes that our board of directors deem appropriate for a public operating company.

We are required by Delaware law to obtain the approval of holders of a majority of our outstanding shares to amend our certificate of incorporation. The following table sets forth a summary of the material differences between our current certificate of incorporation and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate

Name	Our current certificate provides that our name is “ROI Acquisition Corp.”	The proposed certificate provides that our name is “EveryWare Global, Inc.”

Number of Directors	Our current certificate states that the number of directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies.	The proposed certificate states that the number of directors, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors.

Removal of Directors	Our current certificate provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The proposed certificate contains the same provisions, with the added requirement that at least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Special Meetings of Stockholders

Our current certificate states that, subject to the rights of the holders of any outstanding preferred stock, special meetings of stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies. The ability of stockholders to call a special

The proposed certificate states that, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series, special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by the board of directors. The

	Current Certificate	Proposed Certificate
	meeting is specifically denied.	ability of stockholders to call a special meeting is specifically denied.

Stockholder Action Without Meeting

Our current certificate states that, following the Company’s initial public offering, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

The proposed certificate states that, except as otherwise provided by the terms of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Procedure for Indemnification	Our current certificate is silent with respect to these procedures for indemnification.

The proposed certificate contains the following added procedures for indemnification: any indemnification of a director or officer of the company or advancement of expenses shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by the proposed certificate if required), upon the written request of the director or officer. If the Company denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses,

	Current Certificate	Proposed Certificate
twenty days, provided that the director or officer has delivered the undertaking contemplated by the proposed certificate if required), the right to indemnification or advancements shall be enforceable by the director or officer in any court of competent jurisdiction.

Costs and Expenses in a Procedure for Indemnification	Our current certificate is silent with respect to costs and expenses in a procedure for indemnification.

The proposed certificate contains an added provision that a person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any action under the indemnification provisions of the proposed certificate shall also be indemnified by the Company to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required by the proposed charter, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware (the “DGCL”) for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company to the fullest extent permitted by law.

	Current Certificate	Proposed Certificate

Insurance	Our current certificate is silent with respect to insurance.	The proposed certificate contains an added provision that the Company may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Indemnification of Other Persons	Our current certificate is silent with respect to indemnification of other persons.

The proposed certificate contains an added provision that the Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any other person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of the proposed certificate with respect to the indemnification and advancement of expenses.

	Current Certificate	Proposed Certificate

Indemnification for Service for Subsidiaries	Our current certificate is silent with respect to presumptions about indemnficiation for service for subsidiaries.

For purposes of the indemnification provisions of the proposed certificate, the proposed certificate contains an added provision that any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Company shall be conclusively presumed to be serving in such capacity at the request of the Company.

Indemnification of Directors, Officers, Employees and Agents of Constituent Companies Absorbed in a Consolidation or Merger	Our current certificate is silent with respect to indemnification of directors, officers employees and agents of companies absorbed in a consolidation or merger.

The proposed certificate contains an added provision that the indemnification provisions of the proposed certificate shall include any constituent company absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company shall stand in the same position under the indemnification provisions with respect to the resulting or surviving

	Current Certificate	Proposed Certificate
Company as he or she would have with respect to such constituent company if its separate existence had continued.

Reliance on Rights To Indemnity, Advancement of Expenses	Our current certificate is silent with respect to reliance on rights to indemnity and advancement of expenses

The proposed certificate contains an added provision that persons who after the date of the adoption of this provision become or remain directors or officers of the Company or who, while a director or officer of the Company, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in the proposed certificate in entering into or continuing such service. The proposed certificate further provides that rights to indemnification and to the advancement of expenses conferred in the proposed certificate shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to its adoption.

	Current Certificate	Proposed Certificate

Repeal or Modification Does Not Retroactively Diminish Rights to Indemnification or Advancement of Expenses

Our current certificate is silent with respect to the effect of a repeal or modification of the current certificate, or a repeal or modification or applicable law, on rights to indemnification or advancement of expenses.

The proposed certificate contains an added provision that any repeal or modification of the indemnification provisions of the proposed certificate or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of the indemnitee or the obligations of the Company arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Competition	Our current certificate does not alter the duties owed to stockholders under the DGCL.	The proposed certificate contains an added provision that to the fullest extent permitted by applicable law, neither Monomoy nor any of its affiliated companies nor any of their respective principals, officers, members, managers and/or employees (collectively, the “Exempted Persons”) shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company and its affiliated company, and no Exempted Person shall be liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of any such activities

	Current Certificate	Proposed Certificate
of Monomoy, its affiliated companies or any Exempted Person.

Corporate Opportunities	Our current certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to the Company or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have currently or in the future.	The proposed certificate contains a provision that, to the fullest extent permitted by applicable law, the Company, on behalf of itself and its affiliated companies, renounces any interest or expectancy of the Company and its affiliated companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Exempted Person, even if the opportunity is one that the Company or its affiliated companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company or its affiliated companies and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its affiliated companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Company solely by reason of the fact that Monomoy, its affiliated companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business

	Current Certificate	Proposed Certificate
opportunity, or information regarding such business opportunity, to the Company or any of its affiliated companies.

Duration of Existence	Our current certificate provides that if we do not consummate a business transaction by November 29, 2013, we will cease all operations, liquidate the trust account and dissolve and liquidate.	The proposed certificate does not alter the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company	Under our current certificate, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed certificate does not include these blank check company provisions because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Exclusive Jurisdiction	Our current certificate does not contain an exclusive jurisdiction provision.	The proposed certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by

	Current Certificate	Proposed Certificate
any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Amendment to Certificate of Incorporation

The current certificate provides that the Company reserves the right to amend, alter, change or repeal any provision contained in the current certificate (including any preferred stock designation), in the manner now or hereafter prescribed by the current certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges conferred upon stockholders, directors or any other persons by and pursuant to the certificate in its present form or as amended are granted subject to the right

The proposed certificate provides that the provisions set forth in Articles V (Board of Directors), VI (Bylaws), VII (Meetings of the Stockholders; Action By Written Consent), VIII (Limited Liability; Indemnification), X (Exclusive Jurisdiction of Delaware Courts) and Article XI (Amendment of Third Amended and Restated Certificate of Incorporation) may not be repealed or amended in any respect without the affirmative vote of the

	reserved in Article XI; provided, however, that Article IX of the certificate may only be amended as provided therein.	holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the

	Current Certificate	Proposed Certificate

election of directors, voting together as a single class. The proposed certificate provides that the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with Article IX (Certain Acknowledgments, Competition and Corporate Opportunities).

Amendment to Bylaws	The current certificate provides that the bylaws may be amended by (i) the board, pursuant to a resolution adopted by a majority of the total number of directors the Company would have if there were no vacancies or (ii) the stockholders, pursuant to the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of the Company required by law or by the current certificate (including any preferred stock designation).	The proposed certificate provides that the bylaws may be adopted by (i) the board, pursuant to a resolution adopted by the board or (ii) the stockholders, pursuant to the affirmative vote of at least 66.667% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of capital stock of the Company required by law or by the current certificate (including any preferred stock designation).

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If the proposal is not approved, the Business Combination will not occur.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve our proposed third amended and restated certificate of incorporation. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3—ELECTION OF DIRECTORS TO THE BOARD

ROI’s board of directors is currently divided into three classes, Classes I, II and III, with each class having a term of three years. If the Certificate Proposal is approved, the proposed certificate will continue the classified structure of the board. At the special meeting, three directors are to be elected as members of Class I. Our board of directors has nominated Thomas J. Baldwin to serve as a Class I director, with a term expiring at the Company’s annual meeting of stockholders in 2016 and until his successor is duly elected and qualified, or until his earlier resignation, removal or death. Pursuant to the terms of the Merger Agreement, our board of directors has nominated each of Daniel Collin and Stephen Presser to serve as Class I Directors to take office immediately upon the closing of the Business Combination, with terms expiring at the Company’s annual meeting of stockholders in 2016 and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death. In anticipation of the Business Combination, pursuant to the terms of the Merger Agreement, our board will be increased to nine members with each class comprised of three directors. In accordance with the terms of the Merger Agreement and the Governance Agreement contemplated thereby, we anticipate that David L. Burke and George E. Hall will resign from their positions as directors, effective upon the closing of the Business Combination, and Thomas J. Baldwin will resign as a Class III director, effective upon his election as a Class I director. We anticipate that the board of directors will elect, upon the closing of the Business Combination, the following persons to fill the vacancies in Class II and Class III resulting from the increase in the size of the board: (a) Ron Wainshal and William Krueger to serve as Class II directors, with terms expiring at the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified, or until their earlier resignation, removal or death, and (b) John K. Sheppard and Barry L. Kasoff to serve as Class III directors, with terms expiring at the annual meeting of stockholders in 2015 and until their successors are duly elected and qualified, or until their earlier resignation, removal or death. Ronald D. McCray will continue in office as a Class II director and Joseph A. De Perio is expected to continue in office as a Class III director. As a result, if the Business Combination Proposal and the Certificate Proposal are approved, upon closing of the Business Combination, we anticipate that Class II will consist of Ronald D. McCray, Ron Wainshal and William Krueger, and Class III will consist of Joseph A. De Perio, Barry L. Kasoff and John K. Sheppard.

This proposal is not conditioned upon the approval of the Business Combination Proposal. However, if the Business Combination Proposal is not approved, Messrs. Collin and Presser will not serve as directors and the remaining directors will fill the resulting vacancies.

The following sets forth information regarding each nominee.

Class I Nominees for Election to the Board of Directors

Daniel Collin, 35

Daniel Collin co-founded Monomoy in 2005 and has served as a partner and a member of the investment committee of Monomoy since 2005. Before founding Monomoy, Mr. Collin was an investment professional at KPS Special Situations Fund (now known as KPS Capital Partners) from 2001 to 2005 and an investment banker in the Mergers & Acquisition group at JP Morgan Chase & Co from 1999 to 2001. Mr. Collin currently serves on the board of directors of the following Monomoy investments: EveryWare Global, Inc (Chairman), Gearbox Group, MPI Products LLC (Chairman), HTPG, Compass Automotive and Kurz-Kasch, Inc. He previously served on the board of directors of Anchor Holdings, Inc. since its acquisition by Monomoy in 2007 and of Oneida, Ltd. (Chairman) since its acquisition by Monomoy in 2011.

Mr. Collin is qualified to serve on our board of directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Collin brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Collin has had significant involvement with EveryWare and its predecessors for the past five years.

Stephen Presser, 53

Stephen Presser co-founded Monomoy in 2005 and has served as a partner of Monomoy and a member of the investment committee since 2005. Before founding Monomoy, Mr. Presser was a principal at KPS Special Situations Fund (now known as KPS Capital Partners) from 1997 to 2005 and an associate and a partner at Cohen, Weiss and Simon, a union-side labor law firm based in New York, New York. While at KPS, Mr. Presser served as a member of the board of directors of several KPS portfolio companies, including the public company United Road Services, Inc. (NASDAQ: URSI), and he served as Chairman of the board of directors at KPS companies AmeriCast Technologies, Inc. and Wire Rope Corporation of America. At Monomoy, Mr. Presser currently serves on the board of directors of EveryWare Global, Inc., Kurz-Kasch, Inc. (Chairman) and Katun Corp. He previously served on the board of directors of Anchor Holdings, Inc. (Chairman) since its acquisition by Monomoy in 2007 and of Oneida, Ltd. since its acquisition by Monomoy in 2011.

Mr. Presser is qualified to serve on our board of directors because of his experience analyzing, reviewing and managing investments in companies in the manufacturing, distribution and consumer product industries. Mr. Presser brings his extensive knowledge of these industries, and his expertise in mergers, acquisitions and financial matters, to the board of directors. In addition, Mr. Presser has had significant involvement with EveryWare and its predecessors for the past five years.

Thomas J. Baldwin, 57

Thomas J. Baldwin has been ROI’s Chairman of the Board and Chief Executive Officer since inception on September 19, 2011. Currently, Mr. Baldwin is also a private investor and a Managing Director of Clinton Group, Inc. Previously, he served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. Mr. Baldwin currently serves on the board of directors of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) and the private company boards of Benihana Asian Restaurants and Wood Fired Holding Corp., the parent company of Firebirds Wood Fired Grill Restaurants. He is a past chairman and long-time board member of the March of Dimes, Connecticut Division.

We believe that Mr. Baldwin is qualified to serve as our Vice Chairman of the Board due to his extensive experience in business operations, including as a chief executive officer of a publicly traded consumer company. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, general management including global strategy, operations, marketing and sales, people resources, investor relations, public relations, international and domestic development, franchising, as well as infrastructure functions to our Board.

Class II Director Continuing in Office

Ronald D. McCray, 55

Ronald D. McCray has served on ROI’s board of directors since 2011. Mr. McCray is a private investor and corporate director. He served as Vice President and Chief Administrative Officer of Nike, Inc. from August 2007 until May 2009. He served as Senior Vice President—Law and Government Affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its Chief Compliance Officer from November 2004 until August 2007. Mr. McCray joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of Kimberly-Clark’s management executive committee. Before joining Kimberly-Clark, Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges LLP in New York and Jones Day in Dallas. Mr. McCray serves on the boards of directors of A. H. Belo Corporation (NYSE: AHC) and Career Education Corporation (NASDAQ: CECO). He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the governing boards of Cornell University and Harvard Law School, a member of the executive board of the SMU Dedman School of Law, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate in November 2011.

Mr. McCray has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with Mr. McCray’s legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experiences.

Class III Director Continuing in Office

Joseph A. De Perio, 34

Joseph A. De Perio has been ROI’s Vice Chairman of the Board and President since inception on September 19, 2011. Mr. De Perio has been a senior member of the portfolio management team of Clinton Group, Inc. from 2006 to December 2007 and October 2010 to the present. As a senior portfolio manager at Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at Clinton Group, including origination, trading, structuring and research. Prior to joining Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio was also an associate and an analyst in the Mergers and Acquisitions department of CIBC Oppenheimer. Mr. De Perio currently serves on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) and served on the Board of Directors of Viking Systems, Inc. (OTC: VKNG) from June 2011 until its sale to Conmed Corporation in October 2012.

Mr. De Perio has over 12 years experience in corporate finance, including over 9 years as an investment analyst and portfolio manager in private equity and public equity. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of the Clinton Group investment team, he gained significant experience advising and investing in public companies including consumer products companies. In addition, his experience as a director of companies outside the consumer industry enables Mr. De Perio to contribute additional perspective to board discussions.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three (3) nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR“ a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE (3) NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 4—APPROVAL AND ADOPTION OF THE EVERYWARE GLOBAL, INC. 2013 OMINBUS INCENTIVE PLAN

Our board has unanimously approved and adopted the EveryWare Global, Inc. 2013 Omnibus Incentive Plan, and our board has unanimously approved and recommended that our stockholders approve and adopt the 2013 Omnibus Incentive Plan. Set forth below is a description of the 2013 Omnibus Incentive Plan. Our stockholders should read carefully the entire 2013 Omnibus Incentive Plan, which is attached as Annex C to this proxy statement, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and the Certificate Proposal. If the Business Combination Proposal and the Certificate Proposal are not approved, this proposal will have no effect.

EveryWare Global, Inc. 2013 Omnibus Incentive Plan

Background

The 2013 Omnibus Incentive Plan has been approved by our board of directors and is subject to approval by our stockholders. The purpose of the 2013 Omnibus Incentive Plan will be to enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

The 2013 Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of us and our subsidiaries and affiliates, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2013 Omnibus Incentive Plan. Generally, all classes of employees will be eligible to participate in the 2013 Omnibus Incentive Plan.

The following is a summary of the material provisions of the 2013 Omnibus Incentive Plan. This summary may not include all of the provisions of the 2013 Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the 2013 Omnibus Incentive Plan, a copy of which is attached to this proxy statement as Annex C.

Share Reserve

The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2013 Omnibus Incentive Plan or with respect to which awards may be granted may not exceed 870,000 shares. The maximum number of shares of our common stock with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Internal Revenue Code (the “Code”) which may be granted under the 2013 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 174,000 shares (per type of award); provided that the total number of shares of our common stock with respect to all such awards that may be granted under the 2013 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 174,000 shares. There are no annual limits on the number of shares of our common stock with respect to an award of restricted stock that are not subject to the attainment of specified performance goals which may be granted to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2013 Omnibus Incentive Plan during any fiscal year to any eligible individual will be 174,000 shares. The maximum value of a cash payment made under a performance award which may be granted under the 2013 Omnibus Incentive Plan during any fiscal year to any eligible individual will be $2,000,000.

The number of shares available for issuance under the 2013 Omnibus Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2013 Omnibus Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2013 Omnibus Incentive Plan.

Administration

The 2013 Omnibus Incentive Plan will be administered by the compensation committee of our board of directors. Among the committee’s powers will be to (i) determine the form, amount and other terms and conditions of awards; (ii) construe or interpret any provision of the 2013 Omnibus Incentive Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines and practices for administering the 2013 Omnibus Incentive Plan as it deems advisable. The committee will have full authority to administer and interpret the 2013 Omnibus Incentive Plan, to grant discretionary awards under the 2013 Omnibus Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Omnibus Incentive Plan and the awards thereunder as the committee deems necessary or desirable and to delegate authority under the 2013 Omnibus Incentive Plan to our executive officers.

Eligibility for Participation

Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2013 Omnibus Incentive Plan.

Award Agreement

Awards granted under the 2013 Omnibus Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the committee.

Stock Options

The committee may grant nonqualified stock options to any individuals eligible to participate in the 2013 Omnibus Incentive Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% or greater stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the committee.

Stock Appreciation Rights

The committee may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”) or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2013 Omnibus Incentive Plan, or such other event as the committee may designate at the time of grant or thereafter.

Restricted Stock

The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

Other Stock-Based Awards

The committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2013 Omnibus Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria discussed in general below.

Other Cash-Based Awards

The committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the committee may accelerate the vesting of such award in its discretion.

Performance Awards

The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the committee. Based on service, performance or other factors or criteria, the committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) the fair market value of a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses; (31) return on net assets or (32) other objective criteria determined by the committee in accordance with the 2013 Omnibus Incentive Plan.

To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as will be defined in the 2013 Omnibus Incentive Plan, the committee may accelerate vesting of outstanding awards under the 2013 Omnibus Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2013 Omnibus Incentive Plan, our board of directors may at any time amend any or all of the provisions of the 2013 Omnibus Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2013 Omnibus Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2013 Omnibus Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2013 Omnibus Incentive Plan will provide that awards granted under the 2013 Omnibus Incentive Plan are subject to any recoupment policy we may have, including the clawback of “incentive-based compensation” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under any applicable rules and regulations promulgated by the SEC.

U.S. Federal Income Taxes

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the 2013 Omnibus Incentive Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because U.S. federal income tax consequences will vary as a result of individual circumstances, each participant should consult his or her personal tax advisor with regards to the tax consequences of participating in the 2013 Omnibus Incentive Plan. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Options.    Stock options granted under the 2013 Omnibus Incentive Plan may be either non-qualified options or incentive options for federal income tax purposes.

Non-Qualified Stock Options.    Generally, a recipient of a non-qualified option award will not recognize any taxable income at the time of grant. Upon the exercise of the non-qualified portion, the recipient will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price.

If the recipient is an officer or director of the Company or a beneficial owner of more than 10% of any class of registered equity securities of the Company, the timing of income recognition may be deferred for any period following the exercise of a non-qualified option as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder (the “Deferral Period”). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of common stock pursuant to the exercise of the non-qualified option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, the recipient’s recognition of income could, in certain instances, be deferred until the expiration of the Deferral Period.

The tax basis of common stock acquired on the exercise of a non-qualified option will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by the recipient as a result of the receipt of such shares. The holding period for such shares for purposes of determining short or long-term capital gain will begin upon the exercise of the option (subject to special rules if a Deferral Period applies).

The Company generally will be entitled, subject to the possible application of Sections 162(m) and 280G of the Code, to a deduction in connection with the recipient’s exercise of a non-qualified option award in an amount equal to the income recognized by the recipient.

Incentive Stock Options.    In general, neither the grant nor the exercise of an option that qualifies as an incentive stock option will result in taxable income to the recipient (except possible alternative minimum tax upon an exercise) or a deduction to the Company. The aggregate fair market value of common stock (determined at the date of grant) with respect to which incentive stock options can be exercisable for the first time by the recipient during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. If: (i) the recipient makes no disposition of the shares acquired pursuant to an incentive stock option within two years from the date of grant or within one year from the exercise of the option; and (ii) at all times during the period beginning on the date of the grant of the option and ending on the day three months before the date of such exercise, the recipient was an employee of either the Company or its subsidiaries or its parent, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

If the recipient disposes of the shares before the later of such dates or was not employed by the Company or its subsidiaries or its parent during the entire applicable period, the recipient’s incentive stock option will be treated as a non-qualified option for income tax purposes and the recipient will have ordinary income equal to the lesser of (i) the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise (or, with respect to officers and directors, the date that the disposition of such shares would not create liability under Section 16(b) of the Exchange Act) and (ii) the difference between the exercise price of the shares and the amount realized on the disposition. Any gain or loss realized in excess of the amount of ordinary income recognized or the loss, if any, will be treated as a capital gain or loss. The Company will be entitled to a corresponding tax deduction, subject to the application of Sections 162(m) and 280G of the Code.

Stock Appreciation Rights.    The grant of a SAR will produce no U.S. federal tax consequences for the recipient or the Company. The exercise of a SAR results in taxable income to the recipient equal to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise, and a corresponding tax deduction to the Company, subject to the application of Sections 162(m) and 280G of the Code. The ordinary income recognized with respect to the exercise of a SAR under the 2013 Omnibus Incentive Plan granted to an employee will be subject to both wage withholding and employment taxes.

Restricted Stock.    A recipient of restricted stock may elect under Section 83(b) of the Code to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of such shares at the time of issuance over the amount paid by the recipient, if any, for such shares. Unless a Section 83(b) election is timely made (no later than the expiration of the 30 day period following the time of issuance), no taxable income will be recognized by the recipient until such shares are no longer subject to a substantial risk of forfeiture (the “Restrictions”). However, when the Restrictions lapse, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of lapse over the amount the recipient paid, if any, for such shares. The ordinary income recognized with respect to restricted stock will be subject to both wage withholding and employment taxes.

If a Section 83(b) election is made, any dividends received on shares which are subject to Restrictions will be treated as dividend income. If the recipient does not make an election under Section 83(b) of the Code, dividends received on the common stock for the period prior to the time the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes, and will be, subject to wage withholding and employment taxes.

The recipient’s tax basis in restricted stock will be equal to the sum of the price paid for such shares, if any, and the amount of ordinary income recognized by the recipient with respect to the receipt of such shares or the lapse of Restrictions thereon. The holding period for purposes of determining gain or loss on a subsequent sale will begin immediately after the transfer of such shares to the recipient if a Section 83(b) election is made with respect to such shares, or immediately after the Restrictions on such shares lapse, if no Section 83(b) election is made.

In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the application of Sections 162(m) and 280G of the Code ) in an amount equal to the ordinary income recognized by the recipient with respect to restricted stock awarded pursuant to the 2013 Omnibus Incentive Plan.

If, subsequent to the lapse of Restrictions on restricted stock, the recipient sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares will ordinarily result in capital gain or loss.

Performance Awards.    A recipient will not be taxed at the time of grant of performance awards. If the performance targets and/or the other requirements for a payment of performance awards are achieved, the recipient will receive distributions of common stock and/or cash. The recipient will recognize ordinary income in an amount equal to any cash received and the fair market value of the common stock received, on the date of receipt. If the recipient is an employee, the ordinary income the recipient recognized will be subject to both wage withholding and employment taxes.

The recipient’s tax basis in any shares received will be equal to the sum of the price paid for such shares, if any, and the amount of ordinary income recognized by the recipient with respect to the receipt of such shares. The holding period for such shares for purposes of determining gain or loss on subsequent sale will begin immediately after the transfer to the recipient of such shares.

In general, a deduction will be allowed to the Company for federal income tax purposes (subject to the possible application of Sections 162(m) and 280G of the Code) in an amount equal to the ordinary income recognized by the recipient.

If the recipient sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares will ordinarily result in capital gain or loss.

Certain Other Tax Issues.    In addition, (i) officers and directors of the Company subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules (including, when applicable, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); (iii) certain awards under the 2013 Omnibus Incentive Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); (iv) in the event that the exercisability or vesting of any award is accelerated because of a change in control of the Company, payments relating to awards under the 2013 Omnibus Incentive Plan, either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes; and (v) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

Company Deductions.    To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation under Section 162(m) of the Code.

We have attempted to structure the 2013 Omnibus Incentive Plan in such a manner that, the compensation attributable to stock options, and other performance-based awards which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. In addition, the committee has the discretion to make awards that do not qualify as performance-based compensation.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2013 Omnibus Incentive Plan.

The 2013 Omnibus Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2013 Omnibus Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

New Plan Benefits

Grants under the 2013 Omnibus Incentive Plan will be made at the discretion of the committee. We intend to award to Mr. Bernard Peters, our Chief Financial Officer, stock options representing approximately 1% of the issued and outstanding share capital of EveryWare prior to the Business Combination under the 2013 Omnibus Incentive Plan, subject to approval of the committee. Any other grants under the 2013 Omnibus Incentive Plan are not yet determinable. The value of the awards granted under the 2013 Omnibus Incentive Plan will depend on a number of factors, including the fair market value of our common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under Equity Compensation Plans

Options to purchase shares of our common stock have been granted to certain of our executives and key employees under the EveryWare Global, Inc. 2012 Stock Option Plan. The following table summarizes the number of stock options granted, net of forfeitures and exercises, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2012:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders 2012 Stock Option Plan	1,236.7967	$4,774.03	1,633.4407
Equity compensation plans not approved by stockholders	—	—	—

Total	1,236.7967	$4,774.03	1,633.4407

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve the EveryWare Global, Inc. 2013 Omnibus Incentive Plan. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE EVERYWARE GLOBAL, INC. 2013 OMNIBUS INCENTIVE PLAN.

PROPOSAL NO. 5—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will our board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under our second amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or the Incentive Plan Proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock as of the record date represented in person or by proxy at the special meeting of stockholders and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

PROPOSALS TO BE CONSIDERED BY THE PUBLIC WARRANTHOLDERS

This section of the proxy statement describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex D hereto.

THE WARRANT AMENDMENT PROPOSAL

In connection with the proposed Business Combination, public warrantholders are being asked to approve and consent to an amendment to the terms of the warrant agreement to remove a provision (the “Exercise Price Reduction Provision”) which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by our stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event (the “Warrant Amendment Proposal”). If the Exercise Price Reduction Provision is not removed in connection with the Business Combination, the Company would be required to account for its warrants as derivative liabilities and not as components of equity. As a result, the Company would be required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. Therefore, the Company’s board of directors has determined that it would be in the best interests of the Company and its warrantholders to amend the warrant agreement to remove the Exercise Price Reduction Provision so that the warrants would not be accounted for as liabilities, which could have a negative effect on the trading price of the Company’s common stock and warrants.

Other than as set forth above, the terms of the ROI warrants will remain the same. Both the public warrants and the sponsor warrants will be amended pursuant to the Warrant Amendment, and both the public warrants and the sponsor warrants will be treated the same for purposes of the Warrant Amendment.

Even if the parties do not consummate the Business Combination, the Warrant Amendment will be effective if warrantholders have approved the Warrant Amendment Proposal.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal.

Vote Required for Approval

Pursuant to Section 9.8 of the warrant agreement, ROI and the warrant agent may amend the warrant agreement with the written consent of the registered holders of 65% of the public warrants voting in favor of the Warrant Amendment Proposal. Pursuant to the terms of the warrant agreement, our Sponsor is not permitted to vote the sponsor warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. Our Sponsor owns 507,184 public warrants, 500,000 of which were purchased from an affiliate of our Sponsor after our initial public offering and 7,184 of which were purchased in open market transactions in April 2013. Our Sponsor will vote these public warrants in favor of the Warrant Amendment Proposal. As a result, in order for the Warrant Amendment Proposal to be approved, 4,367,816 of the remaining 6,992,816 outstanding public warrants not owned by our Sponsor, or 62.5% of the issued and outstanding public warrants, must vote in favor of the Warrant Amendment Proposal in order for this proposal to be approved.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies. The Warrantholder Adjournment Proposal will only be presented to our warrantholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal presented at the special meeting of Warrantholders. In no event will our board of directors adjourn the special meeting of warrantholders or consummate the Business Combination beyond the date by which it may properly do so under our second amended and restated certificate of incorporation and Delaware law.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting of warrantholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal.

Required Vote

Adoption of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority of the public warrants as of the record date represented in person or by proxy at the special meeting of warrantholders and entitled to vote thereon. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

ROI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ROI

General

We are a blank check company formed in Delaware on September 19, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with consumer, restaurant or food businesses, with high growth potential in the United States or internationally.

On February 24, 2012, we consummated our initial public offering of 7,500,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise of $12.00 per share. The shares of our common stock sold as part of the units in our initial public offering are referred to in this report as our “public shares.” The units in our initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $75,000,000. Prior to the consummation of our initial public offering, in October 2011, an affiliate of our Sponsor purchased 2,156,250 shares of common stock, which are referred to herein as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.01 per share. As a result of the underwriters’ not exercising their over-allotment option for our initial public offering, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which we have cancelled. Subsequently, in July 2012, an affiliate of our Sponsor sold the remaining 1,875,000 founder shares to Clinton Magnolia Master Fund, Ltd. (our “Sponsor”), for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. Our Sponsor’s investment and voting decisions are determined by Clinton Group, Inc., as its investment manager. George E. Hall, our Chief Investment Officer and Director, is the Chief Investment Officer and President of Clinton Group, Inc.

Simultaneously with the consummation of our initial public offering, we consummated the private sale of 4,166,667 sponsor warrants to an affiliate of our Sponsor at a price of $0.75 per warrant, generating gross proceeds of $3,125,000. Also, simultaneously with the consummation of our initial public offering, we consummated the private sale of 10,000 units to Mr. Baldwin for $100,000. Subsequently, in July 2012, an affiliate of our Sponsor sold the 4,166,667 sponsor warrants to our Sponsor for an aggregate of $3,125,000. After the payment of approximately $500,000 in expenses relating to our IPO (other than underwriting commissions), approximately $640,000 of the net proceeds of our initial public offering and the private placement of the sponsor warrants and units (or approximately $10.00 per unit sold in our initial public offering) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations. Except for a portion of the interest income that may be released to us to pay any income or franchise taxes and to fund our working capital requirements, as discussed below, none of the funds held in the trust account will be released until the earlier of the completion of our initial Business Combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by November 29, 2013, subject to the requirements of law. After the payment of approximately $500,000 in expenses relating to our initial public offering, approximately $640,000 of the net proceeds of our initial public offering and private placement of the sponsor warrants was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2012, there was $75.1 million held in the trust account and $464,000 held outside the trust account available for working capital purposes. As of December 31, 2012, no funds had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time. We intend to effect the Business Combination using cash held in our trust account and shares of common stock. As not all of the funds released from the trust account will be used for payment of the purchase price in connection with the Business Combination or used for redemptions of purchases of our common stock, we may apply the cash released to us from the trust account that is not applied to the purchase price for general corporate purposes, including for maintenance or expansion of operations of the acquired EveryWare business, for the payment of principal or interest due on indebtedness assumed in the Business Combination, to fund the purchase of other companies or for working capital.

Selection of a Target Business and Structuring of our Initial Business Combination

Our initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our board is not able independently to determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA with respect to the satisfaction of such criteria. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial Business Combination with another blank check company or a similar company with nominal operations. In any case, we will only complete an initial business combination in which we acquire 50% or more of the outstanding voting securities of the target or are otherwise not required to register as an investment company under the Investment Company Act. If we acquire less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that we acquire is what will be valued for purposes of the 80% of net assets test. To the extent we effect a business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of December 31, 2012, the amount in the trust account, net of income and franchise tax payable, is approximately $10.00 per public share. Our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business

Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less franchise and income taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our founders have agreed to vote any public shares purchased before, during or after our initial public offering in favor of the Business Combination. In addition, our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing our second amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the shares sold in our initial public offering.

Employees

We currently have five officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Thomas J. Baldwin	57	Chairman of the Board and Chief Executive Officer
Joseph A. De Perio	34	Vice Chairman of the Board and President
George E. Hall	52	Chief Investment Officer and Director
Daniel A. Strauss	28	Vice President of Acquisitions and Secretary
Francis A. Ruchalski	49	Chief Financial Officer
Jamal Mashburn	39	Independent Director
Ronald D. McCray	55	Independent Director
Joseph Stein	52	Independent Director
David L. Burke	50	Independent Director

Thomas J. Baldwin has been ROI’s Chairman of the Board and Chief Executive Officer since inception on September 19, 2011. Currently, Mr. Baldwin is also a private investor and a Managing Director of Clinton Group, Inc. Previously, he served as Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. In addition, Mr. Baldwin served as Chief Financial Officer and Treasurer of Morton’s Restaurant Group, Inc. from December 1988 until December 2005, and prior to that held several titles in the finance department. Prior to his employment at Morton’s Restaurant Group, Mr. Baldwin held management positions at Le Peep Restaurant, Citigroup and General Foods Corp., now part of Kraft Foods. Mr. Baldwin currently serves on the board of directors of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) and the private company boards of Benihana Asian Restaurants and Wood Fired Holding Corp., the parent company of Firebirds Wood Fired Grill Restaurants. He is a past chairman and long-time board member of the March of Dimes, Connecticut Division.

Joseph A. De Perio has been ROI’s Vice Chairman of the Board and President since inception on September 19, 2011. Mr. De Perio has been a senior member of the portfolio management team of Clinton Group, Inc from 2006 to December 2007 and October 2010 to the present. As a senior portfolio manager at Clinton Group, Mr. De Perio is involved in all aspects of portfolio management for the public equity and private equity strategies at Clinton Group, including origination, trading, structuring and research. Prior to joining Clinton Group, he was a Vice President at Millennium Management executing a public equity strategy. Prior to his work in hedge funds, Mr. De Perio was an associate at Trimaran Capital Partners, a middle-market private equity investment fund, where he originated, executed and monitored leveraged buyout and growth equity investments in the healthcare, technology and consumer industries. Mr. De Perio was also an associate and an analyst in the Mergers and Acquisitions department of CIBC Oppenheimer. Mr. De Perio currently serves on the board of directors of Overland Storage, Inc. (NASDAQ: OVRL) and served on the board of directors of Viking Systems, Inc. (OTC: VKNG) from June 2011 to until its sale to Conmed Corporation in October 2012.

George E. Hall has been our Chief Investment Officer and Director since inception. Mr. Hall is the Founder, CEO, President and Chief Investment Officer of Clinton Group, Inc. Mr. Hall is ultimately responsible for all final investment and trading decisions, risk management and quantitative analysis. Before founding Clinton Group, Inc. in 1991, Mr. Hall was a vice president at Greenwich Capital Markets, Inc., a primary dealer and mortgage securities broker-dealer. He headed the mortgage arbitrage group which traded mortgage securities, interest rate derivatives and futures and options. There he created and implemented the firm’s analytical systems for CMOs and related securities. Prior to his time at Greenwich Capital Markets, he directed the trading of mortgage securities including agency pass-throughs, options, whole loans, CMOs and interest rate derivatives at Citicorp Investment Bank. Before pursuing his MBA, Mr. Hall was a nuclear engineer at Tenneco Corporation. Mr. Hall holds a BS from the U.S. Merchant Marine Academy and an MBA from the Wharton School at the University of Pennsylvania.

Daniel A. Strauss has been our Vice President of Acquisitions since inception and our Secretary since February 8, 2012. Mr. Strauss is a member of the private equity team at Clinton Group. He is responsible for evaluating and executing transactions across a range of industries. Prior to joining the Clinton Group in 2010, he was with Angelo, Gordon & Co. as a member of the firm’s private equity practice. Prior to his work at Angelo, Gordon & Co., he was a Financial Analyst at Houlihan Lokey focusing on mergers and acquisitions in the consumer products industry. Mr. Strauss holds a B.S. in Finance and International Business from the Stern School of Business at New York University. Mr. Strauss is a director of Pacific Mecantile Bancorp (NASDAQ: PMBC).

Francis A. Ruchalski has been our Chief Financial Officer since inception. Mr. Ruchalski is a CPA and the CFO of the Clinton Group. Prior to joining Clinton Group in 1997, Mr. Ruchalski was an audit manager for Anchin, Block & Anchin, LLP, a certified public accounting firm. His responsibilities included client auditing and financial and taxation planning. Mr. Ruchalski holds a BS in Accounting from St. John’s University.

Jamal Mashburn has served on our board of directors since the closing of our initial public offering. Mr. Mashburn is most notably known for his success on the basketball court—the former college and NBA All Star spent over 20 years with the Kentucky Wildcats, Dallas Mavericks, Miami Heat, and New Orleans Hornets. With a natural knack for teambuilding, Mr. Mashburn took his skills straight to the business world after his basketball career was over. Mr. Mashburn successfully assembled a team of savvy professionals specializing in administration, finance, project management, insurance, and advertising, and to date, Mr. Mashburn has ownership interest in numerous restaurant franchises (38 Outback Steakhouse restaurants, 32 Papa John’s pizza restaurants, and three Dunkin Donuts stores), car dealerships (owner of Kentucky’s Toyota of Nicholasville and Lexus Store of Lexington), real estate, and the thoroughbred horse racing industry. Mr. Mashburn is active in the community and has established the Mashburn Scholarship Fund at the University of Kentucky. He is also a founding member, officer, and director of The MAP Foundation (focused on youth mentoring) and the Mashburn Family Foundation (offering programs and support for latch-key children and children of alcoholics and single mothers). Mr. Mashburn currently sits on the board of directors for the National Forest Foundation and has served on the Advisory Board for Central Bank & Trust Company in Lexington, Kentucky.

Ronald D. McCray has served on ROI’s board of directors since 2011. Mr. McCray is a private investor and corporate director. He served as Vice President and Chief Administrative Officer of Nike, Inc. from August 2007 until May 2009. He served as Senior Vice President—Law and Government Affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its Chief Compliance Officer from November 2004 until August 2007. Mr. McCray joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of Kimberly-Clark’s management executive committee. Before joining Kimberly-Clark, Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges LLP in New York and Jones Day in Dallas. Mr. McCray serves on the boards of directors of A. H. Belo Corporation (NYSE: AHC) and Career Education Corporation (NASDAQ: CECO). He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the governing boards of Cornell University and Harvard Law School, a member of the executive board of the SMU Dedman School of Law, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate in November 2011.

Joseph Stein has served on our board of directors since the closing of our initial public offering. Mr. Stein is a senior executive leader with solid executive management experience and skill in motivating teams to achieve success. Mr. Stein is currently owner/founder of Simply InnovateTM, an innovation consultancy focused on creating tools to help companies innovate, providing consulting services, and facilitating executive workshops and speaking engagements. Previously, Mr. Stein served as Senior Vice President of Strategy & Innovation of El Pollo Loco, Inc., a quick service restaurant company with over 400 restaurants. Prior to this role, Mr. Stein served as Senior Vice President and Chief Financial Officer. In his capacity at El Pollo Loco, Mr. Stein oversaw the sale of El Pollo Loco to a private equity investor and directed public bond offerings in 2003 and 2005. Previously, Mr. Stein held a similar role at Rubio’s Restaurants, Inc.

where he oversaw their initial public offering. Mr. Stein also was an executive of CKE Restaurants, Inc., Checkers Drive-in Restaurants, Inc. and Fidelity National Financial, Inc. Mr. Stein began his career as a CPA at KPMG.

David L. Burke has served on our board of directors since the closing of our initial public offering. Mr. Burke is the owner of DBGlobal, LLC and Watershed Ventures, LLC, the parent company of eight modern American restaurants in New York, New Jersey and Connecticut. Prior to his entrepreneurship and ownership of restaurants, Mr. Burke trained at the Culinary Institute of America and with notable chefs such as Pierre Troisgros, Georges Blanc and Gaston Lenôtre. Burke returned from France to the U.S. as a sous chef for Waldy Malouf at La Cremaillere and for Charlie Palmer at River Café, where he ascended to Executive Chef and earned three stars from The New York Times. In 1992, Burke opened the Park Avenue Café with the Smith & Wollensky Restaurant Group and, in 1996, became Vice President of Culinary Development for the Smith &Wollensky Restaurant Group. Mr. Burke then went on to open his own restaurants, including David Burke Townhouse, David Burke Prime and Fromagerie, among many others. As well as being a chef and restaurateur, Mr. Burke is an inventor, author, television personality and product developer.

Director Independence

Our board of directors has determined that Messrs. Mashburn, McCray, Stein and Burke are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the NASDAQ listing standards.

Board of Directors and Committees

Prior to the consummation of our initial public offering, our board of directors formed an audit committee.

During the fiscal year ended December 31, 2011, our board of directors held four meetings and our audit committee held four meetings. Each of our directors attended 100% of the board meetings (except one director missed one meeting) and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have an audit committee comprised of Jamal Mashburn, Ronald D. McCray and Joseph Stein, all of whom are independent. Joseph Stein serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Joseph Stein qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our audit committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls;

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appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

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overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

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meeting with the independent registered public accounting firm and reviewing the scope and timing of the annual audit performed by them, and meeting with management and internal financial personnel regarding these matters;

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reviewing the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

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establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the NASDAQ Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Ethics and Committee Charters

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics and our board committee charters as an exhibit to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing at 601 Lexington Avenue, 51st Fl., New York, NY 10022 or by telephone at (212) 825-0400. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to our officers, directors and ten percent holders were complied with, except for (i) late Form 3 filings for ROIC Acquisition Holdings LP, the Clinton Group, our Sponsor and Messrs. Baldwin, De Perio, Hall, Strauss, Ruchalski, Mashburn, McCray, Stein and Burke, notice of which were filed on Form 3 on January 17, 2013 and (ii) late Form 4 filings for ROIC Acquisition Holdings LP, Mr. Baldwin and Mr. Hall, notice of which were filed on Form 4 on January 17, 2013.

Executive Compensation

Compensation Discussion and Analysis

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. Commencing on the initial NASDAQ listing date through the earlier of the consummation of our initial Business Combination and our liquidation, we are obligated to pay the Clinton Group, an entity of which our Chairman and Chief Executive Officer is the Managing Director, a total of $10,000 per month for office space, utilities and secretarial and administrative services. This arrangement has been agreed to by the Clinton Group for our benefit and is not intended to provide our Sponsor compensation in lieu of a salary or other remuneration. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than the $10,000 per month fee to the Clinton Group, no compensation of any kind, including finder’s and consulting fees, has been, or will be, paid to the Sponsor or our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on the Business Combinations. Our audit committee reviews on a quarterly basis all payments made to the Sponsor or our officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing, provided that the Director Election Proposal is approved, Messrs. Baldwin, De Perio and McCray will be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination is a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

We do not presently have a compensation committee of our board of directors. Our board of directors intends to establish a compensation committee upon the consummation of the Business Combination and, at that time, adopt a charter for such committee. We do not feel a compensation committee is necessary prior to consummation of the Business Combination as there will be no salary, fees or other compensation being paid to our officers or directors prior to the Business Combination other than as disclosed in this proxy statement.

Compensation Committee Report

Our board of directors does not maintain a standing compensation committee since it does not compensate its officers or directors.

Our board of directors and management have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the Company’s board of directors has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Jamal Mashburn

Ronald D. McCray

Joseph Stein

David L. Burke

Audit Committee Report

The Company’s audit committee reviewed with management and Rothstein Kass the results of the 2012 audit, including the audited financial statements. The Audit committee reviewed the requirements of the audit committee charter previously adopted and the reports required to be disclosed to the audit committee. The audit committee discussed with Rothstein Kass the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board. Rothstein Kass representatives reviewed the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended, regarding independence of public accountants with the audit committee and presented their Report on Auditor Independence regarding that matter to the audit committee. The audit committee has determined that Rothstein Kass was independent of the Company. The audit committee also discussed with management and Rothstein Kass the quality and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures and internal audit organization, responsibilities, budget, staffing and identification of audit risks.

The audit committee reviewed and discussed with management and Rothstein Kass a draft of the Annual Report on Form 10-K and the audited financial statements for the year ended December 31, 2012. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the audit committee recommended to the board of directors that ROI’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Respectfully submitted,

Jamal Mashburn

Ronald D. McCray

Joseph Stein

Fees and Services

The firm of Rothstein Kass acts as our independent registered public accounting firm. The following is a summary of fees paid to Rothstein Kass for services rendered.

Audit Fees

Fees paid or payable for our independent registered public accounting firm were approximately $84,000 for the services it performed in connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Quarterly Reports on Form 10-Q for the fiscal quarters ended on March 31, 2012, June 30, 2012 and September 30, 2012, respectively, and our initial public offering, including review of our registration statement on Form S-1 and amendments thereto, comfort letters and consents.

Audit-Related Fees

We have not incurred any audit-related fees.

Tax Fees

We have not incurred any fees for tax services.

All Other Fees

There have been no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed prior to the consummation of our initial public offering, but after September 19, 2011, our date of inception. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by Rothstein Kass, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

ROI MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of ROI included elsewhere in this report. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “ROI Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to ROI Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company formed on September 19, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating a business combination. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify, acquire and operate a business in the consumer, restaurant or food businesses, with high growth potential in the United States or internationally, although we are not limited to a particular industry or sector.

Results of Operations

Through December 31, 2012, our efforts have been limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenues, other than interest income earned on the proceeds held in the trust account.

For the year ended December 31, 2012, we had a net income of $3.7 million generated from a non-cash charge of $4.1 million related to the change in fair value of warrants. In addition, the Company earned approximately $0.1 million of interest income and incurred operating expenses of $0.4 million. For the period from September 19, 2011 (inception) through December 31, 2011, we had a net loss of $(35,000). For the period from September 19, 2011 (inception) through December 31, 2012, we had net income of $3.7 million generated from a non-cash charge of $4.1 milliion related to the change in fair value of warrants and incurred total costs of approximately $4.7 million in connection with the Company’s Public Offering of which $2,250,000 of the underwriter fees have been deferred and are contingent upon the closing of a Business Combination.

Liquidity and Capital Resources

On September 19, 2011, we consummated the public offering of 7,500,000 units at a price of $10.00 per unit. Simultaneously with the consummation of the public offering, we consummated the private sale of 4,166,667 warrants to the Sponsor for $3.1 million and the private sale of 10,000 units to Mr. Baldwin for $0.1 million. We received net proceeds from the public offering and the sale of the sponsor warrants of approximately $75.1 million net of the non-deferred portion of the underwriting commissions of $1.8 million and offering costs and other expenses of approximately $0.6 million. For a description of the proceeds generated in the public offering and a discussion of the use of such proceeds, we refer you to Note 1 of the audited financial statements included elsewhere in this proxy statement.

As of December 31, 2012, $75.2 million was held in the Trust Account (including $2,250,000 of deferred underwriting discounts and commissions, $3,125,000 from the sale of the sponsor warrants and $56,000 in accrued interest) and we had cash outside of trust of $0.5 million and $0.3 million in current liabilities including accounts payable and accrued expenses and franchise tax payable. Up to $56,000 in interest income on the balance of the Trust Account (net of franchise and income taxes payable) may be available to us to fund our working capital requirements. Through December 31, 2012, the Company had not withdrawn any funds from interest earned on the trust proceeds.

We depend on sufficient interest being earned on the proceeds held in the trust account to provide us with additional working capital that we may need to identify one or more target businesses, conduct due diligence and complete a Business Combination, as well as to pay any franchise and income taxes that we may owe. As described elsewhere in this proxy statement, the amounts in the trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The current low interest rate environment may make it more difficult for such investments to generate sufficient funds, together with the amounts available outside the trust account, to locate, conduct due diligence, structure, negotiate and close a business combination. If we are required to seek additional capital, we would need to borrow funds from the Sponsor or our management team to operate or may be forced to liquidate. Neither the Sponsor nor our management team is under any obligation to advance funds to us in such circumstances. Any such loans would be repaid only from funds held outside the trust account or from funds released to us upon completion of a business combination. If we are unable to complete a business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space, utilities and secretarial and administrative services payable to the Clinton Group, an entity which our Chairman and Chief Executive Officer is the Managing Director. We began incurring these fees on February 24, 2012 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Trust Account

A total of $75,100,000, including approximately $69,625,000 of the net proceeds from the public offering, $3,125,000 from the sale of the sponsor warrants, $100,000 from the private sale of 10,000 units to Mr. Baldwin and $2,250,000 of deferred underwriting discounts and commissions, was placed in the trust account with Continental Stock Transfer & Trust Company serving as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 31, 2012, the balance in the trust account was $75.2 million, which includes $56,000 of interest earned since the inception of the trust account.

Net Income (Loss) per Common Share

Basic income per common share is computed by dividing income applicable to common shareholders by the weighted average number of common shares outstanding during the period in accordance with ASC 260, “Earnings Per Share.” Diluted income (loss) per share reflects the potential dilution that could occur assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period. The Company uses the treasury stock method to calculate potentially dilutive shares, as if they were converted into common stock at the beginning of the period. At December 31, 2012, the Company had outstanding warrants to purchase 11,676,667 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per common share because their inclusion would have been anti-dilutive. As a result, dilutive income (loss) per common share is equal to basic income (loss) per common share.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warrant Liability

The Company accounts for the 11,676,667 warrants issued in connection with the its Public Offering (7,500,000) and private placement (4,176,667) in accordance with the guidance contained in ASC 815-40-15-7D whereby under that provision they do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company has been estimated using the warrants’ quoted market price.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT EVERYWARE

Unless otherwise stated, references in this section to “EveryWare,” the “Company,” “we,” “us” or “our” generally refer to EveryWare Global, Inc. and its consolidated subsidiaries.

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft®,Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe and Australia under the Viners® brand; and in Latin America under the W.A. Rogers® brand. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We operate two glass manufacturing plants in the U.S. and source a variety of tableware products from third parties, primarily in Asia and Europe.

In 2012, EveryWare reported total revenue (inclusive of license fees) and income from operations of $421.7 and $19.1 million, respectively. From 2008 to 2012, our total revenue increased at an annual growth rate of 13.3%. During that period, our growth was driven by a combination of organic growth based upon our culture of operational excellence and continuous improvement, as well as through acquisitions, with the Company having completed three acquisitions, including the acquisition of Oneida in November 2011.

We operate our business in four segments: consumer, foodservice, specialty and international. International includes all countries in which we operate other than the U.S. and Canada.

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Consumer:    Our consumer segment provides a broad array of tabletop, food preparation and pantry products at a variety of price points to retail customers, primarily under our iconic brands, ONEIDA® and Anchor Hocking®. Approximately 56% of 2012 net sales in our consumer segment were made to mass merchants, with the remainder of our net sales to discount retailers (approximately 19%), specialty stores (approximately 8%), department stores and supermarkets (approximately 11%) and approximately 6% sold directly to consumers via our e-commerce site. We believe our consumer customers select EveryWare for its breadth of category assortment, innovative products, brand recognition strength, consistent quality and reliable service. For 2012, consumer segment net sales were $160.7 million, representing 38.1% of our 2012 total revenue.

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Foodservice:    Our foodservice segment provides flatware, dinnerware, barware, hollowware and banquetware to the foodservice industry. For 2012, foodservice net sales to equipment and supply dealers, the hotel and gaming industry, broadline distributors and chain restaurants represented approximately 51%, 15%, 18% and 8%, respectively, of segment net sales, with the remainder to the airline and cruise industries (8%). We believe our foodservice customers rely on our broad product lines, superior design and innovation, reliable service and brand recognition strength. For 2012, foodservice segment net sales were $133.2 million, representing 31.6% of our 2012 total revenue.

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Specialty:    Our specialty segment offers glassware products to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. We offer a variety of accessories for taper, pillar, votive and tealite candles and floral vases in a broad range of styles, patterns and colors. We also sell customized spirit bottles to domestic and international premium spirit distillers and distributors. We believe our specialty customers select us because of our reliability, operating flexibility and unique manufacturing capabilities, design and innovation and strong customer service. For 2012, specialty segment net sales were $89.3 million, representing 21.2% of our 2012 total revenue.

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International:    Our international segment serves customers in over 65 countries outside the U.S. and Canada, including customers in the European Union, Latin America, the Caribbean, Africa, the Middle East and Asia. Our international segment includes all product categories in the consumer and foodservice markets in the countries in which we operate. We sell both our U.S. manufactured glassware and our sourced flatware, dinnerware, barware, hollowware and banquetware internationally. We mainly market our products internationally under our iconic brands, Viners®, Anchor Hocking®, Sant’ Andrea® and ONEIDA®. For 2012, international segment net sales were $31.5 million, representing 7.5% of our 2012 total revenue.

Note 14 to EveryWare’s audited financials included in this proxy statement includes its revenue and segment contribution for each segment. Given the nature of EveryWare’s operations, EveryWare does not categorize and manage assets by reportable segment, but rather on a company-wide level.

EveryWare’s total revenues within the United States were $356.8 million, or 85% of total revenues, for 2012 and $257.5 million, or 88% of total revenues, for 2011. EveryWare’s total revenues attributable to countries outside the United States were $64.9 million, or 15% of total revenues, for 2012 and $33.7 million, or 12% of total revenues, for 2011. EveryWare had no significant long-lived assets outside the United States in 2012 and 2011.

Company History

EveryWare’s principal operating subsidiaries, Oneida Ltd. and Anchor Hocking, LLC, were founded in 1848 and 1873, respectively. The Oneida Community was a religious and social society founded in Oneida, New York, by John Humphrey Noyes and his followers. The Oneida Community was founded on Noyes’ theology of Perfectionism, a form of Christianity with two basic values, self-perfection and communalism. The Oneida Community canned fruits and vegetables and made traps, chain, traveling bags, straw hats, mop sticks and sewing silk. Eventually, the Oneida Community members began making silver knives, forks and spoons as the Oneida Silversmiths. Anchor Hocking, LLC’s predecessor companies began producing glass lamp chimneys in 1873. In 1905, the Hocking Glass Company was formed and became a manufacturer of plain and decorated, pressed, blown and machine made hotel, bar and kitchen tableware and glass novelties. Investment funds affiliated with Monomoy acquired Anchor in 2007 and Oneida in 2011 and integrated both companies under EveryWare in March of 2012. As discussed under “Historical and Pro Forma Selected Financial Information of EveryWare,” EveryWare’s financial results for 2011 include two months of Oneida’s results of operations from the date the two companies came under the common control of Monomoy.

EveryWare Global, Inc. is a Delaware corporation incorporated in 2011. EveryWare’s principal corporate offices are located in Lancaster, Ohio.

Industry

As a global consumer products company, our primary focus is on the large housewares and foodservice global markets. These industries are highly competitive with a number of competitors manufacturing and selling a broad range of products. We estimate that the global housewares market in the channels in which we operate is a $50 billion market and that U.S. sales represent approximately $12 billion of this market. Our core competencies of tabletop and food preparation represent approximately $4.9 billion and $7.3 billion in sales globally and in the U.S., respectively. We estimate that the global foodservice market is a $2.7 billion market, and that U.S. sales represent approximately $990.0 million of this market.

Leading industry indicators in all of our markets demonstrate a strong growth trajectory and steady recovery from the 2009 global recession. Demand for our consumer segment products is heavily influenced by new home sales and housing starts. In 2012, there were 378,000 new home sales in the U.S., an increase of 11.5% from 2011. In the U.S., 2012 housing starts were 0.78 million units, an increase of 28% from 2011, with 2013 housing starts projected to be 0.99 million units based on Blue Chip Economic Indicators as of December 2012, a 27% increase from 2012 levels. Demand for our foodservice segment products is heavily influenced by spending in the lodging and restaurant industries. Revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, has expanded at a CAGR of 6.7% from 2009 to 2012. Since 2010, the restaurant industry has experienced consistent positive same store sales growth, growing from negative 4.4% in 2009 to 3.1% and 2.9% in 2011 and 2012, respectively. During the recession, restaurants delayed capital expenditures, which we believe will create significant pent-up demand as the restaurant industry continues to recover.

Competitive Strengths

Leading Brand Name Recognition

EveryWare has a broad portfolio of brands with significant recognition in the consumer and foodservice channels. Tabletop purchasing decisions by both consumers and institutions are highly influenced by brand reputation. EveryWare believes its brand recognition is the result of its over 100-year operating history and reputation for quality, value and durability. The ONEIDA® brand is the most recognized tabletop brand name in the U.S., according to Home Furnishing News, with meaningful brand awareness throughout the general household category. Anchor Hocking® is the most recognized tabletop brand in glassware in the U.S., based on our estimates of the breadth of our distribution. Our FireKing brand has global recognition as the first glass bakeware product in the U.S. market that continues to be sought-after by collectors. EveryWare’s portfolio of brands extends to all tabletop and food preparation categories and spans virtually all price points. Our well-known brands include Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, ONEIDA®, OneidaCraft®,Buffalo China®, Delco® and Sant’ Andrea® in the U.S.; the Viners® brand in Europe and Australia; and the W.A. Rogers® brand in Latin America. In addition, through key relationships, EveryWare has extended its portfolio to include Stölzle®, Schönwald®, BuffetEuro® World Kitchen® and Noritake®.

Broadest Tabletop Platform with Leadership Positions in All Major Categories Served

We believe we have the broadest tabletop platform in the industry, with over 9,000 products. We presented over 300 new product designs at the 2012 International Housewares trade show, with another 300 presented during the 2013 trade show. We have leadership positions in all of the major categories we serve. We are the world’s largest marketer of stainless steel and silver plated flatware for the consumer and foodservice industries, and the ONEIDA® brand holds a #1 market position in flatware for the consumer and foodservice channels, with 15% and 33% market share, respectively, as estimated by management. Oneida also has a #1 market position in dinnerware for the foodservice channel. Anchor has a #1 market position in glass tableware for the retail channel.

Diverse and Longstanding Customer Relationships and Unique Position as Incumbent Supplier to Foodservice Customers

Our foodservice product offering enjoys high brand loyalty due to the high cost of switching products and brands, with approximately 70% of Oneida’s 2012 foodservice revenue and approximately 90% of Anchor’s 2012 foodservice revenue generated from replenishment business. In our foodservice segment we believe we are the top supplier to many of our customers in one or more of our product categories. EveryWare has longstanding customer relationships, with an over 25-year relationship with certain of its key customers. Our customer base is also highly diversified. Our top 10 customers accounted for approximately 38% of 2012 net sales, and our largest customer accounted for 14% of 2012 net sales.

Efficient Manufacturing Base with Ample Capacity and Diverse Vendor Network

EveryWare has the most diverse manufacturing capabilities in the U.S. glassware industry. EveryWare owns and operates two glass manufacturing plants in the U.S., in Lancaster, Ohio and Monaca, Pennsylvania, both of which utilize proprietary processes and technologies. We have historically made meaningful investments in our manufacturing capabilities and we believe that our current glassware manufacturing facilities can support significant additional capacity. Our capacity and yield differentiate us in terms of product cost, efficiency, flexibility, scale and quality.

Our sourced products are produced from manufacturers primarily in Asia and Europe. We believe our strategic sourcing relationships will allow us to meet increased customer demand and grow sales of our sourced products without incremental investment or capital expenditure requirements. We source product in the U.S., China, Vietnam, Thailand, Indonesia, Mexico, Germany and Austria. We believe our vendor network is more geographically diverse than our competitors, with less reliance on Chinese-based production. This diverse vendor network allows us to absorb fluctuations in labor costs, political and social unrest, and scarcity of raw materials in particular countries and other impediments to production.

Significant Barriers to Entry

EveryWare’s glassware manufacturing facilities are a competitive advantage because the cost of building a glassware manufacturing facility creates a significant barrier to entry. We estimate that the cost to build a glassware manufacturing facility in the U.S. is between $40 and $60 million. This creates a meaningful barrier to entry, both domestically and abroad. Since 1983, no new tabletop glass factories have been added in North America, and as of the date of this Proxy Statement, we are unaware of any plans by our competitors for the construction of a new glass plant or expansion of existing capacity given the significant upfront investment. Substantial barriers to entry exist for companies attempting to take advantage of low cost imports from abroad. While glass can be imported, the heavier weight and large volume of air that must be packed with the product make it much more expensive on a per-unit basis to ship than other lighter, more efficiently packed imports. Fragility is a significant problem as well, requiring additional cushioning material costs and higher breakage rates, particularly for some of the larger specialty glass items that we produce. Finally, longstanding and consistent tariffs on imported tabletop glassware add to the import cost as well, further offsetting the lower cost production and labor inputs.

Experienced Management Team

Our Chief Executive Officer, John Sheppard, and our Chief Financial Officer, Bernard Peters, lead a talented and deep management team, with an average of 20 years of industry experience.

Mr. Sheppard has over 25 years of executive leadership experience with international consumer goods companies. Mr. Sheppard and his highly-motivated management team have a proven track record of growing world-class brands and substantial international experience, an important part of EveryWare’s strategy.

Strategy

Extend Existing Brands and Products into New Markets, Including International Markets

EveryWare intends to drive revenue growth through broader international penetration, product innovation and by offering a full tabletop solution across all channels. EveryWare has an established presence outside the U.S., with substantial growth opportunities remaining. Our global footprint allows us to efficiently leverage our local resources to identify new opportunities for growth and quickly launch innovative foodservice and housewares product solutions for our global customer base. We intend to focus on expanding the percentage of our net sales generated outside of the U.S., specifically in Korea, Brazil, Mexico and the U.K. where we have a strong position, an established infrastructure and meaningful growth opportunities. For example, EveryWare has completed the first two of 13 planned retail store refurbishments in the U.K. under the Viners brand, generating an increase in average weekly sales of greater than 35% over the prior year. We also intend to drive revenue growth through product innovation and expansion across distribution channels. Since 2011, EveryWare launched an average of approximately 150 products and 600 SKUs per year, generating approximately $48.0 million of incremental revenue in 2012.

Capitalize on Opportunities to Cross-Sell Products

EveryWare intends to increase retail market share through integrated marketing of its ONEIDA® and Anchor Hocking® brands. In addition, we intend to capitalize on opportunities to cross-sell products between the retail and foodservice channels. For example, we believe that the low price sensitivity of beverage glass sales combined with Oneida’s strong foodservice market share will drive expansion in the foodservice category.

Continue to Leverage Our Manufacturing and Distribution Footprint to Drive Profitability and Increase Cash Flow

EveryWare’s broad manufacturing and distribution base enables it to provide its customers with an extensive offering across multiple price points. We believe that continued market stratification and increased product offerings will allow us to more fully utilize our manufacturing and distribution capacity, thus spreading our fixed costs over more pieces and improving margins and cash flow generation. We believe that our existing manufacturing and distribution capacity will allow us to grow revenues and earnings without significant incremental investment.

Strategically Acquire Additional Brands across Existing Distribution Platforms

We are continually evaluating acquisitions and strategic investments that are significant to our business both in the U.S. and internationally. In identifying acquisition targets, we seek companies that are well positioned in their markets and will enhance our portfolio of products. Given the increasing competitive environment in our targeted markets and the capital resources required to manufacture many of our products, we believe that under-capitalized tabletop, food preparation and kitchen pantry companies will continue to benefit from combining their operations with ours to achieve overall synergies.

Products

EveryWare’s product assortment covers a broad range of categories assisting consumers and chefs in their daily tabletop and food preparation needs. Our tabletop products include beverageware, pitchers, flatware, dinnerware, serveware and hollowware for foodservice serving. Our food preparation products include products such as bakeware, mixing bowls, measuring cups, food storage, pantry storage and countertop organization. Our licensing relationships extend our brands with cookware and metal bakeware within the food preparation category. Additionally, in our specialty segment, our products are décor items such as vases and candle jars and also containers for premium spirits. In addition to our own brands, we have strategic partnerships and distribution agreements with Schönwald, a luxury dining brand, in the North American, China, Hong Kong and Macau markets and Stölzle, high-quality stemware in the U.S. Most recently, we secured an exclusive global distribution arrangement with Buffet Euro giving us an extensive banquetware line for the foodservice segment.

Manufacturing

EveryWare owns and operates two glass manufacturing plants in the U.S., in Lancaster, Ohio and Monaca, Pennsylvania. Our glass tableware products are produced utilizing the most diverse glass tabletop operations in North America. There are three primary production methods employed to manufacture all of our products. The “Press and Blow” process creates mid-sized items at high speed with great efficiency and forms molten glass into a rough shape using the press portion of the operation followed by blowing the product into its final shape with compressed air. The “Blow and Blow” process similarly starts with producing the rough shape by applying compressed air to the molten glass and then using a second stage to blow the product into the final shape. The “Press” process creates articles of all sizes by stamping the molten glass into the final shape in one movement. After the glass has been formed, it is heat treated in either an annealing oven or a tempering line, depending on the product’s desired attributes before being selected to ensure product quality and then packaged for distribution.

Brands, Trademarks and Licensing

Our iconic brands Anchor Hocking® and ONEIDA® each have over 100 year histories in the market. We own the trademarks, Anchor®, Anchor Hocking®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft ®, Buffalo China®, Delco®, Rego®, Sant’ Andrea®, Viners® and W.A. Rogers®, which we believe are material to our business. We also license the trademarks and distribute the Stölzle®, Schönwald®, Strata® and BuffetEuro®branded products in our Consumer, Foodservice and International segments.

Our company-owned brands in our top geographic markets across a range of price points are:

Based upon market research and surveys, we believe our brand names and trademarks as well as our product designs enjoy a high degree of customer recognition and are valuable assets.

Oneida has entered into licensing agreements under which it has licensed the ONEIDA® trademark for use by third parties on products in our core space and complementary to the Company’s product lines. Oneida’s Brand Licensing business began in 1997 with the Company’s election to license the ONEIDA® mark for kitchen tools & gadgets to Robinson Home Products, Inc. In 2009, the Company made the decision to license its consumer business within the U.S. to Robinson Home Products. Currently, Robinson Home Products exclusively markets ONEIDA® on flatware, dinnerware, glassware, kitchen tools and accessories and table linens in the consumer sales channels (excluding e-commerce) in the U.S. In 2012, revenue from Robinson Home Products licensing fees represented 1.4% of total revenue. In addition, Bradshaw International, Inc. manufactures and licenses ONEIDA® in the U.S. on metal cookware and bakeware and silver and metal polishes. McPherson’s Limited manufactures and licenses ONEIDA® in Australia and New Zealand. We continue to explore opportunities to capitalize on our world-class brands by licensing them in non-core product categories. For 2012, total licensing revenue was $6.9 million, representing 1.6% of total revenue.

We also have rights under a number of patents that relate to a variety of products. However, we do not consider that any patent or group of patents relating to a particular product or process is of material importance to our business as a whole.

Customers

EveryWare’s products are sold globally to a diverse customer base. In our consumer segment, we sell to mass merchants, specialty stores, department stores, supermarkets and warehouse clubs. In our foodservice segment, we sell to equipment and supply distributors;

broadline distributors; hotels, chain restaurants, cruise lines; and airlines. In our specialty segment, we sell to candle and floral wholesalers, direct sellers, industrial lighting manufacturers and distillers and distributors of premium spirits. Our international segment’s customers include consumer and foodservice customers. We also operate our own e-commerce site offering our customers the opportunity to purchase our consumer channel products directly from the Company.

In 2011 and 2012, Wal-Mart Stores, Inc. (including Sam’s Club and Asda Superstore) accounted for 20.0% and 14.0% of net sales, respectively. No other customer accounted for 10% or more of the Company’s net sales during these periods.

Sales, Marketing and Distribution

To service our customers we use both inside sales personnel and a number of outside sales representative groups that have maintained long relationships with the Company. We have over 80 experienced and skilled inside sales personnel, who are dedicated to our customers and distributors.

We have a talented and deep professional marketing team in our corporate offices throughout the world. Our marketing staff plays a key role in the planning and development of the Company’s product offerings, pricing and promotions, focusing on:

•	Brand and category alignment to support mission

•	Product strategy by channel and category

•	Foodservice growth with category expansion

•	Aggressive focus on international expansion

•	E-commerce focus on sales and consumer brand equity

Our sales and marketing functions are managed from the executive offices in Lancaster, Ohio, with staff located in Melville, New York, New York City and Oneida, New York. Our international sales and marketing functions are overseen by the Company’s various offices outside North America. The Latin American, Mexican, Central and South American and Caribbean markets are served by our subsidiary, Oneida, S.A. de C.V., located in Mexico City. Our subsidiary, Oneida U.K. Limited, located in London, serves the Company’s European, African, Middle and Far Eastern markets. The Company’s Asian and Pacific markets are served by our offices located in Guangzhou, China.

Our distribution centers are located at or near each of our manufacturing facilities (see “—Properties”). In addition, we operate a single point of distribution for our broadline distributors and e-commerce customers in Savannah, Georgia. We believe our distribution centers are ideally situated and staffed to best service our customers in all of our business segments.

Backlog

The Company had outstanding orders of $19.9 million as of December 31, 2012 and $18.7 million as of December 31, 2011. This backlog is expected to be filled during the current fiscal year. The Company does not believe that backlog is indicative of its future results of operations or prospects. Although the Company seeks commitments from customers well in advance of shipment dates, actual confirmed orders are typically not received until close to the required shipment dates.

Seasonality

Our foodservice, industrial and business-to-business customers are not materially impacted by seasonality. Our consumer and e-commerce sales are seasonal; consequently, the Company’s annual earnings and cash flows are more heavily impacted by the results of operations in the latter half of the year. Our consumer and e-commerce channels experience a greater volume of business during the months of September, October, November and December, primarily due to holiday-related orders for glassware, flatware and dinnerware products. The Company generally maintains sufficient inventories of glassware, metal flatware, dinnerware and other products to respond promptly to customer orders. However, in anticipation of the pre-holiday shipping season, inventory levels increase primarily in the June through October time period as we build inventory for our seasonal sales period discussed above. In addition, during the first quarter, we build inventory related to our products imported from China, due to the Chinese New Year, which causes slowdowns in production and shipping.

Raw Materials

Sand, limestone and soda ash are the principal raw materials for the glass and crystal product lines. Resins, clays, flint, aluminum oxide, glass frit and colorants are the primary raw material for the dinnerware products. We source these raw materials directly from suppliers. Stainless steel, nickel, brass, silver and gold are the principal raw materials for the flatware and hollowware products. Our suppliers of flatware and hollowware products procure these raw materials, and their costs are reflected in the cost of their flatware and hollowware products to us. We satisfy most of our needs for the raw materials we source directly through purchases on the open market or under short-term and long-term supply agreements. All of these raw materials are purchased in highly competitive, price-sensitive markets, which have historically exhibited price, demand and supply cyclicality. From time to time, some of these raw materials have been in short supply due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. In those situations, if we directly source the raw materials, we seek to obtain the raw materials in short supply from alternate sources of supply when possible, and if our suppliers procure the raw materials, the shortages of raw materials can adversely impact the cost or availability of our suppliers’ products to us. For example, stainless steel and nickel have recently experienced price fluctuations and supply shortages. Depending on the extent and duration of stainless steel supply shortages, and corresponding price increases in stainless steel and nickel, our gross margins may be adversely affected. To date, raw material shortages have not had a material adverse effect on our financial condition or results of operations. Natural gas is a primary source of energy in most of our production processes, and variability in the price for natural gas has had and will continue to have an impact on our profitability. Historically, we have used natural gas hedging contracts to partially mitigate this impact.

Suppliers

We source product from low cost international countries in order to maintain a competitive pricing structure. We have a total of approximately 130 vendors supplying sourced finished goods. We have strong relationships with our manufacturers of our sourced products and in many cases are a primary revenue stream for their factories. We do not anticipate any disruption in supply and have secondary supply relationships in place for many of our sourced products. We purchase stemware primarily from Germany and Austria. Stemware is a significant product in our foodservice segment. Although we have experienced shortages in supply of crystal stemware in recent years due to industry consolidation, capacity shortfalls and contractual issues, we believe with our current relationship with Stölzle, our source of crystal stemware, provides sufficient product to meet demand.

Regulatory

EveryWare is subject to extensive and varied federal, state and local government regulation in the jurisdictions in which it operates, including laws and regulations relating to its relationships with its employees, public health and safety, zoning, and fire codes. EveryWare operates each of its distribution and manufacturing facilities, stores, offices and other facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations. Products that EveryWare imports into the U.S. are subject to laws and regulations imposed in conjunction with such importation, including those issued and/or enforced by U.S. Customs and Border Protection. EveryWare works closely with its suppliers to ensure compliance with the applicable laws and regulations in these areas.

Environmental Matters

The Company’s operations are subject to environmental laws and regulations enforceable by national, state and local authorities, including those pertaining to air emissions, wastewater discharges, toxic substances, and the handling and disposal of solid and hazardous wastes. These laws and regulations provide, under certain circumstances, a basis for the remediation of contamination, as well as personal injury and property damage claims. Historically, the Company has incurred costs and capital expenditures in complying with these laws and regulations. The Company does not anticipate that compliance with federal, state and local environmental laws and regulations will have any material effect upon the capital expenditures, earnings or competitive position of the Company.

The Company’s subsidiary, Buffalo China, Inc. (“Buffalo China”), historically manufactured ceramics at a former facility in Buffalo, New York for approximately 70 years. The former Buffalo China site is improved with an approximately 4-acre manufacturing building, which is connected to a former warehouse to the east. A warehouse building (the “Harrison Street Warehouse”), which was historically used for the manufacture of mirrors, is located on the northwest portion of the site. Soil contamination was first discovered in 2004 during a Phase II investigation conducted in conjunction with Buffalo China’s sale of the property to Niagara Ceramics, and a Supplemental Site Investigation was conducted at the site in 2006. These investigations identified the presence of volatile organic compounds and lead in on-site soils, particularly, in an area located near the south side of the Harrison Street Warehouse, and the presence of trichloroethylene and its degradation byproducts in groundwater (trichloroethylene has been detected at maximum concentration approximately 80,000 times the applicable groundwater standard). Buffalo China enrolled the site into the New York Department of Environmental Conservation (“NYSDEC”) Brownfield Cleanup Program (“BCP”) in May 2007. The Company received a Certificate of Completion from the NYSDEC, dated December 18, 2012, stating that the Company has satisfactorily completed the remedial program at the former Buffalo China site.

The Company formerly used the Sherrill Knife Plant for silverware manufacturing from approximately 1914 until 2006. Materials used at the site included various petroleum products, as well as trichloroethylene to clean oily parts. Soil and groundwater impacts were first discovered in 2005 during a Phase II investigation. Two subsequent investigations were conducted in 2006, which investigations identified several areas of concern, including trichloroethylene impacts to soil and groundwater; a widespread area of oily impacts; a small area of polychlorinated biphenyl (“PCB”) impacted soils; an area of soils impacted by low levels of semivolatile organic compounds and metals; and the presence of trichloroethylene in sediment within the adjacent Oneida Creek. In addition, volatile organic compounds were detected in sub-slab vapor samples at concentrations exceeding state screening levels. The

Company enrolled the site into the NYSDEC BCP in December 2009. In May of 2012, the Company submitted the final Remediation Alternatives Report (“RAR”) outlining recommended clean-up alternatives. The RAR was accepted by the NYSDEC in November of 2012. The Company expects to file its remedial action work plan by April 30, 2013. Based on current information, we believe that the probable costs of the remediation of company-owned property will not have a material adverse effect on our financial condition or results of operations. We believe that we have adequately reserved for our liability for these matters as of December 31, 2012. In addition, the Company maintains insurance coverage of $10.0 million for unknown environmental liabilities.

Competition

The tabletop market is highly competitive with key players in each of the consumer and foodservice segments, while excess U.S. manufacturing capacity also keeps the competition strong in certain portions of our specialty segment. Libbey, Inc. competes with the Company in the consumer, foodservice and specialty segments. Steelite International, Fortessa, Arc International and Walco, Inc. compete with us in the foodservice market. World Kitchen, Inc., Pasabache, Gibson, Arc International and Lifetime Brands compete with us in the consumer market. Hampton Forge and Cambridge sell products that compete with our Oneida-branded flatware licensee, Robinson Home Products, Inc. Certain of our customers also develop products on their own or import directly from factories overseas.

Employees

As of December 31, 2012, EveryWare had 1,891 employees, of whom 1,883 were full-time and 1,388 of whom were represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC. Of these employees, 239 work in corporate, store support, back-office administration or similar functions, and 1,513 work in distribution and manufacturing facilities. EveryWare believes that it has good relations with its employees.

Labor laws in Europe and Latin America are generally more protective of employees than in the U.S. Unlike the U.S., where an employer will often have a right to terminate an employee at will, many countries in Europe and Latin America have laws protecting employees from being terminated without proper cause or without paying employees severance compensations in established statutory amounts. In some European countries, the law establishes minimum vacation days. In Mexico, profit-sharing with employees is mandatory.

Properties

The following are our principal operating locations and the products manufactured at such facilities or the use of such facilities. We consider our operating properties to be in satisfactory condition and adequate to meet our present needs. However, we expect to make further additions, improvements and consolidations of our properties to support our business.

Location	Use	Segment	Owned/Leased
CORPORATE:
Bentonville, Arkansas	offices	consumer	leased
Guangzhou, China	offices	international	leased
Lancaster, Ohio	offices	corporate office	owned
London, United Kingdom	offices	international	leased
Maitland, Florida	offices	foodservice	leased
Melville, New York	offices	foodservice	leased
Mexico City, Mexico	offices	international	leased
Mississauga, Ontario	offices	consumer, foodservice	leased
New York, New York	show room/offices	consumer, foodservice	leased
Niagara Falls, Ontario, Canada	offices	foodservice	leased
Oneida, New York	offices	corporate office	owned

MANUFACTURING:
Lancaster, Ohio	glass manufacturing	consumer, foodservice, international	owned
Monaca, Pennsylvania	glass manufacturing	specialty	owned

DISTRIBUTION AND WAREHOUSING:
Barnsley, United Kingdom	warehouse	international	leased
Monaca, Pennsylvania	warehouse	consumer, foodservice, specialty, international	leased
Lancaster, Ohio	distribution	consumer, foodservice, international	leased
Savannah, Georgia	distribution	consumer, foodservice, international	leased
Toluca, Mexico	warehouse	international	leased

RETAIL STORES:
Antrim, Northern Ireland	storefront	international	leased
Ashford, United Kingdom	storefront	international	leased
Ellesmere Port, United Kingdom	storefront	international	leased
Gloucester, United Kingdom	storefront	international	leased
Gunwharf Quays, United Kingdom	storefront	international	leased
Roermond, Netherlands	storefront	international	leased
Sherrill, NY	storefront	consumer	leased
Street Somerset, United Kingdom	storefront	international	leased
Wembley, United Kingdom	storefront	international	leased
York, United Kingdom	storefront	international	leased

We expect to pledge our U.S.-based real property as collateral under our term loan and ABL facility.

Executive Officers

Set forth below is certain information regarding the current executive officers of EveryWare:

Name	Age	Position
John K. Sheppard	56	Chief Executive Officer, President and Director
Bernard Peters	48	Executive Vice President and Chief Financial Officer
Umberto Filice	52	Senior Vice President North American Sales
Kerri Cárdenas Love	40	Senior Vice President, General Counsel and Secretary
Michael Nelson	54	Senior Vice President Supply Chain
Daniel Taylor	44	Senior Vice President Operations
Jacqueline Gagnon-Volles	50	Chief Marketing Officer
Colin Walker	55	Senior Vice President International

John K. Sheppard was appointed Chief Executive Officer, President and Director of EveryWare in April 2012. Mr. Sheppard has over 25 years of senior leadership experience with some of the world’s largest consumer goods companies. From April 2011 to March 2012, Mr. Sheppard served as Executive Vice President of Alexander Proudfood, an operational consulting firm. Prior to joining EveryWare, Mr. Sheppard was an Operating Partner at Advent International, a $30 billion global private equity firm with 17 offices worldwide from 2009 to 2011. From 2001 to 2006, he held executive positions with Cott Corporation (NYSE: COT), including President, USA and President and Chief Operating Officer from 2002 to 2004 and CEO, President and a member of the board of directors from 2004 to 2006. Prior to his tenure with Cott Corporation, Mr. Sheppard held various executive positions over an approximate 20-year period with the Coca-Cola Company, 12 years of which was with Coca-Cola’s international businesses in Africa and Europe.

Mr. Sheppard is qualified to serve on our board of directors because he has experience serving as the president and chief executive officer of a public company. Mr. Sheppard will bring significant senior leadership and business experience to the board, and, as our Chief Executive Officer, will have direct responsibility for our strategy and operations.

Bernard Peters joined EveryWare Global in January 2013 as Executive Vice President and Chief Financial Officer. Mr. Peters has more than 20 years of experience during which he held senior finance roles at global consumer goods companies. Prior to joining EveryWare, Mr. Peters served as Chief Financial Officer of Heartland Automotive Services from 2010 to 2012, the largest Jiffy Lube franchisee operating more than 500 stores where he was key in increasing profitability which led to the successful sale of the company to a private equity group. Mr. Peters also served as Chief Financial Officer at The Pampered Chef from 2006 to 2009, a leading direct-selling company, where he developed an international expansion strategy. He also held various senior finance roles at Marriott International, NCR and The Coca-Cola Company where he implemented cross-border transactions and was based in Tokyo, Japan for two years. Mr. Peters is a Belgian native who is also a Certified Public Accountant.

Umberto Filice joined EveryWare in May 2004 as Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC and was promoted to Senior Vice President, North American Sales in March of 2013. Since March 2012, Mr. Filice has been the Senior Vice President Sales, Retail & Specialty of EveryWare’s subsidiary Anchor Hocking, LLC. Prior to that, Mr. Filice was the Senior Vice President of Sales from July 2011 until March 2012, and the

Senior Vice President of Sales & Marketing from January of 2008 until July 2011. Mr. Filice previously worked for EveryWare’s subsidiary Anchor Hocking, LLC from 1985 to 2002. During this tenure, he held numerous positions in Sales, Merchandising and Finance including Vice President of Sales, Foodservice and Canada; Vice President and General Manager of Anchor Hocking Canada; Merchandising Manager, Anchor Hocking Canada; Controller of Anchor Hocking Canada; and Controller of EZ Paintr and Wm. E. Wright in Canada. Prior to returning to Anchor Hocking in 2004, Mr. Filice served as Vice President, GM of Trudeau USA.

Kerri Cárdenas Love joined EveryWare in May 2012 as Senior Vice President, General Counsel and Secretary. Prior to joining EveryWare, Ms. Love worked in private legal practice as a solo practitioner from January 2010 to May 2012. From 2006 until 2009, Ms. Love served as senior in-house counsel for Greif, Inc. (NYSE:GEF), the world’s largest industrial packaging company with operations in over 50 countries. Prior to that Ms. Love was senior counsel with VIA NET.WORKS, Inc. (NASDAQ: VNWI; Euronext: VNWI) from 1998 to 2005.

Michael Nelson joined EveryWare in February 2013 as Senior Vice President Supply Chain. Prior to joining EveryWare, Mr. Nelson served as Vice President Global Supply Chain at Elkay Manufacturing, a manufacturer of stainless steel sinks, from January 2010 to February 2013 and as Vice President Supply Chain of Culligan International, a water treatment company, from April 2005 to January 2010.

Daniel Taylor joined EveryWare in December 2008 as Senior Vice President, Operations. Prior to joining EveryWare, was with World Kitchen, Inc. in the role of Senior Director of Operations from 2006 to December 2008. Mr. Taylor previously worked for Anchor from 1999 to 2006. During this tenure with Anchor, he held various positions at both the Monaca and Lancaster plants, including Plant Manager and Director of Operations. Prior to joining Anchor, Mr. Taylor worked for Corning Incorporated in various manufacturing positions.

Jacqueline Gagnon-Volles joined EveryWare in July 2011 as Vice President, Marketing and was promoted to Chief Marketing Officer in April 2012. Prior to joining EveryWare, Ms. Volles worked at Home Products International from 2007 to 2011 as Executive Vice President Sales and Marketing. Ms. Volles was the Chief Merchandising Officer for Lifetime Brands/ Pfaltzgraff responsible for the the Direct-to-Consumer division and Wholesales sales and marketing teams from January, 2004 to June 2007. Prior to that Ms. Volles was VP, Marketing at Libbey, Inc. and held several positions in the Anchor division of Newell Rubbermaid.

Colin Walker joined EveryWare in November 2012 as Senior Vice President, International. From November 2011 until November 2012, Mr. Walker was the Vice President International of SunPack Foods Limited, a juice bottler, in which he was responsible for the sale of goods internationally, product innovation and human resources. Prior to that, he held the position of President of Canadian Operations and Executive Vice President of DHR International, one of the top five retained executive search firms in the United States, from January 2007 to November 2011. Mr. Walker has also held senior management positions with such leading companies as Deloitte (formerly Deloitte and Touche), the former consumer products and services giant Imasco, and Canada Trust. Mr. Walker started his career in banking with Canada Trust leaving the organization as VP of Human Resources to join Imasco Corp. to lead its global human resources strategy.

Legal Proceedings

EveryWare has been a party to litigation arising from time to time in the ordinary course of business, none of which has been material. EveryWare expects that litigation may also arise in future periods, the materiality of which cannot be predicted. Regardless of the outcome, litigation can have a material adverse impact on EveryWare’s operations because of defense and settlement costs, diversion of resources and other factors that could affect our ability to operate its business.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “named executive officers” for the year ended December 31, 2012, include John Sheppard, our President and Chief Executive Officer, Steven Lefkowitz and Jacqueline Gagnon-Volles, our two most highly compensated executive officers other than Mr. Sheppard who were serving as executive officers as of December 31, 2012, and Andrew Church and Mark Eichhorn, who ceased to be employed by us prior to December 31, 2012, but are considered “named executive officers” for the year ended December 31, 2012 in accordance with the SEC’s executive compensation disclosure rules (collectively, the “Named Executive Officers”).

Our compensation policies and philosophies are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of our Company. We believe our executive compensation program must be competitive in order to attract and retain our executive officers. We seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, stock options, health and welfare benefits and certain perquisites. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances, as well as acceleration of vesting of certain outstanding equity awards in connection with a change in control of the company in which the MCP Funds receive a specified amount of net cash inflows with respect to or in exchange for equity securities of EveryWare.

Our board of directors has historically determined all of the components of compensation of our executive officers. As we transition from a private company to a publicly-traded company, we will evaluate our compensation program as circumstances require. As part of our ongoing evaluation, we expect the board of directors or the compensation committee to apply our policies and philosophies described above.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2011 and 2012 for the Named Executive Officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Nonequity incentive plan compensation ($)(4)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(5)	Total ($)
John Sheppard	2012	311,539	325,000	100,000	1,296,744	225,000	—	11,553	2,269,836
Chief Executive Officer	2011	—	—	—	—	—	—	—	—

Steven Lefkowitz	2012	311,738	—	—	108,062	45,000	—	4,220	469,020
Vice President Foodservice National Accounts	2011	295,962	67,462	—	—	144,000	—	4,125	511,549

Jacqueline Gagnon-Volles	2012	260,000	—	—	129,674	36,400	—	51,776	477,850
Chief Marketing Officer and Senior Vice President Walmart Sales	2011	115,000	75,000	—	—	80,500	—	16,232	286,732

Andrew Church(6)	2012	363,463	—	100,000	—	—	—	119,559	583,022
Former Chief Financial Officer	2011	373,519	562,500	—	—	—	—	38, 067	974,086

Mark Eichhorn(7)	2012	287,134	—	—	—	—	—	282,125	569,259
Former Chief Operating Officer	2011	389,616	—	—	—	28,000	—	37,165	454,781

(1)	In 2012, Mr. Sheppard received a signing bonus of $100,000 pursuant to the terms of his executive term sheet and also received a discretionary bonus of $225,000 related to his 2012 performance. In 2011, Mr. Church received a one-time bonus of $562,500 in connection with the sale of Oneida, Ltd. In 2011, Mr. Lefkowitz received a discretionary bonus of $67,462. In 2011, Ms. Volles received a signing bonus of $75,000.
(2)	The amounts reported in the Stock Awards column represent the estimated grant date fair value of restricted stock awards granted calculated in accordance with U.S. GAAP. The estimated grant date fair value of the restricted stock was $4,774.03 per share.
(3)	Amounts reported in the Option Awards column represent the estimated grant date fair value of option awards computed in accordance with U.S. GAAP. The stock options were granted on October 22, 2012. The company did not grant stock options prior to 2012. Forty percent of the stock options granted on October 22, 2012, will vest at a rate of 1/5 per year beginning on the first anniversary of the grant date. The remaining sixty percent of the stock options will vest upon a change of control, provided that the aggregate value of our equity equals or exceeds certain thresholds as described under “Employee Stock Plans—October 22, 2012 Option Awards.” The estimated grant date fair value of the time vested stock options and performance vested stock options was $1,574.14 per share and $1,459.50 per share, respectively. The fair value of the stock options was estimated using a lattice model. The expected volatility, risk free interest rate, expected term, and expected dividend yield assumptions used when estimating the fair value of the stock options equal 48.4%, 0.32%, 2.0 years, and 0.0% respectively. The risk free interest rate is based on U.S. treasury security rates corresponding to the expected term in effect as of the grant date. The expected dividend yield is based on our current dividend policy. Because our stock was not publicly traded on the date of grant, we determined expected volatility using daily historical volatility of a group of our publicly traded industry peers over the ten year period ended on the date of grant. We determined the expected term of the stock options based on the weighted average expected timing of a liquidity event as of the date of grant. The amounts shown may not correspond to the actual value that may be realized by the named executive officers.
(4)	The amounts reported in the Nonequity Incentive Plan Compensation column represent payments to Mr. Sheppard under his executive term sheet, payments under the Anchor Hocking 2012 Management Incentive Plan for Mr. Eichhorn and Ms. Volles and payments under the Oneida 2012 Management Incentive Plan for Messrs. Church and Lefkowitz, in respect of 2011 and 2012 performance.
(5)	“All Other Compensation” for 2012 includes the following amounts:
•	For Mr. Sheppard, the cost of a company-leased apartment while in Lancaster, Ohio and $4,644 of matching contributions under the Company’s 401(k) plan.

•	For Mr. Lefkowitz, matching contributions under the Company’s 401(k) plan.
•	For Ms. Volles, $25,888 related to her use of a company car.
•

For Mr. Church, $63,462 paid upon termination of his employment for unused vacation pay, $36,192 in tax gross ups related to his housing and car allowances, $19,905 in health and life insurance premiums and matching contributions under the Company’s 401(k) plan.

•	For Mr. Eichhorn, a severance payment of $257,155 that he received upon termination of his employment in 2012, and $18,939 related to his use of a company car.
(6)	Mr. Church’s employment was terminated on December 11, 2012.
(7)	Mr. Eichhorn’s employment was terminated on September 11, 2012.

Employment Agreements

Set forth below is a summary of the employment agreements for our Named Executive Officers. Each of the employment agreements described below provides for certain severance and change in control benefits, which are described below under the heading “—Termination of Employment and Change in Control.”

John Sheppard

Mr. Sheppard entered into an executive term sheet with us on March 29, 2012. Pursuant to the executive term sheet, Mr. Sheppard receives an annual base salary of $450,000. Mr. Sheppard is eligible for an annual bonus of up to 100% of his base salary based upon the achievement of the performance criteria set forth in the executive term sheet. Any of this bonus may be awarded in the discretion of the board of directors. The performance criteria are meeting or exceeding revenue growth, EBITDA and cash flow targets (weighted 50%) and completion of strategic initiatives as outlined by the board of directors (weighted 50%). The executive term sheet allows for the board of directors to use their discretion to pay part or all of Mr. Sheppard’s bonus eligibility. Pursuant to the executive term sheet, Mr. Sheppard’s revenue growth target for EveryWare for 2012 was $16.0 million, his EBITDA target for EveryWare for 2012 was $56.9 million and his free cash flow target for EveryWare for 2012 was $25.0 million. Mr. Sheppard’s strategic initiative goals were executing the Oneida restructuring plan, consolidating back office functions, creating a corporate headquarters and developing a combined organization. For purposes of Mr. Sheppard’s bonus, EBITDA is calculated as net income plus interest expense, provision for income taxes and depreciation and amortization and other adjustments as set forth in the definition of EBITDA in our senior credit agreement, and free cash flow is calculated as operating cash flow less cash flows from investing activities. Our actual revenue growth for 2012 was $4.6 million, our actual EBITDA for 2012 was $49.5 million and our actual free cash flow for 2012 was $(1.4) million. Mr. Sheppard achieved 100% of his strategic initiative goals, resulting in a bonus for 2012 of $225,000 pursuant to his executive term sheet. Mr. Sheppard also received a $100,000 signing bonus in April 2012 in accordance with the executive term sheet. Pursuant to the executive term sheet, Mr. Sheppard received a restricted stock grant with fair market value of $100,000 in November 2012, which is subject to transfer restrictions and a buy-back right that permits EveryWare to repurchase the shares upon termination of employment. Mr. Sheppard received an option exercisable for shares that represented 3% of EveryWare’s common stock on a fully diluted basis on October 22, 2012 pursuant to the terms of his executive term sheet. Mr. Sheppard is entitled to participate in all employee benefit plans and programs maintained by EveryWare for its senior executives. Mr. Sheppard agreed to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with EveryWare for a period of 12 months following termination of employment, and an agreement not to solicit customers and employees of EveryWare, and not to interfere with its business relationships, for a period of 12 months following termination of employment, pursuant to a separate employee business secrets and noncompetition agreement.

Steven Lefkowitz

Mr. Lefkowitz entered into a letter agreement with Oneida Ltd. on June 13, 2011. Pursuant to the letter agreement, Mr. Lefkowitz was entitled to receive a base salary of $300,000. The letter agreement provided that Mr. Lefkowitz’s annual bonus was to be determined in the sole discretion of the board of directors. The board of directors set his annual bonus at 50% of his base salary. Mr. Lefkowitz will be included, to the extent he is eligible, in all the benefit plans or programs as are available to other similarly situated employees. Mr. Lefkowitz agreed to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with EveryWare for a period of 12 months following termination of employment, an agreement not to solicit customers of EveryWare, and not to interfere with its business relationships, for a period of 12 months following termination of employment, and an agreement not to solicit employees of EveryWare for a period of three years following termination of employment, in the letter agreement.

Jacqueline Gagnon-Volles

Ms. Gagnon-Volles entered into an employment agreement with us on December 31, 2012. Pursuant to the employment agreement, Ms. Gagnon-Volles receives an annual base salary of not less than $290,000. Ms. Gagnon-Volles is eligible for an annual bonus of up to 90% of her base salary based upon the achievement of certain performance criteria set forth in the executive term sheet, but if EveryWare adopts a comprehensive bonus plan, for executives, Ms. Gagnon-Volles’ bonus would be subject to the bonus plan. Ms. Gagnon-Volles is eligible for all benefits provided to other executive employees, if she qualifies for such benefits. Ms. Gagnon-Volles is entitled to a company car and, at the expiration of the car lease, will be entitled to receive a monthly car allowance of $1,000. Ms. Gagnon-Volles agreed to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with EveryWare for a period of six months following termination of employment, and an agreement not to solicit customers and employees of EveryWare, and not to interfere with its business relationships, for a period of six months following termination of employment, in her employment agreement.

Andrew Church

Mr. Church entered into an employment agreement with us on August 21, 2012 that replaced his prior employment agreement. Pursuant to the employment agreement, Mr. Church received an annual base salary of not less than $375,000. Mr. Church was eligible for an annual bonus of up to 100% of his base salary based upon the achievement of certain performance criteria set forth in the employment agreement. Pursuant to the employment agreement, Mr. Church was eligible to receive an option grant representing 1.4% of EveryWare’s common stock on a fully diluted basis and a restricted stock grant with a fair market value of $100,000, subject to approval of the board of directors. Mr. Church was entitled to a car allowance, certain housing guarantee provisions and to all benefits provided to other executives. Mr. Church agreed to certain restrictive covenants, including a confidentiality agreement, an agreement not to compete with EveryWare for a period of 12 months following termination of employment, and an agreement not to solicit customers and employees of EveryWare, and not to interfere with its business relationships, for a period of 12 months following termination of employment, in the employment agreement. Mr. Church’s employment with EveryWare was terminated on December 11, 2012.

Annual Management Incentive Plans

For 2012, Mr. Eichhorn and Ms. Volles participated in the Anchor Hocking 2012 Management Incentive Plan, and Messrs. Church and Lefkowitz participated in the Oneida 2012

Management Incentive Plan. Mr. Sheppard did not participate in either plan because the terms of his 2012 incentive bonus were set forth in his executive term sheet. See “—Employment Agreements—John Sheppard.” Because Messrs. Eichhorn and Church were no longer employed by us on December 31, 2012, they were not paid any bonus under the Anchor Hocking 2012 Management Incentive Plan or the Oneida 2012 Management Incentive Plan, respectively.

Anchor Hocking 2012 Management Incentive Plan

The Anchor Hocking 2012 Management Incentive Plan was adopted by the board of directors on February 3, 2012. The Anchor Hocking 2012 Management Incentive Plan provides for cash bonus payments based upon the achievement of performance targets set forth in the plan. For 2012, the board of directors selected the participants in the Anchor 2012 Hocking Management Incentive Plan and determined the performance targets, target amounts, target award opportunities and other terms and conditions of awards under the Anchor Hocking 2012 Management Incentive Plan. After the end of the performance period after delivery of financial statements, the board of directors determined the extent to which the performance goals were achieved and determined the amount of the award that is payable to participants.

Consistent with prior years, the Anchor Hocking 2012 Management Incentive Plan’s financial performance goals were based upon Anchor Hocking’s achievement of EBITDA and positive free cash flow relative to the Company’s plan, as well as a discretionary component representing 20% of the target award opportunity. Anchor Hocking’s plan EBITDA for purposes of the Anchor Hocking 2012 Management Incentive Plan was $30.6 million and Anchor Hocking’s plan free cash flow for purposes of the Anchor Hocking 2012 Management Incentive Plan was $13.0 million. For purposes of the Anchor Hocking 2012 EBITDA Management Incentive Plan, EBITDA is calculated as net income plus interest expense, provision for income taxes, depreciation and amortization and other add-backs as allowed under the Company’s credit agreement except inventory writedowns, and free cash flow is calculated as operating cash flow less capital expenditures. Each target award opportunity is expressed as a percentage of base salary. The potential award payouts range from 50% to 120% of the target award opportunity. The target payout is 80% of a participant’s target award opportunity for achievement of 110% of plan EBITDA and 110% of plan free cash flow, plus up to an additional 20% of the target award opportunity, at the board’s discretion (or a total of 100% of the participant’s target award opportunity). The maximum payout is 100% of a participant’s target award opportunity for achievement of 120% of plan EBITDA and 120% of plan free cash flow, plus up to an additional 20% of the target award opportunity, at the board’s discretion (or a total of 120% of the participant’s target award opportunity). The minimum payout is 30% of a participant’s target award opportunity for achievement of 90% of plan EBITDA and 90% of plan free cash flow, plus up to an additional 20% of the target award opportunity, at the board’s discretion (or a total of 50% of the participant’s target award opportunity). Below the 90% achievement threshold, the only bonus that may be awarded is a discretionary bonus of up to 20% of the target award opportunity. For 2012, after reviewing the audited financial results, our board of directors determined that Anchor Hocking did not achieve at least 90% of plan EBITDA and free cash flow, and determined to award the discretionary component of the bonus in an amount up to 20% of each individual’s target award opportunity.

Mr. Eichhorn’s target award opportunity was equal to 90% of his base salary and Ms. Volles’ target award opportunity was equal to 75% of her base salary for 2012. Mr. Eichhorn is no longer employed by us and, as a result, did not receive any bonus under the Anchor Hocking 2012 Management Incentive Plan. Ms. Volles received a bonus of $36,400 under the plan, representing 18.7% of her target award opportunity.

Oneida 2012 Management Incentive Plan

The Oneida 2012 Management Incentive Plan was adopted by the board of directors on March 31, 2012. The Oneida 2012 Management Incentive Plan provides for cash bonus payments based upon the achievement of performance targets set forth in the plan. For 2012, the board of directors selected the participants in the Oneida 2012 Management Incentive Plan from and determined the performance targets, target amounts, target bonus opportunities and other terms and conditions of awards under the Oneida 2012 Management Incentive Plan. After the end of the performance period after delivery of financial statements, the board of directors certified the extent to which the performance goals were achieved and determined the amount of the award that is payable to participants.

Consistent with prior years, the Oneida 2012 Management Incentive Plan’s financial performance goals were based upon Oneida’s achievement of a corporate EBITDA target of $19.0 million for 2012, individual business unit EBITDA targets, as well as certain subjective personal goals and objectives. For purposes of the Oneida 2012 EBITDA Management Incentive Plan, EBITDA is calculated as net income plus interest expense, provision for income taxes and depreciation and amortization and other add-backs as allowed under the Company’s credit agreement except inventory writedowns, and free cash flow is calculated as operating cash flow less capital expenditures. For Mr. Church, the corporate EBITDA goal was weighted 80% and his personal goals and objectives were weighted 20%. For Mr. Lefkowitz, the business unit EBITDA goal was $11.7 million for 2012 and was weighted 60%, the corporate EBITDA goal was weighted 20% and his personal goals and objectives were weighted 20%. Each target award opportunity is expressed as a percentage of base salary. The award opportunity ranges from 50% to 110% of the target award opportunity. For each goal, at least 90% of a target must be achieved to earn any portion attributed to that goal. At the 90% achievement level, the multiplier will be 50%. At the 100% achievement level, the multiplier will be 100%. At the 110% achievement level, the multiplier will be 110%. No bonus will exceed 110% of the target bonus. For 2012, Oneida’s actual EBITDA of $19.1 million exceeded the EBITDA target, and Mr. Lefkowitz’s business unit EBITDA goal was not achieved.

Mr. Church’s target award opportunity was equal to 100% of his base salary and Mr. Lefkowitz’s target award opportunity was equal to 50% of his base salary. Mr. Church is no longer employed by us and, as a result, did not receive any bonus under the Oneida 2012 Management Incentive Plan. Mr. Lefkowitz received a bonus of $45,000 based on achievement of 100% of the corporate EBITDA goal and 50% of his personal goals and objectives.

Equity Awards

The following table summarizes, for each of the Named Executive Officers, the number of shares of restricted stock and the number of shares of our common stock underlying outstanding stock options held as of December 31, 2012.

Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
John Sheppard	—	344.5680	(1)	—		4,774.03	10/22/2022	—	—	—	—
	—	—		516.8520	(2)	4,774.03	10/22/2022	—	—	—	—
Steven Lefkowitz	—	28.7140	(1)	—		4,774.03	10/22/2022	—	—	—	—
	—	—		43.0710	(2)	4,774.03	10/22/2022	—	—	—	—
Jacqueline Gagnon-Volles	—	34.4568	(1)	—		4,774.03	10/22/2022	—	—	—	—
	—	—		51.6852	(2)	4,774.03	10/22/2022	—	—	—	—
Andrew Church	—	—		—		—	—	—	—	—	—
Mark Eichhorn	—	—		—		—	—	—	—	—	—

(1)	These stock options were granted in 2012. These stock options vest 1/5 per year beginning on the first anniversary of the grant date (subject to provisions related to the grantee’s death, retirement or a change of control).
(2)	These stock options were granted in 2012. These stock options will vest upon the achievement of certain investment return thresholds as described under “Employee Stock Plans—October 22, 2012 Option Awards.” Performance-based options, once vested, only become exercisable in connection with a Change of Control.

Employee Stock Plans

EveryWare Global, Inc. 2012 Stock Option Plan

On September 29, 2012, we adopted the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Option Plan”). The 2012 Option plan is administered by our board of directors, but may be administered by a committee of two or more directors as may be designated by the board. Options may be grated under the plan to our executives and other key employees, directors, consultants and advisers. Options granted under the 2012 Option Plan are nonqualified stock options and are not intended to be incentive stock options (as defined in the Internal Revenue Code). The board or committee will determine the number of shares of EveryWare’s Class B common stock with respect to which options may be grated under the 2012 Option Plan, which shall not exceed 2,870.2374 in the aggregate, subject to adjustment as set forth in the 2012 Option Plan. The board or committee will determine the conditions upon which the options will vest and all other limitations, restrictions and conditions relating to the options. The board or committee will determine the term of each option granted under the 2012 Option Plan, which will not exceed ten years from the date of grant. In addition, the compensation committee may add specific terms and conditions to each option agreement, subject to the general terms and conditions of the 2012 Option Plan. The exercise price per share may not be less than 100% of the fair market value of a share of Class B common stock on the date of grant.

Optionholders do not have any voting or other rights as a stockholder of ours with respect to any shares issuable upon exercise of an option until exercise of the option and issuance of a certificate or certificates representing such shares. Options may not be transferred other than by will or the laws of descent and distribution, and may only be exercised by the participant.

Except as otherwise provided in an option agreement, if a participant’s employment with us is terminated, all of the participant’s unvested options will expire and be forfeited. If a participant dies or becomes subject to a disability, the portion of the participant’s option that is vested will expire 180 days after the date of death or disability, but in no event after its expiration date. If a participant retires with the approval of the board, the portion of the participant’s option that is vested will expire 90 days after the date of retirement, but in no event after its expiration date. If a participant’s employment is terminated other than for cause, the portion of the participant’s option that is vested will expire 30 days after the date of termination, but in no event after is expiration date. Under all other circumstances, any portion of a participant’s option that is vested and exercisable on a participant’s termination date will expire and be forfeited on such participant’s termination date.

In the event of a Change of Control, the board or committee may provide that all or any of the options shall become immediately exercisable by any participants who are employed by us at the time of the Change of Control and/or that all options shall terminate if not exercised as of the date of the Change of Control or other prescribed period of time. “Change of Control” is defined in the 2012 Option Plan as any transaction or series of related transactions pursuant to which any Person (other than Monomoy Capital Partners, L.P., Monomoy Capital Partners II, L.P. or any of their affiliates) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

The 2012 Option Plan contains restrictive covenants applicable to all participants, including a confidentiality agreement, an agreement not to compete with EveryWare for a period of 12 months following termination of employment, and an agreement not to solicit customers and employees of EveryWare, and not to interfere with its business relationships, for a period of 12 months following termination of employment.

The board or committee may amend, suspend or terminate the 2012 Option Plan in any manner, provided that no such amendment, suspension or termination shall impair the rights of participants under outstanding options without the consent of the affected participants. No options may be granted under the 2012 Option Plan after September 29, 2022.

October 22, 2012 Option Awards

On October 22, 2012, we awarded options to executive officers and employees, including certain of the Named Executive Officers. These option awards consisted of a “Type I Option” and “Type II Option” and were awarded to the Named Executive Officers in the amounts set forth below:

Name	Type I Option Shares	Type II Option Shares
John Sheppard	344.56802	516.85203
Steven Lefkowitz	28.71400	43.07100
Jacqueline Gagnon-Volles	34.45680	51.68520

The Type I Option will vest in five equal annual installments on the first five anniversaries of the date of grant. Upon the consummation of a Change of Control, any unvested portion of a

Type I Option will vest and become exercisable in full. The Type II Option will vest and become exercisable upon the consummation of a Change of Control in which the MCP Funds have received in the aggregate, from the effective date of the 2012 Option Plan, a specified amount of net cash inflows with respect to or in exchange for equity securities of EveryWare through the date of consummation of the Change of Control. If, as of the date of the Change of Control, the MCP Funds have received in the aggregate less than $151.5 million of net cash inflows, 0% of the Type II Option will vest. If, as of the date of the Change of Control, the MCP Funds have received in the aggregate between $151.1 million and $189.1 million of net cash inflows, 30% of the Type II Option will vest and become exercisable. If, as of the date of the Change of Control, the MCP Funds have received in the aggregate between $189.1 million and $225.3 million of net cash inflows, between 65% and 100% of the Type II Option will vest (to be determined based on proportionate straight line vesting with $225.3 million of net cash inflows representing 100% vesting). The Business Combination contemplated by this proxy statement is not a Change of Control under the terms of the options.

Upon consummation of the Business Combination, these options will be assumed by the combined company, and will be converted into a stock option to acquire common stock of the combined company. Each option assumed by the combined company will be exercisable for the number of shares of common stock equal to the product of (i) the number of shares of Class B common stock for which the option is exercisable immediately prior to the effective time and (ii) the number of shares of ROI common stock included in the per share stock consideration payable to a holder of Class B common stock at the effective time. Pursuant to the terms of the Merger Agreement, the exercise price per share of each option will be adjusted to (i) the option exercise price in effect immediately prior to the effective time, divided by (ii) the number of shares of ROI common stock included in the per share stock consideration payable to a holder of Class B common stock at the effective time. In addition, the board of directors of each of EveryWare and ROI has approved a further adjustment to the exercise price of the options such that the aggregate spread of the options held by each participant immediately after the closing of the Business Combination is the same as immediately prior to the closing of the Business Combination and has approved a revision to the definition of “Change of Control” under the 2012 Option Plan that would allow for the time vesting and performance vesting options to become exercisable (subject to the performance vesting thresholds in the case of the performance vesting options) once the MCP Funds, in the aggregate, hold less than 50% of the combined company’s voting equity securities.

Post-Retirement Benefits

401(k) Plan

We maintain tax-qualified defined contribution plans meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees. The two 401(k) plans are available on the same terms to all of our U.S. employees, including our Named Executive Officers. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices. Subject to certain limitations, the Company has the option to match a participant’s contributions to the 401(k) plan. With regard to the Anchor Hocking 401(k) plan covering Mr. Eichhorn and Ms. Volles, the Company match is 100% for the first 2% and 50% for the next 2%. The Oneida 401(k) plan covering Messrs. Sheppard, Church and Lefkowitz, the Company match is 50% for the first 3% in employee contributions. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions is subject to vesting as provided by the 401(k) Plan. Under the Anchor Hocking 401(k) plan, the participating Named Executive Officers are 100% vested on the first day of participation in the plan.

Termination of Employment and Change in Control

John Sheppard

Pursuant to his executive term sheet, if Mr. Sheppard’s employment is terminated by the board of directors during the first 12 months of his employment other than for “Cause,” Mr. Sheppard is entitled to severance pay equal to six months of his base salary. On March 29, 2013, this severance payment will be increased to nine months of his then current base salary.

Upon a Change of Control (as defined in the 2012 Option Plan), the unvested portion of Mr. Sheppard’s Type I Option will vest and become exercisable, and Mr. Sheppard’s Type II Option will vest and become exercisable if, as of the date of the Change of Control, the MCP Funds have received in the aggregate from the effective date of the 2012 Option Plan a specified amount of net cash inflows with respect to or in exchange for equity securities of EveryWare through the date of consummation of such Change of Control. See “Employee Stock Plans—October 22, 2012 Option Awards.”

Steven Lefkowitz

Pursuant to his employment agreement, if Mr. Lefkowitz’s employment is terminated by us for any reason other than cause, or if Mr. Lefkowitz resigns for good reason, he is entitled to continue to receive his base salary through the first anniversary of the termination of his employment. If Mr. Lefkowitz’s employment is terminated by us for cause, or if Mr. Lefkowitz resigns for any reason other than good reason, he is entitled to receive any earned but unpaid bonus and commissions.

Upon a Change of Control (as defined in the 2012 Option Plan), the unvested portion of Mr. Lefkowitz’s Type I Option will vest and become exercisable, and Mr. Lefkowitz’s Type II Option will vest and become exercisable if, as of the date of the Change of Control, the MCP Funds have received in the aggregate from the effective date of the 2012 Option Plan a specified amount of net cash inflows with respect to or in exchange for equity securities of EveryWare through the date of consummation of a Change of Control. See “Employee Stock Plans—October 22, 2012 Option Awards.”

Jacqueline Gagnon-Volles

Pursuant to her employment agreement, if Ms. Volles is terminated without cause, she is entitled to receive an amount equal to six months of her base salary in effect at the time of termination. If Ms. Volles is terminated for cause, she will not be entitled to severance. If Ms. Volles’ employment is terminated upon death or disability, she is entitled to receive a prorated bonus for the year in which the termination occurred.

Andrew Church

Pursuant to his employment agreement, if Mr. Church had been terminated without cause, before the first anniversary of the date of his employment agreement, his severance would have been equal to twelve months of his base salary in effect at the time of his termination. If Mr. Church was terminated without cause between the first anniversary and the second anniversary of the date of his employment agreement, his severance would have been equal to nine months of his base salary in effect at the time of termination. If Mr. Church was terminated without cause after the second anniversary of the agreement, or after a change in control event at any time during the employment agreement, his severance would have been equal to six months of his base salary in effect at the time of termination. If Mr. Church had been terminated for cause, he would not have been entitled to severance. If Mr. Church’s employment was terminated upon death or disability, he would have been entitled to receive a prorated bonus for the year in which the termination occurred.

Mr. Church’s employment with EveryWare was terminated on December 11, 2012.

Mark Eichhorn

Mr. Eichhorn’s employment with EveryWare was terminated on September 11, 2012 and on October 22, 2012, EveryWare and Mr. Eichhorn entered into a Separation Agreement and Release providing for termination payments to Mr. Eichhorn of severance of $230,417, continued use of his company car for a period of seven months and executive outplacement services.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during 2012. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our board of directors in 2012. Mr. Sheppard, who is our Chief Executive Officer, receives no compensation for his service as a director and, consequently, is not included in this table. The compensation received by Mr. Sheppard as an employee of EveryWare is presented in “—Summary Compensation Table.”

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Non -equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Daniel Collin	—	—	—	—	—	—	—
Justin Hillenbrand	—	—	—	—	—	—	—
James Joseph	15,000	—	3,153	—	—	—	18,153
William Krueger	25,561	50,000	—	—	—	—	75,268
Jaime McKenzie	—	—	—	—	—	—	—
Stephen Presser	—	—	—	—	—	—	—
John Stewart	—	—	—	—	—	—	—

(1)	Amounts reported in the Stock Awards column represent the estimated grant date fair value of restricted stock awards granted of 10.4733 calculated in accordance with U.S. GAAP. The estimated grant date fair value of the restricted stock was $4,774.03 per share. As of December 31, 2012, Mr. Krueger held 10.4733 shares of restricted EveryWare common stock.
(2)

Amounts reported in the Option Awards column represent the estimated grant date fair value of option awards of 0.83787 time vested options and 1.25681 performance vested options computed in accordance with U.S. GAAP. The stock options were granted on October 22, 2012. The company did not grant stock options prior to 2012. Forty percent of the stock options granted on October 22, 2012, will vest at a rate of 1/5 per year beginning on the first anniversary of the grant date. The remaining sixty percent of the stock options will vest upon a change of control provided that the aggregate value of our equity equals or exceeds certain thresholds as described under “Employee Stock Plans—October 22, 2012 Option Awards.” The estimated grant date fair value of the time vested stock options and performance vested stock options was $1,574.14 per share and $1,459.50, respectively. The fair value of the stock options was estimated using a lattice model. The expected volatility, risk free interest rate, expected term, and expected dividend yield assumptions used when estimating the fair value of the stock options equal 48.4%, 0.32%, 2.0 years, and 0.0% respectively. The risk free interest rate is based on U.S. treasury security rates corresponding to the expected term in effect as of the grant date. The expected dividend yield is based on our current dividend policy. Because our stock was not publicly traded on the date of grant we determined expected volatility using daily historical volatility of a group of our publicly traded industry peers over the ten year period ended on the date of grant. We determined the expected term of the stock options based on the weighted average expected timing of a liquidity event as of the date of grant. The amounts shown may not correspond to the actual value that may be realized by the director. As of December 31, 2012, Mr. Joseph held a time vesting option to purchase 0.83787 shares of EveryWare common stock and a performance-vesting option to purchase 1.25681 shares of EveryWare common stock.

EVERYWARE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical Financial Information of EveryWare” and EveryWare’s audited financial statements and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements about EveryWare’s business, operations and industry that involve risks and uncertainties, such as statements regarding EveryWare’s plans, objectives, expectations and intentions. EveryWare’s future results and financial condition may differ materially from those currently anticipated by EveryWare as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us” and “the Company” refer to EveryWare Global, Inc. and its consolidated subsidiaries.

Overview

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. We operate our business in four segments: consumer, foodservice, specialty and international. International includes all countries in which we operate other than the U.S. and Canada.

We offer a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware, premium spirit bottles, cookware, gadgets, candle and floral glass containers and other kitchen products. We market our products globally under the Anchor Hocking®, Anchor®, AnchorHome®, FireKing®, ONEIDA®, OneidaCraft®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe and Australia under the Viners® brand; and in Latin America under the W.A. Rogers® brand. Our customers range from Fortune 500 companies to medium and small-sized companies in the consumer, foodservice, business-to-business and e-commerce channels. We operate two glass manufacturing plants in the U.S. and source a variety of tableware products from third parties, primarily in Asia and Europe.

Basis of Presentation

Oneida Acquisition

On November 1, 2011, Universal Tabletop, Inc. (“Universal”), a subsidiary of EveryWare, acquired 100% of Oneida’s capital stock in a reverse subsidiary merger transaction (the “Oneida Merger”). At the time of the Oneida Merger, Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (together, “MCP II”) owned all of the outstanding equity of EveryWare. The Oneida Merger was accounted for as a business combination using the purchase method of accounting, with the purchase price allocated to the net assets acquired (assets acquired less liabilities assumed) based on estimated acquisition date fair values. The purchase price paid by Universal to acquire Oneida and related purchase accounting adjustments resulted in a new basis of accounting for the successor entity.

Set forth below under “Results of Operations” is selected 2011 statement of operations data for the Company. In order to enhance our analysis of the Company’s 2011 results of operations, we have also presented 2011 statement of operations data on a pro forma basis reflecting the inclusion of Oneida’s results of operations for the full fiscal year. The 2011 pro forma statement of operations data represents the mathematical addition of the period January 1, 2011 to October 31, 2011, which is the period prior to its combination with EveryWare and EveryWare’s

2011 historical results of operations, as adjusted to give effect to the acquisition of Oneida and the related debt refinancing as if those transactions had occurred on January 1, 2011. As discussed below, EveryWare’s audited results of operations include Oneida’s results of operations from November 1, 2011 to December 31, 2011. The 2011 pro forma financial data is not intended to represent what EveryWare’s results of operations would have been had the Oneida Merger occurred on January 1, 2011 and should be read in conjunction with EveryWare’s audited financial statements. The 2011 pro forma statement data does not give effect to the Business Combination and related transactions.

Combination of Anchor and Oneida

On March 23, 2012, Anchor Holding, Inc. (“Anchor Holdings”) merged into EveryWare (the “Anchor Merger”). An affiliate of MCP II owned approximately 93% of the outstanding Anchor Holdings’ equity interests at the time of the Anchor Merger. Immediately following the Anchor Merger, EveryWare contributed the equity interests of Anchor Hocking, LLC and Anchor Hocking Canada (collectively, “Anchor”) to Universal. The Anchor Merger is considered a transaction between entities under common control of Monomoy Ultimate GP, LLC, the common controlling entity of the MCP Funds, under ASC 805, Business Combinations. As a result, the Anchor Merger did not result in a new basis of accounting and Anchor Holdings’ and Oneida’s assets and liabilities were reflected at historical cost. Although Anchor Holdings was the legal acquiree, it was treated as the acquiring entity for accounting purposes. Because the Anchor Merger was accounted for as a combination of entities under common control, EveryWare was required to consolidate Universal, Anchor Holdings and Oneida from the date on which they came under the common control of Monomoy Ultimate GP, LLC, the common controlling entity of the MCP Funds and an affiliate of Monomoy. Consequently, EveryWare’s 2011 statement of operations is comprised of Anchor’s results of operations from January 1, 2011 to December 31, 2011 because it is the accounting acquirer combined with Oneida’s results of operations for the period from November 1, 2011 to December 31, 2011. EveryWare’s audited 2012 statement of operations reflects the combined results of operations of Oneida and Anchor Holdings for the full year ended December 31, 2012.

The following chart illustrates EveryWare’s organizational structure prior to the Business Combination. The chart below is not intended to provide the full legal entity organizational structure.

The combination of Anchor Holdings and Oneida provided the Company with the broadest tabletop platform in the industry with products that span multiple price points and categories, serving retail, foodservice and specialty channels.

Factors that Impact Operating Results

Oneida Merger Impacts Period to Period Comparability

As discussed above, EveryWare’ s 2011 statement of operations reflects the combined results of Oneida for the period from November 1, 2011 to December 31, 2011 and Anchor Holdings for the full year ending December 31, 2011. As a result, our 2011 audited results of operations are not comparable to our 2012 results of operations, which reflect the results of both Oneida and Anchor Holdings for a full year.

Factors Impacting Revenue

EveryWare’s operations and financial performance are directly impacted by changes in the retail and foodservice industries, which in turn are impacted by changes in the global economy. The retail and foodservice industries are directly affected by general economic factors including recession, inflation, deflation, new home sales and housing starts, levels of disposable income, consumer credit availability, consumer debt levels, unemployment trends and other matters that influence consumer spending. Any significant downturn in the global economy may significantly lower consumer discretionary spending, which may in turn lower the demand for EveryWare’s products, particularly in EveryWare’s consumer segment.

In particular, demand for our consumer products is correlated to the strength of the housing industry because consumers are more likely to purchase tabletop, food preparation and pantry products in connection with purchasing a new home. When home sales and housing starts are weak, demand for our products can be adversely affected. In 2012, there were 378,000 new home sales in the U.S., an increase of 11.5% from 2011. In the U.S., 2012 housing starts were 0.78 million units, an increase of 28% from 2011, with 2013 housing starts projected to be 0.99 million units based on Blue Chip Economic Indicators as of December 2012, a 27% increase from 2012 levels.

Expenditures in the foodservice industry are also affected by discretionary spending levels and may decline during a general economic downturn. Hotels, airlines and restaurants are less likely to invest in new flatware, dinnerware, barware, hollowware and banquetware when there is a slowdown in their respective industries. For example, demand for EveryWare’s products in both the retail and foodservice businesses, which are critical to EveryWare’s success, was significantly impacted by the global economic recession in 2008 and 2009. Revenue Per Available Room (“RevPAR”), a leading indicator of lodging sector strength, has expanded at a compound annual growth rate of 6.7% from 2009 to 2012. Since 2010, the restaurant industry has experienced consistent positive same store sales growth, growing from negative 4.4% in 2009 to 3.1% and 2.9% growth rates in 2011 and 2012, respectively. During the recession, restaurants delayed capital expenditures, which we believe will create significant pent-up demand as the restaurant industry continues to recover.

Key Components of EveryWare’s Consolidated Statements of Operations

Revenues

We derive our revenue from the sale of tabletop and food preparation products and license fees. Net sales represent total charges to customers, excluding rebates, allowances, charge-backs and other credits and include freight charged to customers as applicable. Total revenue was $421.7 million in 2012, compared to $291.2 million in 2011.

Our license revenue results from royalty payments from licensing our ONEIDA® brand to third-parties, with the majority of our license revenue coming from one licensee, Robinson Home

Products, Inc. A total of $6.9 million and $1.3 million in license fees were received by the Company for the years ended December 31, 2012 and 2011, the increase due to a full year of related revenue recognized in 2012 compared to two months in 2011. On August 12, 2011, the Company received a notice of termination from the licensor of one of the brands marketed by the Company’s foodservice segment. The termination became effective August 12, 2012. For the 2012 and 2011, the Company’s revenues of the licensed brand were $5.4 million and $0.9 million, respectively.

Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company’s invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized.

Costs and Expenses

Cost of sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs to the extent not charged to customers. Freight costs of $10.4 million and $5.9 million are included in cost of sales for 2012 and 2011, respectively. Purchasing, receiving and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in the Company’s products, and royalty payments or commissions paid to secure product design rights. Gross margin is total revenues less cost of sales.

Operating expenses include selling, distribution and administrative expense, restructuring expenses and (gain) loss on disposal of assets. Selling, distribution and administrative expense includes selling, distribution and administrative salaries and expenses, as well as related employee benefits and travel expenses, promotional expenses, operating supplies in distribution, warehousing costs, advertising costs, professional fees, transaction costs and management fees. Warehousing and other distribution network costs were $7.5 million and $1.6 million for 2012 and 2011, respectively. Advertising expense was $3.4 million and $1.3 million for 2012 and 2011, respectively. Transaction costs of $0.7 million and $3.3 million were incurred in 2012 and 2011, respectively.

Restructuring expense for 2012 was $0.6 million. During 2012, the Company closed its Niagara Falls, Canada distribution center and moved its inventory to a third-party warehouse. Costs, including the early termination of the lease and severances, of $0.8 million were recorded as restructuring expense in 2012. In addition, during 2012, a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that did not provide future economic benefit was determined. This change in estimate resulted in a reduction of $0.2 million to the previous accrual, which was recorded as a reduction to restructuring expense in 2012.

2011 Pro Forma Results of Operations

The table below sets forth EveryWare’s results of operations for 2011 on an unaudited pro forma basis (“2011 Pro Forma”) as if the Oneida Merger and the financing transaction in connection with the Oneida Merger occurred on January 1, 2011. The 2011 Pro Forma results of operations data represents the mathematical addition of the period January 1, 2011 to October 31, 2011, which is the period prior to its combination with EveryWare, and EveryWare’s 2011 historical results of operations, as adjusted to give effect to the acquisition of Oneida and the related debt refinancing as if they had occurred on January 1, 2011. The table also includes EveryWare’s actual results of operations for 2011 (“2011 Actual”), as well as Oneida’s actual results of operations for the period January 1, 2011 to October 31, 2011.

(dollars in thousands)	EveryWare Actual January 1 to December 31, 2011	Oneida Actual January 1 to October 31, 2011	Combined January 1 to December 31, 2011	Pro Forma Adjustments(1)		EveryWare Pro Forma January 1 to December 31, 2011(2)
Statements of Operations Information:
Total revenue	$291,171	$126,275	$417,446	$331	A	$417,115
Cost of sales	239,404	75,863	315,267	(331)	A	314,936

Gross margin	51,767	50,412	102,179	—		102,179
Operating expenses:
Selling, distribution and administrative expense	34,903	50,225	85,128	(5,744)	B, C, D, E	79,384
Restructuring expense	—	—	—	—		—
(Gain) loss on disposal of assets	(214)	31	(183)	—		(183)

Income from operations	17,078	156	17,234	5,744		22,978
Other income	(1,337)	(989)	(2,326)	—		(2,326)
Other expense	1,171	3,043	4,214	—		4,214
Interest expense including amortization of deferred finance costs	6,794	5,988	12,782	553	F	13,335

(Loss) income before income taxes	10,450	(7,886)	2,564	5,191		7,755
Income tax (benefit) expense	2,929	451	3,380	1,973	G	5,353

Net (loss) income	$7,521	$(8,337)	$(816)	$3,218		$2,402

(1)	Pro forma adjustments include [A] ($0.3) million adjustment to eliminate intercompany sales and cost of sales for the ten-month period ended October 31, 2011, [B] ($7.6) million adjustment to remove historical costs incurred to effectuate the Oneida Merger; [C] ($0.8) million adjustment for ten months of depreciation on fixed assets revalued to fair value; [D] $1.4 million adjustment to reflect ten months of amortization on intangible assets revalued to fair value; [E] $1.3 million adjustment for management fees that would have been paid commencing January 1, 2011; [F] $0.6 million adjustment for deferred financing fees and interest related to the debt refinancing on November 1, 2011 as if the indebtedness were incurred on January 1, 2011; and [G] ($2.0) million adjustment reflecting income tax for the period equal to the U.S. federal statutory tax rate plus an effective rate for U.S. state taxes, offset by federal benefit against the effective state tax rate.
(2)	The unaudited pro forma statement of operations information was prepared in accordance with Rule 11-02 of Regulation S-X as promulgated by the SEC.

Results of Operations

The table below sets forth EveryWare’s actual results of operations for 2012 and 2011 (“2011 Actual”).

	Year ended December 31,
(dollars in thousands)	2012	2011
Statements of Operations Information:
Total revenue	$421,689	$291,171
Cost of sales	315,609	239,404

Gross margin	106,080	51,767
Operating expenses:
Selling, distribution and administrative expense	86,246	34,903
Restructuring expense	612	—
(Gain) loss on disposal of assets	114	(214)

Income from operations	19,108	17,078
Other (income)	(2,523)	(1,337)
Other expense	3,637	1,171
Interest expense including amortization of deferred finance costs	22,536	6,794

(Loss) income before income taxes	(4,542)	10,450
Income tax (benefit) expense	(585)	2,929

Net (loss) income	$(3,957)	$7,521

The table below sets forth EveryWare’s 2012, 2011 Actual and 2011 Pro Forma results of operations expressed as a percentage of total revenue.

	Year ended December 31,
(% to total revenue)	2012	2011 Actual	2011 Pro Forma
Statements of Operations Information:
Total revenue	100.0%	100.0%	100.0%
Cost of sales	74.8	82.2	75.5

Gross margin	25.2	17.8	24.5
Operating expenses:
Selling, distribution and administrative expense	20.5	12.0	19.0
Restructuring expense	0.1	—	—
(Gain) loss on disposal of assets	—	—	—

Income from operations	4.6	5.8	5.5
Other (income)	(0.6)	(0.5)	(0.6)
Other expense	0.9	0.4	1.0
Interest expense including amortization of deferred finance costs	5.3	2.3	3.2

(Loss) income before income taxes	(1.0)	3.6	1.9
Income tax (benefit) expense	(0.1)	1.0	1.3

Net (loss) income	(0.9)%	2.6%	0.6%

Discussion of 2012 vs. 2011 Actual and 2011 Pro Forma Results of Operations

Total Revenue

Total revenue was $421.7 million in 2012, compared to $291.2 million in 2011 Actual. The increase was primarily due to only two months of Oneida financial results being included in 2011 Actual.

Total revenue increased $4.6 million, or 1.1%, from $417.1 million in 2011 Pro Forma to $421.7 million in 2012.

Within our business segments, revenues for 2012 compared to 2011 were as follows:

•

Consumer—Consumer segment revenues increased from $144.4 million for 2011 Actual to $160.7 million for 2012. Consumer segment revenues increased $4.0 million, or 2.6%, from $156.7 million in 2011 Pro Forma to $160.7 million in 2012. The increase is primarily the result of a $2.3 million one-time charge to write down accounts receivable in 2011 and an increase in sales during 2012 to mass merchants and close-out customers.

•

Foodservice—Foodservice segment revenues increased from $44.4 million in 2011 Actual to $133.2 million for 2012. Foodservice segment revenues increased $1.4 million, or 1.0%, from $131.9 million in 2011 Pro Forma to $133.2 million in 2012. The increase is primarily the result of price increases implemented during 2012.

•

Specialty—Specialty segment revenues increased from $88.7 million for 2011 Actual to $89.3 million for 2012. Specialty segment revenues increased $0.6 million, or 0.7%, from $88.7 million in 2011 Pro Forma to $89.3 million for 2012. The increase is primarily due to increased shipments to the Company’s candle glass customers partially offset by decreases to direct sell customers.

•

International—International segment revenues increased from $12.3 million in 2011 Actual to $31.5 million in 2012. International segment revenues decreased by $1.2 million, or 3.6%, from $32.7 million in 2011 Pro Forma to $31.5 million in 2012, primarily due to a decrease in sales in the U.K. as a result of the closure of three retail stores in 2011. The 2011 retail store closures were related to under performing store locations in the U.K. market.

Cost of sales

Cost of sales increased from $239.4 million in 2011 Actual to $315.6 million in 2012. The increase is primarily due to only two months of Oneida financial results being included in 2011 Actual.

Cost of sales increased slightly, from $314.9 million in 2011 Pro Forma to $315.6 million in 2012, or 75.5% and 74.8% of net sales in 2011 Pro Forma and 2012, respectively. See related discussion below surrounding gross margin and segment contribution.

Gross Margin

Gross margin percentages increased from 17.8% in 2011 Actual to 25.2% in 2012. This margin percentage increase is again primarily due to only two months of Oneida activity being included in 2011 Actual (at margins of approximately 40.9%).

The 2011 Pro Forma gross margin percentage of 24.5% was comparable to the 2012 gross margin percentage of 25.2%. The increase from the prior year was primarily due to the 2011 charge related to the writedown of Consumer accounts receivable described above. Additionally, gross margin increases were recognized in 2012 in the Foodservice segment due to price increases implemented during 2012.

Operating Expenses

Total operating expenses were $34.7 million in 2011 Actual compared to $87.0 million in 2012. The increase is primarily due to only two months of Oneida financial results being included in 2011 Actual. Warehousing and other distribution network costs were $7.5 million of total operating expense in 2012 and $1.6 in 2011 Actual, primarily due to Oneida being included for only two months of 2011 Actual. Total operating expenses increased $7.8 million, or $9.8%, from $79.2 million in 2011 Pro Forma to $87.0 million in 2012 primarily due to the following:

•

Selling, distribution and administrative expenses increased from $79.4 million for 2011 Pro Forma to $86.2 million in 2012, or 19.0% to 20.5% of total revenue, respectively. The increase is primarily due to $4.3 million of the Anchor Merger related transaction expenses incurred during 2012 (this amount is included in the Adjusted EBITDA reconciliation in the “Selected Historical and Pro Forma Financial Information of EveryWare”). Additionally, there were approximately $0.7 million of increased selling expenses as a result of new product marketing investments and increased travel expenses.

•

Restructuring and other operating expenses:    EveryWare recognized a loss of $0.1 million in 2012 on the sale of a vacant parcel of land, as well as restructuring charges of $0.6 million related to the Niagara Falls, Canada warehouse closure and a change in estimate to adjust for estimated future economic benefit of unused space at the Savannah, Georgia distribution center. In 2011, EveryWare recognized a gain of $0.2 million, primarily on the sale of equipment and an impairment charge of $0.1 million on leasehold improvements related to the closing of a retail store.

As a result of the Business Combination, EveryWare expects to incur increased incremental general and administrative expenses in 2013 attributable to operating as a publicly-traded company, including annual and quarterly reporting, Sarbanes-Oxley Act compliance expenses, expenses associated with listing on the NASDAQ Stock Market, increased compensation expense, increased auditor, legal fees and investor relations expenses, registrar and transfer agent fees, director and officer liability insurance costs, and director compensation. These expenses are also contemplated in Adjusted EBITDA calculations in the “Selected Historical and Pro Forma Financial Information of EveryWare” section of this proxy statement.

Income from Operations

Income from operations increased from $17.1 million in 2011 Actual to $19.1 million in 2012. Income from operations decreased $3.9 million, or 16.8%, from $23.0 million in 2011 Pro Forma to $19.1 million in 2012. The decrease was primarily the result of pro forma adjustments outlined above due to the Oneida Merger. Operating income as a percentage of sales decreased from 5.9% to 4.6% from 2011 Actual to 2012 and decreased as a percentage of sales from 5.5% to 4.6% from 2011 Pro Forma to 2012.

Other (income) expense

Other income was $2.3 million in 2011 Pro Forma compared to other income of $2.5 million in 2012. Other expense was $4.2 million in 2011 Pro Forma compared to $3.6 million in 2012. Other income and other expense categories primarily consist of unrealized gains and losses on foreign currency transactions, as well as 2011 accrued expenses for prior years sales tax obligations.

Interest Expense

Interest expense, including amortization of deferred financing fees, increased from $6.8 million in 2011 Actual to $22.5 million in 2012. Interest expense increased $9.2 million, or 69.2%, from $13.3 million in 2011 Pro Forma to $22.5 million in 2012. The increase in 2012 interest expense is primarily due to the March 2012 debt refinancing in connection with the Anchor Merger, which resulted in incremental borrowings and the write-off of Oneida’s and Anchor’s respective deferred finance fees (approximately $4.9 million in aggregate).

Income Tax Expense

Income tax expense was $2.9 million in 2011 Actual compared to income tax benefit of $0.6 million in 2012. Our effective tax rate for 2012 was 12.9% compared to 28.0% for 2011 Actual. The decrease in the tax rate in 2012 compared to 2011 is primarily the result of an additional charge to valuation allowance, offset by incremental permanent income tax benefits not realized in 2011.

Net Income

Net income decreased from $7.5 million in 2011 Actual to a net loss of $4.0 million in 2012. Net income decreased $6.4 million from net income of $2.4 million in 2011 Pro Forma to a net loss of $4.0 million in 2012.

Segment Contribution

The following table summarizes net sales and segment contribution by operating segments for 2012, 2011 Actual 2011 and 2011 Pro Forma. Segment contribution is defined as segment income before taxes, unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income/ expenses and interest income. See footnote 14 to EveryWare’s audited financial statements contained in this proxy statement for a reconciliation of total segment contribution to (loss) income before taxes.

	EveryWare		Oneida Actual January 1, 2011 to October 31, 2011 2011	EveryWare 2011 Pro Forma(1)
(dollars in thousands)	2012	2011 Actual
Net Sales
Consumer	$160,684	$144,404	$12,260	$156,664
Foodservice	133,238	44,405	87,478	131,883
Specialty	89,345	88,726	—	88,726
International	31,515	12,294	20,411	32,705

Total Segment net sales	414,782	289,829	120,149	409,978
License fees	6,907	1,342	5,795	7,137

Total Revenues	$421,689	$291,171	$125,944	$417,115

Segment contribution before unallocated costs
Consumer	33,484	19,855	8,305	28,160
Foodservice	35,543	11,797	18,375	30,172
Specialty	12,946	12,715	—	12,715
International	5,377	2,833	3,431	6,264

Total Segment Contribution	$87,350	$47,200	$30,111	$77,311

(1)	The 2011 Pro Forma data represents the mathematical addition of the Oneida ten months ending on October 31, 2011 period and the EveryWare 2011 Actual period. There are no other adjustments necessary to give effect to the acquisition of Oneida and the related debt refinancing as if it has occurred on January 1, 2011.

Segment Contribution—Consumer

The consumer segment contribution was $19.9 million in 2011 Actual compared to $33.5 million in 2012. The Consumer segment contribution increased $5.3 million, or 18.9%, from $28.2 million in 2011 Pro Forma to $33.5 million in 2012. Excluding consumer related license fee income included in the consumer segment contribution of $6.9 million, $1.3 million and $7.1 million in 2012, 2011 Actual, and 2011 Pro Forma, respectively, the consumer segment contribution as a percentage of related sales was 16.5% in 2012, 12.9% in 2011 Actual and 13.4% in 2011 Pro Forma. The increase in margins from 2011 Pro Forma to 2012 related to the accounts receivable adjustment of $2.3 million in 2011 discussed above.

Segment Contribution—Foodservice

The foodservice segment contribution was $11.8 million in 2011 Actual compared to $35.5 million in 2012. The foodservice segment contribution increased $5.4 million, or 17.8%, from $30.2 million in 2011 Pro Forma to $35.5 million in 2012. Foodservice segment contribution as a percentage of sales was 26.7% in 2012, 26.6% in 2011 Actual and 22.9% in 2011 Pro Forma. The increase primarily related to price increases that took effect during the first quarter of 2012.

Segment Contribution—Specialty

The specialty segment contribution increased $0.2 million, or 1.8%, from $12.7 million in both 2011 Actual and 2011 Pro Forma to $12.9 million in 2012. Specialty segment business activity is mainly derived from the Anchor business and was not affected by Oneida activity in 2011 Pro Forma. Specialty segment contribution as a percentage of sales was 14.5% in 2012, 14.3% in 2011 Actual and in 2011 Pro Forma.

Segment Contribution—International

The international segment contribution was $2.8 million in 2011 Actual compared to $5.4 million in 2012. The international segment contribution decreased $0.9 million, or 14.2%, from $6.2 million in 2011 Pro Forma to $5.4 million in 2012. International segment contribution as a percentage of net sales was 17.1% for 2012, 23.0% for 2011 Actual and 19.2% for 2011 Pro Forma. The decrease as a percentage of net sales from 2011 Pro Forma to 2012 was primarily due to shifts in product and customer mix in the U.K. market in 2012.

Selected Quarterly Financial Data (Unaudited)

The following tables set forth unaudited quarterly statement of income data for all quarters of 2011 and 2012. We have prepared the statement of income data for each of these quarters on the same basis as the audited financial statements included elsewhere in this proxy statement and, in the opinion of our management, each statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements included elsewhere in this proxy statement. These quarterly operating results are not necessarily indicative of our operating results for any future period.

Selected Quarterly Financial Data (Unaudited)

	Quarter ended
(dollars in thousands)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Results of Operations Data:
Total Revenue	$96,395	$98,365	$103,369	$123,560
Cost of sales	71,352	67,957	80,603	95,697

Gross profit	25,043	30,408	22,766	27,863
Operating expenses
Selling, general and administrative	22,603	20,772	20,497	22,374
Restructuring Costs	—	—	257	355
(Gain) loss on disposal of assets	160	—	(49)	3

Income before other income (expense)	2,280	9,636	2,061	5,131
Other (income) expenses
Other (income)	(813)	(598)	(730)	(382)
Other expenses	595	2,422	330	290
Interest expense including amortization of deferred finance costs	9,819	3,595	4,492	4,630

Income (loss) before income taxes	(7,321)	4,217	(2,031)	593
Income tax expense (benefit)	(1,040)	1,635	(519)	(661)

Net income (loss)	$(6,281)	$2,582	$(1,512)	$1,254

	Quarter ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Results of Operations Data:
Total Revenue	$53,046	$57,944	$69,994	$110,187
Cost of sales	42,891	45,655	62,184	88,674

Gross profit	10,155	12,289	7,810	21,513
Operating expenses
Selling, general and administrative	6,164	5,774	4,625	18,340
Restructuring Costs	—	—	—	—
(Gain) loss on disposal of assets	(200)	—	—	(14)

Income before other income (expense)	4,191	6,515	3,185	3,187
Other (income) expenses
Other (income)	(187)	(154)	(616)	(380)
Other expenses	52	15	29	1,075
Interest expense including amortization of deferred finance costs	938	1,348	1,199	3,309

Income before income taxes	3,388	5,306	2,573	(817)
Income tax expense (benefit)	1,162	1,774	921	(928)

Net income	$2,226	$3,532	$1,652	$111

Liquidity and Capital Resources

At December 31, 2012, we had cash of $2.7 million and $39.8 million of unused availability remaining under our existing ABL facility, compared to $1.0 million of cash and $36.7 million of unused availability at December 31, 2011. At December 31, 2012, we had outstanding borrowings of $183.1 million subject to variable interest rates at a weighted average rate of 7.91%. During 2012, we had $16.8 million of capital expenditures for fixed assets. We estimate that capital expenditures will be approximately $16.6 million in 2013, primarily relating to growth initiatives and required reinvestment at our manufacturing facilities. We paid dividends to our equity holders of $10.0 million in 2012 and $30.5 million in 2011. We do not currently anticipate paying dividends following the Business Combination.

Indebtedness

On March 23, 2012 in connection with the Anchor Merger, the Company’s subsidiary Universal refinanced substantially all of the existing long term debt obligations of Anchor and Oneida into a new $150.0 million term loan facility (the “Term Loan”) and amended and restated the ABL revolving credit facility (the “ABL facility”), which has a maximum availability of $85.0 million and the right to increase such maximum availability at the sole discretion of the borrower in certain increments to an amount not to exceed $100.0 million, subject to certain restrictions. The ABL and Term Loan facilities have termination dates of March 23, 2017 and September 25, 2017, respectively.

The following table is a summary of our debt outstanding as of December 31, 2012 (dollar amounts in thousands):

Short Term Debt Instrument	Interest Rate	Maturity Date	2012	2011
U.K. short term borrowing	floating	annual renewal	$1,248	$102

Long Term Debt Instrument			2012	2011
Universal Term Loan	floating	September 25, 2017	$145,000	$—
Universal revolving credit facility	floating	March 23, 2017	35,175	—
Oneida Term Loan-related party	floating	refinanced on March 23, 2012	—	52,500
Anchor—Term Loan	floating	refinanced on March 23, 2012	—	40,000
Oneida ABL revolving credit facility	floating	refinanced on March 23, 2012	—	23,600
Anchor—ABL revolving credit note	floating	refinanced on March 23, 2012	—	39,352
Commonwealth of Pennsylvania—MELF Note	4.00%	refinanced on March 23, 2012	—	2,956
State of Ohio—Enterprise Loan Fund	5.00%	Paid June, 2012	—	5,387
State of Ohio—166 Loan	3.00%	Refinanced on March 23, 2012	—	2,610
Note payable—PBGC	4.50%	September, 2016	1,200	1,500
Capitalized Leases	floating		466	1,199

Total Long-Term Debt			181,841	169,104
Less: Current Portion			(10,774)	(6,975)

Long-Term Debt			$171,067	$162,129

U.S. Credit Agreements

The refinanced Term Loan facility completed on March 23, 2012 was syndicated by Barclays Bank PLC as administrative agent for the syndicated lenders. The principal amount of the Term Loan is $150.0 million and it has a maturity date of September 25, 2017. The Term Loan is guaranteed by Universal and its domestic subsidiaries and is secured on first-priority basis by the assets of Universal and its domestic subsidiaries, other than with respect to the assets securing the ABL facility, which secure the Term Loan facility on a second-priority basis. The Term Loan requires amortization of the principal amount payable in consecutive quarterly installments beginning December 31, 2012 in the amount of $5.0 million, with quarterly payments of $2.5 million payable on March 31, June 30, September 30 and December 31 of 2013, with payments of $3.0 million due quarterly on each such date for each quarter thereafter until the earlier of September 25, 2017 or termination, at which point the principal is payable in full. The Company is also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales and excess cash flow generation. At the Company’s option, borrowings under the Term Loan bear interest at either: (i) Eurodollar Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a one month interest period plus 1.00%; provided that the Base Rate will be deemed to be no less than 2.50%). The Term Loan has a Eurodollar Rate floor of 1.50%. For Eurodollar Rate and Base Rate borrowings, respectively, the applicable interest rate margin is a fixed 7.75% and 6.75% existing at December 31, 2012. In connection with the refinance of the term loan, the company capitalized deferred financing fees in the amount of approximately $8.0 million during 2012.

The amended and restated ABL facility is available for general corporate purposes having a maximum commitment of $85.0 million and a $25.0 million sub-limit for letters of credit and a swingline sublimit equal to the greater of $7.5 million or 10% of the maximum credit. Availability under the ABL facility is subject to an asset borrowing formula based on eligible accounts receivable and inventory. At December 31, 2012, the Company had availability under the ABL facility of $39.8 million to be drawn upon as needed with a blended interest rate of 2.57% and had outstanding standby letters of credit of $10.1 million. The ABL facility is guaranteed by Universal and its domestic subsidiaries and is secured on a first-priority basis by certain current assets, such as accounts, inventory, cash, securities, deposit accounts and securities accounts. Borrowings under the ABL facility bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin is determined according to an availability matrix. The margin at December 31, 2012 was 2.00% and 1.00% for LIBO and Base Rate, respectively. In connection with the new credit facility the Company capitalized deferred financing fees in the amount of approximately $1.9 million during 2012.
Each of the ABL and Term Loan facilities contain customary operating and financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock and dividends. In addition, the Term Loan facility requires that a maximum leverage ratio and maximum capital expenditure covenants be maintained, along with a minimum interest coverage ratio. The ABL facility requires that a certain minimum fixed charge coverage ratio be maintained if adjusted availability (as defined under the agreement) is below $10.6 million. At December 31, 2012, the fixed charge coverage ratio covenant under the ABL facility was not operative as availability was greater than $10.6 million. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund the Company’s operations. We were in compliance with all legal and financial covenants as of December 31, 2012.

In September 2011, Anchor executed a term note in the amount of $45.0 million. Repayment terms commenced on the first quarter ended December 31, 2011 and for the subsequent three quarters Anchor was required to make payments of 75% of excess cash flow or 50% provided the leverage ratio was less than 2.5x. At December 31, 2011, the outstanding balance on the term note was $40.0 million. This term note was refinanced on March 23, 2012 refinancing noted above.

In November 2011, in connection with its acquisition by Universal Tabletop, Inc., Oneida executed a third amendment to its existing asset based credit facility, providing for a facility with maximum availability of $50.0 million (and an option to increase such facility to $60.0 million in the aggregate upon written request to the agent), and refinanced its existing term loan facility by executing a Term Loan and Security Agreement (related party term loan) with MCP II for loans in the amount of $52.5 million. The principal balance of the loan was to be paid in graduated quarterly amounts, starting at 1.25% of the principal amount for each quarter in 2012, and increasing annually in 2013 and 2014 to 1.875% and 2.5%, respectively, of such principal amount per quarter. The related party term loan was refinanced on March 23, 2012.

We accounted for the refinancing as an extinguishment of debt and wrote off $4.9 million of previous deferred financing fees, which are included in interest expense within the consolidated statement of operations for the year ended December 31, 2012. In addition, we incurred payoff penalties of $2.0 million related to the pre-payment of previous Anchor loans, which are included in other expense within the consolidated statement of operations for the year ended December 31, 2012.

PBGC Promissory Note

On September 15, 2006, Oneida issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation (PBGC) payable in equal installments annually over 10 years. At December 31, 2012, $1.2 million was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%.

U.K. Short Term Borrowing

We maintain borrowing facility to support working capital requirements at our U.K. subsidiary operations. This facility is collateralized by U.K. subsidiary trade accounts receivable. The advance rate is 80% of eligible trade accounts receivable with a maximum borrowing limit £1.4 million ($2.3 million). Assuming there is no event of default, the facility automatically renews annually. Interest on the facility is 2.40% margin plus Barclays Bank base rate (0.50% at December 31, 2012). As of December 31, 2012, borrowings outstanding under the facility were £0.8 million ($1.2 million). A separate agreement with Barclays Bank provides for a standby letter of credit facility of up to £0.2 million ($0.4 million). As of December 31, 2012, £0.2 million ($0.4 million) of standby letters of credit were issued to beneficiaries under this facility.

Following the Business Combination

Following the Business Combination, the combined company expects to have a $250.0 million term loan outstanding and a $50.0 million ABL facility in addition to capital leases. See “Proposal No. 1—Approval of the Business Combination—Acquisition Financing” for a description of the anticipated financing for the Business Combination.

Contractual Obligations and Commercial Commitments

The following chart describes our significant contractual cash obligations on an actual basis as of December 31, 2012, our most recent fiscal year end for which audited financial statements are available:

	Payments Due By Period
(dollars in thousands) Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long term debt obligations(1)	$181,375	$10,308	$24,592	$146,475	$—
Capital lease obligations(2)	466	466	—	—	—
Operating lease obligations(3)	51,017	5,286	8,383	6,848	30,500
Purchase commitments(4)	11,789	9,364	2,425	—	—
Pension and post- retirement obligations(5)	20,453	1,876	3,793	3,789	10,995

Total	$265,100	$27,300	$39,193	$157,112	$41,495

(1)	Represents principal and interest payments on related debt as of December 31, 2012. For further information refer to Note 7 to our audited financial statements for the year ended December 31, 2012 included elsewhere in this proxy statement.
(2)	Consists of payments under our capital leases for various equipment. For further information refer to Note 7 to our audited financial statements for the year ended December 31, 2012 included elsewhere in this proxy statement.
(3)	Represents payments under our operating leases for various property and equipment. For further information refer to Note 6 to our audited financial statements for the year ended December 31, 2012 included elsewhere in this proxy statement.
(4)	Consists of obligations to purchase goods, primarily natural gas, which are enforceable and legally binding on us. Excludes purchase orders made in the ordinary course of business that are short-term or cancellable.
(5)	We have estimated our cash obligations related to the all Company qualified and non-qualified pension plans, as well as post retirement plan obligations for the next five years and thereafter.

Off-balance Sheet Transactions

As of December 31, 2012, EveryWare did not have any “off-balance sheet arrangements” (as such term is defined in Item 303 of Regulation S-K) that could have a current or future effect on its financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.

Discussion of 2012 vs. 2011 Cash Flow

The table below sets forth Everyware’s cash flow from operating, investing and financing activities in the periods presented:

	Year Ended December 31,
(dollars in thousands)	2012	2011
Cash flows from operating activities	$15,121	$19,089
Cash flows from investing activities	(16,553)	(16,129)
Cash flows from financing activities	3,589	(3,448)

Total	$2,157	$(488)

Net cash provided by operating activities was $15.1 million for 2012, compared to cash provided by operating activities of $19.1 million for 2011. The decrease in cash provided by operating activities versus the prior year is primarily due to $0.6 million of restructuring expenses incurred in 2012, $0.7 million of transaction costs incurred in connection with the Company’s debt refinancing in 2012 and the timing of collections on accounts receivable and payments to vendors, partially offset by $2.0 million of expenses incurred in the prior year related to the Oneida Merger.

Net cash used in investing activities was $16.6 million for 2012, compared to net cash used of $16.1 million for 2011. The additional cash used in investing activities versus the prior year was attributed to capital projects, primarily at Anchor manufacturing facilities.

Net cash provided by financing activities was $3.6 million for 2012, compared to net cash used in financing activities of $3.5 million in 2011. The increase in cash provided by financing activities versus the prior year was related to the Company’s debt refinancing in 2012, compared to the expenses incurred in connection with the debt refinancing of only Anchor in September 2011 (which included a $30.5 dividend recapitalization), as well as a $5.8 million capital contribution received in 2011 to finance the Oneida acquisition.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires the Company’s management to make judgments and assumptions, as well as make estimates, that have an impact on the Company’s earnings, expenses, assets and liabilities as well as on the disclosure of its contingent liabilities. The uncertainty associated with these assumptions and estimates, however, may give rise to outcomes that might lead to substantial adjustments to the carrying amounts of the given assets or liabilities in future periods.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Allowance for Slow-Moving and Obsolete Inventory

The Company reduces its inventory value for the estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of the inventory and the net realizable value based upon assumptions about future demand and market conditions.

Asset Impairment—Goodwill and Intangible Assets

Goodwill and intangible assets deemed to have an indefinite useful life are reviewed for impairment annually, or if there is a triggering event that may adversely affect the value of asset. Goodwill is tested under a two-step approach. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

Intangible assets, including trademarks, tradenames, tradename licenses, customer relationships and technology, are also evaluated for impairment annually, or in the event of a triggering event.

The methodologies used to estimate fair value include but are not limited to the use of estimates and assumptions, including projected revenues, earnings and cash flows. The discounted cash flow model used to determine fair value for goodwill and intangible assets analysis is subject to discount rate and terminal cash flow assumptions. Significant changes in the estimates and assumptions used in calculating the fair value of the recoverability of goodwill and intangible assets or differences between actual results could result in impairment charges in the future.

Self-Insurance Reserves

The Company uses self-insurance mechanisms to provide for potential liabilities related to certain casualty insurances and related employee healthcare benefits that are not covered by third-party insurance. In 2011 both Anchor and Oneida maintained various self-insurance plans related to group medical, short-term disability, workers’ compensation benefits and self-funded retentions on general liability policies. In May 2011 Oneida terminated its self-insured status for workers’ compensation in New York State and was fully insured for claims incurred post-termination. As of February 1, 2012, the Company no longer is self-insured for group medical, relative to Oneida employees, and has changed coverage to a premium plan with a third-party provider. The Company continues to maintain self-insurance coverage related to certain Anchor casualty insurance programs, including workers’ compensation and general liability, along with employee healthcare benefits.

Although we believe that the estimated liabilities for self-insurance are adequate, the estimates described above may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate self-insurance liabilities are based on numerous assumptions, some of which are subjective. We will continue to adjust our estimated liabilities for self-insurance, as necessary, in the event that future loss experience differs from historical loss patterns.

Pension and Other Post-retirement Plan Assumptions

The accrued post-retirement liability relates to employees at two Anchor plants in the U.S. and Canadian employees’ retiree, medical, drug and life insurance benefits. Accrued post-retirement liabilities were $0.9 million at December 31, 2012, compared to $0.7 million in 2011. Accrued funded pension liabilities relate to two defined benefit plans for a former Oneida subsidiary (Buffalo China) and one defined benefit plan covering employees in the U.K. Additionally we maintain two unfunded supplemental executive retirement plans (SERPs). Total underfunded pension liability (including current portion) was $19.5 million at December 31, 2012, compared to $18.8 million at December 31, 2011. The increase over the prior year is the result of a change in the discount rates used by a third-party valuation specialist as of December 31, 2012 in adjusting the liability to fair value.

We use various actuarial assumptions relative to both U.S. and non U.S. pension benefit and non-pension post- retirement benefit obligations. The predominant assumptions include: discount rates used to estimate the present value of expected future cash flows of plan investments, rate of salary increases, and expected return on plan assets.

We review our assumptions annually and make modifications to the assumptions based on current rates and trends, as appropriate. The effect of these modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods. We believe that the assumptions utilized in recording our obligations under our pension and post-retirement plans are reasonable based on our experience and market conditions.

Income Taxes

We are subject to income taxes in the U.S. and various foreign jurisdictions. Management judgment is required in evaluating our tax positions and determining our provision for income taxes. Throughout the course of business, there are numerous transactions and calculations for which the ultimate tax determination is uncertain. When management believes certain tax positions may be challenged despite our belief that the tax return positions are supportable, we establish reserves for tax uncertainties based on estimates of whether additional taxes will be due. We adjust these reserves taking into consideration changing facts and circumstances such as an outcome of a tax audit. The income tax provision includes the impact of reserve provisions and changes to reserves that are considered appropriate. Accruals for tax contingencies are provided for in accordance with the requirements of FASB ASC Topic 740 “Income Taxes”.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax attribute carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. FASB ASC 740 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are determined separately for each tax jurisdiction in which we conduct our operations or otherwise incur taxable income or losses. In the United States, United Kingdom, Mexico and China, we have recorded a full or partial valuation allowance against our deferred income tax assets.

The Anchor Merger resulted in the formation of a new U.S. consolidated federal tax group. As such, the net deferred tax assets of the Company were assessed for future realizability and the need for a valuation allowance related to the deferred tax asset. As a result of this assessment, the Company recorded an additional $1.6 million valuation allowance in 2012, resulting in a total deferred tax valuation allowance of $9.3 million, against net deferred tax assets of $31.9 million at December 31, 2012. This excludes deferred income tax liability associated with indefinite life intangible assets, which cannot be used to offset deferred tax assets when assessing the need or amount of a valuation allowance. The deferred income tax liability represents the book to tax difference on indefinite lived Oneida trade names, which totaled $8.6 million at December 31, 2012 and at December 31, 2011.

Derivatives and Hedging

We use various derivative contracts to manage a variety of our risks, including risks related to changes in commodity prices and foreign currency rates. The requirements necessary to apply hedge accounting to these contracts are well defined and must be documented at the inception as well as throughout the term of the contract. If we would fail to accurately document these requirements, the contract would not be eligible for hedge accounting treatment and any changes to the fair market value of the contract would be recorded directly to earnings. The accompanying financial statements reflect immaterial consequences of hedge accounting for certain contracts. The Company continuously monitors all foreign exchange rates and energy rates relevant to EveryWare in order to be able to initiate appropriate hedging activities immediately if the current market situation changes.

One of the requirements that we must evaluate when determining whether a contract qualifies for hedge accounting treatments is whether or not the contract is deemed effective. A contract is deemed effective if the change in the fair value of the derivative contract offsets, within a specified range, the change in the fair value of the hedged item. At the inception of the contract, we first determine if the relationship between the hedged contract and the hedged item meet the criteria to qualify for an exemption to the effectiveness testing. If the relationship does not meet this criterion, then we must test the effectiveness at the inception of the contract and continually thereafter. If the relationship fails this test at any time, we are required to discontinue hedge accounting treatment prospectively. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation (ASC 718) and FASB ASC Topic 505-50, Equity—Equity Based Payment to Non-Employees (ASC 505-50),” which requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods.The Company uses the straight line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. No stock options were granted in 2011. For stock options granted in 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

As of December 31, 2012, the total unrecognized compensation cost related to unvested options was $0.7 million for the non-performance options and $1.1 million for the non-performance options. Fair value of the non-performance options was based on an independent valuation of the Company’s stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 is intended to simplify the performance of impairment testing for indefinite-lived assets by allowing entities to first assess qualitative factors to determine whether it is more likely than not (probability of more than 50%) that an indefinite-lived asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If the Company concludes that it is not more likely than not that the indefinite-lived intangible is impaired, no additional steps are necessary at that time. If however, the Company concludes conclude otherwise, then we are required to determine the fair value of the indefinite-lived asset and perform the quantitative impairment test by comparing the assets fair value to its book value in accordance with the guidance provided in Topic 350. The guidance in this update is similar to that of ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment” which was issued in September 2011 and adopted by us at the beginning of our fourth quarter of our 2011 fiscal year. The Company adopted the provisions of ASU 2012-02 during the fourth quarter of the year ended December 31, 2012 and such provisions did not have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill Impairment” which is intended to simplify goodwill impairment testing by permitting the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, the Company is not required to calculate the fair value of our reporting units unless we conclude that it is more likely than not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted the provisions of this update at the beginning of the fourth quarter of the year ended December 31, 2011. The adoption of this provision did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” which requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company adopted provisions of ASU 2011-05 during the first quarter of the year ended December 31, 2012 and such provisions did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS) of Fair Value Measurement—Topic 820.” ASU 2011-04 provides a consistent definition of fair value and improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The Company adopted the provisions of ASU 2011-04 during the first quarter of our fiscal year ended December 29, 2012 and such provisions did not have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk.

We are exposed to market risk based on the prices of natural gas, which is subject to market volatility. We utilize derivative financial instruments to hedge the commodity price risks associated with our natural gas requirements. The total notional amount of commodity derivative instruments at December 31, 2012 was $11.8 million. The company recorded a $2.0 million mark-to-market adjustment through other comprehensive loss at December 31, 2012.

We also actively seek to manage the risk of fluctuating prices through long-term supply and service contracts. In the past, we have not always been able to pass on increases in the prices of direct materials and energy to our customers, in whole or in part, and there will likely be periods in the future when we will not be able to pass on these price increases.

Interest Rate Risk

With the exception of the PBGC note and capital lease obligations, all of our borrowings at December 31, 2012 bore interest at floating rates, which exposes our cash flows and earnings to the market risk of interest rate changes. At December 31, 2012, we had borrowings of $181.4 million exposed to interest rate risk, of which $145.0 million of term loan borrowing has a LIBO floor of 150 basis points. Because the LIBO floor is currently above market LIBOR, all our LIBO floor loans bear interest at 150 basis points plus the applicable margin. Each 100 basis point increase in interest rates, after the 150 basis point term loan floor, relative to these borrowings would reduce quarterly pretax earnings by approximately $0.4 million. With regard to the remaining $36.4 million not subject to a floor minimum rate, a 100 basis point increase would reduce quarterly pretax earnings by approximately $0.1 million.

Foreign Currency Risk

We are exposed to market risk from fluctuations in foreign currencies. Approximately 15.4% of our revenues for the year ended December 31, 2012 and 7.8% of our consolidated assets at December 31, 2012 are derived from operations outside the United States. Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar depreciated by 10% less against the foreign currencies used by our operations in 2012, revenues would have been reduced by approximately $2.4 million and the related gross margin would have decreased by approximately $0.8 million. We utilize derivative financial instruments to hedge foreign exchange rate risks associated with the effects of foreign currency fluctuations. The total notional amount of foreign exchange derivative instruments at December 31, 2012 was $1.6 million.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “EveryWare Global, Inc.,” following the Business Combination:

Name	Age	Position
Daniel Collin	35	Chairman of the Board of Directors
Thomas J. Baldwin	57	Vice Chairman of the Board of Directors
John K. Sheppard	56	Chief Executive Officer, President and Director
Bernard Peters	48	Executive Vice President and Chief Financial Officer
Umberto Filice	52	Senior Vice President North American Sales
Kerri Cárdenas Love	40	Senior Vice President, General Counsel and Secretary
Michael Nelson	54	Senior Vice President Supply Chain
Daniel Taylor	44	Senior Vice President Operations
Jacqueline Gagnon-Volles	50	Chief Marketing Officer
Colin Walker	55	Senior Vice President International
Stephen Presser	53	Director
Barry L. Kasoff	55	Director
Ronald McCray	55	Director
William Krueger	47	Director
Joseph A. De Perio	34	Director
Ron Wainshal	49	Director

Daniel Collin’s biographical information is set forth in the section entitled “Proposal No. 3—Election of Directors to the Board.”

Thomas J. Baldwin’s biographical information is set forth in the section entitled “Proposal No. 3-Election of Directors to the Board.”

John K. Sheppard’s, Bernard Peters’, Umberto Filice’s Kerri Cárdenas Love’s, Michael Nelson’s, Daniel Taylor’s, Jacqueline Gagnon-Volles’ and Collin Walker’s biographical information is set forth in the section entitled “Information about EveryWare-Executive Officers.”

Stephen Presser’s biographical information is set forth in the section entitled “Proposal No. 3-Election of Directors to the Board.”

Barry L. Kasoff’s biographical information is set forth below.

Ronald McCray’s biographical information is set forth in the section entitled “Proposal No. 3-Election of Directors to the Board.”

William Krueger’s biographical information is set forth below.

Joseph De Perio’s biographical information is set forth in the section entitled “Proposal No. 3-Election of Directors to the Board.”

Ron Wainshal’s biographical information is set forth below.

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Class II Directors

Ron Wainshal, 49

Ron Wainshal is expected to be elected to our board of directors upon the closing of the Business Combination. Since 2005, Mr. Wainshal has served as the Chief Executive Officer of Aircastle, Ltd., an aircraft leasing company that has been publicly traded on the New York Stock Exchange. Prior to joining Aircastle, Mr. Wainshal led the Asset Management group of General Electric Commercial Aviation Services (GECAS), where he led many airline restructuring efforts and bond market activities, as well as holding marketing and structured finance roles. Prior to joining GECAS, Mr. Wainshal was a principal and co-owner of a financial advisory company specializing in transportation infrastructure from 1994 to 1998, and prior to that, he held positions at Capstar Partners, The Transportation Group and Ryder System. Mr. Wainshal has served as a director of Aircastle, Ltd. since May 2010.

Mr. Wainshal is qualified to serve on our board of directors because he has experience serving as the chief executive officer and a director of a public company and in other financially-oriented roles throughout his career. In addition, Mr. Wainshal beings his experience in restructuring and bond market activities to the board of directors.

Class III Directors

Barry L. Kasoff, 55

Barry L. Kasoff is expected to be elected to our board of directors upon the closing of the Business Combination. Mr. Kasoff founded Realization Services, Inc., a full-service management consulting firm specializing in assisting companies and capital stakeholders in troubled business environments, and has served as its president since 1997. Mr. Kasoff is licensed in three states as a Certified Public Accountant (CPA), and has authored numerous book reviews for the Journal of Accountancy (published by The American Institute of Certified Public Accountants). In connection with his management work with Realization Services, Inc., Mr. Kasoff served as the Chief Restructuring Officer of the following companies that filed voluntary petitions for reorganization under the federal bankruptcy laws: Mooney Aircraft Corporation (filed in 2001) and ACT Electronics, Inc. (filed in 2008). Mr. Kasoff also served as Chief Restructuring Officer of IQT, Inc. which was declared bankrupt under the Canadian Bankruptcy and Insolvency Act in 2011.

Mr. Kasoff is qualified to serve on our board of directors because he has served in many consulting, operational and executive roles. Mr. Kasoff has extensive experience in finance and accounting, business valuations, business turnarounds, and the strategic, financial and operational aspects of operating management. Mr. Kasoff brings his perspective from handling complex financial performance, financial reporting and financial systems and control matters in a variety of industries.

William Krueger, 47

William Krueger is expected to be elected to our board of directors upon the closing of the Business Combination. Mr. Krueger currently serves as the Senior Vice President of Manufacturing, Purchasing and Supply Chain Management of Nissan North, Central and South America, and has held this position since January 2008 and has served as Vice Chairman of Nissan, The Americas since 2011. Mr. Krueger has served on EveryWare’s board of directors since January 2008. Mr. Krueger served as Vice President—Manufacturing of Nissan Motor Manufacturing from 2005 to 2007. Prior to joining Nissan, Mr. Krueger served in various senior management positions with Toyota Motor Manufacturing Kentucky and Toyota Motor Manufacturing Indiana.

Mr. Krueger is qualified to serve on our board of directors because he has extensive experience serving in a senior executive role. Mr. Krueger brings his background in manufacturing and global marketing to the board of directors.

Classified Board of Directors

In accordance with our third amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (other than a vacancy created by an increase in the size of the board of directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the board of directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Upon the consummation of the Business Combination, the combined company’s directors will be divided among the three classes and are anticipated to be as follows:

•	The nominees for Class I directors will be Messrs. Collin, Presser and Baldwin, with initial terms expiring at ROI’s 2016 annual meeting of stockholders;

•	The Class II directors will be Messrs. McCray, Wainshal and Krueger, with initial terms expiring at the 2014 annual meeting of stockholders; and

•	The Class III directors will be Mr. De Perio, Mr. Kasoff and Mr. Sheppard, with terms expiring at the 2015 annual meeting of stockholders.

In connection with this offering, we will enter into a governance agreement with Clinton Magnolia Master Fund, Ltd. (the “Sponsor”) and the MCP Funds that provides the MCP Funds the right to designate a portion of the nominees for election to our board of directors for so long as the MCP Funds beneficially own 5% or more of the total number of shares of our common stock then outstanding. Further, for so long as the MCP Funds are entitled to designate for election a majority of the board of directors pursuant to the governance agreement, the MCP Funds shall designate the chairman of the board.

Controlled Company

For purposes of the NASDAQ listing rules, we expect to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We expect that the MCP Funds will continue to control more than 50% of the combined voting power of our common stock upon completion of the Business Combination and will continue to have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors following the Business Combination. Accordingly, we expect to be eligible to, and we intend to, take advantage of certain exemptions from corporate governance requirements provided in the NASDAQ listing rules. Specifically, as a controlled company, we would not be required to have (i) a majority of independent directors, (ii) a Nominating/Corporate Governance Committee composed entirely of independent directors or (iii) a Compensation Committee composed entirely of independent directors. Therefore, we will not have a majority of independent directors and our Nominating and Corporate Governance and Compensation Committees will not consist entirely of independent directors; accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the applicable NASDAQ listing rules.

The controlled company exemption does not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NASDAQ listing rules, which require that our Audit Committee be composed of at least three members, all of whom must be independent.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Upon consummation of the Business Combination, our Audit Committee will consist of Barry Kasoff, Ronald McCray and Ron Wainshal. We believe that Messrs. Kasoff, McCray and Wainshal qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Kasoff qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, our Compensation Committee will consist of Thomas J. Baldwin, Stephen Presser and William Krueger. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Joseph A. De Perio, Daniel Collin and John K. Sheppard. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.everywareglobal.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2012, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.everywareglobal.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Pursuant to the terms of the governance agreement, Daniel Collin shall receive aggregate annual compensation of $250,000 during his term of service on the board of directors, with 25% (or more, if Mr. Collin so elects) payable in the form of equity awards. Pursuant to the terms of the governance agreement, Thomas J. Baldwin will receive aggregate annual compensation of

$200,000 during his term of service on the board of directors, with 25% (or more, if Mr. Baldwin so elects) payable in the form of equity awards. Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the other members of our board of directors.

Executive Compensation

Overview

Following the closing of the Business Combination, EveryWare intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with EveryWare’s business objectives and the creation of stockholder value, while enabling EveryWare to attract, motivate and retain individuals who contribute to the long-term success of EveryWare.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that our Named Executive Officers’ base salaries will continue as described under “Information about EveryWare—Executive Compensation” subject to the terms of any employment agreements and be reviewed annually by the compensation committee based upon advice and counsel of its advisors.

Annual Bonuses

EveryWare intends to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. EveryWare expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers. For 2013, EveryWare intends to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

EveryWare expects that future annual cash incentive bonuses for the Named Executive Officers will be awarded under the 2013 Omnibus Incentive Plan described below.

Stock-Based Awards

EveryWare intends to use stock-based awards to reward long-term performance of the Named Executive Officers. EveryWare believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the 2013 Omnibus Incentive Plan, which has been adopted by ROI’s board of directors and EveryWare’s board of directors and is being submitted to our stockholders for approval at the special meeting of stockholders. For a description of the 2013 Omnibus Incentive Plan, please see the section of this proxy statement under the heading “Proposal No. 4—Approval and Adoption of the EveryWare Global, Inc. 2013 Ominbus Incentive Plan.”

Employment Agreements

We anticipate that the employment agreements for the Named Executive Officers will remain in place following the consummation of the Business Combination, except for the employment agreement with Mr. Lefkowitz, which we expect to amend and restate prior to the completion of the Business Combination. Any new employment agreements for the Named Executive Officers following the Business Combination will be subject to compensation committee approval.

Other Compensation

EveryWare expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the Named Executive Officers will participate. EveryWare also expects to continue to provide certain perquisites to its Named Executive Officers, including a housing allowance for Mr. Sheppard and a car allowance for Ms. Volles and certain other executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of EveryWare and its stockholders.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed certificate is described in “Proposal No. 2—Approval of the Third Amended and Restated Certificate of Incorporation” and the full text of the proposed certificate is attached as Annex B to this proxy statement.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of our common stock are, and the shares of ROI common stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 9,385,000 shares of ROI common stock outstanding, held of record by [•] holders of common stock and [•] holders of units.

Common Stock

The proposed certificate, which we will adopt if the Certificate Proposal is approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Sponsor and founders have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of common stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our founders have agreed to vote the founder shares and any public shares purchased before, during or after the initial public offering in favor of the Business Combination. The ROI founders do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our second amended and restated certificate of incorporation, if we are unable to consummate a business combination by November 29, 2013, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the trust account which is received after such redemption shall be distributed to the former public stockholders, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor and founders have agreed to waive their respective redemption rights with respect to the founder shares if the Company fails to consummate a business combination by November 29, 2013. However, the founders and any of our officers, directors or affiliates who acquired public shares in or after the initial public offering, if any, are entitled to redemption rights with respect to such public shares if the Company fails to consummate the Business Combination within the required time period.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of any franchise and income taxes payable, upon the consummation of an initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of common stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders, except that holders of the founder shares have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the consummation of a business combination and (B) to waive their redemption rights with respect to their founder shares if the Company fails to consummate a business combination by November 29, 2013, although they will be entitled to redemption rights with respect to any public shares they hold if the Company fails to consummate a business combination within such time period. Our Sponsor and founders have agreed to vote the founder shares and any public shares purchased during or after the offering in favor of our initial Business Combination.

Pursuant to a letter agreement, the founder shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to our Sponsor for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. The founder shares held by our Sponsor and certain directors will be released from the lock-up one year from closing of the Business Combination, except that if, subsequent to the Business Combination, (i) fifty percent (50%) of the founder shares will be released earlier when the share price exceeds $12.50 for 20 of 30 consecutive days and (ii) the remaining fifty percent (50%) of the founder shares will be released earlier when the share price exceeds $15.00 for 20 of 30 consecutive days within one year of closing of the Business Combination. Notwithstanding the foregoing, the founder shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our second amended and restated certificate of incorporation currently provides, and the proposed certificate will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued in connection with in the Business Combination.

Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one share of ROI common stock at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering or 30 days after the completion of an initial business combination. The warrants will expire five years after the completion of the Business Combination, at 4:30 p.m., New York time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption is not available. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, the Company will be obligated to use its best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrantholder to the extent an exemption is not available.

If any such registration statement is not effective on the 60th business day following the closing of the Business Combination or afterward, holders of the warrants will have the right,

during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company fails to maintain an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or the Company’s securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $12.00 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. For this purpose, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes that this feature is an attractive option if the Company does not need the cash from the exercise of the warrants after the Business Combination. If the Company calls the warrants for redemption and does not take advantage of this option, members of the Sponsor and their permitted transferees would still be entitled to exercise their sponsor warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) for this purpose “fair market value” means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market without the right to receive such rights.

In addition, if at any time while the warrants are outstanding and unexpired, the Company pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock for which the warrants are exercisable), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon the Company’s failure to consummate an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of warrants will have the right to purchase and receive upon the occurrence of certain events. It also provides that if more than 30% of the consideration receivable by the holders of common stock in certain events is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement. This latter provision will be removed if the Warrant Amendment Proposal is approved.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our initial public offering, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

Sponsor Warrants

Pursuant to a letter agreement, the sponsor warrants will not be released until 30 days after the completion of the Business Combination. During the lock-up period, the sponsor warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial Business Combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial Business Combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. On July 26, 2012, an affiliate of our Sponsor sold the 4,166,667 sponsor warrants to our Sponsor for an aggregate of $3,058,175.20. The sponsor warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the sponsor warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the sponsor warrants are held by holders other than the Sponsor or its permitted transferees, the sponsor warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the sponsor warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Registration Rights

Upon the closing of the Business Combination, we will enter into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we will issue under the Merger Agreement, any shares of issued or issuable upon the exercise of any equity security of the Company that is issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

The amended and restated registration rights agreement amended and restated the registration rights agreement we entered into in connection with our initial public offering. Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities will be entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable following the expiration of the Lockup Period covering all registrable securities. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company will pay the expenses in connection with the exercise of these rights.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends following the Business Combination will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “Merger” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “Merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	Our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the EveryWare Merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 9,385,000 shares of common stock outstanding. Of these shares, the 7,500,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,875,000 founder shares owned collectively by our Sponsor and three of our directors, 4,166,667 sponsor warrants owned by our Sponsor and all 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our common stock we will issue in the Business Combination will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are a total of 11,676,667 warrants to purchase shares of ROI common stock outstanding, including 4,166,667 sponsor warrants and 10,000 sponsor warrants originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Each warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 7,500,000 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 7,500,000 shares of our common stock that may be issued upon the exercise of the public warrants.

Transfer Agent and Warrant Agent

The transfer agent for the shares of Company common stock and warrants is Continental Stock Transfer & Trust Company.

Quotation of Securities

We have applied to continue the listing of our common stock on The NASDAQ Stock Market under the symbol “EVRY” upon the closing of the Business Combination. Following the closing, we expect that our warrants will trade on the OTC market under the symbol “EVRYW.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of February 28, 2013 (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of the Company post-Business Combination; and

•	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock pre-Business Combination is based on 9,385,000 shares of common stock issued and outstanding as of February 28, 2013.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no ROI stockholder has exercised its redemption rights to receive cash from the trust account in exchange for their shares of ROI common stock and we have not issued any additional shares of our common stock, (ii) 13,940,000 shares of our common stock are issued pursuant to the Merger Agreement (including 3,500,000 Earnout Shares), and (iii) there will be an aggregate of 23,325,000 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 7,009,999 public shares have been redeemed has been determined based on the following: (i) ROI stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 7,009,999 shares of our common stock, (ii) 13,940,000 shares of our common stock are issued pursuant to the Merger Agreement (including 3,500,000 Earnout Shares), and (iii) there will be an aggregate of 21,351,000 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination			After the Business Combination
				Assuming No Redemption			Maximum Redemption
	Number of shares		%	Number of shares		%	Number of shares		%
5% Beneficial Owners:
Clinton Magnolia Master Fund, Ltd.(1)	1,863,000	(2)	19.9%	6,536,851	(3)	23.4%	6,536,851	(3)	25.1%
AQR Capital Management, LLC(4)	900,000		9.6%	1,800,000		7.4%	1,800,000		8.1%
Arrowgrass Capital Partners (US) LP(5)	609,900		6.5%	609,900		2.6%	609,900		2.9%
Polar Securities Inc.(6)	550,900		5.9%	550,900		2.4%	550,900		2.6%
Deutsche Bank AG(7)	560,359		6.0%	560,359		2.4%	560,359		2.6%
Pine River Capital Management(8)	720,000		7.7%	720,000		3.1%	720,000		3.4%
Fir Tree Partners(9)	506,000		5.4%	506,000		2.2%	506,000		2.4%
TD Asset Management(10)	500,000		5.3%	500,000		2.1%	500,000		2.3%
Clinton Group, Inc.(11)	1,863,000	(2)	19.9%	6,536,851	(3)	23.4%	6,536,851	(3)	25.1%
MCP Funds(12)	—		*	13,338,262	(15)	57.2%	18,344,311	(15)	85.9%
Directors, Named Executive Officers and Executive Officers:
Thomas J. Baldwin(13)	10,000		*	20,000	(13)	*	20,000	(13)	*
Joseph A. De Perio	—		—
George E. Hall(14)	1,863,000	(2)	19.9%	6,536,851	(3)	23.4%	6,536,851	(3)	25.1%
Daniel A. Strauss	—		—	—		—	—		—
Francis A. Ruchalski	—		—	—		—	—		—
Jamal Mashburn(14)	4,000		*	4,000		*	4,000		*
Ronald D. McCray	—		—	—		—	—		—
Joseph Stein(14)	4,000	(16)	*	4,000		*	4,000		*
David L. Burke(14)	4,000	(17)	*	4,000		*	4,000		*
Daniel Collin	—		—	13,338,262	(15)	57.2%	18,344,311	(15)	85.9%
John K. Sheppard	—		—	7,260		*	9,984		*
Bernard Peters	—		—	—		—	—		—
Umberto Filice	—		—	115,021		*	158,190		*
Kerri Cárdenas Love	—		—	—		—	—		—
Michael Nelson	—		—	—		—	—		—
Daniel Taylor	—		—	63,408		*	87,206		*
Jacqueline Gagnon-Volles	—		—	—		—	—		—
Colin Walker	—		—	1,809		*	2,487		*
Steven Lefkowitz	—		—	—		—	—		—
Andrew Church	—		—	6,197		*	8,522		*
Mark Eichhorn	—		—	—		—	—		—
William Krueger	—		—	5,997		*	8,248		*
Stephen Presser	—		—	13,338,262	(15)	57.2%	18,334,311	(15)	85.9%
Barry L. Kassoff	—		—	—		—	—		—
Ron Wainshal	—		—	—		—	—		—
All executive officers and directors as a group (Pre-Business Combination) (9 individuals)	1,885,000		20.0%
All executive officers and directors as a group (Post-Business Combination) (16 individuals)				19,589,620		84.0%	18,638,948		87.3%

*	Represents less than 1%.
(1)	The principal business address of Clinton Magnolia Master Fund, Ltd. is c/o Fortis Fund Services (Cayman) Limited, P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands.
(2)

These shares represent 99.4% of our founder shares held by the Sponsor. 1,875,000 founder shares were purchased from an affiliate of our Sponsor on July 26, 2012 for $21,739, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138. Our Sponsor’s investment and voting decisions are determined by Clinton Group, Inc., as its investment manager. George E. Hall, our Chief Investment Officer and Director, is the Chief Investment Officer and President of Clinton Group, Inc. As a result of the underwriters’ not exercising their over-allotment option for our IPO, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which were cancelled. Includes 282,225 founder shares subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and 265,688 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination. Mr. Hall has voting and dispositive control of the shares of our common stock held by the Sponsor. Mr. Hall disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Includes 4,166,667 sponsor warrants owned by the Sponsor which were originally purchased at our IPO. Also includes 507,184 public warrants purchased in the open market.
(4)	Based on a Schedule 13G filed with the SEC on February 14, 2013. Post Business-Combination holdings include 900,000 warrants to purchase common stock of ROI, which will become exercisable 30 days after the closing of the Business Combination. The principal business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830.
(5)	Based on a Schedule 13G filed with the SEC on February 14, 2013. The principal business address of Arrowgrass Capital Partners (US) LP is 1330 Avenue of the Americas, 32nd Floor, New York, New York 10019.
(6)	Based on a Schedule 13G/A filed with the SEC on February 14, 2013. The principal business address of Polar Securities Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
(7)	Based on a Schedule 13G filed with the SEC on February 15, 2013. The principal business address of Deutsche Bank AG is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.
(8)	Based on a Schedule 13G filed with the SEC on March 5, 2012. The principal business address of Pine River Capital Management is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.
(9)	Based on a Schedule 13G filed with the SEC on March 5, 2012. The principal business address of Fir Tree Partners is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
(10)	Based on a Schedule 13G filed with the SEC on April 4, 2012. The principal business address of TD Asset Management is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.
(11)	The principal business address of Clinton Group, Inc. is 601 Lexington Avenue, 51st Fl., New York, NY 10022.
(12)	Assuming no redemptions by ROI stockholders, the MCP Funds will own 13,338,262 of the shares of common stock after the Business Combination, which will be owned directly as follows: (i) 8,224,015 shares by Monomoy Capital Partners, L.P. (“MCP”), (ii) 255,668 shares by MCP Supplemental Fund, L.P. (“MCP Supplemental Fund”), (iii) 42,577 shares by Monomoy Executive Co-Investment Fund, L.P. (“Co-Investment Fund”), (iv) 4,668,152 shares by Monomoy Capital Partners II, L.P. (“MCP II”) and (v) 147,851 shares by MCP Supplemental Fund II, L.P. (“MCP Supplemental Fund II”). Assuming the redemption of 7,009,999 shares by ROI stockholders, the MCP Funds will own 18,344,311 of the shares of common stock after the Business Combination, which will be owned directly as follows: (i) 11,310,610 shares by MCP, (ii) 351,624 shares by MCP Supplemental Fund, (iii) 58,557 shares by Co-Investment Fund, (iv) 6,420,178 shares by MCP II and (v) 203,342 shares by MCP Supplemental Fund II. Monomoy General Partner, L.P. (“Monomoy GP”), the general partner of MCP, MCP Supplemental Fund and Co-Investment Fund, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy General Partner II, L.P. (“Monomoy GP II”), the general partner of MCP II and MCP Supplemental Fund II, may be deemed to share beneficial ownership of the shares held directly by such entities. Monomoy Ultimate GP, LLC (“Ultimate GP”), the general partner of Monomoy GP and Monomoy GP II, may be deemed to share beneficial ownership of the shares held directly by each of MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II. Stephen Presser, Daniel Collin and Justin Hillenbrand are the sole members of the limited partner committee of each of Monomoy GP and Monomoy GP II that have the power, acting as a committee, to vote or dispose of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II, and may be deemed to share beneficial ownership of the shares held directly by such entities. Each of Messrs. Presser, Collin and Hillenbrand are the members of the Ultimate GP. Each of Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr, Hillenbrand disclaim beneficial ownership of the shares held directly by MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II and MCP Supplemental Fund II except to the extent of their pecuniary interest therein. The address for MCP, MCP Supplemental Fund, Co-Investment Fund, MCP II, MCP Supplemental Fund II, Monomoy GP, Monomoy GP II, Ultimate GP, Mr. Presser, Mr. Collin and Mr. Hillenbrand Is 142 West 57th Street, 17th Floor, New York, NY 10019.
(13)	Consists of 10,000 shares originally sold as part of units issued simultaneously with our initial public offering to Mr. Baldwin. Post Business-Combination holdings include 10,000 warrants to purchase common stock of ROI, which will become exercisable 30 days after the closing of the Business Combination. The business address for this individual is 601 Lexington Avenue, 51st FL., New York, NY 10022.
(14)	The business address for this individual is 601 Lexington Avenue, 51st FL., New York, NY 10022.
(15)	These shares represent .2% of our founder shares held by Mashburn Enterprises, LLC, an entity wholly owned by Mr. Mashburn. The founder shares were purchased from our Sponsor on April 1, 2013 for $46. Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and 564 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination.

(16)	These shares represent .2% of our founder shares held by Mr. Stein. The founder shares were purchased from our Sponsor on April 1, 2013 for $46. Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and 564 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination.
(17)	These shares represent .2% of our founder shares held by Mr. Burke. The founder shares were purchased from our Sponsor on April 1, 2013 for $46. Includes 612 founder shares subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination, does not exceed $15.00 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination and 564 of the founder shares are subject to complete or partial forfeiture if the trading price of the common stock, following consummation of the Business Combination does not exceed $12.50 per share for any 20 trading days within any 30 trading day period within 24 months of the closing of the Business Combination.
(18)	These shares represent all of the shares to be held by MCP Funds. See footnote (12).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ROI Related Person Transactions

In October 2011, an affiliate of our Sponsor purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. As a result of the underwriters’ not exercising their over-allotment option for our initial public offering, an affiliate of our Sponsor forfeited an aggregate of 281,250 founder shares on February 24, 2012, which we have cancelled. Subsequently, in July 2012, an affiliate of our Sponsor sold the 1,875,000 founder shares to Clinton Magnolia Master Fund, Ltd. (our “Sponsor”) for $21,739.12, of which 12,000 were subsequently sold in April 2013 to three of our directors for an aggregate purchase price of $138.

In connection with the consummation of our initial public offering, members of an affiliate of our Sponsor purchased an aggregate of 4,166,667 sponsor warrants in a private placement for $3,125,000. On April 20, 2012, an affiliate of our Sponsor purchased 500,000 public warrants for $300,155. Subsequently, on July 26, 2012, the affiliate of our Sponsor sold the 500,000 public warrants and the 4,166,667 sponsor warrants for the aggregate cost paid by the affiliate of the Sponsor for the warrants of $3,425,155. On April 4, 2013, our Sponsor purchased 7,184 public warrants for $5,747.20. The sponsor warrants (including the common stock issuable upon exercise of the sponsor warrants) may not, subject to certain limited exceptions as described herein, be transferred, assigned or sold by it until 30 days after the completion of our initial Business Combination.

Further, in connection with the consummation of our initial public offering, our Chairman and Chief Executive Officer, Thomas J. Baldwin, purchased 10,000 units for $100,000 in a private sale.

Each of our officers and directors (other than our independent directors) has agreed, pursuant to a written agreement with us, that until the earliest of our initial Business Combination our redemption of 100% of our public shares if we do not complete our initial Business Combination by November 29, 2013, or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any suitable business combination opportunity, subject to any pre-existing fiduciary or contractual obligations he might have, currently or in the future in respect of the companies to which he currently has fiduciary duties or contractual obligations. If any of our officers and directors (other than our independent directors) becomes aware of a business combination opportunity that falls within the line of business of any entity to which he has pre-existing fiduciary or contractual obligations, he may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. All of our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. In addition, our officers and directors have agreed not to participate in the formation of, or become an officer or director of, any blank check company until we have entered into a definitive agreement regarding our initial Business Combination or we have failed to complete our initial Business Combination within the prescribed time frame.

The Clinton Group, an entity whose managing director is Mr. Baldwin and an affiliate of our Sponsor, has agreed to, from the date that our securities were first listed on NASDAQ through the earlier of our consummation of a business combination or our liquidation, make available to us office space, utilities and secretarial and administrative services, as we may require from time to time. We have agreed to pay the Clinton Group $10,000 per month for these services. However, this arrangement is solely for our benefit and is not intended to provide our Sponsor compensation in lieu of salary or other remuneration. We believe, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by the Clinton Group is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $10,000 per-month administrative fee paid to the Clinton Group, as well as reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, is or will be paid to our Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to our initial Business Combination (regardless of the type of transaction that it is). Our independent directors review on a quarterly basis all payments that made to our Sponsor, officers, directors or our or their affiliates.

Prior to the completion of our initial public offering, the Company issued an unsecured promissory note (the “Note”) to the Sponsor on October 6, 2011 that provided for the Sponsor to advance to the Company, from time to time, up to $100,000 for expenses related to our initial public offering. The Note was non-interest bearing and was payable on the earlier of March 31, 2012 or the completion of our initial public offering. The Sponsor advanced $100,000 to the Company under the Note prior to our initial public offering. The Note was paid in full on February 24, 2012 and no balance remained outstanding subsequent to such date.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment, other than the interest on such proceeds that may be released to us for working capital purposes. Up to $500,000 of such loans may be convertible into sponsor warrants of the post-Business Combination entity at a price of $0.75 per warrant at the option of the lender.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the Company. At this time, amount of such compensation is not known, as it will be up to the directors of the post-Business Combination business to determine executive and director compensation.

We believe that all ongoing and future transactions between us and any member of our management team or his or her respective affiliates have been and will be on terms we believe to be no less favorable to us than are available from unaffiliated third parties.

Registration Rights

Upon the closing of the Business Combination, we will enter into an amended and restated registration rights agreement with respect to the founder shares and shares purchased by Mr. Baldwin in a private placement, shares of our common stock underlying the sponsor warrants and the warrants purchased by Mr. Baldwin in a private placement, the shares of our common stock that we will issue under the Merger Agreement, any shares of issued or issuable upon the exercise of any equity security of the Company that is issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company and all shares issued to a holder with respect to the securities referred to above by way of any stock split, stock dividend, recapitalization, combination of shares, acquisition, consolidation, reorganization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event, which securities we collectively refer to as “registrable securities.”

The amended and restated registration rights agreement amended and restated the registration rights agreement we entered into in connection with our initial public offering. Under the amended and restated registration rights agreement, the holders of a majority of the registrable securities will be entitled to three long-form registrations and an unlimited number of short-form registrations, which we refer to as “demand registrations,” but not more than one demand registration during any six month period. Holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to request one long-form or short-form registration under certain limited circumstances. The Company has also agreed to use its reasonable best efforts to file a shelf registration statement as promptly as practicable following the expiration of the Lockup Period covering all registrable securities. The holders of a majority of the registrable securities will be entitled to require the Company to effect an underwritten public offering of all or a portion of their registrable securities registered on the shelf registration statement, and under certain limited circumstances the holders of a majority of the founder shares, the sponsor warrants and the shares purchased by Mr. Baldwin in a private placement will be entitled to require the Company to effect an underwritten public offering of its registrable securities registered on the shelf registration statement, if the market value of the registrable securities included in any such offering is at least $10.0 million in the aggregate. The holders of the registrable securities will also have certain “piggyback” registration rights to participate in certain registered offerings by the Company following the Business Combination. All of the registration rights described in this paragraph are subject to the restrictions in the amended and restated registration rights agreement. The Company will pay the expenses in connection with the exercise of these rights.

EveryWare Related Person Transactions

Governance Agreement

In connection with the consummation of the Business Combination, we will enter into a Governance Agreement with the MCP Funds and the Sponsor that sets forth certain agreements regarding the composition of our board of directors following the Business Combination and certain other matters. See “Proposal No. 1—Approval of the Business Combination—Exhibits to the Merger Agreement—Governance Agreement.”

Advisory Agreement

EveryWare entered an into advisory agreement with Monomoy on November 1, 2011, relating to certain advisory and consulting services rendered by Monomoy to EveryWare, and amended and restated the advisory agreement on March 23, 2012. In consideration of the services provided under the agreement, EveryWare agreed to pay Monomoy a quarterly fee in the amount of $625,000. In addition, EveryWare agreed to pay Monomoy a fee equal to one percent of the aggregate value of each transaction resulting in a material acquisition, disposition, divestiture, recapitalization or debt or equity financing by or involving EveryWare or its subsidiaries. EveryWare agreed to reimburse Monomoy for its reasonable out-of-pocket fees and expenses incurred in connection with the rendering of services pursuant to the amended and restated advisory agreement, and to indemnify Monomoy for claims arising out of or in connection with the performance of services by Monomoy or otherwise in connection with the operation of EveryWare. EveryWare paid Monomoy $2.6 million and $1.8 million in fees for the fiscal years ended December 31, 2011 and 2012, respectively. Monomoy has agreed to waive the one percent transaction fee in connection with the Business Combination, and will terminate the amended and restated advisory agreement upon the closing of the Business Combination.

EveryWare expects to reimburse Monomoy for out-of-pocket fees and expenses incurred prior to the closing of the Business Combination. The indemnification provisions of the amended and restated advisory agreement will survive the termination.

Additional Transactions

On November 1, 2011, Oneida borrowed $52.5 million under a term loan from MCP II and MCP Supplemental Fund II. The interest rate under the term loan was 12%. The principal amount of the loan was $52.3 million and the term loan was repaid on March 23, 2012 with the proceeds of the new senior credit facilities entered into by Universal Tabletop, Inc., a direct wholly-owned subsidiary of EveryWare. Interest expense on the term loan was $1.1 million and $1.4 million for the years ended December 31, 2011 and 2012, respectively.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

ROI

Price Range of ROI Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols ROIQU, ROIQ, and ROIQW, respectively. Our units commenced public trading on May 10, 2012, our common stock commenced separate public trading on May 29, 2012 and our warrants commenced separate public trading on May 30, 2012.

The following table includes the high and low bids for our units, common stock and warrants for the periods presented.

	Units		Common Stock		Warrants
2013	High	Low	High	Low	High	Low
Second Quarter	$10.10	$10.10	$9.99	$9.89	$0.90	$0.80
First Quarter	$10.10	$9.75	$9.89	$9.75	$0.82	$0.40

2012	High	Low	High	Low	High	Low
Fourth Quarter	$10.10	$9.75	$9.75	$9.65	$0.50	$0.37
Third Quarter	$10.20	$9.75	$9.65	$9.55	$0.50	$0.29
Second Quarter(1)	$10.19	$9.93	$10.00	$9.59	$0.65	$0.50

(1)	The figures for the second quarter 2012 are for the period from May 10, 2012 to June 30, 2012 with respect to our units, from May 29, 2012 to June 30, 2012 with respect to our common stock and from May 30, 2012 to June 30, 2012 with respect to our warrants.

On January 30, 2013, the date before the public announcement of the EveryWare Merger, the Company’s units, common stock and warrants closed at $10.10, $9.82 and $0.41, respectively.

Dividend Policy of ROI

ROI has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a Merger. Following completion of the Business Combination, ROI’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of ROI to retain any earnings for use in its business operations and, accordingly, ROI does not anticipate the board of directors declaring any dividends in the foreseeable future.

EveryWare

Price Range of EveryWare Securities

Historical market price information regarding EveryWare is not provided because there is no public market for EveryWare’s common stock.

As of the date of this proxy statement, there were 21 holders of EveryWare common stock.

Dividend Policy of EveryWare

In 2012, EveryWare paid a dividend of $10.0 million to its stockholders, and in 2011, EveryWare paid a dividend of $30.5 million to its stockholders.

Dividend Policy of the Combined Company Following the Business Combination

Following completion of the Business Combination, the combined company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the combined company to retain any earnings for use in its business operations and, accordingly, the combined company does not anticipate the board of directors declaring any dividends in the foreseeable future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, Rothstein Kass, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Business Combination is completed, BDO USA, LLP will audit the financial statements of the Company for 2013.

The audited financial statements of ROI Acquisition Corp. (a development stage company) as of December 31, 2012, and for the periods from September 19, 2011 (inception) through December 31, 2011 and the period from September 19, 2011 (inception) through December 31, 2012, included in this proxy statement have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of EveryWare Global, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in this proxy statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 601 Lexington Avenue, 51st Fl., New York, NY 10022.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals for the 2014 annual meeting must be received at our principal executive offices by [•], 2014, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2014 annual meeting. If, however, the 2014 annual meeting is more than 30 days from the anniversary of the special meeting of stockholders, then stockholder proposals for the 2014 annual meeting must be received at our principal executive offices a reasonable time before the Company begins to print and mail its annual meeting proxy materials, to be considered for inclusion in our proxy materials relating to our 2014 annual meeting.

If you intend to present a proposal at the 2014 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. The Company must receive this notice no earlier than [•], 2014 and no later than [•], 2014; provided, however, that in the event that the 2014 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting of stockholders, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the 2014 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2014 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made by the Company.

If you intend to present a proposal at the 2014 annual meeting, or if you want to nominate one or more directors at the 2014 annual meeting, you mcust comply with the advance notice provisions of our bylaws. If the Business Combination is completed, our bylaws will be amended and restated.You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read ROI’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Daniel A. Strauss, Secretary

ROI Acquisition Corp.

601 Lexington Avenue, 51st Fl.

New York, NY 10022

Tel: (212) 825-0400

Email: daniel.strauss@clinton.com

You may also obtain these documents by requesting them in writing or by telephone from ROI’s proxy solicitation agent at the following address and telephone number:

Okapi Partners LLC

437 Madison Avenue—28th Floor

New York, New York 10022

Toll Free: (877) 274-8654

Tel: (212) 297-0720

If you are a stockholder of ROI and would like to request documents, please do so by [•], 2013 to receive them before the ROI special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to ROI has been supplied by ROI, and all such information relating to EveryWare has been supplied by EveryWare. Information provided by either ROI or EveryWare does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of ROI for the special meeting of our stockholders. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or EveryWare that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ROI Acquisition Corp.

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets as of December 31, 2012 and December 31, 2011	F-2

Statements of Operations for the year ended December 31, 2012, the period from September  19, 2011 (date of inception) to December 31, 2011 and the period from September 19, 2011 (date of inception) to December 31, 2012

F-3
Statement of Stockholders’ Equity for the period from September 19, 2011 (date of inception) to December 31, 2012	F-4

Statements of Cash Flows for the year ended December 31, 2012, the period from September  19, 2011 (date of inception) to December 31, 2011 and the period from September 19, 2011 (date of inception) to December 31, 2012

F-5
Notes to Financial Statements	F-6

EveryWare Global, Inc.

Oneida Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

ROI Acquisition Corp.

We have audited the accompanying balance sheets of ROI Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2012, the period from September 19, 2011 (date of inception) to December 31, 2011 and the period from September 19, 2011 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of ROI Acquisition Corp. (a corporation in the development stage) as of December 31, 2012 and 2011, and the results of its operations and its cash flow for year ended December 31, 2012, the period from September 19, 2011 (date of inception) to December 31, 2011 and the period from September 19, 2011 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation if a business combination is not consummated by November 29, 2013, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    ROTHSTEIN KASS

Roseland, New Jersey

March 12, 2013

ROI ACQUISITION CORP.

(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$464,209	$39,381
	—	—
Noncurrent assets:
Other assets	91,000	260,609
Investments and cash held in trust	75,156,140

Total assets	$75,711,349	$299,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Franchise tax accrual	$151,551	$—
Accounts payable and accrued expenses	161,040	210,000
Note payable-sponsor	—	100,000

Total current liabilities	312,591	310,000
Warrant liability	4,670,667
Deferred underwriter fee	2,250,000

Total liabilities	7,233,258	310,000

Commitments and contingencies
Common stock subject to possible redemption; 6,347,809 shares at $10.00	63,478,090	—

Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value, authorized 100,000,000 shares; 3,037,191 and 2,156,250 shares issued and outstanding at December 31, 2012 and December 31, 2011 respectively, (excluding 6,347,809 shares subject to possible redemption at December 31, 2012)	304	216
Additional paid-in capital	4,999,697	24,784
Deficit accumulated during the development stage	—	(35,010)

Total stockholders’ equity (deficit)	5,000,001	(10,010)

Total liabilities and stockholders’ equity	$75,711,349	$299,990

See accompanying notes to financial statements.

ROI ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2012	For the period from September 19, 2011 (date of inception) to December 31, 2011	For the period from September 19, 2011 (date of inception) to December 31, 2012
Revenue	$—	$—	$—
State franchise taxes, other than income tax	152,000	—	152,000
Other general and administrative expenses	284,590	35,075	319,665

Loss from operations	(436,590)	(35,075)	(471,665)
Other income:
Interest income	56,933	65	56,998
Change in fair value of warrants	4,086,833	—	4,086,833

Income (loss) before income tax expense	3,707,176	(35,010)	3,672,166
Income tax expense	325	—	325

Net income (loss) attributed to common shares outstanding	$3,706,851	$(35,010)	$3,671,841

Weighted average number of common shares outstanding, basic and diluted (excluding shares subject to possible redemption)	3,128,480	2,156,250	2,913,349

Income (loss) per common share, basic and diluted	$1.18	$(0.02)	$1.26

See accompanying notes to financial statements.

ROI ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from September 19, 2011 (date of inception) to December 31, 2012

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity
	Shares	Amount
Sale of common stock to Sponsor on October 6, 2011 at $0.01159 per share	2,156,250	$216	$24,784	$—	$25,000
Net loss for the period ended December 31, 2011				(35,010)	(35,010)

Balances at December 31, 2011	2,156,250	216	24,784	(35,010)	(10,010)
Sale of common stock and warrants to Chairman on February 29, 2012 at $10.00 per unit	10,000	1	99,999		100,000
Sale of common stock and warrants through Public Offering on February 29, 2012 at $10.00 per unit	7,500,000	750	74,999,250		75,000,000
Warrant liability recorded on February 29, 2012			(8,757,500)		(8,757,500)
Underwriters’ fees and offering expenses			(4,686,252)		(4,686,252)
Proceeds from private placement of 4,166,667 warrants on February 29, 2012			3,125,000		3,125,000
Proceeds subject to possible redemption of 5,970,568 shares	(5,970,568)	(597)	(59,805,650)		(59,806,247)
Forfeiture of common stock by Sponsor on April 9, 2012	(281,250)	(28)	28		—
Change in shares subject to possible redemption of shares to 6,347,809 at December 31, 2012	(377,241)	(38)	38	(3,671,841)	(3,671,841)
Net income for the year ended December 31, 2012				3,706,851	3,706,851

Balances, at December 31, 2012	3,037,191	$304	$4,999,697	$—	$5,000,001

See accompanying notes to financial statements

ROI ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2012	For the period from September 19, 2011 (date of inception) to December 31, 2011	For the period from September 19, 2011 (date of inception) to December 31, 2012
Cash flows from operating activities
Net income (loss)	$3,706,851	$(35,010)	$3,671,841
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	(4,086,833)		(4,086,833)
Change in operating assets and liabilities:		—
Other assets	(91,000)		(91,000)
Franchise tax accrual	151,551	—	151,551
Accounts payable and accrued expenses	126,042	35,000	161,042

Net cash used in operating activities	(193,389)	(10)	(193,399)

Cash flows from investing activities
Proceeds deposited into Trust Account	(75,100,000)	—	(75,100,000)
Interest on Trust Account	(56,140)	—	(56,140)

Net cash used in investing activities	(75,156,140)	—	(75,156,140)

Cash flows from financing activities
Proceeds from sale of common stock through Public Offering	75,000,000	—	75,000,000
Proceeds from the sale of common stock to Sponsor	—	25,000	25,000
Proceeds from the sale of common stock to Chairman	100,000	—	100,000
Proceeds from Sponsor to purchase warrants	3,125,000	—	3,125,000
Proceeds from notes payable—related party	70,000	100,000	170,000
Repayment of notes payable—related party	(170,000)	—	(170,000)
Payments of offering costs	(2,350,643)	(85,609)	(2,436,252)

Net cash provided by financing activities	75,774,357	39,391	75,813,748

Net increase in cash	424,828	39,381	464,209
Cash and cash equivalents, beginning of period	$39,381	—	—

Cash and cash equivalents, end of period	$464,209	$39,381	$464,209

Supplemental schedule of non-cash financing activities:
Deferred underwriter fee payable	$2,250,000	—	$2,250,000

Deferred offering costs	$—	$175,000	$—

See accompanying notes to financial statements

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

(1)    Organization and Nature of Business Operations

ROI Acquisition Corp. (the “Company”) is a newly organized Delaware blank check company formed on September 19, 2011 for the purpose of, directly or indirectly, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or engaging in any other similar business combination with one or more businesses or assets (the “Business Combination”).

On July 26, 2012, ROIC Acquisition Holdings LP, the Company’s original sponsor (the “Sponsor”) transferred 1,875,000 shares of the Company’s common stock (the “Founder Shares”) to its affiliate, Clinton Magnolia Master Fund, Ltd. (“Magnolia”) at a price of $0.0115942 per share and transferred 4,166,667 warrants (the “Sponsor Warrants”) to Magnolia at a price of $0.733962 per warrant. In connection with such transfers, Magnolia assumed all rights and obligations of the Sponsor with regard to the Founder Shares and Sponsor Warrants.

At December 31, 2012, the Company had not commenced any operations. All activity through December 31, 2012 relates to the Company’s formation and initial public offering (the “Public Offering”). The Company’s fiscal year-end is December 31.

The registration statement for the Public Offering was declared effective on February 24, 2012. The Company consummated the Public Offering on February 29, 2012 and received net proceeds of approximately $73.6 million which includes $3.2 million received for the purchase of 4,166,667 warrants by the Sponsor and 10,000 units by the Chairman and is net of approximately $4.7 million of legal, accounting, and underwriting fees (see Note 5).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward effecting a Business Combination. The Company’s efforts in identifying prospective target businesses are not limited to a particular industry or geographic region for purposes of consummating its initial Business Combination. While the Company may pursue an acquisition opportunity in any business industry or sector, the Company intends to focus on industries or sectors that complement the Company’s management team’s background, such as the consumer sector, and in particular the restaurant industry in the United States and globally.

Net proceeds of approximately $75.1 million from the Public Offering and simultaneous private placement of the Sponsor Warrants (as described below in Note 5) are held in a trust account (the “Trust Account”). Except for the interest income earned on the Trust Account balance that may be released to the Company to pay any income and franchise taxes and to fund the Company’s working capital requirements, and any amounts necessary to purchase up to 15% of the Company’s shares issued as part of the Units described in Note 4 if the Company seeks stockholder approval for its initial Business Combination, none of the funds held in the Trust Account will be released until the earlier of the completion of the Company’s initial Business Combination and the redemption of 100% of the Company’s public shares (“Public Shares”) if the Company is unable to consummate a Business Combination by November 29,

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

2013, 21 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders (the “Public Stockholders”).

The Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less franchise and income taxes payable, upon the consummation of the Company’s initial Business Combination, subject to the limitations described herein. There will be no redemption rights with respect to outstanding warrants or private placement units.

If the Company seeks stockholder approval, the Company will consummate its initial Business Combination only if a majority of the outstanding shares of common stock voted in favor of the Business Combination. In such case, Magnolia and the founders have agreed to vote its Founder Shares (as defined in Note 6) as well as any Public Shares purchased during or after the Public Offering in favor of the Company’s initial Business Combination. In addition, Magnolia and the founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation by the Company of a Business Combination. The Company’s officers and directors have also agreed to waive their redemption rights with respect to any Public Shares in connection with the consummation of the Company’s initial Business Combination.

If the Company does not effect a Business Combination by November 29, 2013, 21 months from the closing of the Public Offering, as discussed in Note 4, the Company will liquidate the Trust Account and distribute the amount then held in the Trust Account, including interest but net of franchise and income taxes payable and less up to $50,000 of such net interest that may be released to the Company from the Trust Account to pay liquidation expenses, to the Company’s Public Stockholders, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The ability of the Company to continue as a going concern is dependent upon its ability to successfully complete a Business Combination by November 29, 2013. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern and is required to liquidate.

Magnolia has agreed to waive its redemption rights with respect to its Founder Shares if the Company fails to consummate an initial Business Combination within the 21-month time period, although Magnolia will be entitled to redemption with respect to any Public Shares it holds if the Company fails to consummate an initial Business Combination within such time period.

(2)    Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

(3)    Summary of Significant Accounting Policies

(a) Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the balance sheets.

(b) Investments Held in the Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination.

As of December 31, 2012, investment securities in the Company’s Trust Account consist of $75,155,281 in U.S. government treasury bills with a maturity of 180 days or less. The Company classifies its securities as held-to-maturity in accordance with FASB ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

(c) Cash and Cash Equivalents

The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents.

(d) Redeemable Common Stock

As discussed in Note 1, all of the 7,500,000 common shares sold as part of a Unit in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Stockholder Approval provisions. In accordance with ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity.

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against common stock and paid-in capital. Accordingly, at December 31, 2012, 6,347,809 public shares are classified outside of permanent equity at its redemption value. As the Company may withdraw all of the interest earned on the Trust Account to fund working capital purposes, including the payment of franchise and income taxes payable, the redemption value will always be equal to the pro rata share of the initial amount deposited into the Trust Account ($75,100,000/7,510,000) or $10.00 per share.

(e) Net Income (Loss) Per Common Share

Basic income (loss) per common share is computed by dividing income applicable to common shareholders by the weighted average number of common shares outstanding during the period in accordance with ASC 260, “Earnings Per Share”. Diluted income (loss) per share reflects the potential dilution that could occur assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period. The Company uses the treasury stock method to calculate potentially dilutive shares, as if they were converted into common stock at the beginning of the period. At December 31, 2012, the Company had outstanding warrants to purchase 11,676,667 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per common share because their inclusion would have been anti-dilutive. As a result, dilutive income (loss) per common share is equal to basic income (loss) per common share. At December 31, 2011, the Company did not have any dilutive securities outstanding.

(f) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(g) Deferred Offering Cost

The Company complies with the requirements of the SEC Staff Accounting Bulletin (SAB) Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the Public Offering.

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Accordingly, for the year ended December 31, 2012, Public Offering costs totaling approximately $4.7 million (including $4,125,000 in underwriters fees) have been charged to stockholders’ equity.

(h) Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

(i) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

(j) Development Stage Company

The Company complies with the reporting requirement of FASB ASC 915, “Development Stage Entities.” At December 31, 2012, the Company had not commenced any operations. All activity through December 31, 2012 relates to the Company’s formation and the Public Offering. Following such offering, the Company will not generate any operating revenues until after completion of a business transaction at the earliest, if at all. The Company has generated non-operating income in the form of interest income on the designated Trust Account after the Public Offering.

(k) Warrant Liability

The Company accounts for the 11,676,667 warrants issued in connection with the Public Offering (7,500,000) and private placement (4,176,667) in accordance with the guidance contained in ASC 815-40-15-7D whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company has been estimated using the warrants quoted market price.

(l) Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending retained earnings. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2012 and December 31, 2011. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized for the twelve months ended December 31, 2012, for the period from September 19, 2011 (date of inception) to December 31, 2011 and for the period from September 19, 2011 (date of inception) to December 31, 2012. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

(4)    Public Offering

The Company sold 7,500,000 units at a price of $10.00 per unit (“Unit”). Each Unit consists of one share of common stock of the Company, and one warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock of the Company at a price of $12.00 per share. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or twelve months from the closing of the Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Warrants has not been declared effective within 60 days following the closing of the Company’s initial Business Combination, holders of the Warrants may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants during the exercise period, or if holders of the Warrants did not exercise their Warrants on a cashless basis under the above provision, there will be no cash settlement of the Warrants and the Warrants will expire worthless. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sales price of the

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders.

A contingent fee equal to 3.0% of the aggregate amount of the funds released from the Trust Account to the Company or to the target upon consummation of the Company’s initial Business Combination will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company consummates its initial business transaction.

The underwriters were also granted a 45-day option to purchase up to an additional 1,125,000 Units to cover over-allotments, if any. This option expired unexercised on April 9, 2012.

(5)    Related Party Transactions

(a) Services Agreement

The Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Clinton Group, Inc., an affiliate of the Sponsor (the “Clinton Group”). Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. Under this agreement, the Company has incurred $102,069 for the year ended December 31, 2012 and for the period from September 19, 2011 (date of inception) to December 31, 2012.

(b) Sponsor Warrants

The Sponsor purchased, in a private placement, 4,166,667 warrants prior to the Public Offering at a price of $0.75 per warrant (for an aggregate purchase price of $3,125,000) from the Company. On July 26, 2012, the Sponsor transferred the 4,166,667 Sponsor Warrants to Magnolia at a price of $0.733962 per warrant.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the Public Stockholders and the Sponsor Warrants will expire worthless.

Magnolia will be entitled to registration rights pursuant to the registration rights agreement that was signed on the date of the prospectus for the Public Offering. Magnolia is entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of common stock, the warrants and the shares of common stock underlying the warrants, commencing on the date such shares of common stock or warrants are released from lockup. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

(c) Private Placement Units Sold to Chairman

Thomas J. Baldwin, the Company’s Chairman and Chief Executive Officer, has purchased an aggregate of 10,000 units (“Private Placement Units”) at a price of $10.00 per unit, each unit

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

consisting of one share of common stock and one warrant exercisable to purchase one share of common stock, in a private placement that closed simultaneously with the consummation of the Public Offering. Mr. Baldwin has agreed to waive his redemption rights with respect to the private placement units in connection with the consummation of the Company’s initial Business Combination.

The Private Placement Units are identical to the Units sold in the Public Offering except that the Private Placement Units are subject to certain transfer restrictions, except as follows: with certain limited exceptions, the Private Placement Units are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (1) one year after the completion of the Company’s initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $12.50 for any 20 trading days within any 30-trading day period during the lock-up period, 50% of the Private Placement Units will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during the lock-up period, the remaining 50% of the Private Placement Units shall be released from the lock-up.

Mr. Baldwin is entitled to registration rights pursuant to a registration rights agreement. Mr. Baldwin is entitled to demand registration rights and certain “piggy-back” registration rights with respect to his units and the warrants and the shares of common stock underlying the units. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

(6)    Founder Shares

On October 6, 2011, the Sponsor purchased 2,156,250 Founder Shares for an aggregate amount of $25,000, or approximately $0.01 per share.

The Founder Shares are identical to the shares of common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor forfeited 281,250 Founder Shares on April 9, 2012 since the over-allotment option was not exercised by the underwriters. As a result, the Sponsor owned 1,875,000 shares of common stock as of April 9, 2012 which equals 19.98% of the Company’s issued and outstanding shares. On July 26, 2012, the Sponsor transferred 1,875,000 Founder Shares to Magnolia at a price of $0.0115942 per share.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (1) one year after the completion of the Company’s initial Business Combination and (2) the date on which the Company consummates a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”). Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $12.50 for any 20 trading days within any 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $15.00 for any 20 trading days within any 30-trading day period during the Lock Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up. In addition, 551,471 Founder Shares will be subject to forfeiture by the Sponsor and the founders in the aggregate as follows: (1) 284,091 Founder Shares will be subject to forfeiture in the event the last sales price of the Company’s shares does not equal or exceed $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 5 years following the closing of the Company’s initial Business Combination and (2) the remaining 267,380 Founder Shares will be subject to forfeiture in the event the last sales price of the Company’s shares does not equal or exceed $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 5 years following the closing of the Company’s initial Business Combination.

(7)    Investments and Cash Held in Trust

As of December 31, 2012, investment securities in the Company’s Trust Account consist of $75,155,281 in United States Treasury Bills and $859 of cash equivalents. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, excluding accrued interest income, gross unrealized holding gains and fair value of held to maturity securities at December 31, 2012 are as follows:

	Carrying Amount	Gross Unrealized Holding Losses	Fair Value
Held-to-maturity:
U.S. Treasury Securities	$75,155,281	$5,712	$75,160,993

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

(8)    Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments and cash held in Trust Account	$75,160,993	$75,160,993	$—	$—
Liabilities:
Warrant liability	$4,670,667	$—	$4,670,667	$—

Warrant Liability: The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2).

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in our Trust Account for disclosure purposes.

(9)    Subsequent Event

On January 31, 2013, the Company entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company, ROI Merger Sub Corp. (“Merger Sub Corp.”), ROI Merger Sub LLC (“Merger Sub LLC”), and EveryWare Global, Inc. (“EveryWare”), providing for the merger of Merger Sub Corp. with and into EveryWare, with EveryWare surviving the merger as a wholly-owned subsidiary of the Company, immediately followed by the merger of EveryWare with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a wholly-owned subsidiary of the Company.

The Merger Agreement provides for the merger of Merger Sub Corp. with and into EveryWare (the “Initial Merger”), with EveryWare continuing as the surviving corporation (the “Surviving Corporation”), immediately followed by the merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company, and pursuant to which each share of outstanding capital stock, $0.001 par value per share, of EveryWare will be exchanged for cash and shares of the Company’s common stock, $0.0001 par value per share, as further described in, and subject to the terms of, the Merger Agreement.

Pursuant to the Merger Agreement, upon the effectiveness of the Initial Merger, each share of capital stock of EveryWare will be exchanged for cash and validly issued shares of the

ROI ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Company’s common stock (the “Shares”). The aggregate consideration will consist of (i) between $90 million and $107.5 million in cash, subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available after redemption of shares of the Company’s common stock, in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, from the Trust Account and receipt of proceeds from EveryWare’s refinancing of its existing indebtedness is less than $107.5 million, (ii) 10,440,000 shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available after redemption of shares of the Company’s common stock, in accordance with the Company’s Second Amended and Restated Certificate of Incorporation from the Trust Account and receipt of proceeds from EveryWare’s refinancing of its existing indebtedness is less than $107.5 million (it is expected that the Shares to be issued to EveryWare’s existing stockholders will represent between 69.4% and 59.4% of the outstanding common stock of the post-merger company and that the Company’s existing stockholders will retain an ownership interest of between 23.1% and 33.0% of the post-merger company (depending on the level of redemptions by the Company’s existing stockholders and the aggregate proceeds from the proposed debt refinancing and disregarding warrants to purchase the Company’s common stock, which will remain outstanding following the Business Combination)) and (iii) an additional 3,500,000 shares of the Company’s common stock (the “Earnout Shares”), which Earnout Shares are subject to forfeiture in the event that the trading price of the Company’s common stock does not exceed certain price targets subsequent to the closing of the Business Combination, unless the Company consummates a change of control transaction under certain circumstances.

The Shares will be subject to certain restrictions on transfer for a period of time following the closing of the Business Combination.

The consummation of the transactions contemplated by the Merger Agreement is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite approval of the stockholders of the Company.

Report of Independent Registered Public Accounting Firm

Board of Directors

EveryWare Global, Inc.

Lancaster, OH

We have audited the accompanying consolidated balance sheets of EveryWare Global, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the periods ended December 31, 2012 and December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EveryWare Global, Inc. at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO USA, LLP

New York, NY

March 11, 2013

EVERYWARE GLOBAL, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Per Share Amounts)

	Year ended December 31,
	2012	2011
Revenues:
Net sales	$414,782	$289,829
License fees	6,907	1,342

Total revenue	421,689	291,171
Cost of sales	315,609	239,404

Gross margin	106,080	51,767
Operating expenses:
Selling, distribution and administrative expense	86,246	34,903
Restructuring expense (Note 1)	612	—
(Gain) loss on disposal of fixed assets	114	(214)

Total operating expenses	86,972	34,689
Income from operations	19,108	17,078
Other (income) (Note 12)	(2,523)	(1,337)
Other expense (Note 12)	3,637	1,171
Interest expense including amortization of deferred finance costs	22,536	6,794

(Loss) income before income taxes	(4,542)	10,450
Income tax (benefit) expense (Note 3)	(585)	2,929

Net (loss) income	$(3,957)	$7,521

See notes to consolidated financial statements

EVERYWARE GLOBAL, INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Thousands of Dollars, Except Per Share Amounts)

	Year ended December 31,
	2012	2011
Net (loss) income	$(3,957)	$7,521
Other comprehensive income (loss), net of tax:
Foreign currency translation (gain) loss	26	(800)
Pension and postretirement adjustments, net of tax of $35 and $125	(2,134)	(864)
Natural gas hedge adjustments, net of tax of ($1,073) and $1,808	1,786	(3,011)

Other comprehensive income (loss), net of tax	(322)	(4,675)

Comprehensive (loss) income	$(4,279)	$2,846

See notes to consolidated financial statements

EVERYWARE GLOBAL, INC

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, Except Per Share Amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$2,672	$973
Trade accounts receivable, less allowance for doubtful accounts of $7,809 and $5,900	50,382	52,617
Other accounts and notes receivable	3,480	3,554
Inventories, net of reserves of $7,238 and $7,484 (Note 4)	107,979	105,208
Assets held for sale (Note 1)	2,324	—
Income taxes receivable	795	155
Other current assets	4,738	6,315
Current deferred tax asset (Note 3)	6,689	7,305

Total current assets	179,059	176,127
Property, plant and equipment, net (Note 5)	49,336	45,501
Goodwill (Note 1)	8,559	8,559
Other intangible assets (Note 1)	52,500	56,806
Deferred tax asset (Note 3)	15,890	16,084
Other assets	7,230	5,203

Total assets	$312,574	$308,280

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Short-term debt (Note 7)	$1,248	$102
Accounts payable	36,319	28,641
Accrued liabilities (Note 8)	31,129	31,055
Income taxes payable	113	31
Accrued pension (Note 10)	1,823	1,700
Long term debt classified as current (Note 7)	10,774	6,975
Other current liabilities	2,083	4,819

Total current liabilities	83,489	73,323
Revolver	35,175	62,952
Long-term debt—Related party (Note 7)	—	50,220
Long-term debt (Note 7)	135,892	48,957
Accrued postretirement liability (Note 10)	921	742
Accrued pension liability (Note 10)	8,597	8,160
Income taxes payable (Note 3)	871	1,130
Deferred tax liability (Note 3)	8,635	8,635
Deferred Gain-Sale/Leaseback (Note 1)	16,617	17,737
Other liabilities	13,684	13,627

Total liabilities	303,881	285,483

Commitments and contingencies (Note 6)
Stockholder’s equity:
Class A voting common stock, $0.001 par value, 40,000 authorized, 2,388 issued and oustanding at December 31, 2012 and 2011	—	—
Class B nonvoting common stock, $0.001 par value, 20,000 authorized, 217 issued and oustanding at December 31, 2012 and 2011	—	—
Class C nonvoting common stock, $0.001 par value, 40,000 authorized, 23,227 issued and oustanding at December 31, 2012 and 2011	748	—
Additional paid-in capital	22,444	21,985
Retained deficit	(9,001)	5,988
Accumulated other comprehensive loss (Note 1)	(5,498)	(5,176)

Total stockholder’s equity	8,693	22,797

Total liabilities and stockholder’s equity	$312,574	$308,280

See notes to consolidated financial statements

EVERYWARE GLOBAL, INC

CONSOLIDATED STATEMENTS OF CHANGES

IN STOCKHOLDERS’ EQUITY

(Thousands of Dollars, Except Per Share Amounts)

	Preferred Shares (#)	Preferred Stock	Pre-merger Common Shares (#)	Post-merger Common Shares (#)	Common Stock	Treasury Shares (#)	Treasury Stock	Note Receivable Stock	APIC	AOCI	Retained Earnings	Total
Balance December 31, 2010	13,500	$20,896	1,799	—	$—	—	$—	$(430)	$3,975	$(501)	$21,565	$45,505
Merger with parent stock exchange	(13,500)	(20,896)	(1,799)	25,794	—	(204)	—	—	13,499	—	7,397	—
Net income	—	—	—	—	—	—	—	—	—	—	7,521	7,521
Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(800)	—	(800)
Pension and postretirement adjustments	—	—	—	—	—	—	—	—	—	(864)	—	(864)
Natural gas hedge adjustments	—	—	—	—	—	—	—	—	—	(3,011)	—	(3,011)
Treasury stock purchase	—	—	—	—	—	204	—	—	(1,800)	—	—	(1,800)
Issuance of stock	—	—	—	—	—	—	—	330	611	—	—	941
Capital contribution	—	—	—	—	—	—	—	—	5,800	—	—	5,800
Termination of stock subscription	—	—	—	—	—	—	—	100	(100)	—	—	—
Dividends paid	—	—	—	—	—	—	—	—	—	—	(30,495)	(30,495)

Balance December 31, 2011	—	$—	—	25,794	$—	—	$—	$—	$21,985	$(5,176)	$5,988	$22,797

Net (loss)	—	—	—	—	—	—	—	—	—	—	(3,957)	(3,957)
Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	26	—	26
Pension and postretirement adjustments	—	—	—	—	—	—	—	—	—	(2,134)	—	(2,134)
Natural gas hedge adjustments	—	—	—	—	—	—	—	—	—	1,786	—	1,786
Accrued dividends	—	—	—	—	748	—	—	—	—	—	(748)	—
Stock based compensation	—	—	—	60	—	—	—	—	796	—	—	796
Shares withheld for payroll taxes	—	—	—	(22)	—	—	—	—	(337)	—	—	(337)
Dividends paid	—	—	—	—	—	—	—	—	—	—	(10,284)	(10,284)

Balance December 31, 2012	—	$—	—	25,832	$748	—	$—	$—	$22,444	$(5,498)	$(9,001)	$8,693

See notes to consolidated financial statements

EVERYWARE GLOBAL, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars, Except Per Share Amounts)

	Year ended December 31,
	2012	2011
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,957)	$7,521
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	459	—
Depreciation and amortization	14,597	7,779
Loss on disposal of property and equipment	114	27
Pension plan payments	(731)	(20)
Deferred income taxes	261	2,966
Transaction fees paid by acquirer	—	3,289
Amortization of sale-leaseback	(1,120)	(1,120)
Allowance for doubtful accounts	1,909	2,481
Allowance for inventory valuation	(246)	(325)
Interest payment in kind	—	560
Natural gas hedge MTM adjustment	(2,859)	4,819
(Increase) decrease in operating assets:
Receivables	761	(4,855)
Inventories	(2,162)	5,135
Other assets	(1,031)	(878)
Increase in accounts payable	7,610	246
Increase (decrease) in accrued liabilities	1,821	(1,585)
(Decrease) in other liabilities	(305)	(6,951)

Net cash provided by operating activities	15,121	19,089

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, equipment, and capitalized software development costs	(16,831)	(11,290)
Proceeds from dispositions of property and equipment	278	961
Cash paid for acquisition	—	(5,800)

Net cash (used in) investing activities	(16,553)	(16,129)

CASH FLOW FROM FINANCING ACTIVITIES:
(Payments) borrowing of short term debt, net	1,139	(766)
Proceeds from revolving credit facility	141,455	229,160
(Payments) on revolving credit facility	(159,364)	(224,499)
Proceeds from long term debt	150,000	45,415
(Payments) on long term debt	(108,753)	(23,079)
Loan issuance costs	(9,871)	(3,440)
Proceeds from the issuance of stock	—	941
(Payments) on capital leases	(733)	(685)
Purchase of treasury stock	—	(1,800)
Capital contribution	—	5,800
Dividends paid	(10,284)	(30,495)

Net cash provided by (used in) financing activities	3,589	(3,448)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(458)	(296)

NET INCREASE (DECREASE) IN CASH	1,699	(784)
CASH AT BEGINNING OF PERIOD	973	1,757

CASH AT END OF PERIOD	$2,672	$973

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid during the period for:
Interest	$15,665	$5,363

Taxes	$322	$360

See notes to consolidated financial statements

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of Dollars, Except Per Share Amounts)

1.    SIGNIFICANT ACCOUNTING POLICIES

Overview of the Corporate Structure

On November 1, 2011, Universal Tabletop, Inc. (“Universal”), a subsidiary of EveryWare Global, Inc. (“EveryWare” or the “Company” throughout), acquired 100% of Oneida Ltd.’s (“Oneida”) issued and outstanding capital stock (“Original Common Stock”) in a reverse subsidiary merger transaction (the “Oneida Merger”) in which Oneida was the surviving entity. At the time of the Oneida Merger, EveryWare was a portfolio company of Monomoy Capital Partners II, L.P. and MCP Supplemental Fund II, L.P. (together, “MCP II”).

On March 22, 2012, the Company amended and restated its certificate of incorporation in order to provide for three classes of common stock in lieu of the Original Common Stock as follows: (i) Class A Voting Common Stock; (ii) Class B Nonvoting Common Stock; and (iii) Class C Nonvoting Common Stock. On March 23, 2012, MCP II then exchanged (the “Exchange”) its shares of Original Common Stock for shares of Class A Voting Common Stock and Class C Nonvoting Common Stock of the Company.

Simultaneous with the Exchange, Anchor Holdings, Inc. (“Anchor Holdings”), a portfolio company of Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P. and Monomoy Executive Co-Investment Fund, L.P. (collectively, “MCP”), merged with and into the Company (the “Anchor Merger”), with the Company as the surviving corporation. Immediately following the Anchor Merger, EveryWare contributed the equity interests of Anchor Hocking, LLC and Anchor Hocking Canada, Inc. (collectively “Anchor Hocking”) to Universal. The Anchor Merger resulted in the following:

•	each share of Anchor Hocking Class A Common Stock being converted into one share of EveryWare Class A Voting Common Stock;

•	each share of Anchor Hocking Class B Common Stock being converted into one share of EveryWare Class B Nonvoting Common Stock; and

•	each share of Anchor Hocking Series A Preferred Stock being converted into one share of EveryWare Class C Nonvoting Common Stock.

Based on the above exchange ratios and relative values of Anchor Holdings and EveryWare, MCP and the other Anchor Holdings’ stockholders received approximately 65.4% of the aggregate equity of EveryWare and MCP II received approximately 34.6% of the aggregate equity of EveryWare. The Anchor Merger is considered a transaction between entities under common control of Monomoy Ultimate GP, LLC under Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (ASC 805).

EveryWare Class C Nonvoting Common Stock includes certain preferential rights. Dividends accrue on a daily basis at the rate of 12% per annum on the sum of the liquidation value plus all accrued and unpaid dividends from the date of issuance to the date on which the liquidation value is paid to the holder or the date on which the share is otherwise acquired by the Company. Upon any liquidation, each holder of Class C Nonvoting Common Stock shall be entitled to be paid, before any distribution or payment is made upon any junior securities, an amount in cash equal to the aggregate liquidation value (plus all accrued and unpaid dividends). As of December 31, 2012, dividends of $748 have accrued on the Class C Nonvoting Common Stock.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Concurrent with the Anchor Merger, the Company’s subsidiary, Universal, refinanced the existing debt of Oneida and Anchor Hocking into a new asset-based lending facility (“ABL”) and a term loan (“Term Loan”) (see Note 7 for related discussion). Proceeds of this refinancing were used to satisfy existing debt ($161.1 million), to pay fees and expenses associated with the refinancing ($9.9 million), and to pay a dividend to the Company’s shareholders ($10.0 million).

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company uses a calendar year ended December 31. All significant inter-company transactions have been eliminated in consolidation. All adjustments considered necessary for a fair presentation have been included in the financial statements.

The Anchor Merger is considered a transaction between entities under common control of Monomoy Ultimate GP, LLC under (FASB ASC 805). EveryWare is required to consolidate Universal, Oneida and Anchor Holdings from the date on which they came under the common control of Monomoy Ultimate GP, LLC. Consequently, EveryWare’s 2011 statement of operations includes Anchor Holdings’ results of operations from January 1, 2011 to December 31, 2011 combined with results of operations of Oneida for the period from November 1, 2011 to December 31, 2011. EveryWare’s 2012 statement of operations includes the results of operations of Oneida and Anchor, January 1, 2012 to December 31, 2012.

Description of Business

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets. EveryWare offers a comprehensive line of tabletop and food preparation products, such as bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products. EveryWare markets its products globally under the Anchor Hocking®, Anchor®, Anchor Home®, FireKing®, Oneida®, Buffalo China®, Delco® and Sant’ Andrea® brands; in Europe under the Viners® brand; and in Latin America under the W.A. Rogers® brand. EveryWare operates two glass manufacturing plants in the U.S. and sources a variety of tableware products from third parties, primarily in Asia and Europe.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions inherent in the Company’s financial statements include those made regarding valuation of accounts receivable, inventory, goodwill, other intangible assets, deferred tax assets, contingent liabilities and the Company’s pension, postretirement, self-insured workers’ compensation and self-insured medical plans. Actual results could differ from those estimates.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Foreign Currency Transactions

All balance sheet accounts denominated in a foreign currency are translated into U.S. dollars at the rate of exchange in effect at year-end. All foreign currency translation gains or losses are included in other comprehensive income (loss). Foreign exchange transaction gains or losses are recorded when payments of liabilities are made. The gains or losses resulting from the above are included in the results of operations.

Comprehensive Income (Loss)

Comprehensive income (loss), in addition to net income (loss), includes as income or loss, the following items, which if present are included in the equity section of the balance sheet: unrealized gains and losses on certain investments in debt and equity securities; foreign currency translation; gains and losses on derivative instruments designated as cash flow hedges; and pension liability adjustments. The Company has reported comprehensive loss in the consolidated statement of changes in stockholder’s equity as follows:

	2012	2011
Foreign currency translation losses	$(1,239)	$(1,265)
Natural gas hedge losses, net of tax of $735 and $1,808	(1,225)	(3,011)
Pension and postretirement losses, net of tax of $160 and $125	(3,034)	(900)

Total accumulated other comprehensive loss	$(5,498)	$(5,176)

Cash and Cash Equivalents

Cash and cash equivalents include securities with original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company has one customer that accounted for 14.0% and 20.0% of invoiced sales for the years ended December 31, 2012 and 2011, respectively. This customer made up 3.9% and 2.2% of the outstanding trade receivables balance at December 31, 2012 and 2011, respectively. No other customer accounted for more than 10% of the Company’s net sales during these periods.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Assets Held for Sale

Assets held for sale consist of the following at December 31, 2012 and 2011:

	2012	2011
Oneida, New York Office Building	$2,324	$—

Inventories

Manufactured or purchased inventories located at the Company’s Lancaster, Ohio and Monaca, Pennsylvania facilities are valued at the lower of cost or market on a first-in, first-out basis (FIFO). Inventories at all other locations are valued at the lower of cost or market, as determined by the weighted-average cost method.

Deferred Gain-Sale/Leaseback

Anchor Hocking, LLC entered into a lease agreement whereby Anchor acquired the rights to occupy and use a distribution center located in Lancaster, Ohio for a period of approximately 20 years beginning on October 5, 2007 and ending on October 1, 2027. The annual basic rent is $2,300 with 2% annual increases beginning in years two through ten, and 1.5% annual increases for the remaining ten years of the lease. The Company recognized a gain of $22,486 on the sale, which has been deferred and is being amortized over the life of the lease. The remaining gain to be amortized is $16,617 and $17,737 at December 31, 2012 and 2011, respectively.

Property, Plant and Equipment

Property, plant, equipment and tooling are stated at cost. Depreciation is provided over the estimated useful lives of the related assets, generally using the straight-line method as follows:

Buildings	20 - 50 years
Machinery and equipment	3 - 20 years
Computer hardware and software	3 - 10 years
Tools and dies	3 - 8 years
Office furniture and fixtures	2 - 5 years
Vehicles	3 - 5 years

Ordinary maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition or retirement of assets are reflected in the consolidated statements of operations as incurred.

Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized at cost. The capitalized costs include direct costs of material and services consumed in developing or obtaining internal-use software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Goodwill and Intangibles

Goodwill and intangible assets deemed to have an indefinite useful life are reviewed for impairment annually, or if there is a triggering event. Goodwill is tested under a two step approach. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

The methodologies used to estimate fair value include but are not limited to the use of estimates and assumptions, including projected revenues, earnings and cash flows.

The Company performs its annual impairment testing during the third quarter of each fiscal year. The annual impairment analysis resulted in no impairment charges for the year ended December 31, 2012 and 2011.

The change in the carrying amount of goodwill and other intangible assets for the year ended December 31, 2012 is as follows:

	2011	2012
Goodwill
Foodservice	$4,796	$4,796
Consumer	3,110	3,110
International	653	653

Total	$8,559	$8,559

	2011	Amortization	2012	Weighted avg. useful lives
Other Intangible Assets
Oneida and Viners trademark/tradename	$21,587	$—	$21,587	indefinite
Other trademarks/tradenames	1,633	(166)	1,467	10 years
Tradename licenses	21,451	(3,202)	18,249	7.5 years
Technology	89	(9)	80	14 years
Customer Relationships	12,046	(929)	11,117	13 years

Total	$56,806	$(4,306)	$52,500

Amortization expense for the periods ended December 31, 2012 and 2011 was $4,306 and $2,952, respectively.

Amortization expense for the finite life intangible assets for the next five years is expected to be:

2013	$4,071
2014	4,071
2015	3,755
2016	3,755
2017	3,755
Thereafter	11,506

Total	$30,913

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Derivatives Transactions

The Company accounts for derivatives in accordance with FASB ASC 815 Derivatives and Hedging (ASC 815). The Company utilizes derivative financial instruments to hedge commodity price risks associated with natural gas requirements, and foreign exchange rate risks associated with the effects of foreign currency fluctuations. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. The natural gas commodity price hedges qualify for hedge accounting since the hedges are highly effective, and we have designated and documented contemporaneously the hedging relationship involving these derivative instruments. Any hedges that do not qualify as highly effective or if the Company does not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in earnings. Cash flows from foreign exchange contracts do not meet hedge requirements and are classified as an operating activity.

Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (ASC 820), which establishes a framework for measuring fair value and expands disclosures about fair value measurements. The amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term maturities. The carrying amounts of long term debt approximate fair value based on interest rates currently available for instruments with similar terms. See Note 9, as it relates to assets and liabilities that are measured at fair value on a recurring basis.

Self Insurance

The Company maintains self-insurance coverage for certain of its casualty insurance programs, such as workers’ compensation and general liability, and employee healthcare benefits. As of February 1, 2012, the Company is no longer self-insured for group medical and has changed coverage to a premium plan with a third-party provider for its insurance programs covering its Oneida New York, Melville, New York and Savannah, Georgia locations. At December 31, 2011, Oneida self-insured a majority of its group medical and short-term disability plans. On May 15, 2011, Oneida terminated its self-insured status for workers’ compensation in New York State and is fully insured for new incurred claims post-termination at December 31, 2011. Self-insurance liabilities are calculated based on claims filed and an estimate of claims incurred but not yet reported.

Employee Benefit Plans

The actuarial determination of the Company’s obligations and expense for the Company sponsored pension and postretirement benefits is dependent on the Company’s selection of assumptions including the discount rate, expected long-term rate of return on plan assets, rates of compensation increase and health care cost trend rate. Significant differences between the Company’s actual experience and significant changes in assumptions may materially affect pension and postretirement obligation expense.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Revenue Recognition

Revenues consist of sales to customers and license fees. Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company’s invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized. From time to time, actual results will vary from the estimates that were previously established.

The Company licenses the ®ONEIDA, ®VINERS, ®SANT’ANDREA and ®CULINARIA names for the use of third parties on products complementary to the Company’s own core tableware lines. In accordance with the terms of these license agreements, license fees are received quarterly and are based on a percentage of the licensee’s reported sales. Revenue is recognized monthly as fees are earned.

Of the total $6,907 and $1,342 license fees received by the Company during the reporting periods ended December 31, 2012 and 2011, $5,856 and $1,080, respectively, are concentrated with one licensee (Robinson Home Products, Inc.).

Costs and Expenses

Cost of Sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, direct and indirect labor and overhead, and freight costs. Purchasing, receiving and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in the Company’s products, and royalty payments or commissions paid to secure product design rights. On August 12, 2011, the Company received a notice of termination from the licensor of one of the brands marketed by the Company’s Foodservice business unit. The termination became effective August 12, 2012. For the reporting periods ended December 31, 2012 and 2011, the Company’s revenues of the licensed brand were $5,367 and $859, respectively.

Operating expenses are period costs and include selling, distribution and administrative expense, restructuring expense and (gain) loss on disposal of fixed assets. Selling, distribution and administrative expense includes salaries, employee benefits, travel expenses, promotional expenses, operating supplies in distribution, transaction expenses, management fees, warehousing costs and professional fees. Warehousing and other distribution network costs are included in selling, distribution and administrative expenses and amounted to $7,520 and $1,550 for the reporting periods ended December 31, 2012 and 2011, respectively.

Advertising Costs

The Company expenses advertising costs as incurred during the year. Through December 31, 2012, the Company maintained cooperative advertising agreements with major

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

customers. These agreements grant a customer an allowance for advertising the Company’s products in their various catalogs, promotional materials and retail inserts.

The accounting rules require cash consideration given by a vendor to a customer to be shown as advertising expense when the vendor receives an identifiable benefit and the fair value of such benefit can be reasonably estimated. In addition, the Company advertises its products through the web, and records the expenses within selling, distribution and administrative expenses in the consolidated statement of operations. Product and cooperative advertising were reported in the statement of operations, and amounted to $3,436 and $1,282 for the reporting periods ended December 31, 2012 and 2011, respectively.

Freight Costs

Freight costs charged to customers are classified as revenues. Freight expenses of $10,367 and $5,888 are included in cost of sales for the reporting periods ended December 31, 2012 and 2011, respectively.

Restructuring Costs

During 2012, the Company closed its Niagara Falls, Canada distribution center and moved its inventory to a third-party warehouse. Costs, including the early termination of the lease and severances, of $821 were recorded as restructuring expense within the consolidated statement of operations for the year ended December 31, 2012. In addition, during 2012, a change in the estimate of unoccupied area in the Savannah, Georgia distribution center that did not provide future economic benefit was determined. This change in estimate resulted in a reduction of $209 to the previous accrual, which was recorded as a reduction to restructuring expense within the consolidated statement of operations for the year ended December 31, 2012. The total amount of restructuring charges for the years ended December 31, 2012 and 2011 were $612 and $0, respectively.

The balance of accrued restructuring at December 31, 2012 and 2011 is $427 and $1,255, respectively, and is included accrued liabilities within the consolidated balance sheet.

	Unoccupied Space	Facility closing Costs	Total
Balance at December 31, 2010	$1,817	$—	$1,817
Provision	—	—	—
Payments and other adjustments	(1,025)	—	(1,025)

Balance at December 31, 2011	792	—	792
Provision	—	821	821
Payments and other adjustments	(541)	(645)	(1,186)

Balance at December 31, 2012	$251	$176	$427

Subsequent Events

In preparing the consolidated financial statements, in accordance with the Financial Accounting Standards Board (FASB) guidance on “Subsequent Events”, the Company has reviewed events that have occurred after December 31, 2011, through the date of issuance of

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

the financial statements on March 11, 2013. During this period, the Company did not have any material subsequent events other than the merger with ROI and the purchase of Niagara Ceramic Corporation debt (Note 15).

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02). ASU 2012-02 is intended to simplify the performance of impairment testing for indefinite-lived assets by allowing entities to first assess qualitative factors to determine whether it is more likely than not (probability of more than 50%) that an indefinite-lived asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If the Company concludes that it is not more likely than not that the indefinite-lived intangible is impaired, no additional steps are necessary at that time. If however, the Company concludes otherwise, then the Company is required to determine the fair value of the indefinite-lived asset and perform the quantitative impairment test by comparing the assets fair value to its book value in accordance with the guidance provided in Topic 350. The guidance in this update is similar to that of ASU 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment (ASU 2011-08) which was issued in September 2011 and adopted by us at the beginning of our fourth quarter of our 2011 fiscal year. The Company adopted the provisions of ASU 2012-02 during the fourth quarter of the year ended December 31, 2012 and such provisions did not have a material impact on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill Impairment (ASU 2011-08) which is intended to simplify goodwill impairment testing by permitting the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, the Company is not required to calculate the fair value of our reporting units unless we conclude that it is more likely than not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update was effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted the provisions of this update at the beginning of the fourth quarter of the year ended December 31, 2011. The adoption of this provision did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05) which requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company adopted provisions of ASU 2011-05 during the first quarter of the year ended December 31, 2012 and such provisions did not have a material impact on our consolidated financial statements.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS) of Fair Value Measurement—Topic 820 (ASU 2011-04). ASU 2011-04 provides a consistent definition of fair value and improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The Company adopted the provisions of ASU 2011-04 during the first quarter of the year ended December 31, 2012 and such provisions did not have a material impact on our consolidated financial statements.

2.    ONEIDA MERGER

The Oneida Merger was accounted for using the acquisition method under ASC 805. Under the acquisition method, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The purchase price allocation as of November 1, 2011 is complete and is summarized in the following tables:

Cash consideration paid	$5,800
Working capital true-up	(283)
Incremental debt incurred	13,853
Debt assumed of predecessor entity	65,379

Total consideration	$84,749

The total consideration was allocated as follows:

Curent assets	$64,309
Property, plant and equipment	13,597
Other long term Assets	1,577
Intangible assets	57,333
Goodwill	8,559
Current liabilities	(30,229)
Long term Liabilties	(30,397)

Total consideration allocated	$84,749

The fair value of assets acquired included receivables of $20,370, consisting of trade receivables of $18,822 and other receivables of $1,548, and inventory of $40,017.

Liabilities acquired included contingencies related to environmental matters in the amount of $2,512.

Opening balance sheet equity consisted of a capital contribution of $5,800 less transaction costs of $3,289.

Subsequent to December 31, 2011, per the terms of the purchase agreement, a final working capital true-up was calculated of $283 in favor of Universal. This amount was recorded within other current assets on the consolidated balance sheet at December 31, 2011.

For the reporting period ended December 31, 2011, the Company incurred transaction costs related to the Oneida Merger of $3,289, which are included within selling, distribution and administrative expenses in the consolidated statement of operations.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

3.    INCOME TAXES

The Company accounts for taxes under the liability method of computing deferred income taxes. Under the liability method, deferred income taxes are based on the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities and are adjusted for tax rate changes as they occur. Deferred tax assets are reduced by valuation allowances to the extent their realization is uncertain.

The computed provisions (benefits) for income taxes were based on the following U.S. and non-U.S. components of income (loss) before income taxes:

	2012	2011
United States income (loss)	$(3,455)	$9,325
Non-U.S. income (loss)	(1,087)	1,125

(Loss) income before income taxes	$(4,542)	$10,450

The expense for income taxes consists of the following:

	2012	2011
Current:
U.S. Federal	$(492)	$(156)
State	198	128
Foreign	(30)	(9)
Deferred:
U.S. Federal and State	(225)	2,924
Foreign	(36)	42

Total income tax (benefit) expense	$(585)	$2,929

The income tax expense differed from the total statutory income tax (benefit) as computed by applying the statutory U.S. Federal income tax rate to income before income taxes. The reasons for the differences are as follows:

	2012	2011
Statutory U.S. Federal tax (benefit) expense	$(1,590)	$3,657
Difference due to:
Foreign taxes	185	(187)
Permanent Differences	(1,199)	(13)
U.S. state and local income taxes	48	462
Change in reserve for uncertain tax provisions	(329)	—
NOL carryforward writeoff	17,353	26,436
Decrease in valuation allowance, net	(14,636)	(26,618)
Refundable credits	(145)	(383)
Other	(272)	(425)

Income tax (benefit) expense	$(585)	$2,929

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

The components of the deferred tax assets and liabilities are as follows:

	2012	2011
Deferred income tax assets:
Post Retirement	$336	$336
Employee Benefits	11,720	12,615
Inventory	4,750	4,993
Accounts receivable	3,404	2,744
Fixed asset basis difference	5,875	5,503
Net operating loss carryforward	13,229	26,605
Goodwill	435	2,043
Natural gas hedge	759	1,806
Other	3,672	4,693

Total deferred income tax asset	$44,180	$61,338

Deferred income tax liabilities:
Other indefinite lived intangibles	$(8,635)	$(8,635)
Other definite lived intangibles	(12,298)	(14,011)

Total deferred income tax liability	(20,933)	(22,646)

Net deferred income tax asset before valuation allowance	23,247	38,692
Valuation allowance	(9,303)	(23,938)

Net deferred income tax asset	$13,944	$14,754

Current deferred income tax asset, net	$6,689	$7,305
Noncurrent deferred income tax asset, net	15,890	16,084
Noncurrent deferred income tax (liability)	(8,635)	(8,635)

Net deferred income tax asset	$13,944	$14,754

As a result of the Anchor Merger, Anchor Hocking and Oneida (with the Company as parent) formed a new U.S. tax group. Prior to the Merger, Anchor fully recognized its net deferred tax assets while Oneida provided a full valuation allowance against its net deferred tax assets in the U.S. and certain foreign jurisdicitons. In the U.S., the Company has recorded a deferred tax liability related to indefinate—lived intangibles which is not considered when assessing the amount of valuation allowance needed.

Due to the availability of positive evidence provided by the formation of the new U.S. tax group, management must consider whether it is more-likely-than-not that some portion or all of the combined deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered the projected future taxable income of the combined U.S. tax group in making this year end assessement and concluded that an additional $1,567 of valuation allowance was needed as of December 31, 2012. The Company continues to record a full valuation allowance against the net deferred tax assets of the United Kingdom and other foreign jurisdictions, except Canada, where the net deferred tax asset is fully realized. We intend to maintain these allowances until it is more-likely-than-not that those deferred income tax assets will be realized.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

In connection with the Anchor Merger, the Company underwent a change in ownership within the definition of Internal Revenue Code Sec. 382 (Sec. 382). As a result of this ownership change under Sec. 382, the Company has estimated that an additional $17,353 of its net operating loss (NOL) carryforward is no longer utilizable. The majority of pre-existing Oneida U.S. NOL carryforward is subject to a Sec. 382 limitation, which will begin to expire in 2023. A full valuation allowance was released against the amount of tax loss carryforward extinguished.

The Company has not provided for deferred taxes on foreign subsidiaries as all unrepatriated earnings are permanently reinvested.

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With limited exceptions, the Company is no longer subject to state and local, or non-U.S. income tax examinations by tax authorities for tax years before 2006. For the U.S. federal jurisdiction, all tax years through 2008 have been examined and closed.

The following table summarizes the accounting for uncertain tax positions, excluding interest and penalties:

Uncertain tax positions at December 31, 2011	$1,184
Increases for tax positions related to current year	97
Increases for tax positions of prior year	—
Decreases for expiring statue of limitations	(116)
Decreases for tax positions resolved	(294)

Uncertain tax positions at December 31, 2012	$871

The total amount of the uncertain tax position recorded would affect the effective tax rate if the Company were to recognize the tax benefit. In addition to the amount accrued above, the Company recorded $55 of interest within other liabilities at December 31, 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits within the provision for income taxes. The Company is not anticipating any material increase or decrease to the accrual over the next twelve months.

Significant judgment is required in evaluating the Company’s tax positions and determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations as to which the ultimate tax determination is uncertain. The reserves established are based on estimates of whether, and the extent to which, additional taxes, penalties and interest will be due. These reserves are adjusted in light of changing facts and circumstances, such as the closing of a tax audit and the expiration of a statute of limitation.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

4.    INVENTORIES

Inventories by major classification are as follows:

	2012	2011
Finished goods and in-transit	$89,765	$86,576
Work in progress	21,376	22,036
Raw materials	4,076	4,080

Total	115,217	112,692
Less reserves	(7,238)	(7,484)

Total inventory, net	$107,979	$105,208

5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment by major classification are as follows:

	2012	2011
Land	$256	$756
Building	1,254	3,290
Computer hardware and software	8,346	8,038
Office furniture and fixtures	1,039	928
Vehicles	654	543
Machinery and equipment	49,049	35,577
Tools & dies	11,196	8,987
Leasehold improvements	688	382
Assets under capital lease	1,686	1,686
Construction in process	3,368	3,364

Total	77,536	63,551
Less accumulated depreciation	(28,200)	(18,050)

Property, plant and equipment, net	$49,336	$45,501

Depreciation expense totaled $10,291 and $7,063 for the reporting periods ended December 31, 2012 and 2011, respectively.

Property, plant and equipment are reviewed for impairment annually, or if there is a triggering event, to determine whether the net book value is recoverable. For the reporting periods ended December 31, 2012 and 2011, no impairment charges were recorded.

6.    COMMITMENTS AND CONTINGENCIES

The Company is involved in various routine legal proceedings incidental to the operation of its business. The Company does not believe that it is reasonably possible that any ongoing or pending litigation will have a material effect on the future financial position, net income or cash flows of the Company. Notwithstanding the foregoing, legal proceedings involve an element of uncertainty. Future developments could cause these legal proceedings to have a material adverse effect on the Company’s future financial statements.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

The Company’s Buffalo China, Inc. subsidiary (Buffalo China) entered into a Brownfield Program clean up agreement in 2008 with the New York State Department of Environmental Conservation for the former Buffalo China manufacturing facility in Buffalo, New York. Buffalo China retained liability for the clean up when it sold the facility to the Niagara Ceramics Corporation. In December 2012, the Company received the Certificate of Completion from New York State Department of Environmental Conservation. An accrual of $382 representing testing and other final costs was reflected in accrued liabilities at December 31, 2012.

In June 2006, the Phase I and II studies of the Company’s Oneida Knife Plant facility located in Oneida, New York, prepared in connection with the sale of that facility, discovered a reportable event relative to the presence of asbestos, ancient petroleum and volatile organic compounds contamination. The Company entered into a Brownfield Program agreement with the New York State Department of Environmental Conservation regarding the cleanup of this facility. In 2012, the Company received new estimates for damages and/or remediation costs. A site remediation plan is being finalized. An accrual of $1,603 representing an update to the estimate, less any costs paid in connection with remediation services, was reflected in accrued liabilities at December 31, 2012.

EveryWare is party to collective bargaining agreements that cover most of its manufacturing employees. EveryWare is currently operating under an extension agreement to the collective bargaining agreement covering hourly production and maintenance employees at its Monaca, Pennsylvania manufacturing plant. Under the extension agreement, either EveryWare or the union can terminate the agreement by providing 72 hours advance notice. In addition, EveryWare’s Lancaster, Ohio manufacturing plant is subject to collective bargaining agreements that expire on September 30, 2013.

The Company leases numerous retail outlet stores, warehouses and office facilities. Lease expense charged to operations was $6,630 and $9,981 for the reporting periods ended December 31, 2012 and 2011, respectively. All leases are recognized on a straight-line basis over the minimum lease term.

Future minimum payments for all non-cancelable operating leases having a remaining term in excess of one year at December 31, 2012, are as follows:

Commitments
2013	$5,286
2014	4,462
2015	3,921
2016	3,492
2017	3,356
Remainder	30,500

Total	$51,017

Under the provisions of some leases, the Company pays taxes, maintenance, insurance and other operating expenses related to leased premises. These amounts are not included in the minimum lease payments above.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

7.    DEBT

On March 23, 2012, in connection with the Anchor Merger, Universal refinanced substantially all of the existing long term debt obligations of Anchor Hocking and Oneida, into a new $150,000 term loan facility (the “Term Loan”) and amended and restated the existing Loan and Security Agreement (ABL) to increase the commitment from $50,000 to $75,000. The ABL was subsequently amended in May of 2012 to increase the maximum commitment to $85,000. The ABL and Term Loan facilities have termination dates of March 23, 2017 and September 25, 2017, respectively.

Borrowings consist of the following:

The following table is a summary of the debt:

Short Term Debt Instrument	Interest Rate	Maturity Date	2012	2011
U.K. short term borrowing	floating	annual renewal	$1,248	$102

Long Term Debt Instrument			2012	2011
Universal Term Loan	floating	September 25, 2017	$145,000	$—
Universal revolving credit facility	floating	March 23, 2017	35,175	—
Oneida Term Loan-related party	floating	refinanced on March 23, 2012	—	52,500
Anchor—Term Loan	floating	refinanced on March 23, 2012	—	40,000
Oneida ABL revolving credit facility	floating	refinanced on March 23, 2012	—	23,600
Anchor—ABL revolving credit note	floating	refinanced on March 23, 2012	—	39,352
Commonwealth of Pennsylvania—MELF Note	4.00%	refinanced on March 23, 2012	—	2,956
State of Ohio—Enterprise Loan Fund	5.00%	paid June, 2012	—	5,387
State of Ohio—166 Loan	3.00%	refinanced on March 23, 2012	—	2,610
Note payable—PBGC	4.50%	September, 2016	1,200	1,500
Capitalized leases	floating		466	1,199

Total Long-Term Debt			181,841	169,104
Less: Current Portion			(10,774)	(6,975)

Long-Term Debt			$171,067	$162,129

U.S. Credit Agreements

The refinanced Term Loan facility was completed on March 23, 2012, with Barclays Bank PLC acting as administrative agent for the syndicated lenders. The principal amount of the Term Loan is $150,000 and has a maturity date of September 25, 2017. The Term Loan is guaranteed by Universal and its domestic subsidiaries and is secured on first-priority basis by the assets of

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Universal and its domestic subsidiaries, other than with respect to the assets securing the ABL, which secure the Term Loan facility on a second priority basis. The Term Loan requires amortization of the principal amount payable in consecutive quarterly installments beginning December 31, 2012 in the amount of $5,000, with quarterly payments of $2,500 payable on March 31, June 30, September 30 and December 31 of 2013, with payments of $3,000 due quarterly on each such date for each quarter thereafter until the earlier of September 25, 2017 or termination, at which point the principal is payable in full. The Company is also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales and excess cash flow generation. At the Company’s option, borrowings under the Term Loan bear interest at either: (i) Eurodollar Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a one month interest period plus 1.00%; provided that the Base Rate will be deemed to be no less than 2.50%). The Term Loan has a Eurodollar Rate floor of 1.50%. For Eurodollar Rate and Base Rate borrowings, respectively, the applicable interest rate margin is a fixed 7.75% and 6.75% existing at December 31, 2012. In connection with the refinance of the term loan, the company capitalized deferred financing fees in the amount of $7,964 during 2012

The amended and restated ABL revolving credit facility is available for general corporate purposes having a maximum commitment of $85,000 and a $25,000 sub-limit for letters of credit and a Swingline sublimit equal to the greater of $7,500 or 10% of the maximum credit. Availability under the ABL facility is subject to an asset borrowing formula based on eligible accounts receivable and inventory. At December 31, 2012, the Company had availability under the ABL facility of $39,770 to be drawn upon as needed with a blended interest rate of 2.57% and had outstanding standby letters of credit of $10,055. The ABL facility is guaranteed by Universal and its domestic subsidiaries and is secured on a first-priority basis by certain current assets, such as accounts, inventory, cash, securities, deposit accounts and securities accounts. Borrowings under the ABL facility bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin is determined according to an availability matrix. The margin at December 31, 2012 was 2.00% and 1.00% for LIBO and Base Rate, respectively. In connection with the new credit facility the Company capitalized deferred financing fees in the amount of $1,904 during 2012.

Each credit agreement contains customary operating and financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock and dividends. In addition, the Term Loan requires that a maximum leverage ratio and maximum capital expenditure covenants be maintained, along with a minimum interest coverage ratio. The ABL facility requires that a certain minimum fixed charge coverage ratio be maintained if adjusted availability (as defined under the agreement) is below $10,625. At December 31, 2012, the fixed charge coverage ratio covenant under the ABL facility was not operative as availability was greater than $10,625. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund the Company’s operations. The Company is in compliance with all legal and financial covenants as of December 31, 2012.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

In September 2011, Anchor executed a term note in the amount of $45,000. Repayment terms commenced on the first quarter ended December 31, 2011 and for the subsequent three quarters Anchor was required to make payments of 75% of excess cash flow or 50% provided the leverage ratio was less than 2.5x. At December 31, 2011, the outstanding balance on the term note was $40,000. The term note was refinanced on March 23, 2012.

In November 2011, in connection with its acquisition by Universal, Oneida executed a Third Amendment to its existing Loan and Security Agreement (ABL), providing for a revolving credit facility with maximum availability of $50,000 (and an option to increase such facility to $60,000 in the aggregate upon written request to the agent), and refinanced its existing term loan facility by executing a Term Loan and Security Agreement (related party term loan) with MCP II for loans in the amount of $52,500. Such loan’s principal balance was to be paid in graduated quarterly amounts, starting at 1.25% of the principal amount for each quarter in 2012, and increasing annually in 2013 and 2014 to 1.875% and 2.5%, respectively, of such principal amount per quarter. The related party term loan was refinanced on March 23, 2012.

The Company accounted for the March 23, 2012 refinancing as an extinguishment of debt and wrote off $4,912 of previous deferred financing fees, which are included in interest expense within the consolidated statement of operations for the year ended December 31, 2012. In addition, the Company incurred payoff penalties of $1,988 related to the early payment of previous loans, which are included in other expense within the consolidated statement of operations for the year ended December 31, 2012.

Promissory Note

On September 15, 2006, the Company’s subsidiary, Oneida, issued an unsecured $3.0 million promissory note to the Pension Benefit Guaranty Corporation (PBGC) payable in equal installments annually over 10 years. At December 31, 2012, $1,200 was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%.

U.K. Short Term Borrowing

The Company maintains borrowing facility to support working capital requirements at its U.K. subsidiary operations. This facility is collateralized by UK subsidiary trade accounts receivable. The advance rate is 80% of eligible trade accounts receivable with a maximum borrowing limit £1,400 ($2,275). Assuming there is no event of default, the facility automatically renews annually. Interest on the facility is 2.40% margin plus Barclays Bank base rate (0.50% at December 31, 2012). As of December 31, 2012, borrowings outstanding under the facility were £781 ($1,248). A separate Barclay’s agreement provides for a standby letter of credit facility of up to £230 ($374). As of December 31, 2012, £230 ($374) of standby letters of credit were issued to beneficiaries under this facility.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

The following table summarizes maturities of consolidated long-term debt for each of the next five years ending in December and thereafter:

Year	Amount
2013	$10,774
2014	12,292
2015	12,300
2016	12,300
2017	134,175
Thereafter	—

Total	$181,841

8.    ACCRUED LIABILITIES

Accrued liabilities by major classification are as follows:

	2012	2011
Vacation pay	$3,785	$4,024
Wages and commissions	3,678	3,170
Workers compensation	5,444	5,141
Other employee benefits	3,584	1,922
Deferred compensation	788	1,129
Interest payable	86	1,344
Rebates and allowances	2,476	2,602
Freight/duty	970	928
Professional fees	589	781
Accrued other taxes	2,407	2,736
Accrued customer bill-backs	651	577
Accrued environment liabilities	1,984	2,511
Accrued other legal liabilities	1,405	855
Financed insurance policies	505	324
Deferred revenue—current portion	155	155
Deferred rent	87	107
Severance	282	248
Facility closing costs	176	—
Savannah property lease	251	792
Other accruals	1,826	1,709

Total	$31,129	$31,055

9.     FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

The Company follows the provisions of ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Furthermore ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:

•	Level 1—Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the final instruments.

•	Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. The following table presents the Company’s assets (liabilities) measured at fair value on a recurring basis under ASC 820-10 at December 31, 2012 and 2011.

		Fair Value Measurements Using
	December 31, 2011	Level 1	Level 2	Level 3
Asset (liability):
Foreign currency futures	$99	$—	$99	$—
Natural gas futures	(4,819)	—	(4,819)	—

		Fair Value Measurements Using
	December 31, 2012	Level 1	Level 2	Level 3
Asset (liability):
Foreign currency futures	$65	$—	$65	$—
Natural gas futures	(1,960)	—	(1,960)	—

Derivative contracts are valued using quoted market prices and significant observable and unobservable inputs. The Company uses derivative instruments to minimize our exposure to fluctuations in foreign currency exchange rates and the cost of natural gas. The Company’s derivative instruments primarily include foreign currency forward agreements related to certain forecasted inventory purchases from suppliers and usage of natural gas in production of finished goods.

The fair value for the majority of our foreign currency derivative contracts are obtained by comparing our contract rate to a published forward price of the underlying market rate, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

For other intangible assets, the Company used a relief from royalty method to estimate the fair value. For goodwill, the Company used a combination of discounted cash flows, and a market comparable analysis to estimate fair value. Foreign exchange contracts are based on quoted prices for similar assets and liabilities in active markets. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

10.     RETIREMENT PLANS

Funded Pension Plans

The Company maintains various defined benefit pension plans with the Oneida subsidiaries. Oneida has two U.S. based defined benefit pension plans covering the former (a) salaried, and (b) union employees of Buffalo China, Inc., a subsidiary located in the U.S. Additionally, Oneida maintains a defined benefit pension plan covering the employees of its United Kingdom subsidiary. Oneida also offers defined contribution plans to employees of its United Kingdom and Canadian subsidiary, as well as other similar benefits to the Chinese and Mexican subsidiary employees. The Company also offers a 401(k) savings plan to all Company domestic employees.

Obligation

The pension obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Obligation at the beginning of the period	$24,242	$23,924	$5,047	$5,191
Service cost	—	—	16	3
Interest cost	1,116	185	237	44
Actuarial loss	1,579	284	258	44
Benefits Paid	(932)	(151)	(279)	(73)
Foreign exchange difference	—	—	233	(162)
Employee contributions	—	—	2	—

Obligation at the end of the year	$26,005	$24,242	$5,514	$5,047

Service cost represents the present value of the benefits attributed to service rendered by employees during the year. Both of the Oneida U.S. defined benefit pension plans are frozen; therefore. there are no service costs for 2012 and 2011 for those respective plans. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions. As shown above, the Company’s obligations were

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

reduced by benefit payments during the reporting period ended December 31, 2012 of $1,211. Benefit payments over the next ten years are expected to be:

Year	U.S. Pension Plans	Non-U.S. Pension Plans
2013	$926	$270
2014	956	273
2015	986	278
2016	1,015	283
2017	1,107	289
2018-2022	6,562	1,849

Assets

The following table shows the change in the fair value of the defined benefit pension plan assets:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Fair value at the beginning of the period	$15,970	$16,501	$4,100	$4,320
Actual return of plan assets	1,679	(380)	400	(28)
Company contributions	530	—	204	32
Benefits paid (and expenses)	(932)	(151)	(279)	(73)
Foreign exchange difference	—	—	193	(151)
Employee contributions	—	—	2	—

Fair value at the end of the year	$17,247	$15,970	$4,620	$4,100

Consistent with the Company’s funding policy, the Company expects to contribute $873 and $187 to the U.S. and U.K. defined benefit pension plans in 2013, respectively.

Pension plan assets consist primarily of stocks, bonds, real estate securities and cash equivalents. The Company specifically invests certain assets in order to fund its pension benefit obligations. The Company’s investment goal is to earn a total return over time that will grow assets sufficient to fund its plans’ liabilities, after providing appropriate levels of contributions and accepting prudent levels of investment risk. In order to achieve this goal, plan assets are invested primarily in funds or portfolios of funds actively managed by outside managers. Investment risk is managed to prudent levels by Company policies that require diversification of asset classes, manager styles and individual holdings. The Company measures and monitors investment risk through periodic performance reviews.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Asset allocation is the most important method of achieving the Company’s investment goals and is based on its assessment of the plans’ long-term return objectives and the appropriate balances needed for liquidity, stability, and diversification. The asset allocation for the Company’s U.S. and non-U.S. defined benefit pension plans at the end of 2012 and the target allocation, by asset category, are as follows:

	U.S. Plans		Non-U.S. Plans		U.S. Plans		Non-U.S. Plans
	Target Asset Allocation				% of Plan Assets
	2012	2011	2012	2011	2012	2011	2012	2011
Equity securities	40-80%	40-80%	55%	55%	67%	59%	63%	63%
Fixed income securities	20-60%	20-60%	27%	27%	32%	40%	19%	23%
Real Estate	0%	0%	18%	18%	0%	0%	13%	14%
Money market funds	0%-5%	0%-5%	0%	0%	1%	1%	5%	0%

Total					100%	100%	100%	100%

The Company’s Defined Benefit plans’ assets fall into any of three fair value classifications, as defined in ASC 820-10. Level 1 assets are values based on observable prices for identical assets in active markets such as national security exchanges. Level 2 assets are valued based on (a) quoted prices of similar assets in active markets, (b) quoted prices for similar assets in inactive markets, (c) other than quoted prices that are observable for the asset, or (d) values that are derived principally from or corroborated by observable market data by correlation or other means. There are no Level 3 assets held by the plans as defined by ASC 820-10.

	U.S. Pension Plans				Non-U.S. Pension Plans
	2012	Level 1	Level 2	Level 3	2012	Level 1	Level 2	Level 3
Equity securities	$11,489	$11,489	$—	$—	$2,901	$—	$2,901	$—
Fixed income securities	5,473	2,707	2,766	—	878	—	878	—
Mutual funds	—	—	—	—	—	—	—	—
Real Estate	—	—	—	—	610	—	610	—
Money market funds	285	—	285	—	231	—	231	—

Total	$17,247	$14,196	$3,051	$—	$4,620	$—	$4,620	$—

	2011	Level 1	Level 2	Level 3	2011	Level 1	Level 2	Level 3
Equity securities	$9,433	$9,433	$—	$—	$2,583	$—	$2,583	$—
Fixed income securities	6,343	2,444	3,899	—	943	—	943	—
Mutual funds	138	—	138	—	—	—	—	—
Real Estate	—	—	—	—	574	—	574	—
Money market funds	56	—	56	—	—	—	—	—

Total	$15,970	$11,877	$4,093	$—	$4,100	$—	$4,100	$—

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Assets	$17,247	$15,970	$4,620	$4,100
Obligations	(26,005)	(24,242)	(5,514)	(5,047)

Funded status (under-funded)	$(8,758)	$(8,272)	$(894)	$(947)

The combined under-funded status of the U.S. and non-U.S. defined benefit pension plans at December 31, 2012 and 2011 is recognized in the accompanying consolidated balance sheet as a current liability of $1,059 and $1,059 (reported in accrued pension) and a non-current liability of $8,593 and $8,160 (reported in accrued pension liability), respectively. The accumulated benefit obligation for each plan is equivalent to the projected benefit obligation.

Accumulated other comprehensive income (loss) for the reporting periods ended December 31, 2012 and 2011 consists of the following items, which are net of tax, not yet recognized in net periodic pension cost:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Net actuarial (loss)	$(2,026)	$(877)	$(341)	$(129)

Accumulated other comprehensive (loss)	$(2,026)	$(877)	$(341)	$(129)

Changes in plan assets and benefit obligations recognized in other comprehensive income for the reporting periods ended December 31, 2012 and 2011 are as follows:

	2012	2011	2012	2011
Current year actuarial gain (loss)	$(1,149)	$(877)	$(212)	$(129)

Total other comprehensive (loss)	$(1,149)	$(877)	$(212)	$(129)

Pension Expense

The net periodic pension cost for the Company’s qualified defined benefit pension plans was:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Service cost	$—	$—	$16	$3
Interest cost	1,116	185	237	44
Expected return on plan assets	(1,250)	(212)	(335)	(58)

Net periodic pension (benefit)	$(134)	$(27)	$(82)	$(11)

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations were as follows:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2012	2011	2012	2011
Discount rate	4.25%	4.70%	4.70%	4.70%
Rate of salary increase	0.00%	0.00%	4.45%	4.45%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to derive the net present value of the projected benefit obligation as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

Savings Plans

The Company maintains qualified salary deferral plans for non-factory personnel under Section 401(k) of the Internal Revenue Code. The plans cover substantially all employees who meet certain eligibility requirements. The Company made matching contributions of $492 and $433 during the reporting periods ended December 31, 2012 and 2011, respectively.

Anchor has collective bargaining agreements at its Lancaster, Ohio (“Lancaster”) and Monaca, Pennsylvania (“Monaca”) facilities. For Anchor’s bargaining unit employees at the Monaca facility, the collective bargaining agreement specifies a non-elective contribution of 1% of defined compensation for 2012. For Anchor’s bargaining unit employees at the Lancaster facility, there is an additional 401(k) plan (the “USW Industry 401(k) Plan”). The collective bargaining agreement specifies a non-elective contribution of 1% of defined compensation for 2010 contributed to the USW Industry 401(k) Plan. Contributions related to these agreements for the years ended December 31, 2012 and 2011 were $1,048 and $1,148, respectively.

In addition the non-elective base contributions, Anchor provides a variable contribution for collective bargaining participants based upon profitability. Contributions to eligible participants are calculated from the Anchor’s percentage of pre-tax income to invoiced sales and credited on a percentage basis on a sliding scale that increases with the level of percentage of pre-tax income to invoiced sales. No variable contributions were made for the years ended December 31, 2012 and 2011.

The Company maintained defined contribution plans for employees of its Canadian and United Kingdom subsidiaries. For the reporting periods ended December 31, 2012 and 2011, the Company contributed $201 and $33, respectively to the non-U.S. defined contribution plans.

Non Funded Pension Plans

The Company maintains two non-qualified unfunded plans designed to provide additional retirement benefits to former executives of its Oneida subsidiary; the Supplemental Executive Retirement Plan (SERP) and the Restoration Plan.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Upon retirement, SERP participants receive an annual retirement allowance, as defined by the plan, less amounts paid under the qualified retirement plan, social security and retirement allowances from previous employers. All participants under this plan are currently retired. The Restoration Plan benefit is designed similar to the SERP. This plan was frozen during 2005 and benefits for employees not vested were terminated.

Obligation

The pension obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed from the beginning of the fiscal year to the end of the fiscal year.

	SERP		Restoration Plan
	2012	2011	2012	2011
Obligation at the beginning of the period	$1,375	$1,380	$8,197	$8,157
Service cost	—	—	—	—
Interest cost	61	10	372	63
Actuarial gain/(loss)	105	14	541	75
Benefits Paid	(176)	(29)	(595)	(98)

Obligation at the end of the year	$1,365	$1,375	$8,515	$8,197

There is no service cost for either plan. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions.

As shown above, the Company’s SERP and Restoration Plan pension obligations were reduced in 2012 by benefit payments of $176 and $594, respectively. Expected benefit payments over the next ten years are estimated as follows:

Year	SERP	Restoration Plan
2013	$176	$594
2014	176	594
2015	176	594
2016	176	594
2017	176	594
2018-2022	879	2,944

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

	SERP		Restoration Plan
	2012	2011	2012	2011
Assets	$—	$—	$—	$—
Obligations	(1,365)	(1,375)	(8,515)	(8,197)

Funded status (under-funded)	$(1,365)	$(1,375)	$(8,515)	$(8,197)

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

At December 31, 2012 and 2011, the under-funded status of the SERP non-qualified pension plan is recognized in the accompanying consolidated balance sheet as a current liability of $176 and $176 (reported in accrued pension) and a non-current liability of $1,189 and $1,199 (reported in other liabilities), respectively. At December 31, 2012 and 2011, the under-funded status of the Restoration Plan is recognized in the accompanying consolidated balance sheet as a current liability of $588 and $465 (reported in accrued pension) and a non-current liability of $7,927 and $7,732 (reported in other liabilities), respectively.

Accumulated other comprehensive income (loss), for the reporting period ended December 31, 2012, consists of the following items, which are net of tax, not yet recognized in net periodic pension cost:

	SERP		Restoration Plan
	2012	2011	2012	2011
Net actuarial gain (loss)	$(119)	$(14)	$(616)	$(75)

Accumulated other comprehensive (loss)	$(119)	$(14)	$(616)	$(75)

Changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the reporting period ended December 31, 2012 are as follows:

	SERP		Restoration Plan
	2012	2011	2012	2011
Current year actuarial (loss)	$(105)	$(14)	$(541)	$(75)

Total other comprehensive (loss)	$(105)	$(14)	$(541)	$(75)

Pension Expense

The net periodic pension cost for the Company’s non-qualified U.S. pension plans was:

	SERP		Restoration Plan
	2012	2011	2012	2011
Service cost	$—	$—	$—	$—
Interest cost	61	10	372	63

Net periodic pension cost	$61	$10	$372	$63

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations as of the end of the year were as follows:

	SERP		Restoration Plan
	2012	2011	2012	2011
Discount rate	4.25%	4.70%	4.25%	4.70%
Rate of salary increase	n/a	n/a	n/a	n/a
Expected return on plan assets	n/a	n/a	n/a	n/a

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to derive the net present value of the projected benefit obligation as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

Post Retirement Plans

The Company maintains various post retirement plans with the Anchor and Oneida subsidiaries. Anchor agreed to acquire the Accumulated Post-retirement Benefit Obligations (“APBO”) for the contractual postretirement benefit (the “Plan”) due to collective bargaining employees at the Monaca facility. The obligation provides 100% coverage, after retirement, on hospital, surgical, physician, and diagnostic services subject to a $5 lifetime maximum. The coverage is available to employees who retire to a previously sponsored pension plan during the term of the current contract which expired on September 30, 2012. As of February 20, 2013, the contract remains under renegotiation.

Anchor also participates in the funding of a Voluntary Employee Beneficiary Association (“VEBA”) to provide certain health care and death benefits for retirees under the current labor agreements. The Company contributed $50 and $50 to the VEBA during 2012 and 2011, respectively.

Oneida maintains a postretirement medical, drug and life insurance plan for employees of its Canadian subsidiary and post retirement life insurance for its domestic subsidiaries. Oneida previously terminated retiree medical and drug coverage afforded to employees of its Buffalo China, Inc. subsidiary and Oneida Ltd.

Obligation

The postretirement obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed:

	Post Retirement Plans
	U.S.		Non-U.S.
	2012	2011	2012	2011
Obligation at the beginning of the period	$549	$878	$193	$184
Service cost	28	40	1	—
Interest cost	20	36	14	1
Actuarial loss	(2)	(395)	142	15
Benefits Paid	—	(10)	(31)	(3)
Foreign exchange difference	—	—	7	(4)

Obligation at the end of the year	$595	$549	$326	$193

Service cost represents the present value of the benefits attributed to service rendered by employees during the year. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Expected benefit payments over the next ten years are as follows:

Year	U.S. Post Retirement Plans	Non-U.S.Post Retirement Plans
2013	$17	$30
2014	38	29
2015	41	27
2016	51	26
2017	66	24
2018-2022	278	106

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

	U.S. Post Retirement Plans		Non U.S. Post Retirement Plans
	2012	2011	2012	2011
Assets	$—	$—	$—	$—
Obligations	(595)	(549)	(326)	(193)

Funded status (under-funded)	$(595)	$(549)	$(326)	$(193)

The under-funded status of the postretirement plans of $921 and $742 at December 31, 2012 and 2011, respectively is recorded as a non-current liability within accrued postretirement liability.

Accumulated other comprehensive income (loss) for the periods ended December 31, 2012 and 2011 consist of the following items, which are net of tax, not yet recognized in net periodic pension cost:

	U.S. Post Retirement Plans		Non U.S. Post Retirement Plans
	2012	2011	2012	2011
Net actuarial gain (loss)	$181	$210	$(113)	$(15)

Accumulated other comprehensive (loss)	$181	$210	$(113)	$(15)

Changes in plan assets and benefit obligations recognized in other comprehensive income for the reporting periods ended December 31, 2012 and 2011 are as follows:

	U.S. Post Retirement Plans		Non U.S. Post Retirement Plans
	2012	2011	2012	2011
Current year actuarial (loss)	$(29)	$246	$(98)	$(15)

Total other comprehensive (loss)	$(29)	$246	$(98)	$(15)

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Pension Expense

The net periodic pension cost for the Company’s U.S and non-U.S. qualified defined benefit and postretirement plans were as follows:

	U.S. Post Retirement Plans		Non U.S. Post Retirement Plans
	2012	2011	2012	2011
Service cost	$28	$40	$—	$—
Interest cost	20	36	14	1
Net amortization	(31)	—	10	—

Net periodic pension (benefit)	$17	$76	$24	$1

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations as of the end of the year were as follows:

	U.S. Post Retirement Plans		Non U.S. Post Retirement Plans
	2012	2011	2012	2011
Discount rate	3.00%	3.70%	4.70%	4.70%
Rate of salary increase	n/a	n/a	n/a	n/a
Expected return on plan assets	n/a	n/a	n/a	n/a

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to a net present value as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

Other Plans

Deferred Compensation Plan

The Company maintains a deferred compensation plan for select employees who elect to defer a certain percentage of annual salary. Deferrals to the plan have been suspended. The company does not match any contributions. Each participant earns interest based upon the Moody’s Baa corporate bond rate, adjusted quarterly, on their respective deferred compensation balance. Upon retirement or termination, participants are generally paid out in monthly installments over 10 years. As of December 31, 2012 and 2011, the Company recorded a liability as part of other liabilities of $3,032 and $3,468, of which $338 and $625 was classified as current in accrued liabilities, respectively.

11.    STOCK BASED COMPENSATION

Stock-based compensation is accounted for in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718) and FASB ASC Topic 505-50, Equity—Equity Based Payment to Non-Employees (ASC 505-50), which requires companies to estimate the fair

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the Company’s consolidated statements of operations over the requisite service periods. The Company uses the straight-line method of expensing stock options to recognize compensation expense in its consolidated statements of operations for all share-based awards. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. No stock options were granted in 2011. For stock options granted in 2012, the compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718.

In connection with the Company’s March 23, 2012 refinancings certain stock options became fully vested. This resulted in a compensation charge of $479 for the year ended December 31, 2012.

In 2012, the Company adopted the EveryWare Global, Inc. 2012 Stock Option Plan (the “2012 Plan”). The provisions of the 2012 Plan allow the awarding of nonqualified stock options on the Company’s Class B Nonvoting Common Stock to key employees and directors. The aggregate number of options on the Company’s Class B Nonvoting Common Stock that may be granted under the 2012 Plan may not exceed 2,871.4 shares. On or about October 22, 2012, options to acquire 1,236.7 shares of Class B Nonvoting Common Stock were issued to certain senior executives and members of the Board of Directors. Of these, 494.7 are subject to time vesting conditions and 742.0 are subject to performance vesting conditions. Time vesting options vest ratably and become exercisable over a period of five years from the date of grant; however, time vesting options will accelerate and vest and become exercisable upon the consummation of certain change of control transactions. Performance vesting options vest on the achievement of certain net investment return thresholds of MCP I and MCP II and become exercisable only upon the achievement of these investment return thresholds and the consummation of certain change of control transactions. Each of the options expires 10 years after its date of grant.

Stock option activity for the years ended December 31, 2012 was as follows:

Non-Performance Options
	Number of Non-vested Options	Weighted Average Exercise Price
Outstanding at January 1, 2012	—	—
Granted	494.70	$4,774
Vested	(20.60)	(4,774)
Forfeited	—	—

Outstanding at December 31, 2012	474.10	4,774

Exercisable at year end	—

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

Performance Options
	Number of Non-vested Options	Weighted Average Exercise Price
Outstanding at January 1, 2012	—	—
Granted	742.00	$4,774
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2012	742.00	4,774

Exercisable at year end	—

As of December 31, 2012, the total unrecognized compensation cost related to non-vested options granted was $746 for the non-performance options and $1,087 for the performance options. Fair value of the non-performance restricted options was based on an independent valuation of the Company’s stock utilizing discounted cash flow and market approaches and the fair value of the performance-vesting options was based on an option pricing model utilizing the fair value of the stock subjected to the probability of a change in control. Compensation expense recorded was $32 related to the non-performance options and $0 related to the performance options. The intrinsic value per option is minimal.

Restricted Stock Award Plan

In 2012, the Company granted 49 shares of restricted stock with a weighted average grant date fair value of $4,774 to key executive officers who the Company believes will have a significant impact on the performance of the Company. The Company granted 11 shares of restricted stock to certain directors with a weighted average grant date fair value of $4,774 in 2012. The Company made no grants of restricted stock in 2011. The total stock expense relating to awards of restricted stock was $285 for the year ended December 31, 2012. All restricted stock grants are fully vested at the date of the grant, subject to repurchase upon termination of employment or service.

12.    OTHER (INCOME) EXPENSE

The components of other (income) expense for the reporting periods ended December 31, 2012 and 2011 are as follows:

	2012	2011
Other Income
Exchange gain	$(1,573)	$(429)
Amortization of sale/leaseback gain	(868)	(819)
Other	(82)	(89)

Total other income	$(2,523)	$(1,337)

Other Expense
Exchange loss	$1,450	$203
Debt early payment penalty	1,989	—
Debt refinancing costs	176	860
Other	22	108

Total other expense	$3,637	$1,171

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

13.    RELATED PARTY TRANSACTIONS

On November 1, 2011, the date of the Oneida Merger, the Company entered into a Term Loan with an affiliate of MCP II., and paid $3,000 in transaction fees. The Term Loan was refinanced on March 23, 2012 (Note 7).

The Company also entered into an advisory agreement with Monomoy for certain management services provided. For the reporting period ended December 31, 2012 and 2011, the Company paid $2,594 and $1,834, respectively, for management services, which are included within selling, distribution and administrative expenses in the consolidated statement of operations.

14.    SEGMENT DATA

We conduct our business through the following reportable segments: consumer, foodservice, specialty and international business. The classifications are defined as follows:

•	Consumer—the consumer segment sells directly to a broad base of retail channels including department stores, mass merchandisers and chain stores.

•	Foodservice—the foodservice segment sells directly or through distributors to foodservice operations, including hotels, restaurants, airlines, cruise lines, schools, and healthcare facilities.

•	Specialty—the specialty segment offers glass-based products to candle/floral wholesale, direct sell, industrial, lighting and wine/spirits customers.

•

International—our international segment provides the full portfolio of Company product offerings to a variety of distributors, foodservice operations and retail outlets outside of the U.S. and Canada. The Company’s most significant International location is in the United Kingdom.

The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its segments based on revenue, and measure segment performance based upon segment (loss) income before taxes before unallocated manufacturing costs, unallocated selling, distribution and administrative costs, other income/expenses and interest expense. (“segment contribution”).

Given the nature of the Company’s operations, the Company does not categorize and manage assets by reportable segment but rather on a Company-wide level.

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

The following information provides operating information about the Company’s reportable segments:

	2012	2011
Net sales
Consumer	$160,684	$144,404
Foodservice	133,238	44,405
Specialty	89,345	88,726
International	31,515	12,294

Total segment net sales	414,782	289,829
License fees	6,907	1,342

Total revenue	$421,689	$291,171

Segment contribution before unallocated costs
Consumer	$33,484	$19,855
Foodservice	35,543	11,797
Specialty	12,946	12,715
International	5,377	2,833

Total segment contribution	87,350	47,200
Unallocated manufacturing costs	21,083	14,278
Unallocated selling, distribution and administrative expense	47,159	15,845
Other expense (income)	1,114	(166)
Interest expense	22,536	6,793

(Loss) income before income taxes	$(4,542)	$10,450

15.    SUBSEQUENT EVENTS

On January 31, 2013, EveryWare entered into a Business Combination Agreement and Plan of Merger, dated as of January 31, 2013 (the “Merger Agreement”), by and among ROI Acquisition Corp. a Delaware corporation (“ROI”), ROI Merger Sub Corp., ROI Merger Sub LLC and the Company, pursuant to which ROI Merger Sub Corp., a wholly owned subsidiary of ROI, will merge with and into the Company, with the Company as the surviving corporation, immediately followed by the merger of the Company with and into ROI Merger Sub, LLC, another wholly owned subsidiary of ROI, with ROI Merger Sub, LLC as the surviving entity in the merger. The aggregate consideration to EveryWare stockholders will consist of (i) $107.5 million in cash (the “Cash Merger Consideration”) and (ii) 10,440,000 shares of ROI Common Stock (“Stock Merger Consideration”), subject to adjustment in accordance with the terms of the Merger Agreement if the aggregate amount of cash available to pay the Cash Merger Consideration is less than $107.5 million. If the amount of the Cash Merger Consideration is less than $107.5 million but more than $90.0 million, ROI may issue additional shares of ROI Common Stock in an amount equal to the cash shortfall, with each share of ROI Common Stock valued at $10. If the amount of the Cash Merger Consideration is less than $90.0 million, EveryWare may terminate the Merger Agreement or, at its option, elect to receive additional shares of ROI Common Stock in an amount equal to the cash shortfall from $107.5 million to as little as $55 million, with each share of ROI Common Stock valued at $10. In addition, EveryWare’s existing stockholders will receive an aggregate of 3,500,000 additional shares of

EVERYWARE GLOBAL, INC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars, Except Per Share Amounts)

ROI Common Stock (the “Earnout Shares”) that will be subject to forfeiture in the event that the trading price of ROI’s Common Stock does not exceed certain price targets subsequent to the closing of the Business Combination. All EveryWare stock options that are outstanding and unexercised immediately prior to the effective time of the Business Combination, whether or not then vested or exercisable, shall, at the effective time of the Business Combination, be assumed by ROI and shall be converted into a stock option to acquire ROI Common Stock without any further action on the part of the holder thereof. The cash currently held in ROI’s trust account and the proceeds from the proposed debt refinancing will be used to fund, among other things, the cash payment to the current owners of EveryWare and transaction expenses.

On February 11, 2013, the Company’s subsidiary Buffalo China LLC purchased certain debt of an unaffiliated third-party Niagara Ceramic Corporation for de minimis consideration.

ONEIDA LTD.

(A Wholly Owned Subsidiary of Universal Tabletop, Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011

And for the

Two Months Ended December 31, 2011 (Successor Entity)

And

Ten Months Ended October 31, 2011 (Predecessor Entity)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Oneida Ltd.

Oneida, NY

We have audited the accompanying consolidated balance sheet of Oneida Ltd. and subsidiaries (the Company) as of December 31, 2011 (Successor Entity) and the related consolidated statements of operations, stockholder’s equity, and cash flows for the periods from November 1, 2011 to December 31, 2011 (Successor Entity) and January 1, 2011 to October 31, 2011 (Predecessor Entity). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Ltd. and subsidiaries at December 31, 2011 (Successor Entity), and the results of their operations and their cash flows for the periods from November 1, 2011 to December 31, 2011 (Successor Entity) and January 1, 2011 to October 31, 2011 (Predecessor Entity), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the accompanying consolidated financial statements, effective November 1, 2011, Universal Tabletop, Inc. acquired all of the outstanding stock of Oneida Ltd. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/    BDO USA, LLP

April 27, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars)

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
Revenues:
Net sales	$27,643	$120,481
License fees	1,342	5,794

Total revenue	28,985	126,275
Cost of sales	17,130	75,863

Gross margin	11,855	50,412
Operating expenses:
Selling, distribution and administrative expense	13,109	50,148
Impairment loss on assets (Note 5)	—	77
(Gain) loss on disposal of fixed assets	(14)	31

Total operating expenses	13,095	50,256
(Loss) income from operations	(1,240)	156
Other income (Note 11)	(334)	(989)
Other expense (Note 11)	204	3,043
Interest expense including amortization of deferred finance costs	1,310	5,988

Loss before income taxes	(2,420)	(7,886)
Income tax expense (Note 3)	12	451

Net loss	$(2,432)	$(8,337)

See notes to consolidated financial statements

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

CONSOLIDATED BALANCE SHEET

(Thousand of Dollars)

December 31, 2011
Successor Entity
ASSETS
Current assets:
Cash	$467
Trade accounts receivable, less allowance for doubtful accounts of $347	19,033
Other accounts and notes receivable	2,328
Inventories, net of reserves of $4,489 (Note 4)	36,855
Other current assets	2,966

Total current assets	61,649
Property, plant and equipment, net (Note 5)	13,501
Goodwill (Note 1)	8,559
Other intangible assets (Note 1)	56,616
Other assets	1,657

Total assets	$141,982

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Short-term debt (Note 7)	$102
Accounts payable	7,363
Accrued liabilities (Note 8)	23,305
Accrued pension (Note 10)	1,700
Long term debt classified as current (Note 7)	2,880

Total current liabilities	35,350
Long-term debt—Related party (Note 7)	50,220
Long-term debt (Note 7)	24,500
Accrued postretirement liability (Note 10)	193
Accrued pension liability (Note 10)	8,160
Deferred income taxes (Note 3)	8,550
Other liabilities	13,158

Total liabilities	140,131

Commitments and contingencies (Note 6)
Stockholder’s equity:
Non-voting common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—
Additional paid-in capital	5,800
Retained deficit	(2,432)
Accumulated other comprehensive loss (Note 1)	(1,517)

Total stockholder’s equity	1,851

Total liabilities and stockholder’s equity	$141,982

See notes to consolidated financial statements

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

CONSOLIDATED STATEMENT OF CHANGES

IN STOCKHOLDER’S EQUITY

(Thousands)

	Preferred Shares (#)	Preferred Stock	Common Shares (#)	Common Stock	APIC	AOCI	Retained Deficit	OCI	Total
Balance November 1, 2011	—	$—	—	$—	$—	$—	$—		$—
Comprehensive income (loss)
Net loss							(2,432)	(2,432)	(2,432)

Other comprehensive income (loss)
Foreign currency translation income, net of tax of -0-								(407)	(407)
Pension and postretirement adjustments, net of tax of -0-								(1,110)	(1,110)

Other comprehensive loss						(1,517)		(1,517)

Comprehensive loss								$(3,949)

Issuance of common stock			1,000	—					—
Capital contribution					5,800				5,800

Balance December 31, 2011	—	$—	1,000	$—	$5,800	$(1,517)	$(2,432)		$1,851

Key:

APIC = Accumulated paid in capital

AOCI = Accumulated other comprehensive income (loss)

OCI = Other comprehensive income (loss)

See notes to consolidated financial statements

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,432)	$(8,337)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Stock based compensation	—	40
Depreciation and amortization	1,046	4,621
Impairment of assets	—	77
(Gain) loss on disposition of properties and equipment	(14)	31
Deferred taxes	21	—
Transaction fees paid by acquirer	3,289	—
(Increase) decrease in operating assets:
Receivables	(1,233)	2,255
Inventories	2,868	(369)
Other current assets	156	331
Other assets	(79)	405
Increase (decrease) in accounts payable	460	(1,205)
(Decrease) increase in accrued liabilities	(59)	4,525
Decrease in other liabilities	(2,105)	(2,262)

Net cash provided by operating activities	1,918	112

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, equipment, and capitalized software development costs	(240)	(465)
Proceeds from dispositions of property and equipment	961	32

Net cash provided by (used in) investing activities	721	(433)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) / borrowing of short term debt, net	(766)	898
Borrowing / (payments) of long term debt, net	(1,347)	(200)

Net cash (used in) provided by financing activities	(2,113)	698

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(149)	(290)

NET INCREASE IN CASH	377	87
CASH AT BEGINNING OF PERIOD	90	3

CASH AT END OF PERIOD	$467	$90

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid during the period for:
Interest	$80	$5,784

Taxes	$4	$460

NON CASH ACTIVITY RELATED TO BUSINESS ACQUISITION
Fair Value of assets acquired	$145,375	—
Fair Value of liabilities assumed	(60,626)	—
Debt Assumed	(65,379)	—
Additional debt incurred in acquisition	(13,853)	—
Cash paid by acquirer (net of working capital true-up)	5,517	—
Total consideration was $84,749 for the November 1, 2011 business acquisition. See Note 2.

See notes to consolidated financial statements

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of Dollars)

1.     SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Incorporated in 1880, Oneida Ltd. (the Company) is one of the world’s largest design, sourcing and distribution companies for stainless steel and silver-plated flatware for both the consumer and foodservice industries. In North America, it is the largest supplier of dinnerware to the foodservice industry. Oneida sells under a number of well recognized brands and trademarks: ®ONEIDA, ®SANT’ANDREA, ®VINERS, ®WATERFORD, ®WEDGWOOD, ®SCHONWALD, ®NORITAKE, ®SPIEGELAU, ®JULLIARD, ®MICHELANGELO, ®EASTON, ®COMMUNITY, ®DELCO, ®REGO and ®CULINARIA.

On November 1, 2011, Universal Tabletop, Inc. (Universal), a subsidiary of Monomoy Capital Partners II, L.P, acquired 100% of the Company’s issued and outstanding shares of capital stock in a reverse subsidiary merger transaction (the Merger) with a wholly owned subsidiary of Universal, Bacchus Merger Sub, Inc. (Bacchus). The effect of the Merger was Oneida Ltd. being the surviving company as a wholly owned subsidiary of Universal. As of the effective date of the Merger, each share of Bacchus common stock issued and outstanding were converted into par value $0.01 per share of the surviving company. Shares of voting common stock, non-voting common stock and preferred stock owned directed or indirectly by the Company, and any of its subsidiaries, Universal or Bacchus were cancelled and retired for no consideration. See Note 2 for further information.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company uses a calendar year ended December 31st. All significant inter-company transactions have been eliminated in consolidation. All adjustments considered necessary for a fair presentation have been included in the financial statements.

Due to the effective date of the Merger being on November 1, 2011, the financial statements include its consolidated statements of operations for the two months ended December 31, 2011 (Successor Entity) and the ten months ended October 31, 2011 (Predecessor Entity).

Use of Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions inherent in the Company’s financial statements include those made regarding valuation of accounts receivable, inventory, goodwill, other intangible assets, deferred tax assets, contingent liabilities and the Company’s pension, postretirement, self-insured workers’ compensation and self-insured medical plans. Actual results could differ from those estimates.

Foreign Currency Transactions

All balance sheet accounts denominated in a foreign currency are translated into U.S. dollars at the rate of exchange in effect at year-end. All foreign currency translation gains or

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

losses are included in other comprehensive income (loss). Foreign exchange transaction gains or losses are recorded when payments of liabilities are made. The gains or losses resulting from the above are included in the results of operations.

Comprehensive Income (Loss)

Comprehensive income (loss), in addition to net income (loss), includes as income or loss, the following items, which if present are included in the equity section of the balance sheet: unrealized gains and losses on certain investments in debt and equity securities; foreign currency translation; gains and losses on derivative instruments designated as cash flow hedges; and pension liability adjustments. The Company has reported comprehensive loss in the consolidated statement of changes in stockholder’s equity as follows:

December 31, 2011
Foreign currency translation adjustment	$(407)
Pension adjustments (loss)	(1,110)

Total accumulated other comprehensive income (loss)	$(1,517)

Cash and Cash Equivalents

Cash and cash equivalents include securities with original maturities of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. The evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the balance is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Inventories

Inventories are valued at the lower of cost or market value, as determined by the weighted-average cost method.

Property, Plant and Equipment

Property, plant, equipment and tooling are stated at cost. Depreciation is provided over the estimated useful lives of the related assets, generally using the straight-line method. The depreciable lives assigned to buildings are 20-50 years, while equipment and tooling is depreciated over 3-16 years. Ordinary maintenance and repairs are charged to operations as incurred. Gains or losses upon disposition or retirement of assets are reflected in the consolidated statements of operations as incurred.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized at cost. The capitalized costs include direct costs of material and services consumed in developing or obtaining internal-use software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project. Computer hardware and software costs are amortized over a 3-5 year useful life. Internally developed software costs are amortized over a 7-10 year useful life.

Goodwill and Intangibles

Goodwill represents the amount by which the consideration transferred to the Predecessor Entity shareholders exceeded the fair value of its net assets at the date of acquisition (November 1, 2011).

Goodwill and intangible assets deemed to have an indefinite useful life are reviewed for impairment annually, or if there is a triggering event. Goodwill is tested under a two step approach. The first step requires the determination of the fair value of the reporting unit compared to the book value of that reporting unit. If the book value exceeds the fair value, a second step impairment test is required to measure the amount of impairment.

The methodologies used to estimate fair value include but are not limited to the use of estimates and assumptions, including projected revenues, earnings and cash flows.

For the reporting period ended December 31, 2011 no impairment tests were necessary due to the reporting unit valuations performed as of November 1, 2011 in conjunction with the Company’s acquisition. There were no significant events that occurred between the date of acquisition and December 31, 2011 that would have required recognition of an impairment loss.

The change in the carrying amount of goodwill and other intangible assets for the year ended December 31, 2011 is as follows:

	November 1, 2011	December 31, 2011
Goodwill	$8,559	$8,559

	November 1, 2011	Amortization	December 31, 2011	Weighted average useful lives
Other Intangible Assets
Oneida and Viners trademark/tradename	$21,587	$—	$21,587	indefinite
Other trademarks/tradenames	1,661	(25)	1,636	10 years
Tradename licenses	21,985	(536)	21,449	7.5 years
Customer Relationships	12,100	(156)	11,944	13 years

Total	$57,333	$(717)	$56,616

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Amortization expense for the finite life intangible assets for the next five years is expected to be:

2012	$4,299
2013	4,055
2014	4,055
2015	3,739
2016	3,739
Thereafter	15,142

Total	$35,029

Derivatives Transactions

The Company utilizes foreign exchange contracts in order to hedge the effects of foreign currency fluctuations. If the derivative is designed and qualifies as a cash flow hedge, the changes in fair value of the derivative instrument may be recorded in comprehensive income. For the reporting periods ended December 31, 2011 and October 31, 2011 the Company’s transactions did not meet the hedge accounting criteria and accordingly, any gains or losses on the fair value of the forward contracts have been recognized within the consolidated statement of operations.

Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (ASC 820), which establishes a framework for measuring fair value and expands disclosures about fair value measurements. The amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their short-term maturities. The carrying amounts of long term debt approximate fair value based on interest rates currently available for instruments with similar terms. See Note 9, as it relates to assets that are measured at fair value on a non-recurring basis.

Self Insurance

At December 31, 2011, the Company self-insured a majority of its group medical and short-term disability plans. Self-insurance liabilities are calculated based on claims filed and an estimate of claims incurred but not yet reported. On May 15, 2011 the Company terminated its self-insured status for workers’ compensation in New York State and is fully insured for new incurred claims post-termination at December 31, 2011. As of February 1, 2012, the Company is no longer self-insured for group medical and has changed coverage to a premium plan with a third-party provider.

Employee Benefit Plans

The actuarial determination of the Company’s obligations and expense for the Company sponsored pension and postretirement benefits is dependent on the Company’s selection of assumptions including the discount rate, expected long-term rate of return on plan assets, rates

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

of compensation increase and health care cost trend rate. Significant differences between the Company’s actual experience and significant changes in assumptions may materially affect pension and postretirement obligation expense.

Revenue Recognition

Revenues consist of sales to customers and license fees. Wholesale revenues are recognized when title passes and the risks and rewards of ownership have transferred to the customer, based on the shipping terms FOB shipping point pursuant to the Company’s invoice. Retail store revenues are recognized at the time of sale. Amounts charged to customers for shipping are recognized in revenues. The Company has established an allowance for merchandise returns and rebates based on historical experience, product sell-through performance by product and by customer, current and historical trends in the tableware industry and changes in demand for its products. A returns reserve is accrued for the estimated sales value of the projected merchandise returns less the estimated related cost of sales. Rebate allowances are estimated and deducted from revenue at the time that revenue is recognized. From time to time actual results will vary from the estimates that were previously established.

The Company licenses the ®ONEIDA, ®VINERS, ®SANT’ANDREA and ®CULINARIA names for the use of third parties on products complementary to the Company’s own core tableware lines. In accordance with the terms of these license agreements, license fees are received quarterly and are based on a percentage of the licensee’s reported sales. Revenue is recognized quarterly as fees are earned.

Of the total $1,342 and $5,794 license fees received by the Company during the reporting periods ended December 31, 2011 and October 31, 2011, respectively, $1,080 and $4,866, respectively, are concentrated with one licensee (Robinson Home Products, Inc.).

In the case of the one prepaid license agreement, there were advance license payments received of $932 upon the sale of the Company’s Australian business covering the period March 1, 2008 through February 28, 2014. The income related to this agreement is being recognized monthly over the term of the agreement. During the reporting periods ended December 31, 2011 and October 31, 2011, royalty income recognized under this agreement was $26 and $129, respectively.

Costs and Expenses

Cost of Sales includes product costs such as products purchased for resale, material costs such as raw materials and supplies, and shipping costs. Purchasing, receiving and inspection costs are considered cost of sales. Cost of sales also includes license fees paid to owners of intellectual property used in the Company’s products, and royalty payments or commissions paid to secure product design rights. On August 12, 2011, the Company received a notice of termination from the licensor of one of the brands marketed by the Company’s Foodservice business unit. The termination will become effective August 12, 2012. For the reporting periods ended December 31, 2011 and October 31, 2011, the Company’s revenues of the licensed brand were $859 and $4,383, respectively.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Selling, distribution and administrative costs are period costs and include selling, distribution and administrative salaries and expenses, as well as related employee benefits, selling, distribution and administrative travel expenses, promotional expenses, operating supplies in distribution, warehousing costs and professional fees. Warehousing, internal transfer costs and other distribution network costs are included in selling, distribution and administrative expenses and amounted to $1,550 and $6,924 for the reporting periods ended December 31, 2011 and October 31, 2011, respectively.

Advertising Costs

The Company expenses advertising costs as incurred during the year. Through December 31, 2011, the Company maintained cooperative Advertising Agreements with major customers. These agreements grant a customer an allowance for advertising the Company’s products in their various catalogs, promotional materials and retail inserts.

The accounting rules require cash consideration given by a vendor to a customer to be shown as advertising expense when the vendor receives an identifiable benefit and the fair value of such benefit can be reasonably estimated. In addition, the Company advertises its products through the web, and records the expenses within selling, distribution and administrative expenses in the consolidated statement of operations. Product and cooperative advertising were reported in the statement of operations, and amounted to $730 and $2,389 for the reporting periods ended December 31, 2011 and October 31, 2011, respectively.

Freight Costs

Freight costs charged to customers are classified as revenues. Freight expenses of $1,070 and $4,070 are included in cost of sales for the reporting periods ended December 31, 2011 and October 31, 2011, respectively.

Subsequent Events

In preparing the consolidated financial statements, in accordance with the Financial Accounting Standards Board (FASB) guidance on “Subsequent Events”, the Company has reviewed events that have occurred after December 31, 2011, through the date of issuance of the financial statements on April 27, 2012. During this period, the Company did not have any material subsequent events other than the refinancing of the Term Loan and ABL revolver (Note 7) and the change to a premium plan for group medical insurance coverage (discussed above).

Recent Accounting Pronouncements

In September 2011, the FASB issued Accounting Standards Update (ASU) 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill Impairment which is intended to simplify goodwill impairment testing by permitting the assessment of qualitative factors to determine whether events and circumstances lead to the conclusion that it is necessary to perform the traditional two-step impairment test. Under this update, an entity is not required to calculate the fair value of our reporting units unless the Company conclude that it is more likely

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

than not (likelihood of more than 50%) that the carrying value of our reporting units is greater than the fair value of such units based on our assessment of events and circumstances. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has not elected not to early adopt this pronouncement, and does not anticipate that the adoption of the amended guidance on testing goodwill impairment will have an effect on the Company’s consolidated financial statements and related disclosures.

In January 2010, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures (ASU 2010-06). ASU 2010-06 amends the guidance on fair value measurement disclosures to add new requirements for disclosures about transfers into and out of the Level 1 and 2 categories in the fair value measurement hierarchy, and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The amended guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The new requirements for disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 31, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activities in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 31, 2010. The adoption did not have an effect on the Company’s consolidated financial statements and related disclosures.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income which requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. This update, which should be applied retrospectively, is effective for annual periods beginning after December 15, 2011 and is thus effective for the Company beginning with our fiscal year ended December 31, 2012. The Company will determine if other comprehensive income will be presented in a single continuous statement of comprehensive income or in two separate but consecutive statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS) of Fair Value Measurement – Topic 820. ASU 2011-04 is intended to provide a consistent definition of fair value and improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments include those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements, as well as those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This update is effective for annual periods beginning after December 15, 2011 and is effective for the Company beginning with the fiscal year ended December 31, 2012. The Company will adopt ASU 2011-04 at that time.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

2.    MERGER

On November 1, 2011, Universal Tabletop, Inc. (Universal) acquired 100% of the Company’s issued and outstanding shares of capital stock in a reverse subsidiary merger transaction with a wholly owned subsidiary of Universal, Bacchus Merger Sub, Inc. (Bacchus). The effect of the Merger was Oneida Ltd. being the surviving company as a wholly owned subsidiary of Universal. As of the effective date of the Merger, each share of Bacchus common stock issued and outstanding were converted into par value $0.01 per share of the surviving company. Shares of voting common stock, non-voting common stock and preferred stock owned directed or indirectly by the Company, and any of its subsidiaries, Universal or Bacchus were cancelled and retired for no consideration.

The Merger was accounted for using the acquisition method under ASC 805, Business Combinations. Under the acquisition method, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The purchase price allocation as of November 1, 2011 is complete and is summarized in the following tables:

Cash consideration paid	$5,800
Working capital true-up	(283)
Incremental debt incurred	13,853
Debt assumed of predecessor entity	65,379

Total consideration	$84,749

The total consideration was allocated as follows:

Curent assets	64,309
PP&E	13,597
Other long term Assets	1,577
Intangible assets	57,333
Goodwill	8,559
Current liabilities	(30,229)
Long term Liabilties	(30,397)

Total consideration allocated	84,749

The fair value of assets acquired included receivables of $20,370, consisting of trade receivables of $18,822 and other receivables of $1,548, and inventory of $40,017.

Liabilities acquired included contingencies related to environmental matters in the amount of $2,512. See Note 6 for further information.

Opening balance sheet equity consisted of a capital contribution of $5,800 less transaction costs of $3,289.

Subsequent to December 31, 2011, per the terms of the purchase agreement, a final working capital true-up was calculated of $283 in favor of Universal. This amount was recorded within other current assets on the consolidated balance sheet at December 31, 2011.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

For the reporting periods ended December 31, 2011 and October 31, 2011, the Company incurred transaction costs related to the Merger of $3,289 and $1,895, respectively, which are included within selling, distribution and administrative expenses in the consolidated statement of operations.

3.    INCOME TAXES

The Company accounts for taxes under the liability method of computing deferred income taxes. Under the liability method, deferred income taxes are based on the tax effect of temporary differences between the financial statement and tax basis of assets and liabilities and are adjusted for tax rate changes as they occur. Deferred tax assets are reduced by valuation allowances to the extent their realization is uncertain.

The computed provisions (benefits) for income taxes were based on the following U.S. and non-U.S. components of income (loss) before income taxes:

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
United States loss	$(3,074)	$(8,318)
Non-U.S. income	654	432

Loss before income taxes	$(2,420)	$(7,886)

The components of the deferred tax assets and liabilities are as follows:

December 31, 2011
Deferred tax assets:
Employee benefits	$11,713
Inventory reserves	2,809
Accounts receivable	217
Net operating loss carryforwards	16,643
Goodwill	2,044
Other	3,932

Total deferred tax asset	37,358

Deferred tax liabilities:
Property and equipment	(1,993)
Other indefinite lived intangibles	(8,634)
Other definite lived intangibles	(14,012)

Total deferred tax liability	(24,639)

Net deferred tax asset before valuation allowance	12,719
Valuation allowance	(21,269)

Net deferred tax liability	$(8,550)

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

The Company continues to record a full valuation allowance against its pre- and post-merger U.S., U.K., Chinese and Mexican net deferred tax assets, as realization of such assets in future years is uncertain. After recognition of the valuation allowance, the Company realized a net deferred tax liability of $8,550 since the basis difference on indefinite lived intangibles (recorded in conjunction with the Company’s acquisition) of $8,634 cannot be used in determining the amount of valuation allowance necessary, offset by realized Canadian deferred tax asset of $84. The Company will continue to maintain a full valuation allowance against its net deferred tax assets until sufficient positive evidence exists to support its reduction or reversal.

Beginning with the year-ended December 31, 2009, the Company adopted provisions that require future changes in deferred tax valuation allowances to generally affect income tax expense. Until December 31, 2008, the current and future year benefits related to the release of the valuation allowance associated with our pre-reorganization deferred tax assets were not reflected in net income, but instead recorded as a downward adjustment to goodwill.

The expense for income taxes consists of the following:

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
Current taxes:
U.S. Federal	$—	$—
Foreign	(9)	396
State	—	55
Deferred taxes:
U.S. Federal and State	—	—
Foreign	21	—

Total income tax expense	$12	$451

The income tax expense differed from the total statutory income tax (benefit) as computed by applying the statutory U.S. Federal income tax rate to income before income taxes. The reasons for the differences are as follows:

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
Statutory U.S. Federal (benefit)	$(823)	$(2,681)
Difference due to:
Foreign taxes	(210)	249
Permanent Differences	1,200	1,026
U.S. state and local income taxes	60	(290)
Net increase (decrease) in valuation allowance	(182)	986
Change in valuation allowance from deferred corrections	—	1,134
Other	(33)	27

Income tax expense	$12	$451

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Upon execution of the Merger, the Company underwent a change in ownership within the definition of Internal Revenue Code (IRC) Sec. 382. During 2010, the Company extinguished $31,756 of pre-change gross net operating loss subject to a previous IRC Sec. 382 limitation since they were considered not utilizable during the carryforward period. Due to the Merger and estimated impact of this subsequent ownership change under IRC Sec. 382, the Company has estimated that an additional $66,090 of gross net operating loss carryforward was no longer utilizable. At December 31, 2011, the Company estimates $41,606 of remaining gross net operating loss carryforward, of which approximately $40,000 is subject to the annual limit against future use under IRC Sec. 382. The net operating loss carryforward will begin to expire in 2023. A full valuation allowance was released against the amount of tax loss carryforward extinguished.

The Company has not provided for deferred taxes on foreign subsidiaries as all un-repatriated earnings are permanently reinvested.

The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With limited exceptions, the Company is no longer subject to state and local, or non-U.S. income tax examinations by tax authorities for tax years before 2006. For the U.S. federal jurisdiction, all tax years through 2008 have been examined and closed.

The following table summarizes the accounting for uncertain tax positions, excluding interest and penalties:

Uncertain tax positions at December 31, 2010	$1,224
Increases for tax positions related to current year	146
Increases for tax positions of prior year	—
Decreases for expiring statue of limitations	(35)
Decreases for tax positions resolved	(151)

Uncertain tax positions at December 31, 2011	$1,184

The total amount of the uncertain tax position recorded would affect the effective tax rate if the Company were to recognize the tax benefit. In addition to the amount accrued above, the Company recorded $69 of interest within other liabilities at December 31, 2011. The Company recognizes interest accrued and penalties related to unrecognized tax benefits within the provision for income taxes. The Company is not anticipating any material increase or decrease to the accrual over the next twelve months.

Significant judgment is required in evaluating the Company’s tax positions and determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations as to which the ultimate tax determination is uncertain. The reserves established are based on estimates of whether, and the extent to which, additional taxes, penalties and interest will be due. These reserves are adjusted in light of changing facts and circumstances, such as the closing of a tax audit and the expiration of a statute of limitation.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

4.    INVENTORIES

Inventories by major classification are as follows:

December 31, 2011
Finished goods	$41,052
Raw materials and supplies	292

Total	41,344
Less reserves	(4,489)

Total inventory, net	$36,855

5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment by major classification are as follows:

December 31, 2011
Land	$730
Building	2,330
Computer hardware and software	7,589
Office furniture and fixtures	261
Vehicles	543
Machinery and equipment	1,569
Tools & dies	240
Leasehold improvements	382
Construction in process	183

Total	13,827
Less accumulated depreciation	(326)

Property, plant and equipment, net	$13,501

Depreciation expense totaled $329 and $2,430 for the reporting periods ended December 31, 2011 and October 31, 2011, respectively.

Property, plant and equipment are reviewed for impairment annually, or if there is a triggering event, to determine whether the net book value is recoverable. For the reporting period ended December 31, 2011 no impairment tests were necessary due to the reporting unit valuations performed as of November 1, 2011 in conjunction with the Company’s acquisition. There were no significant events that occurred between the date of acquisition and December 31, 2011 that would have required recognition of an impairment loss. For the reporting period ended October 31, 2011, the Company recorded an impairment loss of $77 for leasehold improvements located at an outlet store that closed in the U.K.

6.    COMMITMENTS AND CONTINGENCIES

The Company is involved in various routine legal proceedings incidental to the operation of its business. The Company does not believe that it is reasonably possible that any ongoing or

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

pending litigation will have a material effect on the future financial position, net income or cash flows of the Company. Notwithstanding the foregoing, legal proceedings involve an element of uncertainty. Future developments could cause these legal proceedings to have a material adverse effect on the Company’s future financial statements.

The Company’s Buffalo China, Inc. subsidiary (Buffalo China) entered into a Brownfield Program clean up agreement in 2008 with the New York State Department of Environmental Conservation for the former Buffalo China manufacturing facility in Buffalo, New York. Buffalo China retained liability for the clean up when it sold the facility to the Niagara Ceramics Corporation. Testing and remediation at the manufacturing site is continuing. In 2011 the Company received new estimates for damages and/or remediation costs. An accrual of $892 representing an update to the estimate, less any costs paid for remediation services, was reflected in accrued liabilities at December 31, 2011.

In June 2006, the Phase I and II studies of the Oneida Ltd Knife Plant facility located in Oneida, New York, prepared in connection with the sale of that facility, discovered a reportable event relative to the presence of asbestos, ancient petroleum and volatile organic compounds contamination. The Company entered into a Brownfield Program agreement with the New York State Department of Environmental Conservation regarding the clean up of this facility. In 2011 the Company received new estimates for damages and/or remediation costs. Site remediation is in process. An accrual of $1,620 representing an update to the estimate, less any costs paid for remediation services, was reflected in accrued liabilities at December 31, 2011.

On April 20, 2005 the Company received notice from the U.S. Environmental Protection Agency (EPA) of potential liability for clean up of a site owned and used by its former subsidiary, Leavens Manufacturing Co, Inc. The Company has responded to the EPA and declined the invitation based on the fact that it has no relationship to the site other than as the prior owner of the shares of the now-defunct Leavens Manufacturing. The extent of the Company’s liability, if any, cannot be reasonably estimated.

The Company’s United Kingdom subsidiary periodically enters into forward foreign currency contracts in order to hedge against the volatility of the U.S. dollar. The United Kingdom enters into contracts because the operation purchases certain amounts of inventory denominated in U.S. dollars. During the reporting periods ended December 31, 2011 and October 31, 2011, foreign currency net losses (gains) of $1 and $(2), respectively, were included in cost of sales in the consolidated statement of operations. The total amounts of such gains or losses represent the portion of the change in the fair value of the forward contracts.

The Company leases numerous retail outlet stores, warehouses and office facilities. Lease expense charged to operations was $562 and $2,952 for the reporting periods ended December 31, 2011 and October 31, 2011, respectively. All leases are recognized on a straight-line basis over the minimum lease term.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Future minimum payments for all non-cancelable operating leases having a remaining term in excess of one year at December 31, 2011, are as follows:

Commitment
2012	$2,319
2013	2,037
2014	1,415
2015	794
2016	463
Remainder	1,229

Total	$8,257

Under the provisions of some leases, the Company pays taxes, maintenance, insurance and other operating expenses related to leased premises. These amounts are not included in the minimum lease payments above.

7.    DEBT

Short term debt at December 31, 2011 consists of the following:

December 31, 2011
Debt Instrument
Barclays Bank overdraft facility (A)	$102

The following table is a summary of the long-term debt:

December 31, 2011
Debt Instrument
Term Loan-LIBO Rate (Related party), refinanced on March 23, 2012 (B)	$52,500
ABL revolving credit facility-LIBO Rate, refinanced March 23, 2012 (B)	22,000
ABL revolving credit facility-Base Rate, refinanced March 23, 2012 (B)	1,600
Note payable to Pension Benefit Guaranty Corporation (C)	1,500
IRB Loan (City of Vercelli, Italy) (D)	—

Total Long-Term Debt	77,600
Less: Current Portion	(2,880)

Long-Term Debt	$74,720

(A) Barclays Bank Overdraft Facility

Barclays Bank PLC provides the Company’s UK subsidiary with a maximum £750 ($1,166) overdraft facility for working capital purposes. Assuming there is no event of default, the facility automatically renews annually. Interest on the overdraft facility is 5.00% margin plus Barclays Bank base rate (0.50% at December 31, 2011). Borrowings under the facility must comply with a debenture formula as defined in the agreement. The facility is operative through December 31,

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

2011. As of December 31, 2011 borrowings outstanding under the overdraft facility were £65 ($102). The overdraft facility also provides for a standby letter of credit facility of up to £230 ($357). As of December 31, 2011, £230 ($357) of standby letters of credit were issued to beneficiaries under this facility.

(B) U.S. Credit Agreements

Concurrent with the Merger on November 1, 2011, the Company entered into a new Term Loan and Security Agreement (Term Loan) with its ultimate parent company, Monomoy Capital Partners II, L.P. The principal amount of the Term Loan at inception is $52,500 with a November 1, 2016 maturity date. At December 31, 2011 the Term Loan has provisions requiring escalating amortization of the principal amount payable in consecutive quarterly installments (beginning March 31, 2012) up to, and including, the termination date. The Company is also obligated to make mandatory prepayments upon the occurrence of certain events, including additional debt issuances, common and preferred stock issuances, certain asset sales and excess cash flow generation. The Term Loan is guaranteed by Oneida Ltd. and its domestic subsidiaries. At the Company’s option, borrowings under the Term Loan bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the LIBO Rate for a one month interest period. The Term Loan has a LIBO Rate floor of 1.00%. For LIBO Rate and Base Rate borrowings, respectively, the applicable interest rate margin is a fixed 11.00% and 12.00%.

On November 1, 2011, the Company executed the Third Amendment to its existing Loan and Security Agreement dated September 15, 2006 (ABL facility) to account for issues and provide consents related to the Merger, to amend the termination date to November 1, 2016 and to execute other changes. The ABL facility is available for general corporate purposes having a maximum commitment of $50,000 and a $25,000 sub-limit for letters of credit. Availability under the ABL facility is subject to an asset borrowing formula based on eligible accounts receivable, inventory and intellectual property. At December 31, 2011 the Company had availability under the ABL facility of $9,290 to be drawn upon as needed with a blended interest rate of 2.84% and had outstanding standby letters of credit of $7,070. The ABL facility is secured by the assets of Oneida Ltd. and its domestic subsidiaries, including its Canadian subsidiary. Borrowings under the ABL facility bear interest at either: (i) LIBO Rate or (ii) the Base Rate (which means for any day, a rate per annum equal to the greater of: (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%). In addition, the facilities have applicable interest rate margins. For LIBO Rate and Base Rate borrowings, the margin for the ABL facility is a fixed 2.50% and 0.50%, respectively.

Each credit agreement contains customary financial conditions and covenants, including but not limited to restrictions on additional indebtedness, mergers and acquisitions, liens, investments, issuances of capital stock and dividends. In addition, the Term Loan requires that a certain minimum fixed charge coverage ratio (as defined under the agreement) is maintained at all times over the term of the facility. The ABL facility requires that a certain minimum fixed charge coverage ratio be maintained if availability (as defined under the agreement) is below $7,500. At December 31, 2011 the fixed charge coverage ratio covenant under the ABL facility

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

was not operative as availability was greater than $7,500. Failure to satisfy any of the covenants could result in an event of default that could result in an inability to access the funds necessary to fund the Company’s operations. The Company is in compliance with all legal and financial covenants as of December 31, 2011.

Subsequent to year end, on March 23, 2012, the Company, as part of a consolidated group belonging to its parent company Universal Tabletop, Inc. (Universal), refinanced its existing ABL facility and Term Loan. Concurrent with this transaction, Anchor Hocking, LLC (Anchor) also became a wholly owned subsidiary of Universal. The ABL facility has a maximum commitment of $75,000 that is shared between the Company and Anchor. The Term Loan facility is a $150,000 borrowing split among the Company and Anchor 45.6% and 54.4%, respectively. The ABL and Term Loan facilities have termination dates of March 23, 2017 and September 25, 2017, respectively.

(C) Promissory Notes

On September 15, 2006, the Company issued a $3.0 million promissory note to the Pension Benefit Guaranty Corporation (PBGC) payable in equal installments annually over 10 years. At December 31, 2011, $1,500 was outstanding on the promissory note. Interest with respect to the promissory note is paid annually at a rate of 4.5%.

(D) IRB Loan

Oneida Italy had an outstanding obligation to the Industrial Revenue Bureau (IRB) of the city of Vercelli, Italy for repayment on a note in connection with the prior purchase of a warehouse building located in Vercelli, Italy. The principal amount outstanding of €478 ($631) was settled from the proceeds of the sale of the building in December 2011.

The following table summarizes maturities of consolidated long-term debt for each of the next five years ending in December and thereafter:

Year	Amount
2012	$2,880
2013	4,860
2014	5,772
2015	5,772
2016	5,472
2017 & After	52,844

Total	$77,600

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

8.    ACCRUED LIABILITIES

Accrued liabilities by major classification are as follows:

December 31, 2011
Vacation pay	$1,467
Wages and commissions	673
Workers compensation	4,941
Other employee benefits	830
Deferred compensation	626
Interest payable	1,188
Bank fees	48
Rebates and allowances	2,602
Freight/duty	928
Professional fees	781
Markdowns/advertising	122
Accrued other taxes	2,558
Accrued customer bill-backs	577
Accrued environment liabilities	2,511
Accrued other legal liabilities	555
Warranties	54
Financed insurance policies	324
Deferred revenue—current portion	155
Deferred rent	107
Severance	248
Advance payments	84
Present value of Savannah property lease	792
Other accruals	1,134

Total	$23,305

9.    FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

The Company follows the provisions of ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Furthermore ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:

•	Level 1—Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

•

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the final instruments.

•	Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. At December 31, 2011 the Company did not have any assets that are measured at fair value on a recurring basis.

For other intangible assets, the Company used a relief from royalty method to estimate the fair value. For goodwill, the company used a combination of discounted cashflows, and a market comparable analysis to estimate fair value. Foreign exchange contracts are based on quoted prices for similar assets and liabilities in active markets. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

10.    RETIREMENT BENEFIT AND EMPLOYEE SECURITY PLANS

(A) U.S. Pension and Postretirement Plans

The Company maintains two defined benefit pension plans covering the former (a) salaried, and (b) union employees of Buffalo China, Inc., a subsidiary of the Company located in the U.S. Effective November 1, 2011 the Company terminated its postretirement life insurance benefit to all domestic workers. The Company previously terminated retiree medical and drug coverage afforded to employees of its Buffalo China, Inc. subsidiary and Oneida Ltd. The Company also offers a 401(k) savings plan to all domestic employees.

Obligation

The pension obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed:

U.S.Pension Plans
December 31, 2011
Obligation at the beginning of the period	$23,924
Service cost	—
Interest cost	185
Actuarial loss	284
Benefits Paid	(151)

Obligation at the end of the year	$24,242

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Service cost represents the present value of the benefits attributed to service rendered by employees during the year. The U.S. defined benefit pension plans are both frozen; therefore there is no service cost for 2011. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions. As shown above, the Company’s obligations were reduced by benefit payments during the reporting period ended December 31, 2011 of $151. Benefit payments over the next ten years are expected to be:

Year	U.S. Pension Plans
2012	$888
2013	894
2014	952
2015	983
2016	1,011
2017-2021	6,224

Assets

The following table shows the change in the fair value of the defined benefit pension plan assets:

U.S. Pension Plans
December 31, 2011
Fair value at the beginning of the period	$16,501
Actual return of plan assets	(380)
Company contributions	—
Benefits paid (and expenses)	(151)

Fair value at the end of the year	$15,970

The Company expects to contribute $888 to the U.S. defined benefit pension plans in 2012.

Pension plan assets consist primarily of stocks, bonds, and cash equivalents. The Company specifically invests certain assets in order to fund its pension benefit obligations. The Company’s investment goal is to earn a total return over time that will grow assets sufficient to fund its plans’ liabilities, after providing appropriate levels of contributions and accepting prudent levels of investment risk. In order to achieve this goal, plan assets are invested primarily in funds or portfolios of funds actively managed by outside managers. Investment risk is managed to prudent levels by Company policies that require diversification of asset classes, manager styles and individual holdings. The Company measures and monitors investment risk through periodic performance reviews.

Asset allocation is the most important method of achieving the Company’s investment goals and is based on its assessment of the plans’ long-term return objectives and the appropriate balances needed for liquidity, stability, and diversification. The asset allocation for

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

the Company’s U.S. defined benefit pension plans at the end of 2011 and the target allocation, by asset category, are as follows:

	Target Asset	% of Plan
	Allocation	Assets 2011
Equity securities	40-80%	59%
Fixed income securities	20-60%	40%
Money market funds	0%-5%	1%

Total		100%

The Company’s Defined Benefit plans’ assets fall into any of three fair value classifications, as defined in ASC 820-10. Level 1 assets are values based on observable prices for identical assets in active markets such as national security exchanges. Level 2 assets are valued based on (a) quoted prices of similar assets in active markets, (b) quoted prices for similar assets in inactive markets, (c) other than quoted prices that are observable for the asset, or (d) values that are derived principally from or corroborated by observable market data by correlation or other means. There are no Level 3 assets held by the plans as defined by ASC 820-10.

	2011	Level 1	Level 2	Level 3
Cash Equivalents	$56	$—	$56	$—
Mutual Funds	138	—	138	—
Equities	9,433	9,433	—	—
Fixed Income	6,343	2,444	3,899	—

Total	$15,970	$11,877	$4,093	$—

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

U.S. Pension Plans
December 31, 2011
Assets	$15,970
Obligations	(24,242)

Funded status (under-funded)	$(8,272)

The under-funded status of the U.S. defined benefit pension plans at December 31, 2011 is recognized in the accompanying consolidated balance sheet as a current liability of $873 (reported in accrued pension) and a non-current liability of $7,399 (reported in accrued pension liability). The accumulated benefit obligation for each plan is equivalent to the projected benefit obligation.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Accumulated other comprehensive income (loss) for the reporting period ended December 31, 2011 consists of the following items not yet recognized in net periodic pension cost:

U.S. Pension Plans
Two months ended
December 31, 2011
Net actuarial (loss)	$(877)
Prior service cost	—

Accumulated other comprehensive (loss)	$(877)

Changes in plan assets and benefit obligations recognized in other comprehensive income for the reporting period ended December 31, 2011 are as follows:

U.S. Pension Plans
Current year actuarial (loss)	$(877)
Amortization of prior year actuarial loss	—
Amortization of prior service costs	—

Total other comprehensive (loss)	$(877)

Pension Expense

The net periodic pension cost for the Company’s qualified defined pension plans were:

	U.S. Pension Plans
	Two months ended	Ten months ended
	December 31, 2011	October 31, 2011
	Successor Entity	Predecessor Entity
Service cost	$—	$—
Interest cost	185	970
Expected return on plan assets	(212)	(1,052)
Net amortization	—	58

Net periodic pension (benefit)	$(27)	$(24)

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations were as follows:

	U.S. Pension Plans
	Two months ended	Ten months ended
	December 31, 2011	October 31, 2011
	Successor Entity	Predecessor Entity
Discount rate	4.70%	4.75%
Rate of salary increase	0.00%	0.00%
Expected return on plan assets	8.00%	8.00%

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to derive the net present value of the projected benefit obligation as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

Savings Plan

The Company maintains a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who meet certain eligibility requirements. The Company made matching contributions of $22 and $124 during the reporting periods ended December 31, 2011 and October 31, 2011, respectively.

(B) Non-U.S. Pension and Postretirement Plans

The Company maintains a defined benefit pension plan covering the employees of its United Kingdom subsidiary and a postretirement medical, drug and life insurance plan for employees of its Canadian subsidiary. The Company also offers defined contribution plans to employees of its United Kingdom and Canadian subsidiary, as well as other similar benefits to our Chinese and Mexican subsidiary employees.

Obligation

The pension obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed:

	U.K. Pension Plan	Canada Postretirement Plan
	December 31, 2011	December 31, 2011
Obligation at the beginning of the period	$5,191	$184
Service cost	3	—
Interest cost	44	1
Plan participant contributions	—	—
Actuarial loss	44	15
Benefits Paid	(73)	(3)
Foreign exchange difference	(162)	(4)

Obligation at the end of the year	$5,047	$193

Service cost represents the present value of the benefits attributed to service rendered by employees during the year. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

As shown above, the Company’s U.K. pension obligation was reduced by benefit payments during the reporting period ended December 31, 2011 of $73 and $3 for the Canadian postretirement plan. Expected benefit payments over the next ten years are as follows:

Year	U.K. Pension Plan	Canada Postretirement Plan
2012	$256	$17
2013	260	16
2014	261	16
2015	269	16
2016	272	15
2017-2021	1,605	68

Assets

The following table shows the change in the fair value of the pension assets:

U.K. Pension Plan
December 31, 2011
Fair value at the beginning of the period	$4,320
Actual return of plan assets	(28)
Company contributions	32
Plan participant contributions	—
Benefits paid (and expenses)	(73)
Foreign exchange difference	(151)

Fair value at the end of the year	$4,100

There are no assets funding the Canada postretirement plan. Consistent with the Company’s funding policy, the Company expects to contribute approximately $256 to its U.K. defined benefit pension plan in 2012.

Pension plan assets consist primarily of stocks, bonds, real estate securities and cash equivalents. The pension assets are held under a Scottish Life branded insurance contract. The Company’s investment goal is to earn a total return over time that will grow assets sufficient to fund its plans’ liabilities, after providing appropriate levels of contributions and accepting prudent levels of investment risk. Investment risk is managed to prudent levels by company policies that require diversification of asset classes, manager styles and individual holdings under the insured contracts. The Company measures and monitors investment risk through periodic performance reviews.

Asset allocation is the most important method of achieving the Company’s investment goals and is based on its assessment of the plans’ long-term return objectives and the

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

appropriate balances needed for liquidity, stability, and diversification. The asset allocation for the Company’s U.K. pension plan and the target allocation, by asset category, are as follows:

	Target Asset Allocation	% of Plan Assets 2011
Equity securities	55%	63%
Fixed income securities	27%	23%
Real Estate	18%	14%
Cash and Equivalents	0%	0%

Total	100%	100%

The Company’s Defined Benefit plans’ assets fall into any of three fair value classifications, as defined in ASC 820-10. Level 2 assets are valued based on (a) quoted prices of similar assets in active markets, (b) quoted prices for similar assets in inactive markets, (c) other than quoted prices that are observable for the asset, or (d) values that are derived principally from or corroborated by observable market data by correlation or other means. There are no Level 1 or Level 3 assets held by the plans as defined by ASC 820-10.

	2011	Level 1	Level 2	Level 3
Equity securities	$2,583	$—	$2,583	$—
Fixed income securities	943	—	943	—
Real Estate	574	—	574	—
Cash and Equivalents	—	—	—	—

Total	$4,100	$—	$4,100	$—

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

	U.K. Pension Plan	Canada Postretirement Plan
	December 31, 2011	December 31, 2011
Assets	$4,100	$—
Obligations	(5,047)	(193)

Funded status (under-funded)	$(947)	$(193)

The under-funded status of the pension plans of $947 at December 31, 2011 is recognized in the accompanying consolidated balance sheet as a current liability of $186 (reported in accrued pension) and a non-current liability of $761 (reported in accrued pension liability). The accumulated benefit obligation for each plan is equivalent to the projected benefit obligation. The under-funded status of the Canadian postretirement plan of $193 at December 31, 2011 is recorded as a non-current liability.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Accumulated other comprehensive income (loss) for the reporting period ended December 31, 2011 consists of the following items not yet recognized in net periodic pension cost:

	U.K. Pension Plan	Canada Postretirement Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
Net actuarial (loss)	$(129)	$(15)
Prior service cost	—	—

Accum other comprehensive (loss)	$(129)	$(15)

Changes in plan assets and benefit obligations recognized in other comprehensive income for the reporting period ended December 31, 2011 are as follows:

	U.K. Pension Plan	Canada Postretirement Plan
Current year actuarial (loss)	$(129)	$(15)
Amortization of actuarial loss	—	—
Amortization of prior service costs	—	—
Exchange difference	—	—

Total other comprehensive income	$(129)	$(15)

Pension Expense

The net periodic pension cost for the Company’s non-United States qualified defined benefit and postretirement plans were as follows:

	U.K. Pension Plan	Canada Postretirement Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
	Successor Entity	Successor Entity
Service cost	$3	$—
Interest cost	44	1
Expected return on plan assets	(58)	—

Net periodic pension (benefit) cost	$(11)	$1

	U.K. Pension Plan	Canada Postretirement Plan
	Ten months ended October 31, 2011	Ten months ended October 31, 2011
	Predecessor Entity	Predecessor Entity
Service cost	$13	$—
Interest cost	225	8
Expected return on plan assets	(298)	—
Net amortization	16	(13)

Net periodic pension (benefit) cost	$(44)	$(5)

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations as of the end of the year were as follows:

	U.K. Pension Plan	Canada Postretirement Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
	Successor Entity	Successor Entity
Discount rate	4.70%	4.70%
Rate of salary increase	4.45%	0.00%
Expected return on plan assets	8.00%	N/A

	U.K. Pension Plan	Canada Postretirement Plan
	Ten months ended October 31, 2011	Ten months ended October 31, 2011
	Predecessor Entity	Predecessor Entity
Discount rate	4.75%	4.75%
Rate of salary increase	4.45%	0.00%
Expected return on plan assets	8.00%	N/A

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to a net present value as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

Defined Contribution Savings Plans

The Company maintained defined contribution plans for employees of its Canadian and United Kingdom subsidiaries. For the reporting periods ended December 31, 2011 and October 31, 2011, respectively, the Company contributed $16 and $77 and $17 and $93 to the Canadian and United Kingdom defined contribution plans.

(C) U.S. Non-Qualified Supplemental Executive Retirement Plans

The Company maintains two non-qualified unfunded plans designed to provide additional retirement benefits to key current and former executives of the Company and its subsidiaries; the Supplemental Executive Retirement Plan (SERP) and the Restoration Plan.

Upon retirement, SERP participants receive an annual retirement allowance, as defined by the plan, less amounts paid under the qualified retirement plan, social security and retirement allowances from previous employers. All participants under this plan are currently retired. The Restoration Plan benefit is designed similar to the SERP. This plan was frozen during 2005 and benefits for employees not vested were terminated.

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

Obligation

The pension obligation shown below consists of benefits earned by employees to date. This table shows how the present value of the Company’s obligation to employees changed from the beginning of the fiscal year to the end of the fiscal year.

	SERP	Restoration Plan
	December 31, 2011	December 31, 2011
Obligation at the beginning of the period	$1,380	$8,157
Service cost	—	—
Interest cost	10	63
Actuarial loss	14	75
Benefits Paid	(29)	(98)

Obligation at the end of the year	$1,375	$8,197

There is no service cost for either plan. Interest cost is the increase in the present value of the obligation due to the passage of time. Actuarial loss is the change in the value of the obligation resulting from experience different from that assumed or from a change in actuarial assumptions.

As shown above, the Company’s SERP and Restoration Plan pension obligations were reduced by benefit payments during the reporting period of $29 and 98, respectively. Expected benefit payments over the next ten years are estimated as follows:

Year	SERP	Restoration Plan
2012	$176	$589
2013	176	589
2014	176	589
2015	176	589
2016	176	589
2017-2021	878	2,944

Funded Status

The funded status of a plan refers to the difference between the obligations and assets. The table below shows the funded status of the plan:

	SERP	Restoration Plan
	December 31, 2011	December 31, 2011
Assets	$—	$—
Obligations	(1,375)	(8,197)

Funded status (under-funded)	$(1,375)	$(8,197)

At December 31, 2011 the under-funded status of the SERP non-qualified pension plan is recognized in the accompanying consolidated balance sheet as a current liability of $176 (reported in accrued pension) and a non-current liability of $1,199 (reported in other liabilities),

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

respectively. At December 31, 2011 the under-funded status of the Restoration Plan is recognized in the accompanying consolidated balance sheet as a current liability of $465 (reported in accrued pension) and a non-current liability of $7,732 (reported in other liabilities), respectively.

Accumulated other comprehensive income (loss), for the reporting period ended December 31, 2011, consists of the following items not yet recognized in net periodic pension cost:

	SERP	Restoration Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
Net actuarial gain (loss)	$(14)	$(75)
Prior service cost	—

Accumulated other comprehensive (loss)	$(14)	$(75)

Changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the reporting period ended December 31, 2011 are as follows:

	SERP	Restoration Plan
Current year actuarial (loss)	$(14)	$(75)
Amortization of actuarial loss	—	—
Amortization of prior service costs	—	—

Total other comprehensive (loss)	$(14)	$(75)

Pension Expense

The net periodic pension cost for the Company’s non-qualified U.S. pension plans was:

	SERP	Restoration Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
	Successor Entity	Successor Entity
Service cost	$—	$—
Interest cost	10	63
Net amortization	—	—

Net periodic pension cost	$10	$63

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

	SERP	Restoration Plan
	Ten months ended October 31, 2011	Ten months ended October 31, 2011
	Predecessor Entity	Predecessor Entity
Service cost	$—	$63
Interest cost	49	347
Expected return on plan assets	—	—
Net amortization	—	17

Net periodic pension (benefit) cost	$49	$427

Assumptions and Sensitivity

The Company uses various assumptions to determine the obligations and expense related to its pension plans. The assumptions used in computing benefit plan obligations as of the end of the year were as follows:

	SERP	Restoration Plan
	Two months ended December 31, 2011	Two months ended December 31, 2011
	Successor Entity	Successor Entity
Discount rate	4.70%	4.70%
Rate of salary increase	N/A	N/A
Expected return on plan assets	N/A	N/A

	SERP	Restoration Plan
	Ten months ended October 31, 2011	Ten months ended October 31, 2011
	Predecessor Entity	Predecessor Entity
Discount rate	4.75%	4.75%
Rate of salary increase	N/A	N/A
Expected return on plan assets	N/A	N/A

The discount rate represents the interest rate used to discount the cash flow stream of benefit payments to derive the net present value of the projected benefit obligation as of the current date. A lower assumed discount rate increases the present value of the benefit obligation. The discount rate at December 31 is used to measure the year-end obligations and the earnings effects for the subsequent year.

(D) Other Plans

Deferred Compensation Plan

The Company maintains a deferred compensation plan for select employees who elect to defer a certain percentage of annual salary. Deferrals to the plan have been suspended. The company does not match any contributions. Each participant earns interest based upon the Moody’s Baa corporate bond rate, adjusted quarterly, on their respective deferred compensation balance. Upon retirement or termination, participants are generally paid out in

ONEIDA LTD.

(A WHOLLY OWNED SUBSIDIARY OF UNIVERSAL TABLETOP, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Thousands of Dollars)

monthly installments over 10 years. As of December 31, 2011 the Company recorded a liability as part of other liabilities of $3,468, of which $625 was classified as current in accrued liabilities, respectively.

11.    OTHER (INCOME) EXPENSE

The components of other (income) expense for the reporting periods ended December 31, 2011 and October 31, 2011:

	Two months ended December 31, 2011	Ten months ended October 31, 2011
	Successor Entity	Predecessor Entity
Other Income
Exchange gain	$(262)	$(797)
Interest	(2)	(7)
Other	(70)	(185)

Total other income	$(334)	$(989)

Other Expense
Exchange loss	$203	$895
Accrual for sales taxes	—	1,747
Other	1	401

Total other expense	$204	$3,043

12.    RELATED PARTY TRANSACTIONS

On November 1, 2011, the date of the Merger, the Company’s entered into a Term Loan with its ultimate parent company, Monomoy Capital Partners II, L.P (Monomoy). The terms of the agreement are included in Note 7.

The Company also entered into an advisory agreement with Monomoy for certain management services provided. For the reporting period ended December 31, 2011, the Company paid $250 for management services, which are included within selling, distribution and administrative expenses in the consolidated statement of operations.

Annex A

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

Dated as of January 31, 2013

by and among

ROI ACQUISITION CORP.

(“Parent”),

ROI MERGER SUB CORP.

(“Merger Sub Corp.”),

ROI MERGER SUB LLC

(“Merger Sub LLC”), and

EVERYWARE GLOBAL, INC.

(the “Company”)

Page

BUSINESS COMBINATION AGREEMENT

(i)

(ii)

EXHIBITS

Exhibit A	Form of Lockup Agreement
Exhibit B	Form of Governance Agreement
Exhibit C	Form of Third Amended & Restated Parent Charter
Exhibit D	Form of Amended & Restated Parent Bylaws
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Letter Agreement

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

(iii)

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 31, 2013, by and among ROI Acquisition Corp, a Delaware corporation (“Parent”), ROI Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub Corp.”), ROI Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub LLC” and, together with Merger Sub Corp., the “Merger Subs” and each, a “Merger Sub”), and EveryWare Global, Inc., a Delaware corporation (the “Company”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in Article I. Each of Parent, Merger Sub Corp., Merger Sub LLC and the Company are sometimes referred to collectively herein as the “Parties” and each as a “Party.”

RECITALS:

WHEREAS, this Agreement contemplates the merger of Merger Sub Corp. with and into the Company (the “Initial Merger”), with the Company as the Surviving Corporation, immediately followed by the merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC as the Surviving Company (the “Final Merger” and, together with the Initial Merger, the “Mergers”). The Parties intend that the Mergers, taken together, qualify as a “reorganization” under Section 368(a)(1)(A) of the Code and that this Agreement qualify as a plan of reorganization thereunder.

WHEREAS, the respective boards of directors of Parent, Merger Sub Corp. and the Company have determined that the Mergers are advisable and in the best interests of the stockholders of the respective corporations, and each such board of directors has unanimously approved the Mergers, upon the terms and subject to the conditions set forth in this Agreement, including the Initial Merger, pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time, other than shares of Company Common Stock owned by the Company and the Appraisal Shares, shall be converted into the right to receive the Merger Consideration as set forth in this Agreement;

WHEREAS, Parent, as the managing member of Merger Sub LLC has determined that the Final Merger is advisable and in the best interests of Merger Sub LLC and Parent, and Parent has approved the Final Merger, upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms. For purposes of this Agreement, the term:

“Action” means any action, claim, suit, litigation, proceeding or arbitration by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Cash Consideration” means, subject to the terms of Section 6.17, an amount in cash of immediately available funds equal to $107,500,000.

“Aggregate Class C Liquidation Value” means the aggregate Liquidation Value of all issued and outstanding shares of Class C Nonvoting Common Stock as of the Merger Effective Time.

“Aggregate Earnout Stock Consideration” means, subject to the terms of the Lockup Agreement, 3,500,000 validly issued shares of Parent Common Stock.

“Aggregate Merger Consideration” means the Aggregate Cash Consideration plus the Aggregate Stock Consideration, plus the Aggregate Earnout Stock Consideration.

“Aggregate Stock Consideration” means, subject to the terms of Section 6.17, 10,440,000 validly issued shares of Parent Common Stock.

“Alternative Transaction” means any of the following transactions: (a) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute five percent (5%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole or (b) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, including by merger, consolidation, share exchange or otherwise, of five percent (5%) or more of any class of equity securities of the Company, in each case, other than the Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

“Ancillary Agreements” means the Certificate of Initial Merger, the Certificate of Final Merger, the Lockup Agreement, the Governance Agreement, the Registration Rights Agreement, the Exchange Agent Agreement and the Letter Agreement and each other agreement, certificate, instrument or other document executed and delivered by the Parties in connection with this Agreement and the transactions contemplated hereby (including the Business Combination).

“Assets” means, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Business Combination” means, collectively, the Mergers, occurring in the order set forth herein.

“Business Day” means each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in New York, New York.

“Business Transaction” has the meaning given to such term in the Parent Charter.

“Business Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to the Business Combination), relating to a Business Transaction.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Certificate” means a certificate that at the Closing and immediately prior to the Merger Effective Time represented any shares of Company Common Stock.

“Class A Voting Common Stock” means the Company’s Class A Voting Common Stock, par value $.001 per share.

“Class B Nonvoting Common Stock” means the Company’s Class B Nonvoting Common Stock, par value $.001 per share.

“Class C Nonvoting Common Stock” means the Company’s Class C Nonvoting Common Stock, par value $.001 per share.

“Closing Date” means the date on which the Closing occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Charter” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended.

“Company Common Stock” means, collectively, the Class A Voting Common Stock, the Class B Nonvoting Common Stock and the Class C Nonvoting Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries (taken together) as currently conducted.

“Company Major Representations” means those representations and warranties set forth in Section 3.1(a), Section 3.2(a), Section 3.2(c), Section 3.2(e), Section 3.3(a), Section 3.4(a)(i) and Section 3.17.

“Company Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had or is reasonably expected to have, a material adverse effect on (i) the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, which has continued or is reasonably expected to continue over a period of not less than eighteen

(18) months or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that no change, effect, event or occurrence resulting or arising from or in connection with any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (iii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Law, GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy, (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the price or availability of any products, equipment or supply used or sold by the Company or any of its Subsidiaries, (vii) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent otherwise contemplated by this definition), (viii) the announcement and pendency of this Agreement or the Business Combination and/or other transactions contemplated hereby (including any employee departures), (ix) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request or otherwise required or permitted to be taken or omitted to be taken by this Agreement, (x) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, and (xi) the effect of any matters specifically disclosed in the Company Disclosure Schedule, provided further, that the exceptions in clauses (i)-(v) above shall not apply to the extent (if any) that the impact of such change, event, circumstance or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies in any industry in which the Company and its Subsidiaries operate.

“Company Option Plan” means the EveryWare Global, Inc. 2012 Stock Option Plan.

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Class B Nonvoting Common Stock granted pursuant to the Company Option Plan.

“Contract” means any agreement, contract or other legally binding arrangement, understanding, obligation or commitment of a Person or to which a Person’s Assets are subject, whether oral or written, including any and all amendments, supplements, exhibits, annexes, appendices and schedules thereto.

“Current Real Property” means any real property presently owned, leased, operated, or utilized by the Company or any of its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“EDGAR” means the SEC’s Electronic Data-Gathering, Analysis, and Retrieval system.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section (3) of ERISA and any other material plan, program, policy, agreement or arrangement maintained for the benefit of any current or former employee or director relating to employment, severance, termination or benefits, including each employment agreement, severance agreement, retention agreement, bonus plan, deferred compensation plan, pension plan, stock option plan, stock purchase plan, stock appreciation right or phantom stock plan, equity-based compensation arrangement, fringe benefit, incentive plan, profit-sharing plan, retirement plan, medical plan, retiree medical plan, severance pay plan, change in control agreement for which an entity has any present or future liability.

“Environmental Claim” means any written claim, Action, complaint, cause of action, citation, judicial or administrative order, formal investigation or notice by any Governmental Entity or other Person alleging potential liability (including, without limitation, potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any violation, or alleged violation, of any Environmental Law.

“Environmental Condition” means the presence of Hazardous Materials in the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media including any Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that (i) by virtue of Environmental Laws, (a) requires investigatory, corrective or remedial measures, (b) comprises a basis for claims against, demands of and/or liabilities of the Company or Parent or in respect of the business or the Current Real Property or Former Real Property, or (c) requires reporting to a Governmental Entity; or (ii) involves the presence of any Hazardous Materials in concentrations or quantities exceeding applicable environmental standards.

“Environmental Law” means any and all federal, state, local or municipal laws, legally-binding rules, orders, regulations, statutes, ordinances, codes, or requirements of any Governmental Entity regulating or imposing standards of liability or of conduct (including common law) concerning Hazardous Materials, pollution or protection of the environment, as enacted and in effect on or prior to the Closing Date.

“Environmental Lien” shall mean any lien recorded on the title to any Owned Real Property in favor of any Governmental Entity to secure the satisfaction of any liability of the Company under any Environmental Laws with respect to Environmental Conditions, including damage arising from, or costs incurred by, such Governmental Entity in response to a Release or threatened Release at such property.

“Environmental Permits” means permits, licenses, registrations and other authorizations issued by any Governmental Entity that are required under Environmental Laws for the Company or any of its Subsidiaries to conduct the business and its related operations.

“Encumbrances” means any claim, lien, pledge, option, right of first refusal, encroachment, charge, security interest, deed of trust, mortgage, restriction, covenant, or encumbrance of any kind or nature whatsoever. For the avoidance of doubt, “Encumbrance” shall not be deemed to include any licenses or sublicenses of Intellectual Property.

“Equity” means, with respect to any Person, any (whether voting or otherwise) shares of capital stock, membership interests, limited liability company interests, partnership interests, joint venture interests or other equity or voting interests of such Person, or interests which are directly or indirectly exercisable or exchangeable for, or convertible into, any such equity or voting interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who for the purposes of Section 414 of the Code is treated as a single employer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Co., Inc., acting solely in its capacity as exchange agent for the payment of the Aggregate Merger Consideration in accordance with Article II.

“Exchange Agent Agreement” means the Exchange Agent Agreement by and between the Company, Parent and the Exchange Agent, in the form to be agreed to by the Parties and the Exchange Agent.

“Fixtures and Equipment” means, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the real property of such Person.

“Former Real Property” means any real property formerly owned, leased, operated, or utilized by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any transnational, domestic or foreign federal, state, local, municipal or provincial court, regulatory or administrative agency, commission or other governmental authority, body or instrumentality with jurisdiction, including for the avoidance of doubt any Self-Regulatory Organizations.

“Hazardous Material” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls and radon gas, medical waste, biomedical waste, and infectious materials and any other element, compound, mixture, solution or substance regulated by or subject to regulation or standards of liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal component of capitalized lease obligations, (c) net obligations under interest rate agreements and currency agreements, (d) amounts drawn on letters of credit, (e) the principal amount of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed (including keep well arrangements), in any manner.

“Intellectual Property” means all U.S. and foreign intellectual property, including (i) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (ii) trademarks, trade dress, service marks, trade names, brand names, logos and slogans, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (iii) copyrights, works of authorship and copyrightable works, whether registered or unregistered, and pending applications to register the same, (iv) domain names and (v) trade secrets.

“Knowledge” means with respect to (a) the Company, the actual knowledge of any of those individuals listed on Section 1.1(a) of the Company Disclosure Schedule, and (b) Parent, the actual knowledge of any of those individuals listed on Section 1.1(a) of the Parent Disclosure Schedule.

“Law” means any Judgment or any statute, law (including common law), regulation, rule, or ruling of or by any Governmental Entity.

“Leased Real Property” means all leasehold or subleased estates, licenses and/or other rights to use or occupy land, buildings, structures, improvements or fixtures by the Company or any of its Subsidiaries.

“Liquidation Value” has the meaning given to such term in the Company Charter.

“Mailing Date” means the date and time that Parent mails the Proxy Statement to its stockholders.

“MCP Funds” means, collectively, Monomoy Capital Partners, L.P., a Delaware limited partnership, MCP Supplemental Fund, L.P., a Delaware limited partnership, Monomoy Executive Co-Investment Fund, L.P., a Delaware limited partnership, Monomoy Capital Partners II, L.P., a Delaware limited partnership, and MCP Supplemental Fund II, L.P., a Delaware limited partnership.

“Net Cash Consideration” means the excess of the Aggregate Cash Consideration over the Aggregate Class C Liquidation Value.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned by the Company or any Subsidiary.

“Parent Charter” means Parent’s Second Amended and Restated Certificate of Incorporation.

“Parent Common Stock” means the Common Stock of Parent, par value $.0001 per share.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrent with the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had or is reasonably expected to have a material adverse effect on (a) the business, financial condition, assets or results of operations of Parent and the Merger Subs, taken as a whole, or (b) the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including the Mergers), in each case as set forth in this clause (b), on or prior to the Termination Date.

“Parent Warrants” means (a) warrants to purchase 7,500,000 shares of Parent Common Stock at an exercise price of $12.00 per share issued in Parent’s initial public offering and (b) warrants to purchase 4,176,667 shares of Parent Common Stock at an exercise price of $12.00 per share issued in private placements concurrent with Parent’s initial public offering.

“Per Share Cash Consideration” means that cash amount obtained by dividing the Net Cash Consideration by the number of shares of Company Common Stock outstanding as of immediately prior to the Merger Effective Time.

“Per Share Earnout Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Aggregate Earnout Stock Consideration by the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Merger Effective Time, with cash being paid in lieu of fractional shares.

“Per Share Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Aggregate Stock Consideration by the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Merger Effective Time, with cash being paid in lieu of fractional shares.

“Permitted Encumbrances” means any and all Encumbrances (a) which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) imposed or promulgated by Law or any Governmental Entity, including (i) zoning ordinances, building codes, regulations, permits and similar enactments which are not violated by the current use of the real property subject to such enactments or (ii) other restrictions, variations, covenants, conditions, rights of way, easements and other minor irregularities in title; provided, such Encumbrances in subsection (i) and (ii) hereof do not materially impair the use of such real property by the Company or any Subsidiary in the operation of its business, (c) arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by Law and arising out of obligations incurred in the ordinary course of business, (d) that are expressly listed as exceptions in insurance policies, (e) listed on Section 1.1(c) to the Company Disclosure Schedule, (f) under any material Contract to which the Company or any of its Subsidiaries is a party (but excluding Encumbrances arising out of the violation of any such Contracts), and (g) which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated),

Governmental Entity (or any department, agency or political subdivision thereof), or any other legal entity or the media.

“Real Property Leases” means all the leases, subleases, licenses or other occupancy agreements (and all amendments and supplements thereto) affecting the Leased Real Property.

“Release” means any spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, or leaching of Hazardous Material into the indoor or outdoor environment, including through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, or treat Hazardous Materials present in the environment, (b) respond to the Release of Hazardous Materials so that it does not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representative” means, with respect to any Person, that Person’s officers, directors, managers, employees, financial advisors, agents or other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any domestic or foreign registered securities exchange, clearing house, futures exchange or securities market, or any other exchange or corporation or similar self-regulatory body or organization, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants, in each case with competent jurisdiction.

“Stockholders Agreement” means the Stockholders Agreement by and among the Company, the MCP Funds and the other parties thereto from time to time, dated as of March 23, 2012.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such Person is a general partner, manager or managing member.

“Tax” or “Taxes” means all transnational, domestic, foreign, federal, state, local or provincial taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes imposed by any Taxing Authority, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Entity charged with the administration of any Law relating to Taxes.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Transfer Taxes” means any sales, use, transfer, recordation, registration, value added, stock transfer, stamp or similar Taxes levied by any Taxing Authority in respect of the Business Combination.

“Underwriter” means Deutsche Bank Securities, Inc.

“Unsolicited Proposal” means an Alternative Transaction Proposal received by the Company from and after the date of this Agreement without violation of the provisions of Section 6.18(a).

Section 1.2    Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in this Agreement:

Term	Section
Acquisition Financing	Section 6.15
Additional Parent Filings	Section 6.1(e)
Additional Parent SEC Reports	Section 4.5(a)
Affiliate Transaction	Section 3.16
Agreement	Preamble
Alternative Transaction Period	Section 6.18(b)
Amended & Restated Parent Bylaws	Section 2.13
Anchor	Section 3.5(a)
Appraisal Shares	Section 2.5
Audited Financial Statements	Section 3.5(a)
Certificate of Final Merger	Section 2.17(b)
Certificate of Initial Merger	Section 2.2
Certifications	Section 4.5(a)
Closing	Section 2.19(a)
Company	Introduction
Company Benefit Plans	Section 3.10(a)
Company Financial Statements	Section 3.5(a)
Company Material Contract(s)	Section 3.13(a)
Company Voting Debt	Section 3.2(c)
Confidentiality Agreement	Section 6.4(b)
Exchange Fund	Section 2.15(a)
Expenses	Section 10.1
Final Merger	Recitals
Final Merger Effective Time	Section 2.17(b)
Foreign Company Benefit Plan	Section 3.10(j)
Governance Agreement	Section 2.19(c)(ii)
Indemnification Agreement	Section 6.5(c)

Term	Section
Indemnified Parties	Section 6.5(a)
Initial Merger	Recitals
Investment Company Act	Section 4.6
Judgment	Section 3.7
Letter Agreement	Section 2.19(c)(iv)
Lockup Agreement	Section 2.19(c)(iii)
MCP Funds Written Consent	Section 3.17
Merger Effective Time	Section 2.2
Merger Sub Corp.	Introduction
Merger Sub	Introduction
Merger Sub LLC	Introduction
Merger Subs	Introduction
Minimum Trust Amount	Section 4.6
Oneida	Section 3.5(a)
Other Indemnitors	Section 6.5(c)
Parent	Introduction
Parent Affiliate Transaction	Section 4.16
Parent Board	Section 2.14(a)
Parent Financials	Section 4.5(b)
Parent Issued Shares	Section 4.2(a)
Parent Recommendation	Section 6.2
Parent SEC Reports	Section 4.5(a)
Parent Stockholder Approval	Section 4.3(a)
Parent Stockholders’ Meeting	Section 6.1(a)
Parent Voting Debt	Section 4.2(b)
Party	Introduction
Parties	Introduction
Proxy Statement	Section 6.1(a)
Registration Rights Agreement	Section 2.19(c)(i)
Restraint	Section 8.1(a)
Third Amended & Restated Parent Charter Sarbanes-Oxley Act	Section 2.12 Section 4.5(a)
Share Issuance	Section 4.3(a)
Substitute Option	Section 2.16(a)
Surviving Company	Section 2.17(a)
Surviving Corporation	Section 2.1
Takeover Laws	Section 3.3(b)
Termination Date	Section 9.1(c)
Trust Account	Section 4.6
Trust Agreement	Section 4.6
Trustee	Section 4.6
Section 1.3    Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(ix) all capitalized terms not defined in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Schedule. The representations and warranties of Parent in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Parent Disclosure Schedule. The disclosure of any matter in any section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such matter relates, to the extent reasonably apparent on the face of such disclosure. The listing of any matter shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule or Parent Disclosure Schedule be deemed or interpreted to expand the scope of a party’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Schedule or Parent Disclosure Schedule are incorporated by reference into the Company Disclosure Schedule or Parent Disclosure Schedule, respectively. The information contained in the Company Disclosure Schedule or Parent Disclosure Schedule is in all events provided subject to and on the terms of the Confidentiality Agreement as though Evaluation Material (as such term is defined therein) thereunder; and

(x) as used herein, the terms “made available” or “provided to Parent” and words of similar import mean that a document or material was uploaded and rendered visible and reviewable to Parent and its Representatives in the “Project Omni” data room maintained at https://services.intralinks.com.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Except as otherwise set forth herein, wherever a conflict exists between this Agreement and any other Contract, agreement or other instrument (including any Ancillary Agreement), this Agreement shall control but solely to the extent of such conflict.

ARTICLE II

THE MERGER; THE CLOSING

Section 2.1    Initial Merger. At the Merger Effective Time, upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, the Parties shall consummate the Initial Merger pursuant to which Merger Sub Corp. shall merge with and into the Company whereupon the separate corporate existence of Merger Sub Corp. shall cease and terminate and the Company shall be the surviving corporation in the Initial Merger and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

Section 2.2    Merger Effective Time. On the Closing Date, the Company and Merger Sub Corp. shall (and Parent shall cause Merger Sub Corp. to) file a certificate of merger in a form reasonably acceptable to the Company and Parent (the “Certificate of Initial Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Initial Merger shall become effective upon filing of the Certificate of Initial Merger, or at such later time as is agreed between the Parties and specified in the Certificate of Initial Merger in accordance with the relevant provisions of the DGCL (the “Merger Effective Time”).

Section 2.3    Effects of the Initial Merger. At and after the Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Certificate of Initial Merger, and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the Assets, property, rights, privileges, powers and franchises of the Company and Merger Sub Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub Corp. shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.4    Merger Consideration.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub Corp., the Company or any holder of Company Common Stock:

(i) each share of:

(A) Class A Voting Common Stock issued and outstanding as of immediately prior to the Merger Effective Time (excluding any Appraisal Shares and shares to be canceled pursuant to Section 2.4(a)(ii)) shall thereupon be converted automatically into, and shall thereafter represent, only the right to receive (1) an amount in cash equal to the Per Share Cash Consideration, (2) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, and (3) subject to the vesting provisions set forth in the Lockup Agreement, a number of shares of Parent Common Stock equal to the Per Share Earnout Stock Consideration; and

(B) Class B Nonvoting Common Stock issued and outstanding as of immediately prior to the Merger Effective Time (excluding any Appraisal Shares and shares to be canceled pursuant to Section 2.4(a)(ii)) shall thereupon be converted automatically into, and shall thereafter represent, only the right to receive (1) an amount in cash equal to the Per Share Cash Consideration, (2) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, and (3) subject to the vesting provisions set forth in the Lockup Agreement, a number of shares of Parent Common Stock equal to the Per Share Earnout Stock Consideration; and

(C) Class C Nonvoting Common Stock issued and outstanding as of immediately prior to the Merger Effective Time (excluding any Appraisal Shares and shares to be canceled pursuant to Section 2.4(a)(ii)) shall thereupon be converted automatically into, and shall thereafter represent, only the right to receive (1) an amount in cash equal to the sum of (x) the Liquidation Value as of the Merger Effective Time of such share of Class C Nonvoting Common Stock and (y) the Per Share Cash Consideration, (2) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, and (3) subject to the vesting provisions set forth in the Lockup Agreement, a number of shares of Parent Common Stock equal to the Per Share Earnout Stock Consideration.

(ii) each share of Company Common Stock issued and outstanding as of immediately prior to the Merger Effective Time that is directly owned by the Company as treasury stock shall automatically be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each share of Parent Common Stock issued to holders of Company Common Stock as part of the Per Share Aggregate Stock Consideration and the Per Share Earnout Stock Consideration shall be subject to certain transfer restrictions (and with respect to the Aggregate Earnout Stock Consideration, certain vesting requirements), in accordance with the terms of the Lockup Agreement.

(c) For the avoidance of doubt, any holder of one or more fractional shares of Company Common Stock issued and outstanding as of immediately prior to the Merger Effective Time shall, at the Merger Effective Time, be entitled to receive an amount in cash equal to a corresponding fractional interest of the Per Share Cash Consideration (and, in the case of fractional shares of Class C Nonvoting Common Stock, an amount in cash equal to a corresponding fractional interest of the Liquidation Value for a share of Class C Nonvoting Common Stock), a number of shares of Parent Common Stock (plus cash in lieu of fractional shares) equal to a corresponding fractional interest of the Per Share Stock Consideration and a number of shares of Parent Common Stock (plus cash in lieu of fractional shares) equal to a corresponding fractional interest of the Per Share Earnout Stock Consideration.

Section 2.5    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Aggregate Merger Consideration as provided in Section 2.4, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Merger Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Merger Effective Time into, and shall have become, the right to receive the applicable portion of the Aggregate Merger Consideration as provided in Section 2.4, without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company.

Section 2.6    Adjustment to Consideration. The Aggregate Merger Consideration shall be equitably adjusted to provide the Company and Parent (and their respective equity holders) the same economic effect as contemplated by this Agreement as of the date hereof to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

Section 2.7    Merger Sub Corp. Capital Stock. At the Merger Effective Time, by virtue of the Initial Merger and without any action on the part of Parent, Merger Sub Corp, or the Company, the capital stock of Merger Sub Corp. outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued share of common stock $.0001 par value per share of the Surviving Corporation. As a result of the Initial Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 2.8    Certificate of Incorporation of Merger Sub Corp. At the Merger Effective Time, the Certificate of Incorporation of Merger Sub Corp. in effect immediately prior to the Initial Merger shall be the Certificate of Incorporation of the Surviving Corporation, until the Final Merger.

Section 2.9    Bylaws of Merger Sub Corp. At the Merger Effective Time, the Bylaws of Merger Sub Corp. in effect immediately prior to the Initial Merger shall be the Bylaws of the Surviving Corporation until the Final Merger.

Section 2.10    Directors and Officers. The directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier resignation.

Section 2.11    Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Merger Effective Time shall remain outstanding as a share of Parent Common Stock.

Section 2.12    Certificate of Incorporation of Parent. At the Merger Effective Time, Parent shall cause the Parent Charter to be amended and restated to be in the form attached hereto as Exhibit C (the “Third Amended & Restated Parent Charter”) and, as so amended, shall be the Certificate of Incorporation of Parent until thereafter amended in accordance with applicable Law and the Third Amended & Restated Parent Charter.

Section 2.13    Bylaws of Parent. At the Merger Effective Time, Parent shall cause the bylaws of Parent to be amended and restated to be in the form attached hereto as Exhibit D (the “Amended & Restated Parent Bylaws”) and, as so amended, shall be the bylaws of Parent until thereafter amended in accordance with applicable Law and the Parent Organizational Documents.

Section 2.14    Officers and Directors of Parent.

(a) The Parties shall take all actions necessary so that, as of the Merger Effective Time, the Parent Board of Directors (the “Parent Board”) shall consist of the directors identified in the Governance Agreement, including causing the resignation of all current directors of Parent not specified in the Governance Agreement and causing the nomination of Daniel Collin, Stephen Presser and Thomas J. Baldwin for election to the Parent Board at the Parent Stockholders’ Meeting. From and after the Closing, Parent will enter into customary indemnification agreements with, and obtain one or more directors’ and officers’ liability insurance policies covering, in each case, all of the foregoing persons.

(b) The Parties shall take all actions necessary so that, as of the Merger Effective Time, the officers of the Company immediately prior to the Merger Effective Time shall be the officers of Parent from and after the Merger Effective Time, each to hold office in accordance with Parent’s Organizational Documents until their respective successors are duly appointed and qualified or their earlier resignation, removal or death.

Section 2.15    Exchange Fund.

(a) At or prior to the Merger Effective Time, Parent shall deposit with or cause to be deposited with the Exchange Agent an amount of cash and make available to the Exchange Agent a number of shares of Parent Common Stock sufficient to pay the Aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash and shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”).

(b) Prior to the Merger Effective Time, the Parties shall cause the Exchange Agent to deliver to each holder of record of Company Common Stock (i) a letter of transmittal in customary form, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Aggregate Merger Consideration in accordance with this Article II. Each holder of record of a Certificate shall, upon surrender to the Exchange Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive, from and after the Merger Effective Time, in exchange therefor the amount of cash and the number of shares of Parent Common Stock which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.4, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.15(b), each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the applicable portion of the Aggregate Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) To the extent a Certificate is validly presented at the Closing in accordance with this Agreement, the Exchange Agent shall deliver to the holder thereof the applicable portion of the Aggregate Merger Consideration in respect of each share of Company Common Stock (or portion thereof in respect of any fractional shares) represented by such Certificate. All cash and shares of Company Common Stock paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any Certificate is presented to the Surviving Corporation (or the Surviving Company) for transfer, it shall be canceled against delivery of cash and shares of Parent Common Stock to the holder thereof as provided in this Article II.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Merger Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the applicable portion of the Aggregate Merger Consideration pursuant to the provisions of this Article II.

(e) None of the Parties, the Surviving Corporation, the Surviving Company or any of their respective Affiliates or Representatives shall be liable to any Person in respect of any cash or shares of Parent Common Stock from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related portion of the Aggregate Merger Consideration would escheat to or become the property of any Governmental Entity, any such portion of the Aggregate Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Aggregate Merger Consideration in accordance with the terms of this Article II.

Section 2.16    Treatment of Company Options.

(a) All Company Options that are outstanding and unexercised immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall, at the Merger Effective Time, be assumed by Parent and shall be converted into a stock option to acquire Parent Common Stock without any further action on the part of the holder thereof. From and after the Merger Effective Time, all references to the Company in the Company Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Option Plan as of the Merger Effective Time in accordance with an assumption agreement to be delivered to the Company by Parent at the Closing. Each Company Option assumed by Parent (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the Company Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Class B Nonvoting Common Stock for which such Company Option is exercisable (or would be exercisable, if vested) as of immediately prior to the Merger Effective Time and (ii) the number of shares of Parent Common Stock included in the Per Share Stock Consideration payable to a holder of Class B Nonvoting Common Stock at the Merger Effective Time in accordance with this Article II and (B) the exercise price per share of Parent Common Stock shall be an amount equal to (i) the option exercise price per share of Class B Nonvoting Common Stock underlying such Company Option in effect immediately prior to the Merger Effective Time divided by (ii) the number of shares of Parent Common Stock included in the Per Share Stock Consideration payable to a holder of Class B Nonvoting Common Stock at the Merger Effective Time in accordance with this Article II (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as applicable to the related Company Option immediately prior to the Merger Effective Time.

(b) As soon as practicable after the Merger Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.16. As soon as reasonably practicable after the Merger Effective Time, if applicable, the shares of Company Common Stock subject to Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as Substitute Options remain outstanding.

Section 2.17    Final Merger. Immediately following the Merger Effective Time:

(a) upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL and the DLLCA, the Parties shall consummate the Final Merger pursuant to which the Surviving Corporation shall merge with and into Merger Sub LLC whereupon the separate corporate existence of the Surviving Corporation shall cease and terminate and Merger Sub LLC shall be the surviving company in the Final Merger and shall continue its existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent (the “Surviving Company”);

(b) the Surviving Corporation and Merger Sub LLC shall (and Parent shall cause the Surviving Corporation and Merger Sub LLC to) file a certificate of merger in a form reasonably acceptable to the Company and Parent (the “Certificate of Final Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA with the Secretary of State of the State of Delaware. The Final Merger shall become effective immediately following the Merger Effective Time, upon filing of the Certificate of Final Merger, or at such later time as is agreed between the Parties and specified in the Certificate of Final Merger in accordance with the relevant provisions of the DGCL and the DLLCA (the “Final Merger Effective Time”);

(c) by virtue of the Final Merger and without any action on the part of the Parties, the membership interests of Merger Sub LLC outstanding immediately prior to the Final Merger Effective Time shall remain outstanding and become the membership interests of the Surviving Company. As a result of the Final Merger, the Surviving Company shall remain a wholly-owned Subsidiary of Parent.

(d) the Certificate of Formation of Merger Sub LLC in effect immediately prior to the Final Merger shall be the Certificate of Formation of the Surviving Company, until thereafter amended in accordance with applicable Law and such Certificate of Formation.

(e) the limited liability company operating agreement of Merger Sub LLC in effect immediately prior to the Final Merger shall be the limited liability company operating agreement of the Surviving Company, until thereafter amended in accordance with applicable Law, the Certificate of Formation and such agreement.

(f) Parent shall be the managing member of the Surviving Company and the officers of the Surviving Corporation immediately prior to the Final Merger Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier resignation.

Section 2.18    Tax Treatment of the Mergers. It is intended that the Mergers, taken together, shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, that the Company and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization. For purposes of computing the gain recognized by each holder of Company Common Stock pursuant to Section §356(a) of the Code and Treasury Regulation §1.356-1(b) as a result of the transactions contemplated by this Agreement, the Aggregate Cash Consideration shall be treated as paid in exchange for the shares of Company Common Stock held by such holder of Company Common Stock identified on Schedule 2.18 to be delivered at the Closing.

Section 2.19    Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Business Combination contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 N. LaSalle St., Chicago, Illinois 60654 at 10:00 a.m. Central time on the earlier of (i) the earliest practicable Business Day (but no later than the third (3rd) Business Day) after the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions in accordance with this Agreement) and (ii) the Termination Date, if, as of such date, the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver) of such conditions in accordance with this Agreement) have been satisfied (or, to the extent permitted by Law, waiver), or at such other place, time and date as shall be agreed in writing between the Company and Parent.

(b) For the avoidance of doubt, at the Closing, the Parties shall first effect the Initial Merger and, following consummation of such transaction, shall effect the Final Merger as provided in Section 2.17.

(c) At the Closing:

(i) Registration Rights Agreement.    The parties thereto shall execute and duly deliver the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

(ii) Governance Agreement.    The parties thereto shall execute and duly deliver the Governance Agreement in substantially the form attached hereto as Exhibit B (the “Governance Agreement”).

(iii) Lockup Agreement.    The parties thereto shall execute and duly deliver the Lockup Agreement in substantially the form attached hereto as Exhibit A (the “Lockup Agreement”).

(iv) Letter Agreement.    The parties thereto shall execute and duly deliver the Letter Agreement in substantially the form attached hereto as Exhibit F (the “Letter Agreement”).

(v) Exchange Agent Agreement.    The parties thereto shall execute and duly deliver the Exchange Agent Agreement.

(vi) Company Deliveries.    The Company shall execute and duly deliver the following in form and substance reasonably acceptable to Parent:

(A) a certificate from the Company stating that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3));

(B) a certificate of the Secretary of the Company, certifying to (i) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document executed on behalf of the Company, (ii) the Organizational Documents of the Company, (iii) the resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, which shall not have been modified, revoked or rescinded as of the Closing, (iv) the MCP Funds Written Consent, which shall not have been modified, revoked or rescinded as of the Closing;

(C) Schedule 2.18 identifying, for purposes of Section §356 of the Code and Treasury Regulation §1.356-1(b), the shares of Company Common Stock exchanged by each holder of Company Common Stock for such holder’s share of the Aggregate Cash Consideration; and

(D) the Certificate of Initial Merger.

(vii) Parent Deliveries.    Parent shall execute and duly deliver the following in form and substance reasonably acceptable to the Company:

(A) written resignations of all directors of Parent not specified in the Governance Agreement and all officers of Parent; and

(B) a certificate of the Secretary of Parent, certifying to (i) the incumbency and specimen signature of each officer of Parent or any Merger Sub executing this Agreement and any other document executed on behalf of Parent or any Merger Sub, (ii) the Organizational Documents of Parent, (iii) the resolutions of the Board of Directors of Parent and Merger Sub Corp. approving and adopting this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and the resolutions of the managing member of Merger Sub LLC approving and adopting this Agreement, in each case, which shall not have been modified, revoked or rescinded as of the Closing, and (iv) the Parent Stockholder Approval, which shall not have been modified, revoked or rescinded as of the Closing.

(d) At the Closing, the Parties shall cause the execution and/or delivery by the appropriate Person of all necessary cash, certificates, documents and instruments, and shall cause to be updated all company books, records and ledgers, as shall be required, to effect the transactions contemplated by this Agreement. At the Closing, the Parties shall cause to be delivered any certificates, documents and instruments as the Parties or their counsel may reasonably in good faith agree to provide (including all such certificates, documents and instruments referred to herein) to evidence or consummate the transactions contemplated by this Agreement, including the Business Combination.

Section 2.20    Withholding. Each of Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amount otherwise payable hereunder to any Person any Tax required by applicable Tax Law to be deducted and withheld therefrom. To the extent any such Tax is so deducted and withheld and duly paid over to the applicable Governmental Entity, the amount of such deducted and withheld Tax shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No later than 3 Business Days prior to the Closing Date, Parent shall notify the Company in writing of any amount it intends to deduct and withhold pursuant to this Section 2.20 from any amount payable to or for the account of any MCP Fund which, as of such date, has submitted to the Exchange Agent a properly completed letter of transmittal, which notification shall identify the Law or Laws pursuant to which Parent has determined such amounts must be deducted and withheld.

Section 2.21    Third Party Rights. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Section 2.15 and Section 2.17 (a) shall survive the Merger Effective Time and the Final Merger Effective Time, (b) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, the MCP Funds and (c) are in addition to, and not in substitution for, any other rights that any such Person may have by Contract or otherwise. From and after the Merger Effective Time, each such Person shall be entitled to enforce the covenants contained in Section 2.15 and Section 2.17 and each other party acknowledges and agrees that each such Person would suffer irreparable harm and that no adequate remedy at Law exists for a breach of such covenants and each such Person shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of Section 2.15 or Section 2.17.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows:

Section 3.1    Incorporation or Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly incorporated or organized, as the case may be, and validly existing under the Laws of its jurisdiction of incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority to carry on its business as presently conducted.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2    Capital Structure.

(a) The authorized capital stock of the Company consists of 150,000 shares of Company Common Stock, including 40,000 shares of Class A Voting Common Stock, 20,000 shares of Class B Nonvoting Common Stock and 40,000 shares of Class C Nonvoting Common Stock. (i) 2,387.87393 shares of Class A Voting Common Stock are issued and outstanding, (ii) 216.99631 shares of Class B Nonvoting Common Stock are issued and outstanding, (iii) 23,227.26642 shares of Class C Nonvoting Common Stock are issued and outstanding, (iv) 2,871.40008 shares of Class B Nonvoting Common Stock are reserved and available for issuance pursuant to the Company Option Plan, and pursuant to such Company Option Plan 1,236.79673 shares of Class B Nonvoting Common Stock are subject to outstanding Company Options and (v) no shares of Company Common Stock are owned by the Company as treasury stock. Except as set forth above, no shares of capital stock or other voting securities of or equity interests in the Company are issued, reserved for issuance or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth the aggregate number of Company Options outstanding as of the date hereof, including the price at which each such Company Option may be exercised and the status of each such Company Option. The Company has made available to Parent true and complete copies of the Company Option Plan and form of agreement evidencing each Company Stock Option as of the date hereof and true and complete copies of the Organizational Documents of the Company, in each case as in effect on the date of this Agreement.

(c) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Company Voting Debt”). Except for any obligations pursuant to this Agreement, the Ancillary Agreements or as otherwise set forth in Section 3.2(a), there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Company Common Stock or any

Equity of, the Company or any Company Voting Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Option Plan. Except pursuant to the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity of the Company.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares or membership interests for each class of its Equity, and (iii) the number of issued and outstanding shares or membership interests of each class of its Equity, the names of the holders thereof, and the number of shares or membership interests held by each such holder.

(e) To the extent applicable, all of the issued and outstanding shares or membership interests or other Equity of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Section 3.2(e) of the Company Disclosure Schedule, the Company and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares or membership interests of each Subsidiary of the Company, free and clear of any Encumbrances (other than Permitted Encumbrances). There are no bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Equity of any Subsidiary may vote. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, or undertakings of any kind to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity of any Subsidiary or any bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote on any matters on which holders of any Equity of any Subsidiary may vote, (ii) obligating the Company or any Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of any Equity of any Subsidiary. Except pursuant to the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity of any Subsidiary.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries currently own or control, directly or indirectly, or has any right to acquire, directly or indirectly, any interest in any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 3.3    Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Agreements by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and any such Ancillary Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, other than the MCP Funds Written Consent, which shall be delivered immediately following the execution and delivery hereof. This Agreement and such Ancillary Agreements to which the Company is a party have been (or at the Closing shall be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitute (or, as applicable with respect to any Ancillary Agreement to be executed from and after the date hereof, when executed and delivered at the Closing will be) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) To the Knowledge of the Company, none of the transactions contemplated hereby, including the Mergers, is subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, ‘’Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company.

Section 3.4    Non-Contravention; Compliance with Law.

(a) Except as set forth on Section 3.4(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or is to be a party do not, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions of this Agreement and such Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets of the Company or any of its Subsidiaries under, any provision of (i) the Organizational Documents of the Company or of any of its Subsidiaries, (ii) any Contract to which such Person or any of its Subsidiaries is a party or by which its Assets are bound or (iii) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent set forth in Section 4.4, any Law, in each case applicable to the Company or any of its Subsidiaries or any of their respective Assets, other than in the case of clause (ii), any such conflicts, violations, defaults, rights, breaches, losses or Encumbrances that would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, Judgment, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by the Company or the consummation by the Company of the transactions contemplated by this Agreement or such Ancillary Agreements, except for (y) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (z) the filing of the Certificate of Initial Merger and the Certificate of Final Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have for the past three (3) years complied in all material respects with each, and is not in material violation of any, applicable Law. Neither the Company nor any Subsidiary has received notice regarding any material violation of, conflict with, or failure to comply with, any applicable Law.

Section 3.5    Financial Statements; Undisclosed Liabilities.

(a) Attached to Section 3.5(a) of the Company Disclosure Schedule are true and complete copies of (i) the audited consolidated financial statements of (A) Oneida Ltd. and its Subsidiaries (“Oneida”) and (B) Anchor Holdings, Inc. and its Subsidiaries (“Anchor”) (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) as of and for the years ended December 31, 2010, and 2011 (the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the twelve (12) month period ended December 31, 2012 (collectively with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements were prepared on the basis of and in accordance with the books and records of the Company and its Subsidiaries (or, in the case of the Audited Financial Statements, on the basis of and in accordance with the books and records of Oneida or Anchor and their respective Subsidiaries, as the case may be). The Company Financial Statements (including in each case, the notes thereto, if any) have been prepared in accordance with GAAP and present fairly the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries (or, in the case of the Audited Financial Statements, the consolidated financial position and results of operations and cash flows of Oneida or Anchor and their respective Subsidiaries, as the case may be) as of the dates thereof and for the periods covered thereby; provided, however, that the unaudited Company Financial Statements do not include all footnotes or normal year-end closing adjustments in accordance with GAAP (none of which are or would reasonably be expected to be material individually or in the aggregate determined as of the date of and for the periods which are the subject of such unaudited Company Financial Statements).

(b) Except for matters reflected or reserved against in (i) the unaudited consolidated balance sheet of the Company for the twelve (12) month period ended December 31, 2012 and except as set forth on Section 3.5(b) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any liabilities of any nature except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) were incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (iii) were otherwise disclosed in the Company Disclosure Schedule or (iv) do not exceed $4,000,000 in the aggregate.

Section 3.6    Absence of Certain Changes or Events. Between January 1, 2012 and the date of this Agreement, except as set forth on Section 3.6 of the Company Disclosure Schedule, (a) there has not been any change, effect, event or occurrence that has had a Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business, and (c) there has not been any circumstance, action or activity which, if taken after the date hereof, would require the consent of Parent under Section 5.3.

Section 3.7    Litigation. Except as set forth in Section 3.7 of the Company Disclosure Schedule, as of the date hereof there is no (a) Action pending or, to the Knowledge of the Company, threatened in writing, and/or (b) ruling, order, writ, injunction, decree or judgment of or by any Governmental Entity (each of the foregoing in clause (b), a “Judgment”) outstanding, in each case, against the Company or any of its Subsidiaries outside of the ordinary course of business.

Section 3.8    Taxes. Except as set forth in Section 3.8 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by the Company and its Subsidiaries, and all such Tax Returns are true, correct, and complete in all material respects. The Company and its subsidiaries have paid all material Taxes due and owing by them. The Company and its Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Entity, which deficiency has not yet been settled. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) There are no Encumbrances for Taxes upon any Asset of the Company or any of its Subsidiaries (other than Permitted Encumbrances).

(d) The Company and its Subsidiaries have withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes, including gross-up obligations in financing agreements or Tax escalation provisions in leases), or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract, or otherwise.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(g) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(h) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code.

(i) The Company has not taken or agreed to take any action, and does not have Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.9    Environmental Matters. Except as set forth in Section 3.9 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries is and to the Company’s Knowledge has for the past three (3) years been in compliance, in all material respects, with all applicable Environmental Laws.

(b) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries hold and complies in all material respects with the terms and conditions of all Environmental Permits required for its operations as currently conducted. To the Knowledge of the Company, there are not any proceedings pending, or threatened which would reasonably be expected to jeopardize the validity of any of the Environmental Permits.

(c) To the Knowledge of the Company, there is no Environmental Condition at, under, or emanating from any of the Current Real Property or Former Real Property, in each case that would reasonably be expected to result in a material Environmental Claim against the Company.

(d) None of the Company or any of its Subsidiaries has received in the past three (3) years any unresolved material Environmental Claim and there is no pending or, to the Knowledge of the Company, threatened material Environmental Claim (i) against the Company or any of its Subsidiaries, or (ii) against any Person whose liability for Environmental Claims the Company or any Subsidiary has expressly assumed contractually.

(e) To the Knowledge of the Company, other than as reflected in the Company Financial Statements, no expenditure(s) in excess of $100,000 with respect to the Company and its the Subsidiaries are currently anticipated for Remedial Action.

(f) To the Knowledge of the Company, (i) none of the Company, any Subsidiary or any of its respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials at the Current Real Property in such manner as have given or would reasonably be expected to give rise to any material Environmental Claims; (ii) there has been no cleanup of Hazardous Materials at any Current Real Property by the Company or any Subsidiary that remains ongoing; and (iii) no Environmental Lien has been recorded on the title to the Current Real Property.

(g) None of the Company or any Subsidiary has entered into any consent order or other similar agreement with any Governmental Entity that imposes material Remedial Action obligations under Environmental Laws on the Company or any of its Subsidiaries and which has any outstanding requirements.

(h) Neither the Company nor any Subsidiary has within the past five (5) years expressly contractually assumed or undertaken any material liability, including without limitation any material obligation for Remedial Action, of any other Person under Environmental Laws.

(i) The Company has made available to Parent all material environmental audits, reports, assessments and other material environmental documents relating to the Company, any of its Subsidiaries, or their respective Affiliates, that relates to the Current Real Property and the Former Real Property, in each case that are in the possession or reasonable control of the Company.

(j) This Section 3.9 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to environmental matters, including with respect to Hazardous Materials and Environmental Laws.

Section 3.10    Employee Matters and Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans of the Company and its Subsidiaries (“Company Benefit Plans”). Each Company Benefit Plan has

been established, maintained and administered at all times in all material respects in accordance with the terms of all applicable Laws and with the terms of such Company Benefit Plan, except where any non-compliance could not reasonably be expected to result in a material liability to the Company or its Subsidiaries. Except for routine claims for benefits, no litigation, claims or disputes are pending or, to the Knowledge of the Company, threatened that would reasonably be expected to give rise to a material liability on the part of a Company Benefit Plan or the Company or any of its Subsidiaries, with respect to any Company Benefit Plan. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, there are no proceedings, audits or investigations pending before the IRS, the United States Department of Labor or other Governmental Entity with respect to any Company Benefit Plan, and, to the Knowledge of the Company no such proceeding or investigation is threatened.

(b) Except as set forth on Section 3.10(b) of the Company Disclosure Schedule no Company Benefit Plan (i) is subject to Title IV of ERISA or Section 412 of the Code and none of the Company or any of its Subsidiaries has any obligation or liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA by virtue of its being treated as a single employer with any other entity pursuant to Sections 414(b), (c), (m) or (o) of the Code or (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or is a “multiple employer plan” within the meaning of Section 413(c) of the Code. There have been no reportable events within the meaning of Section 4043 of ERISA with respect to any Company Benefit Plan subject to Title IV or ERISA or Section 412 of the Code in the past 3 years and no Encumbrances have arisen on the Assets of the Company or any of its Subsidiaries pursuant to Title IV of ERISA or Section 430(k) of the Code.

(c) Complete copies of all Company Benefit Plans have been made available to Parent and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding document; (ii) the most recent IRS favorable determination or opinion letter; (iii) summary plan descriptions; and (iv) for the most recently filed year, the Form 5500 and attached schedules.

(d) Each Company Benefit Plan intended to qualify under Sections 401(a) and 501(a) of the Code has received a favorable determination letter or opinion letter from the IRS on which it may rely, and, to the Knowledge of the Company no event has occurred that would reasonably be expected to cause such letter to be revoked or any such Company Benefit Plan or its underlying trust to fail to qualify under Section 401(a) or 501(a) of the Code, as applicable.

(e) Except as otherwise contemplated by this Agreement or as set forth on Section 3.10(e) of the Company Disclosure Schedule, no Company Benefit Plan exists that would result in the payment to any current or former employee, director or consultant of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, there is no Contract, plan or arrangement (written or otherwise) covering any current of former employee, director or consultant that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary maintains, participates in, contributes to, has any obligation to contribute to, or has any liability with respect to any Company Benefit Plan which provides broad based post retirement health or life insurance benefits to current or former employees, or current or future retirees, their spouses, dependents or beneficiaries, other than liability for health plan continuation coverage under COBRA. The Company has complied in all material respects with the requirements of COBRA.

(g) To the Knowledge of the Company, no fiduciary of any Company Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Company Benefit Plan that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan that will subject the Company or any Subsidiary, directly or indirectly (through indemnification or otherwise), to any obligation or material liability for (A) any breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA, (B) any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code), or (C) any material tax, interest, penalty, liability, or fine under Section 502 of ERISA.

(h) Except as would not reasonably be expected to result in any material liability to the Company or its Subsidiaries, each Company Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code was operated and administered between January 1, 2005 and December 31, 2008 in compliance in all material respects with a reasonable, good faith interpretation of Section 409A of the Code, and has been since January 1, 2009, in documentary and operational compliance with Section 409A of the Code.

(i) Except as would not reasonably be expected to result in any material liability to the Company or its Subsidiaries, all contributions required to be made to any Company Benefit Plan prior to the Closing Date have been timely made and all contributions not yet due to any Company Benefit Plan have been properly accrued in accordance with GAAP. All material premium payments with respect to any Company Benefit Plan that are due have been timely made.

(j) Each Company Benefit Plan maintained for employees primarily located outside the jurisdiction of the United States (other than Company Benefit Plans required to be maintained pursuant to applicable Law) (each a “Foreign Company Benefit Plan”) complies in all material respects in form and operation with the Laws of each applicable jurisdiction, except where any noncompliance would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. No Foreign Benefit Plan has any unfunded liabilities except any such liabilities which would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 3.11    Labor. Except as set forth on Section 3.11 of the Company Disclosure Schedule, none of the Company or any its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreements with any labor union or labor organization. Except as set forth on Section 3.11 of the Company Disclosure Schedule, there are no labor disturbances, labor strikes or work stoppages pending against the Company or its Subsidiaries.

Section 3.12    Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered and applied for Intellectual Property owned by the Company or any of its Subsidiaries and all applications for such registrations. Each of the Company and its Subsidiaries owns or has rights in the Company Intellectual Property that is currently used or held for use in the normal conduct of the Business, free of Encumbrances other than Permitted Encumbrances, except for such failures by the Company or its Subsidiaries to so own or have a valid right in such Company Intellectual Property as would not reasonably be expected to have a Company Material Adverse Effect. There is no Action by or before any Governmental Entity or arbitrator pending or, to the Knowledge of the Company, threatened by any third Person with respect to any Company Intellectual Property. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the Company Intellectual Property does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person and (ii) no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, there is no Action brought by the Company or any of its Subsidiaries by or before any Governmental Entity or arbitrator pending against any other Person with respect to any Company Intellectual Property.

(b) The Company Intellectual Property is valid and enforceable, in whole and in part, and the Company and its Subsidiaries have not undertaken or knowingly omitted to undertake any acts, and, to the Knowledge of the Company, no circumstances or grounds exist, that would invalidate or render unenforceable the Company Intellectual Property.

(c) Other than as set forth on Section 3.12(c) of the Company Disclosure Schedule, the Company or its Subsidiaries exclusively own all Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.13    Material Contracts.

(a) Other than any Contract that constitutes a lease of Leased Real Property, which are addressed exclusively in Section 3.14, Section 3.13(a) of the Company Disclosure Schedule lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness, in each case in excess of $100,000;

(ii) any Contract for the sale of any material asset after the date hereof outside the ordinary course of business;

(iii) any Contract containing a covenant not to compete restricting the Company or any of its Subsidiaries, including, any Contract imposing exclusive dealing obligations or limitations on the Company or any of its Subsidiaries, in any geographic area during any period of time;

(iv) any Contract which creates a partnership or joint venture or similar arrangement;

(v) any Contract providing for (A) payments in excess of $500,000 or (B) receipts in excess of $1,000,000 in each case, in the current or subsequent fiscal year;

(vi) any Contract that grants rights to Intellectual Property that is owned or controlled by any third party that is material to conduct the business of the Company and its Subsidiaries; and

(vii) any material Contract providing for the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other Person or affect the Company’s or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(b) None of the Company or any of its Subsidiaries is in material breach of or material default under any Company Material Contract or has received any written notice or claim of any such breach or default from the counterparty to any Company Material Contract. Each Company Material Contract is in full force and effect in all material respects and is valid, binding and enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). To the Knowledge of the Company, no party is in material breach or material default, no event has occurred that with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under any Company Material Contract, and no party has repudiated any provision of any Company Material Contract. True and complete copies of each written Company Material Contract (and written summaries of oral Company Material Contracts) have been made available to Parent.

Section 3.14    Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth the address and legal description of each Owned Real Property. With respect to each Owned Real Property: (1) the Company or one of its Subsidiaries (as the case may be) has good, marketable fee simple title to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Encumbrances, and (2) except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. The Owned Real Property is not subject to any rights of first refusal or any other right or option of any other Person to purchase or otherwise obtain title or an interest to the Owned Real Property or any portion thereof.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list by address of all of the Leased Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in each Leased Real Property as provided in the applicable Real Property Lease, free and clear of any Encumbrances other than Permitted Encumbrances. The Company (and/or any of its Subsidiaries) is in compliance with the material terms of all Real Property Leases to which it (or its Subsidiary) is a party, except such compliance which has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any such Real Property Lease or a Company Material Adverse Effect. Except for such exceptions as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has been informed in writing that the lessor under any of the Real Property Leases has taken action or threatened to terminate such Real Property Lease before the expiration of such Real Property Lease. To the Company’s knowledge, each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property that is the subject of such lease. The Company has delivered or made available to Parent true and complete copies of each Real Property Lease. Neither the Company nor any of its Subsidiaries has delivered or received any notice of default under any Real Property Lease which remains uncured, nor to the Company’s knowledge, has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any Real Property Lease.

(c) The Owned Real Property and Leased Real Property constitute all real property used by the Company and/or any of its Subsidiaries in connection with the business of the Company (or such Subsidiary) as currently conducted. The Company has not received any written or oral notice of any proceedings in eminent domain or other similar proceedings pending which affect the Owned Real Property or the Leased Real Property nor, to the Company’s Knowledge, is any such matter threatened.

Section 3.15    Title to Properties. Except as set forth in Section 3.15 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, or valid license to use, all material Fixtures and Equipment and other material tangible Assets used in the ordinary course of their respective businesses, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.16    Affiliate Transactions. Except as set forth in Section 3.16 of the Company Disclosure Schedule, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any of its Subsidiaries or such Person’s employment with the Company or any of its Subsidiaries or (v) as set forth in the Company Financial Statements, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (y) present or former manager, officer, employee or director of either the Company or any of its Subsidiaries or (z) record or beneficial owner of the outstanding Company Common Stock as of the date hereof (each, an “Affiliate Transaction”).

Section 3.17    Board Approval; Action by Written Consent. The board of directors of the Company (including any required committee or subgroup of the board of directors of the Company) has unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby and (ii) determined that the Mergers are in the best interests of the stockholders of the Company. The action by written consent of the MCP Funds to approve and adopt this Agreement, the Ancillary Agreements, the Business Combination and the transactions contemplated hereby and thereby, including the Initial Merger (the “MCP Funds Written Consent”) is the only consent or approval by, or vote of, the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement, the Ancillary Agreements, the Business Combination and the transactions contemplated hereby and thereby, including the Initial Merger.

Section 3.18    Brokers and Other Advisors. Except for fees payable to Lampert Advisors, LLC, no broker, investment banker, financial advisor or other Person engaged by or on behalf of the Company or any Subsidiary is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which any party hereto or any of its Subsidiaries would be liable.

Section 3.19    Information in Proxy Statement. The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (ii) the time of the Parent Stockholders’ Meeting, or (iii) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in any of the filings made by Parent with the SEC or with any stock exchange or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.20    No Other Representations and Warranties. Except for the representations and warranties contained in Article III and in any certificate or agreement delivered pursuant hereto, neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company (or any of its Subsidiaries) or with respect to any other information provided to Parent, Merger Sub Corp. or Merger Sub LLC, and the Company disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub Corp., Merger Sub LLC or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent, Merger Sub Corp. or Merger Sub LLC by any director, officer, employee, agent, consultant, or Representative of the Company, its Subsidiaries or any of their respective Affiliates), and neither the Company nor any other Person will have or be subject to any liability or obligation to Parent, Merger Sub Corp., Merger Sub LLC or any other Person resulting from the distribution to Parent, Merger Sub Corp. or Merger Sub LLC or any such party’s use of, or reliance upon any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure, each of Parent, Merger Sub Corp. and Merger Sub LLC represents and warrants to the Company as follows:

Section 4.1    Incorporation or Organization, Standing and Corporate Power. Each of Parent, Merger Sub Corp. and Merger Sub LLC is duly incorporated or organized, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all requisite corporate or other entity power and authority to own, carry on and operate its business as presently conducted. Each of Parent, Merger Sub Corp. and Merger Sub LLC is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. True and complete copies of the Organizational Documents of each of Parent, Merger Sub Corp. and Merger Sub LLC, in each case as in effect on the date of this Agreement, have been made available to the Company.

Section 4.2    Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share. The issued and outstanding shares of Parent capital stock consists of (A) 9,385,000 shares of Parent Common Stock and (B) no shares of preferred stock (collectively, the “Parent Issued Shares”). The authorized, issued and outstanding Equity of each Merger Sub is as set forth on Section 4.2(a) of the Parent Disclosure Schedule. Parent owns all of the issued and outstanding Equity of Merger Sub Corp. and Merger Sub LLC. The Parent Issued Shares and the outstanding Equity of Merger Sub Corp. (and to the extent applicable, Merger Sub LLC) have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Other than the Parent Warrants, there have been no issuances by any of Parent, Merger Sub Corp. or Merger Sub LLC of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares or other Equity of Parent, Merger Sub Corp. or Merger Sub LLC, as applicable, or other rights that give the holder thereof any economic or voting or controlling interest of any nature in Parent, Merger Sub Corp. or Merger Sub LLC.

(b) There are no bonds, debentures, notes or other Indebtedness of any of Parent, Merger Sub Corp. or Merger Sub LLC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock and/or any Equity of Merger Sub Corp. or Merger Sub LLC, as applicable, may vote (“Parent Voting Debt”). Except as set forth above, and except for any obligations pursuant to this Agreement or any Ancillary Agreement, there are no securities (including convertible and/or exchangeable securities), options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which any of Parent, Merger Sub Corp. or Merger Sub LLC is a party or by which it is bound (i) obligating such party, as applicable, to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause to be repurchased, redeemed or otherwise acquired, any Parent Voting Debt, Equity of Parent, Merger Sub Corp. or any security convertible or exchangeable for any Parent Voting Debt or Equity of, any such Person, (ii) obligating any such Person to issue, grant, extend or enter into, as applicable, any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking, or (iii) that give any Person the right to receive any economic, voting or controlling interest of any nature in Parent, Merger Sub Corp. or Merger Sub LLC and no such party has granted any share appreciation rights or any other rights the value of which is derived from the financial performance of any such party or the value of any Equity of any of Parent, Merger Sub Corp. or Merger Sub LLC.

(c) Parent has no Subsidiaries as of the date hereof and as of the Closing Date shall not have any Subsidiaries, in each case, other than Merger Sub Corp. and Merger Sub LLC.

(d) All shares of Parent Common Stock to be issued in connection with the Business Combination, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 4.3    Authority.

(a) Each of Parent, Merger Sub Corp. and Merger Sub LLC has, as applicable, all requisite corporate or other entity power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Ancillary Agreements by each such party, as applicable, and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and any such other Ancillary Agreement by each such party have been duly authorized by all necessary corporate action on the part of such Party, other than (i) with respect to (A) the issuance (the “Share Issuance”) of the Aggregate Stock Consideration and Aggregate Earnout Stock Consideration and (B) the Business Combination, the approval of the holders of a majority of the shares of Parent Common Stock voted at the Parent Stockholders’ Meeting and (ii) with respect to the amendment of the Parent Charter contemplated by the Third Amended and Restated Parent Charter (the “Charter Amendment”), the approval of the holders of a majority of the outstanding shares of Parent Common Stock the “Parent Stockholder Approval”). This Agreement and the other Ancillary Agreements to which any of Parent, Merger Sub Corp. or Merger Sub LLC is a party have been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties thereto, constitute (or, as applicable with respect to any Ancillary Agreements to be executed from and after the date hereof, when executed and delivered at the Closing will be) a legal, valid and binding obligation of such Party, enforceable against such party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) To the Knowledge of Parent, none of the transactions contemplated hereby, including the Mergers, is subject to any Takeover Laws of any jurisdiction that may purport to be applicable to Parent, Merger Sub Corp. or Merger Sub LLC.

Section 4.4    Non-Contravention; Compliance with Law.

(a) The execution and delivery by each of Parent, Merger Sub Corp. and Merger Sub LLC of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Business Combination and the other transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions of this Agreement and such Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Encumbrance upon any of the Assets of such Party or any of its Subsidiaries under (other than any such Encumbrance created as a result of any action taken by the Company or any of its Subsidiaries), any provision of (i) the Organizational Documents of such Party, (ii) any Contract to which such Person or any of its Subsidiaries is a party or by which its Assets are bound, or (iii) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of the Company set forth in Section 3.4, any Law applicable to such party or any of its Subsidiaries or any of their respective Assets.

(b) No consent, approval, Judgment, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to such Party or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party or the consummation by such party of the Business Combination or the other transactions contemplated by this Agreement or such Ancillary Agreements, except for the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (z) the filing of the Certificate of Initial Merger and the Certificate of Final Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which such party and its Subsidiaries is qualified to do business.

(c) Each of Parent, Merger Sub Corp. and Merger Sub LLC has complied in all material respects with all applicable Law. None of Parent, Merger Sub Corp. or Merger Sub LLC has received notice regarding any material violation of, conflict with, or failure to comply with, any applicable Law.

Section 4.5    SEC Reports and Financial Statements; Undisclosed Liabilities.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or the NASDAQ Stock Market, Inc. and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) have been delivered to the Company in the form filed with the SEC or are available on EDGAR. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of Parent, except as set forth in Section 4.5 of the Parent Disclosure Schedule, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports, will fairly present, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. No financial statements other than those of Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Neither Parent nor any of its Subsidiaries, or any manager, director, officer or employee of Parent or any of its Subsidiaries, or to the Knowledge of Parent, any auditor or accountant of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No employee and no member of the Parent Board nor any attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has received written notice from any Governmental Entity or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents or reported written evidence of any such violation to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(d) None of Parent’s Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Parent and its Subsidiaries do not now conduct and have not ever conducted any business or operations and have not engaged in any other material transaction other than valuation and pursuit of transactions such as the Business Combination.

(f) None of Parent or any of its Subsidiaries has any liabilities of any nature, except for (i) liabilities incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) liabilities under the Contracts set forth on Section 4.19 of the Parent Disclosure Schedule and (iii) liabilities that would not reasonably be expected to have a material impact on Parent.

Section 4.6    Trust Account. Parent has (and will have immediately prior to the Merger Effective Time) at least $75,000,000.00 (the “Minimum Trust Amount”) in the account established by Parent for the benefit of its public stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co., Inc. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 22, 2012, between Parent and Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to the Parent Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise taxes and expenses from any interest income earned in the Trust Account and (y) to purchase shares of Parent Common Stock in accordance with the provisions of the Parent Charter, as set forth in the Parent SEC Reports.

Section 4.7    Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.8    Absence of Certain Changes or Events. Since the date of Parent’s incorporation, (a) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect, (b) each of Parent, Merger Sub Corp. and Merger Sub LLC has conducted its business only in the ordinary course of business consistent with past practice and (c) there has not been (i) any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 5.2.

Section 4.9    Litigation. As of the date hereof, there is no (a) Action pending or, to the Knowledge of Parent, threatened in writing, and/or (b) Judgment outstanding, in each case, against any of Parent, Merger Sub Corp. or Merger Sub LLC.

Section 4.10    Taxes.

(a) Each of Parent, Merger Sub Corp. and Merger Sub LLC has timely filed or has caused to be timely filed all material Tax Returns required to be filed by it (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects. Each of Parent, Merger Sub Corp. and Merger Sub LLC has paid or caused to be paid all material Taxes due and owing by it, other than Taxes that are being contested in good faith through appropriate proceedings for which appropriate reserves have been established.

(b) No deficiencies for any material Taxes (other than Taxes that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established) have been proposed, asserted, assessed or to the Knowledge of Parent, threatened in writing against any of Parent, Merger Sub Corp. or Merger Sub LLC which have not been settled and paid. All assessments for material Taxes due and owing by any of Parent, Merger Sub Corp. or Merger Sub LLC with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to any of Parent, Merger Sub Corp. and Merger Sub LLC extending the period of assessment or collection of any material Taxes. There are no material Encumbrances for Taxes on any of the Assets of Parent, Merger Sub Corp. or Merger Sub LLC other than statutory Encumbrances for Taxes not yet due and payable. None of Parent, Merger Sub Corp. or Merger Sub LLC has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. None of Parent, Merger Sub Corp. or Merger Sub LLC has engaged in any “listed transaction” within the meaning of Section 6011 of the Code.

(c) None of Parent, Merger Sub Corp. or Merger Sub LLC has taken or agreed to take any action, or has Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11    Employee Matters. Other than the current officers of Parent, Merger Sub Corp. and Merger Sub LLC set forth on Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, neither Parent nor any of its Subsidiaries has any unsatisfied liability with respect to any employee. None of Parent, Merger Sub Corp. or Merger Sub LLC maintains, sponsors or has any liability or potential liability with respect to any Employee Benefit Plan.

Section 4.12    Title to Properties. Parent and its Subsidiaries have good and valid title to, a valid leasehold interest in, or valid license to use, all of the material Fixtures and Equipment and other material Assets used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances. Other than Parent’s rights under the Administrative Services Agreement, dated as of December 16, 2011, between Parent and

Clinton Group, Inc., neither Parent nor any of its Subsidiaries has ever owned, leased, subleased or had any other interest in any real property.

Section 4.13    Indebtedness. None of Parent or any of its Subsidiaries has any Indebtedness.

Section 4.14    Listing. The Parent Common Stock is listed on the NASDAQ Stock Market, Inc. There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by the NASDAQ Stock Market with respect to any intention by such entity to prohibit or terminate the listing of the Parent Common Stock on the NASDAQ Stock Market.

Section 4.15    Board Approval; Stockholder Vote. The Parent Board (including any required committee or subgroup of the Parent Board) has unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the stockholders of Parent, and (iii) determined that the Mergers constitute a Business Transaction. The only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement, the Mergers, the Ancillary Agreements and the other transactions contemplated hereby and thereby is the Parent Stockholder Approval.

Section 4.16    Affiliate Transactions. Except as set forth in Section 4.16 of the Parent Disclosure Schedule, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent or any of its Subsidiaries or (iii) with respect to any Person’s ownership of capital stock or other securities of Parent, there are no Contracts or arrangements under which there are any material existing or future liabilities or obligations between Parent or any of its Subsidiaries, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of either Parent or any of its Subsidiaries or (z) record or beneficial owner of the outstanding Parent Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

Section 4.17    Brokers and Other Advisors. Except as set forth in Section 4.17 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person engaged by or on behalf of Parent or any of its Subsidiaries is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which any party hereto or any of its Affiliates would be liable.

Section 4.18    Information in Proxy Statement. Parent represents that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (ii) the time of the Parent Stockholders’ Meeting, or (iii) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or its Subsidiaries) shall comply in all material respects with the applicable provisions of the Exchange Act.

Section 4.19    Parent Contracts. Except as set forth on Section 4.19 of the Parent Disclosure Schedule, none of Parent or any Merger Sub is party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the ordinary course of its business).

Section 4.20    No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and in any certificate or agreement delivered pursuant hereto, none of Parent, Merger Sub Corp. or Merger Sub LLC nor any other Person on behalf of Parent, Merger Sub Corp. or Merger Sub LLC or any of its respective Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Parent, Merger Sub Corp. or Merger Sub LLC or with respect to any other information provided to the Company, and each of Parent, Merger Sub Corp. and Merger Sub LLC disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, each of Parent, Merger Sub Corp. and Merger Sub LLC hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or Representative of Parent, Merger Sub Corp. or Merger

Sub LLC, or any of their respective Affiliates), and none of Parent, Merger Sub Corp. or Merger Sub LLC nor any other Person will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution to the Company or any such party’s use of, or reliance upon any such information.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1    Conduct of Businesses Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated or permitted by this Agreement, each of Parent and the Company shall and shall cause each of their respective Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization and significant business relationships and keep available the services of its current officers, employees, and consultants, (b) take no action that would be reasonably likely to materially and adversely affect or delay the ability of any Party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Ancillary Agreements or to perform its covenants and agreements under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby on or prior to the Termination Date and (c) conduct its business and operations in the ordinary course consistent with past practice.

Section 5.2    Parent Negative Covenants. Without limiting the generality of Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, except (i) as set forth in Section 5.2 of the Parent Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement or (iii) to the extent required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) adopt or propose any amendment to its Organizational Documents;

(b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other Equity or other interest in any Person, or merge or consolidate with, or purchase any Assets of, any Person or any division or business thereof;

(c) (i) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any of its Equity or make any other agreements with respect to, any of its Equity or any of its other securities or (ii) adopt or implement any stockholder or member rights plan;

(d) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other Assets) or payment with respect to any shares of capital stock, any Equity or other securities (or set any record date therefor);

(e) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or other Equity, or any of its other securities;

(f) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees, consultants or independent contractors, or pay any material amounts or benefits (including severance) to, or materially increase any amounts payable to, any such Person or adopt or implement any Employee Benefit Plan;

(g) lease, license, transfer, exchange or swap, mortgage, encumber (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of shares or other Equity or Assets, or otherwise) any of its Assets or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) except with respect to the Acquisition Financing, incur or assume or pre-pay any Indebtedness, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, make any acquisition of any other Person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees) or enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(i) enter into or amend, terminate or extend any material Contract, or waive, release, assign or fail to enforce any material rights or claims under any material Contract;

(j) make or commit to make any capital expenditures;

(k) initiate, compromise, or settle any Action;

(l) engage in any Parent Affiliate Transaction;

(m) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(n) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by Parent’s outside auditors;

(o) enter into any agreement, understanding or arrangement with respect to the voting of the Parent Common Stock or the Equity of any of Parent’s Subsidiaries;

(p) elect or otherwise cause Merger Sub LLC, to be treated for United States federal income tax purposes as a corporation or partnership or otherwise to be regarded for such purposes as an entity separate from Parent;

(q) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Entity to be obtained in connection with this Agreement;

(r) use any portion of the Trust Account to acquire shares of Parent Common Stock or other Parent Equity, other than acquisitions of shares of Parent Common Stock from holders of Parent Common Stock who properly exercise their redemption rights in accordance with the Parent Charter; or

(s) enter into any agreement, Contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 5.3    Company Negative Covenants. Without limiting the generality of Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, except (i) as set forth in Section 5.3 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement or the Ancillary Agreements or (iii) to the extent required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) adopt or propose any amendment to its Organizational Documents;

(b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other Equity or other interest in any Person, or merge or consolidate with, or purchase any Assets constituting or comprising a business of, any Person or any division or business thereof;

(c) (i) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any Equity of the Company or any Subsidiary or make any other agreements with respect to, any of its Equity or any of its other securities, (ii) amend, waive or otherwise modify any of the terms of any option, restricted unit, profits interest, warrant or stock option plan of the Company or any of its Subsidiaries (other than to impose additional limitations on the holder thereof) or authorize cash payments in exchange for any rights granted under any of such plans or (iii) adopt or implement any stockholder or member rights plan;

(d) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other Assets) or payment with respect to any shares of capital stock, any Equity or other securities (or set any record date therefor), in each case, other than with respect to such items declared, set aside, paid or made by Subsidiaries of the Company to other wholly-owned Subsidiaries of the Company or the Company;

(e) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or other Equity, or any of its other securities, other than repurchases of shares of Company Common Stock or Company Options from employees or former employees of the Company or its Subsidiaries in accordance with the Stockholders Agreement or the Company Option Plan, as applicable;

(f) materially increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees, consultants or independent contractors, or pay any material amounts or benefits (including severance) to, or materially increase any amounts payable to, any such Person, in each case other than (i) to the extent required by any Company Benefit Plan existing on the date of this Agreement or (ii) in the ordinary course of business consistent with past practice;

(g) lease, license, transfer, exchange or swap, mortgage, encumber (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of shares or other Equity or Assets, or otherwise) any material portion of its Assets other than in the ordinary course of business and other than with respect to the Acquisition Financing or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) except with respect to Indebtedness under arrangements existing as of the date hereof and the Acquisition Financing, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (excluding advances to employees in the ordinary course of business) or enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(i) engage in any Affiliate Transaction;

(j) make any material change in its accounting policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(k) revalue any of its material assets except in compliance with GAAP and approved by the Company’s outside auditors;

(l) enter into any agreement, understanding or arrangement with respect to the voting of the Company Common Stock or the Equity of any of the Company’s Subsidiaries;

(m) take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Entity to be obtained in connection with this Agreement; or

(n) enter into any agreement, Contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Proxy Statement; Additional Parent Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC a proxy statement in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement” and, the time and date of such filing with the SEC, the “Proxy Date”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider, among other things, (1) approval and adoption of this Agreement, (2) the Share Issuance, (3) the Charter Amendment, (4) the election to the Parent Board of Daniel Collin, Stephen Presser and Thomas J. Baldwin, and (5) any other proposals Parent and the Company deem necessary or desirable to effectuate the Business Combination. The Proxy Statement shall disclose that Parent will elect to be a “controlled company” within the meaning of the NASDAQ Stock Market Listing Rules. The Proxy Statement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations hereunder. As promptly as practicable after approval thereof by the SEC (but in any event, within three (3) Business Days), Parent shall mail the Proxy Statement to its stockholders.

(b) No amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld or delayed) and Parent shall promptly transmit any such amendment or supplement to its stockholders, if at any time prior to the Parent Stockholders’ Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. Parent will advise the Company promptly after it receives notice thereof, of the time when the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) If, at any time prior to the Merger Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, then Parent shall promptly inform the Company; provided, however, that no information received by the Company pursuant to this Section 6.1(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent, and no such information shall be deemed to change, supplement or amend the Parent Disclosure Schedule.

(d) If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, then the Company shall promptly inform Parent; provided, however, that no information received by Parent pursuant to this Section 6.1(d) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedule.

(e) The Company acknowledges that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Exchange Act in connection with the transactions contemplated hereby (including, without limitation, a current report on Form 8-K required to be filed after the Closing regarding these transactions sometimes referred to as a “Super 8-K”) (collectively, “Additional Parent Filings”) shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to promptly provide Parent with all information concerning the Company and its Subsidiaries, its management, operations and financial condition, in each case, required to be included in the Proxy Statement and Additional Parent Filings. The Company and its Subsidiaries shall make their managers, directors, officers and employees reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

Section 6.2    Parent Stockholders’ Meeting. Parent shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting solely for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Share Issuance, the Charter Amendment and the Business Combination and shall include such recommendation in the Proxy Statement (the “Parent Recommendation”). The Parent Board shall not (and no committee thereof shall) withdraw (or modify), or publicly propose to withdraw (or modify), the Parent Recommendation.

Section 6.3    Listing of Parent Common Stock. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock that will be issued in the Initial Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Merger Effective Time.

Section 6.4    Access to Information.

(a) Upon reasonable notice and subject to applicable Laws and Contracts, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other reasonable access, during normal business hours during the period prior to the earlier of (i) Merger Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1, to all properties, books, contracts, commitments and records as is reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not require any party to take any such action if (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in violation of applicable Law or material Contract, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the foregoing proviso apply. All requests for information made pursuant to this Section 6.4(a) shall be directed to the individual designated by Parent and the Company, respectively (or such individual’s designee).

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Affiliates or Representatives pursuant to Section 6.4, or otherwise in connection with this Agreement, in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated November 14, 2012, by and between the Company and Parent (the “Confidentiality Agreement”).

(c) No investigation or information provided or received by any party or its Representatives pursuant to this Section 6.4 shall affect any of the representations and warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 6.5    Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Merger Effective Time, Parent shall provide or shall cause to be provided to each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time, an officer or director of Parent, Merger Sub Corp., Merger Sub LLC or the Company or any of their respective Subsidiaries (the “Indemnified Parties”), rights to indemnification, advancement of expenses and exculpation from liability which are at least as favorable to such individuals as the rights to advancement of expenses and exculpation from liability set forth in the Third Amended & Restated Parent Charter and in the Amended & Restated Parent Bylaws.

(b) For a period of six (6) years after the Merger Effective Time, Parent shall maintain in effect policies of directors’ and officers’ liability insurance in favor of the Indemnified Parties (and any other Person who is covered by the current directors’ and officers’ liability insurance policy of the Company) with coverage in amount and scope at least as favorable as the Company’s existing policies with respect to claims arising from facts or events that occurred prior to the Merger Effective Time.

(c) Each of the Parties hereby acknowledges that certain Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or exculpation provided by other entities and/or organizations not associated with any Party, or their respective insurers (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). From and after the Merger Effective Time, Parent and each other Party hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any Indemnified Party by Parent or any Other Indemnitor, whether pursuant to any Organizational Document of any such Party, any indemnification agreement or other document or agreement and/or pursuant to this Section 6.5 (any of the foregoing is herein an “Indemnification Agreement”) (i) Parent shall, at all times, be the indemnitor of first resort (i.e., its obligations to such Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party shall be secondary), (ii) Parent shall, at all times, be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights such Indemnified Party may have against the Other Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof. From and after the Merger Effective Time, each of the Parties hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from Parent shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Party against Parent, and Parent shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Party.

(d) From and after the Merger Effective Time, in the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its Assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 (i) shall become effective at the Merger Effective Time and shall survive the Merger Effective Time, (ii) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Indemnified Party and his heirs and Representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. From and after the Merger Effective Time, each Indemnified Party shall be entitled to enforce the covenants contained in this Section 6.5 and Parent acknowledges and agrees that such Indemnified Party would suffer irreparable harm and that no adequate remedy at Law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of this Section 6.5.

Section 6.6    Closing Actions. Each of the Parties agrees that it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws or otherwise, so as to permit consummation of the Business Combination as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements including using its reasonable best efforts to make any filing, and obtain (and cooperating with the other Parties to obtain) any consent, authorization, registration, order or approval of, or any exemption by, any Governmental Entity and any other Person that is required to be obtained by Parent, Merger Sub Corp., Merger Sub LLC or the Company or any of their respective Subsidiaries in connection with the Business Combination, but specifically excluding the waiver or compromise of any condition to such Party’s obligations under Article VIII.

Section 6.7    Further Actions. In case at any time after the Merger Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall (at Parent’s sole expense) take all such lawful and necessary action as may be reasonably requested by the MCP Funds or Parent.

Section 6.8    Transfer Taxes. All Transfer Taxes shall be paid by Parent at or following the Closing.

Section 6.9    Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including preparing and filing all necessary documentation, effecting all applications, notices, petitions and filings, obtaining as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities, and complying with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Each party hereto agrees to file as soon as practicable, to the extent applicable, any filings or notifications with respect to such approvals or waiting periods as may be required under any applicable Laws. Subject to Section 10.1, any expenses and costs incurred in connection with the parties’ obligations under this Section 6.9(a) shall be paid one half by Parent and one half by the Company. Each party shall respond as promptly as practicable to any inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. Parent and the Company shall use its reasonable best efforts to avoid, eliminate, or resolve any impediment or objection under any antitrust, competition, or trade regulation law that may be asserted by any state attorney general or any other Governmental Entity or other Persons with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Each party shall (i) promptly notify the other party of any material communication to that party from any state attorney general or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) to the extent practicable, not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Each of Parent and the Company shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or the Company or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and each of Parent and the Company shall provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of any such statement, filing, notice or application.

(c) Parent and the Company shall promptly advise each other upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(d) Parent and the Company shall (i) promptly inform the other of any communication to or from any Governmental Entity regarding the transactions contemplated hereby, (ii) give the other prompt notice of the commencement of any Action with respect to the transactions contemplated hereby and (iii) keep the other reasonably informed as to the status of any such Action.

(e) Parent and the Company shall use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.10    Affiliated Transactions. The Company shall cause all of the Contracts which are required to be set forth in Section 3.16 of the Company Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Section 6.10 of the Company Disclosure Schedule. Parent shall cause all of the Contracts which are required to be set forth in Section 4.16 of the Parent Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing, other than those documents set forth on Section 6.10 of the Parent Disclosure Schedule.

Section 6.11    Notification of Changes.

(a) Prior to the Closing, the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of the Company in this Agreement such that any of the conditions contained in Section 8.1 or Section 8.2 would not be satisfied.

(b) Prior to the Closing, Parent shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of

Parent in this Agreement such that any of the conditions contained in Section 8.1 or Section 8.3 would not be satisfied.

Section 6.12    Transaction Litigation. Each Party shall give each other Party the opportunity to participate in the defense, settlement and/or prosecution of any Action commenced following the date hereof related to this Agreement or the transactions contemplated hereby. Prior to the Merger Effective Time, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other Parties shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13    Acknowledgement Regarding Projections. Parent acknowledges that it has received from the Company certain projections, forecasts and prospective or third party information relating to the Company and its Subsidiaries. Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) neither Parent nor any other Person shall have any claim against the Company or any of its respective directors, officers, Affiliates, agents or other Representatives with respect thereto. Accordingly, Parent acknowledges that neither the Company nor any other Person makes any representations or warranties with respect to such projections, forecasts or information (it being understood that this acknowledgment does not cover any underlying facts or information which are addressed by any of the representations and warranties made by the Company in Article III of this Agreement).

Section 6.14    [Intentionally Omitted].

Section 6.15    Acquisition Financing.

(a) Each of Parent, Merger Sub Corp., Merger Sub LLC and the Company shall use their respective reasonable best efforts to arrange and obtain the proceeds of financing for the transactions contemplated hereby on terms which are reasonably satisfactory to each of Parent and the Company and in an amount sufficient to (i) repay in full all amounts outstanding as of the Merger Effective Time under (A) that certain Term Loan Agreement among the Company and Barclays Bank PLC and the other lenders and parties thereto from time to time (the “Term Loan Agreement”) and (B) that certain Amended and Restated Loan and Security Agreement among the Company and Wells Fargo Bank, National Association and the other lenders and parties thereto from time to time (the “ABL Credit Agreement”), (ii) provide for the payment at the Closing of at least $90,000,000 in Aggregate Cash Consideration to the holders of Company Common Stock, when taken together with the amount of cash disbursed to such persons (or to the Exchange Agent for further payment to such persons) from the Trust Account, (iii) pay in full the Expenses contemplated by Section 6.19(b) and Section 10.1, and (iv) fund working capital and certain ongoing operations of Parent and its post-Closing Subsidiaries (including the Company) (such debt financing on the terms described above is referred to herein as the “Acquisition Financing”).

(b) In furtherance of the provisions of Section 6.15(a), from the date hereof until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, each of Parent and the Company will (and will cause their respective Subsidiaries to) cooperate with the other Parties and instruct its management to cooperate with the other Parties as reasonably requested by Parent or the Company (provided that such requested cooperation does not materially and unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) in connection with the Parties’ arrangement of the Acquisition Financing and the negotiation, execution and delivery of definitive documentation for the Acquisition Financing. Such cooperation will include, among other things, making appropriate officers available for participation in meetings, drafting sessions, due diligence sessions, ratings agency presentations and road shows, providing customary authorization letters authorizing the distribution of information to other prospective lenders and containing a customary representation (with respect to the applicable information provided by the respective Party) to the financing sources that as of the date of preparation such information does not contain any material non-public information or any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, and assisting in the preparation of rating agency presentations, offering memoranda, private placement memoranda, prospectuses and similar documents, as may be reasonably requested by Parent or the Company or any prospective lender to (or purchaser of securities of) Parent and/or the Company and their respective Subsidiaries in connection with the Acquisition Financing.

Section 6.16    Parent Common Stock. Parent shall take all corporate action necessary to authorize and have available for issuance at the Closing a sufficient number of shares of Parent Common Stock required for delivery of the Aggregate Stock Consideration and the Aggregate Earnout Stock Consideration to the Exchange Agent in accordance with Section 2.4 and Section 2.15 hereof.

Section 6.17    Aggregate Cash Consideration Shortfall.

(a) If, at the Closing, the aggregate amount of cash immediately available for payment to the Exchange Agent (for further payment in accordance with Section 2.15) from (i) the Trust Account (after giving effect to the payments payable to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to the Parent Charter (and in accordance with the mechanics for such redemption set forth in the Proxy Statement) as described in Section 6.19) and (ii) the Acquisition Financing, is less than $107,500,000, but not less than $90,000,000, then Parent, at its option, may reduce the Aggregate Cash Consideration by an amount equal to such shortfall from $107,500,000, but in no event, to an amount less than $90,000,000; provided that, in connection with such reduction, Parent simultaneously increases the Aggregate Stock Consideration by a number of shares of Parent Common Stock equal to (x) the amount of such shortfall from $107,500,000 divided by (y) $10 (with cash being paid in lieu of fractional shares).

(b) If, at the Closing, the aggregate amount of cash immediately available for payment to the Exchange Agent (for further payment in accordance with Section 2.15) from (i) the Trust Account (after giving effect to the payments payable to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to the Parent Charter (and in accordance with the mechanics for such redemption set forth in the Proxy Statement) as described in Section 6.19) and (ii) the Acquisition Financing, is less than $107,500,000, then the Company, at its option, may reduce the Aggregate Cash Consideration by an amount equal to such shortfall from $107,500,000, but in no event, to an amount less than $55,000,000; provided that, if the Company elects such reduction, then Parent shall simultaneously increase the Aggregate Stock Consideration by a number of shares of Parent Common Stock equal to (x) the amount of such shortfall from $107,500,000 divided by (y) $10 (with cash being paid in lieu of fractional shares).

Section 6.18    Exclusivity.

(a) Subject to Section 6.18(b), during the period (such period, the “Exclusivity Period”) beginning on the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement in accordance with Article IX and (y) the Closing Date, the Company shall not and shall cause its Affiliates and their respective Representatives not to, directly or indirectly: (i) solicit, commence, initiate, renew or knowingly facilitate, induce or encourage, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.18(a) by any of the Company, its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 6.18(a) by the Company. No holder of Company Common Stock shall transfer any Company Common Stock prior to the earlier of the Closing and the termination of this Agreement in accordance with Article IX other than transfers (A) in accordance with the terms of this Agreement, (B) to the Company, (C) to any MCP Fund, (D) to such Person’s Affiliates or Family Group or (E) in accordance with applicable laws of descent and distribution (each such term as defined in the Stockholders Agreement as in effect on the date hereof).

(b) Notwithstanding Section 6.18(a) or any other provision of this Agreement to the contrary, during the period (such period, the “Alternative Transaction Period”) beginning on the date of this Agreement and continuing until 11:59 p.m. CT on March 21, 2013, the Company and its Affiliates and their respective Representatives shall have the right to: (i) respond to, facilitate, or encourage any Unsolicited Proposal and (ii) enter into and maintain discussions or negotiations regarding any Unsolicited Proposal or furnish to any Person any information with respect to, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations or execute any agreement regarding or consummate any, Unsolicited Proposal. The Company will notify Parent immediately if (A) the Company receives an Unsolicited Proposal and (B) intends to respond to such Unsolicited Proposal other than to inform the counterparty to such proposal of the Company’s obligations under Section 6.18(a), above.

(c) The Company shall and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal.

(d) During the Exclusivity Period, Parent shall not and shall cause its Affiliates and their respective Representatives not to, directly or indirectly: (i) solicit, commence, initiate, renew or facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Business Transaction Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Business Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.18(d) by any of Parent or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 6.18(d) by Parent.

(e) Parent shall and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Transaction Proposal.

Section 6.19    Trust Account.

(a) As of the Merger Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Charter will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Business Combination, and no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder previously validly elected to redeem his, her or its shares of Parent Common Stock pursuant to the Parent Charter (and in accordance with the mechanics for such redemption set forth in the Proxy Statement). Upon satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 and notice thereof to the Trustee (which such notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Merger Effective Time, Parent shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to pay (A) as and when due all amounts payable to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to the Parent Charter (and, in accordance with the mechanics for such redemption set forth in the Proxy Statement), and (B) immediately thereafter all remaining amounts then available in the Trust Account to the Exchange Agent in accordance with this Agreement and the Exchange Agent Agreement and (b) thereafter, the Trust Account shall terminate.

(b) Immediately following the termination of the Trust Account, Parent shall pay all other liabilities and obligations of Parent due and owing or incurred at or prior to the Closing, including all amounts payable (i) to the Underwriter in an amount equal to $2,250,000 representing deferred underwriting commissions and discounts payable upon consummation of the Business Combination, (ii) in respect of the documented Expenses of the Company, Parent, and their respective Affiliates collectively in accordance with Section 10.1, to the legal counsel to each of Parent and/or any of its Subsidiaries or, the Company and/or any of its Subsidiaries or any holder of Company Common Stock in connection with efforts to effect the transactions contemplated hereby and by the Ancillary Agreements, (iii) with respect to filings, applications and/ or other actions taken pursuant to this Agreement or applicable Law and (iv) with respect to the other documented Expenses of the Company, Parent, and their respective Affiliates collectively in accordance with Section 10.1, including, to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/or any of its Subsidiaries or, the Company and/or any of its Subsidiaries or any holder of Company Common Stock in connection with efforts to effect the transactions contemplated hereby and by the Ancillary Agreements.

Section 6.20    Separation of Parent Units. At the Closing, Parent shall cause the public trading of the Parent Units to cease and each Parent Unit to be mandatorily separated into its component parts of shares of Parent Common Stock and warrants to purchase shares of Parent Common Stock.

ARTICLE VII

SURVIVAL

Section 7.1    Survival. The representations, warranties and covenants of the parties hereto contained in this Agreement or the Ancillary Agreements shall not survive the Closing (other than those covenants or agreements which by their terms are to be performed in whole or in part after the Closing which shall survive the Closing until performed in accordance with their terms). There are no remedies available to the parties hereto with respect to any breach of the representations, warranties and covenants of the parties to this Agreement after the Closing, except with respect to covenants to be performed at or following the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1     Conditions to Each Party’s Obligation to Effect the Business Combination. The respective obligations of the parties to effect the Business Combination shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by mutual written agreement of the Company and Parent to the extent permitted by applicable Law):

(a) No Injunctions or Restraints.    No Law, final and non-appealable Judgment, or other final and non-appealable legal restraint or prohibition, entered, enacted, promulgated, enforced, or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which permanently prohibits, renders illegal or enjoins, the consummation of the transactions contemplated by this Agreement (each, a “Restraint”).

(b) Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained.

(c) Closing Deliveries.    The Company shall have delivered to Parent and Parent shall have delivered to the Company, the documents and certificates required pursuant to Section 2.19(c).

Section 8.2     Conditions to Obligations of Parent, Merger Sub Corp. and Merger Sub LLC. The obligation of Parent, Merger Sub Corp. and Merger Sub LLC to effect the Business Combination is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing, of the following conditions (any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law):

(a) Representations and Warranties.    The representations and warranties contained in Article III of this Agreement (other than the Company Major Representations) shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. The Company Major Representations shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date).

(b) Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Company Material Adverse Effect.    Since the date hereof, there shall not have occurred any Company Material Adverse Effect.

(d) Officer’s Certificate.    Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to the effects of Section 8.2(a), Section 8.2(b) and Section 8.2(c).

Section 8.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Business Combination is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law):

(a) Representations and Warranties.    The representations and warranties contained in Article IV of this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein) in all material respects, on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date).

(b) Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (provided, that the covenants of Parent set forth in Section 2.15 and Section 6.19 shall have been performed in all respects).

(c) Officer’s Certificate.    The Company shall have received a certificate signed on behalf of Parent by an officer of Parent including a statement to the effects of Section 8.3(a), Section 8.3(b) and Section 8.3(h).

(d) Aggregate Merger Consideration.    Parent shall have delivered to the Exchange Agent, prior to or at the Closing, the following in form and substance reasonably acceptable to the Company:

(i) The Aggregate Cash Consideration by wire transfer of immediately available funds; and

(ii) Certificates representing the Aggregate Stock Consideration and the Aggregate Earnout Stock Consideration.

(e) Restated Parent Organizational Documents.    The Certificate of Incorporation of Parent shall be amended and restated in the form of the Third Amended and Restated Parent Charter, and the bylaws of Parent shall be amended and restated in the form of the Amended and Restated Parent Bylaws.

(f) Aggregate Cash Consideration.    The Aggregate Cash Consideration shall be not less than $107,500,000; provided that pursuant to the provisions of Section 6.17(a), Parent shall have the option to reduce the Aggregate Cash Consideration to an amount not less than $90,000,000, if Parent otherwise complies with the provisions of Section 6.17(a) in all respects.

(g) Listing.    The shares of Parent Common Stock to be issued in the Initial Merger shall have been approved for listing on the NASDAQ Capital Market.

(h) Absence of Parent Material Adverse Effect.    There shall not have occurred any Parent Material Adverse Effect.

(i) Election of MCP Directors.    The MCP Directors (as defined in the Governance Agreement), other than Daniel Collin and Stephen Presser, shall have been appointed to serve on the Parent Board in accordance with the Governance Agreement and Daniel Collin and Stephen Presser shall have been elected as Class I Directors at the Parent Stockholders’ Meeting.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if any Restraint having any of the effects set forth in Section 8.1(a) shall be in effect and shall have become permanent, final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to perform or observe its covenants and agreements set forth herein resulted in any such Restraint being in effect, permanent, final or nonappealable;

(c) by either Parent or the Company if the Business Combination shall not have been consummated on or before June 30, 2013 (such date the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to perform or observe its covenants and agreements set forth herein resulted in the failure of the Business Combination to be consummated on or before the Termination Date;

(d) by Parent (provided none of Parent, or any of its Subsidiaries is then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform (i) would cause the condition set forth in either Section 8.2(a) or Section 8.2(b) not to be satisfied and (ii) either cannot be cured or, if curable, is not cured by the Company on or before the earlier of the Termination Date and the date which is 30 Business Days following receipt by the Company of written notice of such breach or failure;

(e) by the Company (provided the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if any of Parent, Merger Sub Corp. or Merger Sub LLC has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained herein, which breach or failure to perform (i) would cause the condition set forth in either Section 8.3(a) or Section 8.3(b) not to be satisfied and (ii) either cannot be cured or, if curable, is not cured by Parent, Merger Sub Corp. or Merger Sub LLC on or before the earlier of the Termination Date and the date which is 30 Business Days following receipt by Parent of written notice of such breach or failure;

(f) by the Company at any time prior to the expiration of the Alternative Transaction Period to pursue an Unsolicited Proposal;

(g) by Parent, if the Company shall not have delivered to Parent the audited consolidated financial statements of the Company (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) as of and for the years ended December 31, 2011 and December 31, 2012 by March 15, 2013; or

(h) by Parent if the Company has not delivered the MCP Funds Written Consent by 11:59 P.M. Chicago, Illinois time on the calendar day immediately following the date hereof.

The party desiring to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.1(f), Section 9.1(g) or Section 9.1(h) shall give written notice of such termination to the other party in accordance with Section 10.2.

Section 9.2    Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, except that the Confidentiality Agreement and the following provisions shall survive the termination of this Agreement: this Section 9.2, Section 9.3 and Article X.

(b) Except with respect to any breach of this Agreement occurring prior to such termination and as set forth in Section 9.3, none of Parent, the Company, any of their respective Subsidiaries or Representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby following such termination.

Section 9.3    Expense Reimbursement. If this Agreement is terminated by the Company pursuant to Section 9.1(f), then Parent shall be entitled to reimbursement by the Company of Parent’s actual, reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation of this Agreement up to a maximum amount of $450,000 which shall be Parent’s sole and exclusive remedy (as liquidated damages).

ARTICLE X

GENERAL PROVISIONS

Section 10.1    Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all out-of-pocket costs and expenses (including attorneys’, accountants’, investment banking and other similar fees) incurred by or on behalf of the parties hereto in connection with this Agreement and the transactions contemplated hereby (collectively, “Expenses”) shall be paid by the Party incurring such costs and expenses, except that if the Business Combination shall be effected, then Parent (or one of its Subsidiaries) shall pay (or, to the extent incurred and paid at or prior to the Closing, reimburse) the documented Expenses of the Company, Parent, and their respective Affiliates collectively.

Section 10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), e-mailed (upon receipt) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub Corp. or Merger Sub LLC prior to the Closing, to:

ROI Acquisition Corp.

c/o Clinton Group, Inc.

9 West 57th St, 26th Floor

New York, NY

Attention: Joseph A. De Perio

Facsimile No.: (212) 825-0079

E-mail: joseph.deperio@clinton.com

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922

Attention:        Joel Rubinstein

                           Todd Finger

Facsimile No.: (212) 547-5444

E-mail:        jrubinstein@mwe.com

                     tfinger@mwe.com

(b) if to Parent, Merger Sub Corp. or Merger Sub LLC following the Closing, to:

EveryWare Global, Inc.

519 N. Pierce Avenue

Lancaster, OH

Attention:        John Sheppard, Chief Executive Officer

                           Kerri Cardénas-Love, Esq., General Counsel

Facsimile No.: (740) 681-6455

E-mail:        John.Sheppard@everywareglobal.com

                      Kerri.Love@everywareglobal.com

With a copy (which shall not constitute notice) to:

Monomoy Capital Partners

142 West 57th Street, 17th Floor

New York, NY 10019

Attention:          Daniel Collin

                             Jaime McKenzie

Facsimile No.: (212) 699-4010

E-mail:        dcollin@mcpfunds.com

                      jmckenzie@mcpfunds.com

and:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:        Richard W. Porter, P.C.

                           Kevin L. Morris

                           Carol Anne Huff

Facsimile No.: (312) 862-2200

E-mail:        richard.porter@kirkland.com

                      kevin.morris@kirkland.com

                      chuff@kirkland.com

(c) if to the Company, to:

EveryWare Global, Inc.

519 N. Pierce Avenue

Lancaster, OH

Attention:          John Sheppard, Chief Executive Officer

                             Kerri Cardénas-Love, Esq., General Counsel

Facsimile No.: (740) 681-6455

E-mail:        John.Sheppard@everywareglobal.com

                     Kerri.Love@everywareglobal.com

With a copy (which shall not constitute notice) to:

Monomoy Capital Partners

142 West 57th Street, 17th Floor

New York, NY 10019

Attention:        Daniel Collin

                           Jaime McKenzie

Facsimile No.: (212) 699-4010

E-mail:        dcollin@mcpfunds.com

                       jmckenzie@mcpfunds.com

and:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:       Richard W. Porter, P.C.

                           Kevin L. Morris

                           Carol Anne Huff

Facsimile No.: (312) 862-2200

E-mail:        richard.porter@kirkland.com

                      kevin.morris@kirkland.com

                      chuff@kirkland.com

Section 10.3    Counterparts. This Agreement may be executed in counterparts, and by facsimile or portable document format (.pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4    Entire Agreement; Severability.

(a) This Agreement (including the Schedules and Exhibits hereto and documents and the instruments referred to herein), the Ancillary Agreements (and the documents and the instruments referred to therein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.5    Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed and construed in accordance with the internal substantive laws of the State of Delaware applicable to a contract entered into and fully performed solely within the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 10.6    Publicity. Prior to the earlier of termination of this Agreement in accordance with its terms and the Merger Effective Time, except as otherwise required by applicable Law, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company, in the case of a proposed announcement or statement by Parent, or Parent, in the case of a proposed announcement or statement by the Company, which consent shall not be unreasonably withheld, except in the event that such release or announcement may be required by Law or the rules or regulations of any U.S. Self-Regulatory Organization, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider in good faith the views and comments made by such other party. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Company and Parent in advance. Notwithstanding the foregoing, nothing in this Section 10.6 will limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 10.7    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section 2.21 (and by reference therein, Section 2.15 and Section 2.17) and Section 6.5 (the provisions of which Sections shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, including their successors and assigns, heirs and legal representatives, as applicable, from and after the Merger Effective Time), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8    Submission to Jurisdiction; Waivers; Consent to Service of Process. Each of the Parties irrevocably agrees that any Action with respect to this Agreement or for recognition and enforcement of any Judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New Castle County, Delaware and each of the parties hereto hereby (i) irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out or relates to of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New Castle County, Delaware. It is understood and agreed that any other court or arbiter in any other jurisdiction shall be entitled to enforce any Judgment of any state court or Federal court sitting in New Castle County,

Delaware. Any writs, process or summonses to be served on any other party in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.2 or as otherwise permitted by Law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.8 or (ii) to the fullest extent permitted by Law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9    Enforcement of Agreement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law. To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action solely to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 9.2 hereof) when available to such party pursuant to the terms of this Agreement, if the Termination Date would otherwise expire during the pendency of such action, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus ten (10) Business Days, or (ii) such other time period established by the court presiding over such action.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Amendment; Waiver.

(a) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Parties hereto or (ii) by a waiver in accordance with Section 10.11(b).

(b) Any Party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other Party, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other party pursuant hereto or waive compliance with any of the agreements of the other

Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.12    Trust Account Waiver. The Company acknowledges and agrees that Parent is a blank-check company formed to effect a merger, asset acquisition, reorganization or similar business combination involving one or more businesses or assets. The Company acknowledges and agrees that substantially all of Parent’s assets are the monies and other assets held in the Trust Account, which are held for the benefit of Parent’s public stockholders in accordance with the Parent Charter. For and in consideration of Parent, Merger Sub Corp. and Merger Sub LLC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby acknowledges and agrees that it has no right, title, interest or claim of any kind in or to any monies and other assets in the Trust Account, and hereby irrevocably waives any such right, title, interest or claim it or they may have in the future in or to any monies and other assets in the Trust Account as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent, and will not seek recourse against the Trust Account for any reason whatsoever; provided that, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of shares of Parent Common Stock in accordance with the Parent Charter) to the Exchange Agent (for subsequent payment in accordance with Section 2.15) in accordance with the terms of this Agreement, the Trust Agreement and the Exchange Agent Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to redeem the shares of Parent Common Stock in accordance with the Parent Charter.

Section 10.13    No Recourse. Except as expressly set forth in this Agreement or any Ancillary Agreement, notwithstanding any rights of Parent or the Company at Law or in equity, in the event of any default or breach by the Company or Parent under this Agreement, as applicable, Parent’s and the Company’s remedies shall be restricted to enforcement of their respective rights against the property and assets of the Company or Parent (including the Trust Account, but subject to Section 10.12), as applicable, and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Company or Parent (other than the Company or Parent), as applicable, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate (other than the Company or Parent, as applicable) of any of the foregoing, as applicable, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ROI ACQUISITION CORP.

By:	/s/ Thomas J. Baldwin
Name: Thomas J. Baldwin
Title: Chairman and Chief Executive Officer

ROI MERGER SUB CORP.

By:	/s/ Thomas J. Baldwin
Name: Thomas J. Baldwin
Title: President

ROI MERGER SUB LLC

By:	/s/ Thomas J. Baldwin
Name: Thomas J. Baldwin
Title: President

EVERYWARE GLOBAL, INC.

By:	/s/ John Sheppard
Name: John Sheppard
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER]

Annex B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVERYWARE GLOBAL, INC.

EveryWare Global, Inc.., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is EveryWare Global, Inc. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 19, 2011 under the name ROI Acquisition Corp. and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2011 and the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 27, 2012 (the “Prior Certificate”).

2. This Third Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation as heretofore amended.

4. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the certificate of incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is EveryWare Global, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [101,000,000] shares, consisting of [100,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”), and [1,000,000] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis, in such dividends and distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the

Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.3(c).

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Section 5.2    Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of the Prior Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The Board shall have the exclusive authority to determine the authorized number of directorships in each class. Subject to Section 5.5 hereof, if the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors (including persons elected by directors to fill vacancies in the Board) may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66.667% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, and subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a) Right to Indemnification.    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.2(c) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Right to Advancement of Expenses.    In addition to the right to indemnification conferred in Section 8.2(a), an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise.

(c) Procedure for Indemnification.    Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(b) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(b) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(b), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) Non-Exclusivity of Rights.    The rights provided to any Indemnitee pursuant to this Section 8.2 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, this Amended and Restated Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(e) Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(f) Indemnification of Other Persons.    This Section 8.2 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of Indemnitees under this Section 8.2.

(g) Service for Subsidiaries.    Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this Section 8.2) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(h) Amendments.    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(i) Certain Definitions.    For purposes of this Section 8.2, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

(j) Merger or Consolidation.    For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(k) Reliance.    Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(l) Contract Rights.    The rights provided to Indemnitees pursuant to this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of this Section 8.2 or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such Indemnitee or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

(m) Severability.    If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Section 8.2 shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

CERTAIN ACKNOWLEDGMENTS, COMPETITION AND CORPORATE OPPORTUNITIES

Section 9.1    Certain Acknowledgments. In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of Monomoy Capital Management, LLC (“MCP”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) MCP and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with MCP and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve MCP and/or its Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Amended and Restated Certificate, “Affiliated Companies” means (a) in respect of MCP, any entity that controls, is controlled by or under common control with MCP (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed by MCP and (b) in respect of the Corporation, any company controlled by the Corporation.

Section 9.2    Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, neither MCP nor any of its Affiliated Companies nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of MCP, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to MCP, its Affiliated Companies or any of their respective Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that MCP, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies.

Section 9.3    Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article II or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.4    Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article IX; provided however, that neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 9.5    Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.6    Severability.    To the extent that any provision of this Article IX is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article IX.

ARTICLE X

EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Notwithstanding anything contained in this Amended and Restated Certificate or in the Corporation’s Bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles V, VI, VII, VIII, X and this Article XI, unless such action is approved by the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, EveryWare Global, Inc. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer this [            ] day of [            ], 2013.

EVERYWARE GLOBAL, INC.

By:
Name:
Title:

Annex C

EVERYWARE GLOBAL , INC.

2013 OMNIBUS INCENTIVE COMPENSATION PLAN

2.48	“Section 409A of the Code”	C-9
2.49	“Securities Act”	C-9
2.50	“Stock Appreciation Right”	C-9
2.51	“Stock Option” or “Option”	C-9
2.52	“Subsidiary”	C-9
2.53	“Tandem Stock Appreciation Right”	C-9
2.54	“Ten Percent Stockholder”	C-9
2.55	“Termination”	C-9
2.56	“Termination of Consultancy”	C-9
2.57	“Termination of Directorship”	C-9
2.58	“Termination of Employment”	C-10
2.59	“Transfer”	C-10

ARTICLE III ADMINISTRATION		C-10
3.1	The Committee	C-10
3.2	Grants of Awards	C-10
3.3	Guidelines	C-11
3.4	Decisions Final	C-11
3.5	Designation of Consultants/Liability	C-11
3.6	Indemnification	C-12

ARTICLE IV SHARE LIMITATION		C-12
4.1	Shares	C-12
4.2	Changes	C-14
4.3	Minimum Purchase Price	C-15

ARTICLE V ELIGIBILITY		C-15
5.1	General Eligibility	C-15
5.2	Incentive Stock Options	C-15
5.3	General Requirement	C-15

ARTICLE VI STOCK OPTIONS		C-15
6.1	Options	C-15
6.2	Grants	C-15
6.3	Incentive Stock Options	C-15
6.4	Terms of Options	C-16

ARTICLE VII STOCK APPRECIATION RIGHTS		C-18
7.1	Tandem Stock Appreciation Rights	C-18
7.2	Terms and Conditions of Tandem Stock Appreciation Rights	C-19
7.3	Non-Tandem Stock Appreciation Rights	C-19
7.4	Terms and Conditions of Non-Tandem Stock Appreciation Rights	C-20
7.5	Limited Stock Appreciation Rights	C-20
7.6	Cashing-Out of SARs	C-21
7.7	Other Terms and Conditions	C-21

ARTICLE VIII RESTRICTED STOCK		C-21
8.1	Awards of Restricted Stock	C-21
8.2	Awards and Certificates	C-21
8.3	Restrictions and Conditions	C-22

ARTICLE IX PERFORMANCE AWARDS		C-23
9.1	Performance Awards	C-23
9.2	Terms and Conditions	C-23

ARTICLE X OTHER STOCK-BASED AND CASH-BASED AWARDS		C-24
10.1	Other Stock-Based Awards	C-24
10.2	Terms and Conditions	C-25
10.3	Other Cash-Based Awards	C-25

ARTICLE XI CHANGE IN CONTROL PROVISIONS		C-26
11.1	Benefits	C-26
11.2	Change in Control	C-26
11.3	Initial Public Offering not a Change in Control	C-27

ARTICLE XII TERMINATION OR AMENDMENT OF PLAN		C-27
12.1	Termination or Amendment	C-27

ARTICLE XIII UNFUNDED STATUS OF PLAN		C-28
13.1	Unfunded Status of Plan	C-28

ARTICLE XIV GENERAL PROVISIONS		C-28
14.1	Legend	C-28
14.2	Other Plans	C-29
14.3	No Right to Employment/Directorship/Consultancy	C-29
14.4	Withholding of Taxes	C-29
14.5	No Assignment of Benefits	C-29
14.6	Listing and Other Conditions	C-29
14.7	Stockholders Agreement and Other Requirements	C-30
14.8	Governing Law	C-30
14.9	Jurisdiction; Waiver of Jury Trial	C-30
14.10	Construction	C-31
14.11	Other Benefits	C-31
14.12	Costs	C-31
14.13	No Right to Same Benefits	C-31
14.14	Death/Disability	C-31
14.15	Section 16(b) of the Exchange Act	C-31
14.16	Section 409A of the Code	C-31
14.17	Successor and Assigns	C-32
14.18	Severability of Provisions	C-32
14.19	Payments to Minors, Etc.	C-32
14.20	Lock-Up Agreement	C-32
14.21	Headings and Captions	C-32
14.22	Section 162(m) of the Code	C-32
14.23	Company Recoupment of Awards	C-32

ARTICLE XV EFFECTIVE DATE OF PLAN		C-33

ARTICLE XVI TERM OF PLAN		C-33

ARTICLE XVII NAME OF PLAN		C-33

EVERYWARE GLOBAL, INC.

2013 OMNIBUS INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of this EveryWare Global, Inc. 2013 Omnibus Incentive Compensation Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in ARTICLE XV.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1    “Acquisition Event” has the meaning set forth in Section 4.2(d).

2.2    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.3    “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.4    “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a (i) willful or serious misconduct or gross negligence in the performance of the Participant’s duties to the Company or any of its Affiliates; (ii) willful or repeated failure to satisfactorily perform the Participant’s duties to the Company or any of its Affiliates or to follow the lawful directives of the Board or any Executive Officer or the Participant’s direct supervisor (other than as a result of the Participant’s death or Disability); (iii) commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s or any of its Affiliates’ property; or (v) breach of, or failure to comply with, any material agreement with the Company or any of its Affiliates, or a violation of the Company’s code of conduct; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7    “Change in Control” has the meaning set forth in Section 11.2.

2.8    “Change in Control Price” has the meaning set forth in Section 11.1.

2.9    “Closing” has the meaning set forth in the Merger Agreement.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.11    “Committee” means any committee of the Board duly authorized by the Board to administer the Plan, which, following the Effective Date, shall be the Compensation Committee of the Board, unless otherwise determined by the Board. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.12    “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

2.13    “Company” means EveryWare Global, Inc., f/k/a ROI Acquisition Corp., a Delaware corporation, and its successors by operation of law.

2.14    “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.15    “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of stock, assets or an equivalent ownership interest or voting interest, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

2.16    “Disability” means, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. Notwithstanding the foregoing, for Awards where Disability is intended to be a payment event in compliance with Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.17    “Effective Date” means the effective date of the Plan as defined in ARTICLE XV.

2.18    “Eligible Employees” means each employee of the Company or an Affiliate.

2.19    “Eligible Individual” means any Eligible Employee, Non-Employee Director or Consultant.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.21    “Executive Officer” has the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

2.22    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, (a) the last sales price reported for the Common Stock on the applicable date, as reported on the principal national securities exchange or other market in the United States on which the Common Stock is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, as determined by the Committee, in good faith, in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market or exchange is open, the next day that it is open.

2.23    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.24    “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.25    “Lead Underwriter” has the meaning set forth in Section 14.20.

2.26    “Lock-Up Period” has the meaning set forth in Section 14.20.

2.27    “Merger Agreement” means that certain Business Combination Agreement and Plan of Merger by and among the Company, ROI Merger Sub Corp., a Delaware Corporation, ROI Merger Sub LLC, a Delaware limited liability company, and EveryWare Global, Inc., n/k/a [EveryWare, Inc.]

2.28    “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.29    “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.30    “Non-Tandem Stock Appreciation Right”

shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.31    “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as provided by the Committee in the applicable Award Agreement.

2.32    “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.33    “Other Stock-Based Award” means an Award under ARTICLE X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.34    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.35    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.36    “Performance Award” means an Award granted to a Participant pursuant to ARTICLE IX hereof contingent upon achieving certain Performance Goals.

2.37    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.38    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.39    “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

2.40    “Plan” means this 2013 Omnibus Incentive Compensation Plan, as amended from time to time.

2.41    “Proceeding” has the meaning set forth in Section 14.9.

2.42    “Reference Stock Option” has the meaning set forth in Section 7.1.

2.43    “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under ARTICLE VIII.

2.44    “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.45    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.46    “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.47    “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.48    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.49    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.50    “Stock Appreciation Right” shall mean the right pursuant to an Award granted under ARTICLE VII.

2.51    “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals pursuant to ARTICLE VI.

2.52    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.53    “Tandem Stock Appreciation Right” shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value of the Common Stock covered by such Stock Option (or such portion thereof) on the date such Stock Option (or such portion thereof) is surrendered, and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

2.54    “Ten Percent Stockholder” means a Person owning capital stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company, its Subsidiaries or its Parent.

2.55    “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.56    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an Affiliate which retained a Participant as a Consultant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time such Affiliate ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no material rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.57    “Termination of Directorship” means: (a) that the Non-Employee Director has ceased to be a director of the Company or an Affiliate; or (b) when an Affiliate which retained a Participant as a Non-Employee Director ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Non-Employee Director or Consultant to the Company or another Affiliate at the time such Affiliate ceases to be an Affiliate. In the event that a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.58    “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company or the applicable Affiliate) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no material rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.59    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have correlative meanings.

ARTICLE III

ADMINISTRATION

3.1    The Committee. The Plan shall be administered and interpreted by the Committee.

3.2    Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock; (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a)    to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b)    to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c)    to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine);

(e)    to determine the amount of cash to be covered by each Award granted hereunder;

(f)    to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g)    to determine whether and under what circumstances a Stock Option may be exercised or settled in cash, Common Stock and/or Restricted Stock;

(h)    to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i)    to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee following the date of the acquisition or exercise of such Award;

(j)    to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k)    solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3    Guidelines. Subject to ARTICLE XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the material rights of any Participant without the Participant’s consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5    Designation of Consultants/Liability.

(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee. In the event of any designation of authority hereunder, subject to applicable law, applicable stock exchange rules and any limitations imposed by the Committee in connection with such designation, such designee or designees shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder.

(b)    The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or employee of the Company or any Affiliate or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.6    Indemnification. To the maximum extent permitted by applicable law and the certificate of incorporation and by-laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate or member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the certificate of incorporation or by-laws (or other governing documents) of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1    Shares.

(a)    The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 870,000 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 870,000 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under this Section 4.1(a) and Section 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. If shares of Common Stock are issued upon the exercise, vesting or settlement of an Award, or shares of Common Stock owned by a Participant and received under this Plan (which are not subject to a pledge or other security interest) are surrendered or tendered to the Company in payment of the exercise price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan or any applicable Award Agreement, such surrendered or tendered shares of Common Stock shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such shares of Common Stock increase the number of shares of Common Stock that may be delivered pursuant to an Incentive Stock Option granted under the Plan.

(b)    Individual Participant Limitations.     To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual Participant limitations shall apply:

(i)    The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 174,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 174,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii)    There are no annual individual share limitations applicable to Participants on Restricted Stock or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii)    The maximum number of shares of Common Stock subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 174,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(iv)    The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $2,000,000.

(v)    The individual Participant limitations set forth in this Section 4.1(b) (other than Section 4.1(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

4.2    Changes.

(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d)    In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by

(i) cashing-out such Awards upon the date of consummation of the Acquisition Event, or (ii) delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then vested and outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article XI shall apply.

4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee.

5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI

STOCK OPTIONS

6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the

Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4    Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Exercise Price.    The exercise price per share of Common Stock subject to a Stock Option shall be provided by the Committee in the applicable Award Agreement at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b)    Stock Option Term.    The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)    Exercisability.    Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be provided by the Committee in the applicable Award Agreement at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine.

(d)    Method of Exercise.    Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (in the form as specified by the Committee) to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)    Non-Transferability of Options.    No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may provide in the applicable Award Agreement at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f)    Termination by Death and Disability.    Unless otherwise provided by the Committee in the applicable Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or his or her successor(s)) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, following a termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g)    Involuntary Termination Without Cause.    Unless otherwise provided by the Committee in the applicable Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h)    Voluntary Termination.    Unless otherwise provided by the Committee in the applicable Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i)    Termination for Cause.    Unless otherwise provided by the Committee in the applicable Award Agreement, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j)    Unvested Stock Options.    Unless otherwise provided by the Committee in the applicable Award Agreement, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k)    Incentive Stock Option Limitations.    To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such

Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)    Form, Modification, Extension and Renewal of Stock Options.    Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not materially reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised).

(m)    Deferred Delivery of Common Stock.    The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n)    Early Exercise.    The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o)    Cashing-Out of Stock Options.    Unless otherwise provided in the Award Agreement, on receipt of written notice of exercise, the Committee may elect to cash-out all or part of the portion of the shares for which an Option is being exercised by paying the optionee an amount, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of the shares of Common Stock over the exercise price multiplied by the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(p)    Other Terms and Conditions.    The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1    Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2    Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be provided by the Committee in the applicable Award Agreement at the time of grant, and the following:

(a)    Exercise Price.    The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be provided by the Committee in the applicable Award Agreement at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)    Term.    A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise provided by the Committee in the applicable Award Agreement, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c)    Exercisability.    Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of ARTICLE VI, and shall be subject to the provisions of Section 6.4(c).

(d)    Method of Exercise.    A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.

(e)    Payment.    Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f)    Deemed Exercise of Reference Stock Option.    Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in ARTICLE IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g)    Non-Transferability.    Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3    Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

7.4    Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be provided by the Committee in the applicable Award Agreement at the time of grant, and the following:

(a)    Exercise Price.    The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be provided by the Committee in the applicable Award Agreement at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)    Term.    The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c)    Exercisability.    In accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be provided by the Committee in the applicable Award Agreement at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine.

(d)    Method of Exercise.    Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e)    Payment.    Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f)    Termination.    Unless otherwise provided by the Committee in the applicable Award Agreement or, if no rights of the Participant are materially reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g)    Non-Transferability.    No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5    Limited Stock Appreciation Rights. The Committee may grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or

Common Stock, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.

7.6     Cashing-Out of SARs. Unless otherwise provided in the Award Agreement, on receipt of written notice of exercise, the Committee may elect to cash-out all or part of the portion of the shares underlying a SAR by paying the holder an amount, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of the shares of Common Stock over the base price multiplied by the number of shares of Common Stock for which the SAR is being exercised on the effective date of such cash-out.

7.7     Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VIII

RESTRICTED STOCK

8.1    Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine, including to comply with the requirements of Section 162(m) of the Code.

8.2    Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)    Purchase Price.    The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)    Acceptance.    Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)    Legend.    Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the EveryWare Global, Inc. (the “Company”) 2013 Omnibus Incentive Compensation Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated             . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d)    Custody.    If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3    Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)    Restriction Period.    (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii)    If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b)    Rights as a Stockholder.    Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise provided by the Committee in the applicable Award Agreement at the time of grant, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may provide in the applicable Award Agreement at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c)    Termination.    Unless otherwise provided by the Committee in the applicable Award Agreement or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d)    Lapse of Restrictions.    If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

PERFORMANCE AWARDS

9.1    Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Common Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with ARTICLE VIII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Common Stock (based on the then current Fair Market Value of such shares), as provided by the Committee in the applicable Award Agreement at the time of grant. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c).

9.2    Terms and Conditions. Performance Awards awarded pursuant to this ARTICLE IX shall be subject to the following terms and conditions:

(a)    Earning of Performance Award.    At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b)    Non-Transferability.    Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c)    Objective Performance Goals, Formulae or Standards.    With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d)    Dividends.    Unless otherwise provided by the Committee in the applicable Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(e)    Payment.    Following the Committee’s determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. With respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall be precluded from having discretion to increase, but may decrease, the amount of compensation payable under the terms of such Award.

(f)    Termination.    Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(g)    Accelerated Vesting.    Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE X

OTHER STOCK-BASED AND CASH-BASED AWARDS

10.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this ARTICLE X shall be subject to the following terms and conditions:

(a)    Non-Transferability.    Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this ARTICLE X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)    Dividends.    Unless otherwise provided by the Committee in the applicable Award Agreement at the time of grant, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this ARTICLE X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Award.

(c)    Vesting.    Any Award under this ARTICLE X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement.

(d)    Price.    Common Stock issued on a bonus basis under this ARTICLE X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this ARTICLE X shall be priced, as determined by the Committee.

10.3    Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified Performance Goals as the Committee may determine; provided that to the extent that such Other Cash-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Cash-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1    Benefits. In the event of a Change in Control (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a)    Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards, or cancelling such Award for no consideration in the event that such exercise price exceeds the Change in Control price. For purposes of this Section 11.1, “Change in Control Price” shall mean the price per share of Common Stock paid to shareholders in any Change in Control, as determined by the Committee.

(c)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

11.2    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement at the time of grant or other written agreement approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any Permitted Holder(s) (as defined below) or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 11.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)    consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(e)    Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code where Change in Control is intended to be a payment event in compliance with Section 409A, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(f)    For purposes of the foregoing, “Permitted Holder” shall mean (i) Monomoy Capital Management, LLC and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with Monomoy Capital Management, LLC, including any investment fund or other entity directly or indirectly controlled by, or under direct or indirect common control with, Monomoy Capital Management, LLC and (ii) any “group” (as defined in Rule 13d-5 under the Exchange Act) in which any of the foregoing persons is a member.

11.3    Initial Public Offering not a Change in Control. Notwithstanding the foregoing, for purposes of the Plan, the occurrence of the Closing or any change in the composition of the Board within one year following the Closing shall not be considered a Change in Control.

ARTICLE XII

TERMINATION OR AMENDMENT OF PLAN

12.1    Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in ARTICLE XIV or

Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award, except in accordance with Section 6.4(l); or (viii) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to ARTICLE IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant’s consent.

ARTICLE XIII

UNFUNDED STATUS OF PLAN

13.1    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1    Legend. The Committee may require each person receiving shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.3    No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

14.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

14.5    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.6    Listing and Other Conditions.

(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)    Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)    A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

14.7    Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

14.8    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.9    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such

Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

14.10    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.11    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent legally required pursuant to the terms of such plan.

14.12    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

14.13    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.14    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement in writing of the transferee to be bound by all of the terms and conditions of the Plan.

14.15    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.16    Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of

Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.17    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

14.18    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.19    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

14.20    Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.

14.21    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

14.22    Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, the provisions of the Plan requiring compliance with Section 162(m) of the Code shall not apply to Awards granted under the Plan that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

14.23    Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XV

EFFECTIVE DATE OF PLAN

The Plan was adopted by the Board on [            ] and shall become effective on its approval by the stockholders of the Company.

ARTICLE XVI

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

ARTICLE XVII

NAME OF PLAN

The Plan shall be known as the “EveryWare Global, Inc. 2013 Omnibus Incentive Compensation Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth, as to either gross or net revenues;

•	annual recurring net or gross revenues;

•	recurring net or gross revenues;

•	license revenues;

•	sales or market share;

•	total shareholder return;

•	economic value added;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

•	the fair market value of a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends;

•	reduction in operating expenses; or

•	other objective criteria determined by the Committee.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a)    restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)    an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)    a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)    designate additional business criteria on which the performance goals may be based; or

(b)    adjust, modify or amend the aforementioned business criteria.

Annex D

AMENDMENT TO THE WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”), made as of ,             2013, is by and between ROI Acquisition Corp., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 22, 2012 and filed with the United States Securities and Exchange Commission on March 6, 2012 (the “Warrant Agreement”), pursuant to which the Company has issued warrants (collectively, the “Warrants”) to purchase 11,676,667 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement in order to remove a portion of Section 4.4 thereof as set forth herein; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent of at least 65% of the Registered Holders of the outstanding Public Warrants to this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment of Warrant Agreement.    Section 4.4 of the Warrant Agreement is hereby amended to delete the following language:

“; provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $18.00 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y) if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.”

2. Miscellaneous Provisions.

2.1 Continued Validity of Warrant Agreement.    Except as provided in this Amendment, the Warrant Agreement shall remain in full force and effect.

2.2 Counterparts.    This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.3 Effect of Headings.    The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

[Signature page follows]

Annex D

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ROI ACQUISITION CORP.

By:
Name: Thomas J. Baldwin
Title: Chief Executive Officer and Chairman

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, As Warrant Agent

By:
Name: John W. Comer, Jr.
Title: Vice President

[Signature Page to Amendment to the Warrant Agreement]

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ROI ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph De Perio and Daniel Strauss (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the stocks that the undersigned is entitled to vote (the “Stocks”) at the Special Meeting of Stockholders of ROI Acquisition Corp., (the “Company”) to be held on                      at 10:00 a.m. Eastern Time, and at any adjournments and/or postponements thereof. Such Stocks shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjourment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, AND 5. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

ROI ACQUISITION CORP. - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5	Please mark votes as indicated in this example	☒

(1) The Business Combination Proposal — to consider and vote upon a proposal (i) to approve and adopt the Business Combination Agreement and Plan of Merger, dated as of January 31, 2013, as it may be amended (the “Merger Agreement”), by and among the Company, ROI Merger Sub Corp., ROI Merger Sub LLC, and EveryWare Global, Inc., and the transactions contemplated thereby (the “Business Combination Proposal”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights

If you intend to exercise your redemption rights please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2013 Annual Meeting of ROI Stockholders and Special Meeting of Public Warrantholders - Redemption Rights.”

(2) The Certificate Proposal — to consider and vote upon a proposal to approve our third amended and restated certificate of incorporation to, among other things:

•   change our name to EveryWare Global, Inc.;

•   remove certain provisions related to our status as a blank check company; and

•   make certain other changes that our board of directors deems appropriate for a public operating company (this proposal is referred to herein as the “Certificate Proposal”).

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Director Election Proposal — to consider and vote upon a proposal to elect three directors to serve on ROI’s board of directors upon consummation of the Business Combination (the “Director Election Proposal”);

(4) The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the EveryWare Global, Inc. 2013 Omnibus Incentive Plan (the “Incentive Plan Proposal”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”); and

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(6) to consider and transact such other procedural matters as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2013

Signature

Signature (if held jointly)

When shares are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 2 and 5. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

FOR THE SPECIAL MEETING OF PUBLIC WARRANTHOLDERS OF

ROI ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph De Perio and Daniel Strauss (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the warrants that the undersigned is entitled to vote (the “Warrants”) at the Special Meeting of Warrantholders of ROI Acquisition Corp., (the “Company”) to be held on                      at 10:30 a.m. Eastern Time, and at any adjournments and/or postponements thereof. Such Warrants shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjourment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANTHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

ROI ACQUISITION CORP. - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.	Please mark votes as indicated in this example	☒

(1) The Warrant Amendment Proposal — to consider and vote upon an amendment to the warrant agreement that governs all of the ROI warrants to remove a provision which provides for a reduction of the warrant exercise price upon the occurrence of certain transactions following the Business Combination in which the consideration to be received by ROI’s stockholders includes equity securities which are not listed for trading on a national securities exchange or on the OTC Bulletin Board, or are not to be so listed for trading immediately following such event.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Warrantholder Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of public warrantholders, there are not sufficient votes to approve the Warrant Amendment Proposal (the “Warrantholder Adjournment Proposal”); and

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(3) to consider and transact such other procedural matters as may properly come before the special meeting of public warrantholders or any adjournment or postponement thereof.

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. The warrants represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned warrantholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: , 2013

Signature

DO NOT PRINT IN THIS AREA				Signature (if held jointly)
(Warrantholder Name & Address Data)

When warrants are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲